SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               ------------------
                                 AMENDMENT NO. 1
                                       TO
                                    FORM S-4

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                      ACCESS SOLUTIONS INTERNATIONAL, INC.
             (Exact name of registrant as specified in its charter)

                                    DELAWARE
            (State or jurisdiction of incorporation or organization)
                                      3572
            (Primary Standard Industrial Classification Code Number)
                                   05-0426298
                     (I.R.S. Employer Identification Number)

           650 Ten Rod Road, North Kingstown, RI 02852; (401) 295-2691

(Address , including ZIP Code, and telephone number, including area code, of registrant's principal executive offices)

                             CHRISTINE M. MARX, ESQ.
                                Edwards & Angell
                           150 John F. Kennedy Parkway
                          Short Hills, New Jersey 07078
                                 (973) 376-7700

     (Name, address, including ZIP Code, and telephone number, including area code, of agent for service)

                               ------------------

     Approximate date of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement and all conditions precedent to the merger with Paper Clip Software, Inc. have been satisfied or waived as described in the enclosed Proxy Statement - Prospectus.

                               ------------------


                                                              CALCULATION OF REGISTRATION FEE




Title of each class of          Amount to be      Proposed Maximum Offering   Proposed maximum aggregate   Amount of
securities to be registered     Registered (1)      Price Per Share               offering price           registration fee

Common Stock, $.01 par value     1,544,438(2)                (3)                   $1,507,891 (4)               $457(5)

Class B Warrants                 1,544,438(2)


(1) This Registration Statement covers the maximum number of the Registrant's securities that would be issued in the transaction described herein or upon exercise of the options or warrants issued in the transaction described herein.

(2) The amount to be registered in the original registration statement filed November 12, 1997 were incorrect. These numbers correctly state the amount to be registered hereunder.

(3)   Not applicable.

(4) Computed pursuant to Rule 457(f)(1), based upon the market value of the securities to be exchanged in the merger (13,786,428 shares of the common stock of PaperClip Software, Inc. ("PSI"), consisting of 8,101,521 shares of PSI common stock outstanding at November 12, 1997, 1,314,029 issuable upon exercise of stock options outstanding at November 12, 1997 and 4,370,878 issuable upon exercise of warrants outstanding at November 12, 1997).

(5) The amount of registration fee paid within the initial filing covers the amount to be registered as corrected herein.

     Pursuant to Rule 416, there are also being registered such additional shares of Common Stock as may become issuable pursuant to anti-dilution provisions of the Class B Warrants and the Merger Options and Warrants.

                            -------------------------

     The registrant hereby amends this Registration Statement on such date as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

                            PAPERCLIP SOFTWARE, INC.
                             Three University Plaza
                          Hackensack, New Jersey 07601


                                                                January 12, 1998


Dear Fellow Stockholders:

     You are cordially invited to attend a Special Meeting of Stockholders of PaperClip Software, Inc. ("PaperClip") to be held on February 17, 1998, at the offices of Medical Registry, Inc., One University Plaza, Hackensack, New Jersey 07601, at 10:00 a.m. (the "Special Meeting"). We look forward to having as many stockholders as possible present at that time.

     At the Special Meeting, you will be asked to consider and vote upon proposals to approve (i) the Agreement and Plan of Merger among PaperClip, Access Solutions International, Inc., a Delaware corporation ("ASI"), and PaperClip Acquisition Corp., a newly-formed Delaware corporation and wholly-owned subsidiary of ASI ("Newco"), dated as of November 12, 1997 and amended as of January 8, 1998 (the "Merger Agreement"), attached as Exhibit A to the accompanying Proxy Statement-Prospectus, pursuant to which Newco will merge with and into PaperClip (the "Merger"), with PaperClip surviving as a subsidiary of ASI, and (ii) an amendment to PaperClip's Certificate of Incorporation (the "Amendment"), attached as Exhibit B to the accompanying Proxy Statement-Prospectus, to authorize a new class of non-voting preferred stock of PaperClip (the "PaperClip Preferred Stock") which will be exchanged for PaperClip's 12% Convertible Notes in the aggregate outstanding principal amount of $129,690.74 (plus unpaid interest accrued on such notes) at an exchange rate of one share of PaperClip Preferred Stock for each $.30 of principal and accrued interest on such convertible notes, as described in the accompanying Proxy Statement-Prospectus. Upon consummation of the Merger, each outstanding share of PaperClip Common Stock, $.01 par value per share (the "PaperClip Common Stock"), other than treasury shares and shares held by persons who properly exercise their appraisal rights under Delaware law, will be converted into the right to receive the number of shares of ASI Common Stock, par value $.01 per share (the "ASI Common Stock"), and an equivalent number of ASI Class B Warrants determined by dividing 1,544,438 by the number of shares of Paper Clip Common Stock outstanding immediately prior to the closing of the Merger (less treasury shares). The Class B Warrants will entitle the holder of each warrant to acquire one share of ASI Common Stock for an initial exercise price of $6.00 at any time from issuance through October 15, 2001. In addition, the PaperClip Preferred Stock will become preferred stock of the surviving corporation upon consummation of the Merger. Approval of the Merger Agreement and the Amendment each requires the affirmative vote of a majority of the issued and outstanding shares of PaperClip.

     The accompanying Proxy Statement-Prospectus provides detailed information concerning the proposed Merger, the Amendment and certain additional information, including, without limitation, the information set forth under the headings "Risk Factors" and "Special Factors -- Interest of Certain Persons in the Merger; Conflicts of Interest" which describe, among other things, benefits to certain PaperClip officers, directors and consultants, potential adverse effects to PaperClip's stockholders and other risks inherent in the proposed Merger and the issuance of the PaperClip Preferred Stock, all of which you are urged to read carefully.

     It is important that your PaperClip Common Stock be represented at the Special Meeting, regardless of the number of shares you hold; therefore, please sign, date and return your proxy card as soon as possible, whether or not you plan to attend the Special Meeting. Returning the proxy card will not prevent you from voting your shares in person if you subsequently choose to attend the Special Meeting.

     Promptly after the Merger, a letter of transmittal will be mailed to each holder of record of shares of PaperClip Common Stock. PLEASE DO NOT SEND YOUR STOCK CERTIFICATES WITH THE ENCLOSED PROXY CARD TO THE EXCHANGE AGENT UNLESS AND UNTIL YOU RECEIVE THE LETTER OF TRANSMITTAL, WHICH WILL INCLUDE INSTRUCTIONS AS TO THE PROCEDURES TO BE USED IN SENDING YOUR STOCK CERTIFICATES TO EXCHANGE THEM FOR STOCK CERTIFICATES OF ASI.

     Your Board of Directors believes that the Merger Agreement and the transactions contemplated thereby are fair to and, along with the issuance of the PaperClip Preferred Stock, are in the best interests of PaperClip and its stockholders. The members of the Board have unanimously approved the Merger Agreement and the Amendment and the full Board unanimously recommends that you vote to approve the Merger Agreement and the Amendment.


                                                Sincerely,


                                                WILLIAM WEISS
                                                Chief Executive Officer

                            PAPERCLIP SOFTWARE, INC.

                             Three University Plaza
                          Hackensack, New Jersey 07601
                                 (201) 487-3503


                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                                   To Be Held
                                February 17, 1998

To the Stockholders of PaperClip Software, Inc.:

     Notice is hereby given pursuant to Section 211 of the Delaware General Corporation Law that a Special Meeting of Stockholders (the "Special Meeting") of PaperClip Software, Inc. ("PaperClip") will be held at the offices of Medical Registry, Inc., One University Plaza, Hackensack, New Jersey 07601, on February 17, 1998 at 10:00 a.m. Eastern Standard Time for the following purposes:

     1. To consider and vote upon the approval and adoption of an Agreement and Plan of Merger (the "Merger Agreement") dated as of November 12, 1997, as amended as of January 8, 1998, among PaperClip, Access Solutions International, Inc. ("ASI") and PaperClip Acquisition Corp., a newly-formed subsidiary of ASI ("Newco"), pursuant to which Newco will merge with and into PaperClip (the "Merger"), with PaperClip surviving as a subsidiary of ASI, upon the terms and conditions set forth in the Merger Agreement, all as more fully described in the accompanying Proxy Statement-Prospectus. A copy of the Merger Agreement is attached as Exhibit A to the Proxy Statement-Prospectus.

     2. To consider and vote upon an amendment to PaperClip's Certificate of Incorporation (the "Amendment") to authorize a new class of non-voting preferred stock of PaperClip (the "PaperClip Preferred Stock") which will be exchanged for PaperClip's 12% Convertible Notes, as more fully described in the accompanying Proxy Statement-Prospectus. A copy of the Amendment is attached as Exhibit B to the Proxy Statement-Prospectus.

     3. To transact such other business as may properly come before the Special Meeting or any adjournments or postponements thereof.

     The Board of Directors of PaperClip has fixed the close of business on January 5, 1998 as the record date for the determination of the holders of the Common Stock, $.01 par value per share, of PaperClip entitled to notice of and to vote at the Special Meeting or any adjournments or postponements thereof. The Merger, the Amendment and other related matters are more fully described in the accompanying Proxy Statement-Prospectus, and the exhibits thereto, which form a part of this Notice.

                                        By Order of the Board of Directors,



                                        Michael Suleski
                                        Secretary


Hackensack, New Jersey
January 12, 1998

     WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY WHICH IS SOLICITED BY THE BOARD OF DIRECTORS OF PAPERCLIP, AND RETURN IT TO PAPERCLIP IN THE ENVELOPE PROVIDED FOR THAT PURPOSE. ANY STOCKHOLDER MAY REVOKE HIS OR HER PROXY AT ANY TIME BEFORE THE SPECIAL MEETING BY WRITTEN NOTICE TO SUCH EFFECT, BY SUBMITTING A SUBSEQUENTLY DATED PROXY OR BY ATTENDING THE SPECIAL MEETING AND VOTING IN PERSON.

                           PROXY STATEMENT-PROSPECTUS


                              ---------------------

                                                 PAPERCLIP SOFTWARE, INC.
ACCESS SOLUTIONS INTERNATIONAL, INC.             Three University Plaza
650 Ten Rod Road                                 Hackensack, New Jersey 07601
North Kingstown, Rhode Island 02852              (201) 487-3503
(401) 295-2691

                              ---------------------


     This Proxy Statement-Prospectus is furnished in connection with the solicitation of proxies by the Board of Directors of PaperClip Software, Inc. ("PaperClip") to be used at a Special Meeting of stockholders to be held on February 17, 1998 for the purpose of considering and voting upon (i) an Agreement and Plan of Merger (the "Merger Agreement") dated as of November 12, 1997, as amended as of January 8, 1998, among PaperClip, Access Solutions International, Inc. ("ASI") and PaperClip Acquisition Corp., a newly-formed subsidiary of ASI ("Newco"), pursuant to which Newco will merge with and into PaperClip, with PaperClip surviving as a subsidiary of ASI (the "Surviving Corporation"), and (ii) an amendment to PaperClip's Certificate of Incorporation (the "Amendment") to authorize a new class of non-voting preferred stock of PaperClip (the "PaperClip Preferred Stock") which will be exchanged for PaperClip's 12% Convertible Notes (the "PaperClip Convertible Notes") in the aggregate outstanding principal amount of $129,690.74 (plus unpaid interest accrued on such notes). If the Amendment is approved by the stockholders of PaperClip, prior to the effective time of the Merger PaperClip will file the Amendment and issue the PaperClip Preferred Stock to the holders of the PaperClip Convertible Notes.

     At the effective time of the Merger (the "Effective Time"):

     (i) each share of PaperClip Common Stock, $.01 par value per share ( the "PaperClip Common Stock"), other than treasury shares and shares held by Paper Clip stockholders who properly perfect their appraisal rights in accordance with Delaware law ("Dissenting Stockholders"), will be converted into the right to receive the number of shares of ASI Common Stock, par value $.01 per share (the "ASI Common Stock") and an equivalent number of ASI Class B Warrants (the "Class B Warrants") (collectively, the "Merger Consideration") determined by dividing 1,544,438 by the number of shares of PaperClip Common Stock outstanding immediately prior to the Effective Time (the "Conversion Ratio"); the Class B Warrants will entitle the holder of each warrant to acquire one share of ASI Common Stock for an initial exercise price of $6.00 at any time from issuance through October 15, 2001;

     (ii) each share of PaperClip Preferred Stock, which is to be issued prior to the Effective Time in exchange for the PaperClip Convertible Notes at an exchange rate of $.30 per share, will become the Preferred Stock of the Surviving Corporation; and

     (iii) each outstanding option (other than options granted to employees of PaperClip who continue to be employed by ASI following the Effective Time who will be offered Employee Options to purchase the ASI Common Stock in an amount deemed appropriate by ASI's Board of Directors in substitution and cancellation of such employees' existing PaperClip Options) and warrant to purchase PaperClip Common Stock will be converted into an option and warrant, respectively (the "Merger Options and Warrants") to purchase ASI Common Stock and Class B Warrants in an amount equal to the Merger Consideration attributable to each share of PaperClip Common Stock underlying such PaperClip option or warrant.

     It is estimated that each share of PaperClip Common Stock held by a stockholder will receive approximately .19064 shares of a share of ASI Common Stock and .19064 of a Class B Warrant.

     The Merger Agreement and the Amendment are attached hereto as Exhibits A and B, respectively, and are incorporated herein by reference. Pursuant to the Merger Agreement the transferability of the ASI Common Stock and the Class B Warrants (collectively the "ASI Purchase Securities") will be limited by lock-up agreements which will limit sales of the ASI Purchase Securities until a date between April 11, 1998 and October 24, 1998. Following the issuance of the ASI Common Stock, Class B Warrants and Merger Options and Warrants pursuant to the Merger (the "Proposed Securities Issuance"), the PaperClip stockholders, optionholders and warrantholders will hold approximately 28% of the issued and outstanding ASI Common Stock and, assuming the immediate exercise of the Class B Warrants issued to the PaperClip stockholders, optionholders and warrantholders but no exercises of ASI's outstanding options or warrants, the PaperClip stockholders, optionholders and warrantholders would hold approximately 44% of the issued and outstanding ASI Common Stock. Among the conditions to the consummation of the Merger is the receipt by ASI of at least $2,000,000 in gross proceeds from a private placement of ASI securities or another source of financing. The satisfaction of such financing condition is likely to result in significant dilution of the percentage of shares of ASI to be held by PaperClip stockholders following the Merger. On January 5, 1998, the last sales price of the ASI Common Stock on the Nasdaq Small Cap Market was $1-13/16 per share and the last reported sale price of the PaperClip Common Stock on the OTC Bulletin Board was $2/32 per share.

     ASI has filed a Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with the Securities and Exchange Commission covering the ASI Common Stock, Class B Warrants and Merger Options and Warrants which may be issued in connection with the Merger. This Proxy Statement-Prospectus also constitutes the Prospectus of ASI filed as part of such Registration Statement.

     This Proxy Statement-Prospectus does not cover any resales of ASI Common Stock, Class B Warrants or Merger Options and Warrants received by the PaperClip stockholders, optionholders and warrantholders upon consummation of the Merger and no person is authorized to make use of this Proxy Statement-Prospectus in connection with any such resale.

     All information contained in this Proxy Statement-Prospectus with respect to PaperClip has been supplied by PaperClip and all information with respect to ASI has been supplied by ASI.

     No person is authorized to give any information or to make any representation other than those contained in this Proxy Statement-Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by ASI or PaperClip. This Proxy Statement-Prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities to which it relates, or to a solicitation of a proxy, in any jurisdiction in which, or to any person to whom, it is unlawful to make such an offer or solicitation. Neither the delivery of this Proxy Statement-Prospectus nor the distribution of any securities pursuant hereto shall, under any circumstances, imply that the information herein is correct as of any time subsequent to the date hereof.

     THE ASI SECURITIES COVERED HEREBY THAT MAY BE ISSUED IN CONNECTION WITH THE MERGER HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT-PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     This Proxy Statement-Prospectus and the form of proxy are first being mailed to stockholders of PaperClip on or about January 14, 1998.

     The date of this Proxy Statement-Prospectus is January 12, 1998.

                                TABLE OF CONTENTS

                                                                            PAGE

AVAILABLE INFORMATION                                                         5

FORWARD LOOKING STATEMENTS                                                    5

SUMMARY                                                                       6

RISK FACTORS                                                                 18

SPECIAL MEETING INFORMATION                                                  24

SPECIAL FACTORS                                                              27
    Background of the Merger                                                 27
    Recommendation of the Board of Directors; Reasons for the Merger         28
    Amendment to PaperClip's Certificate of Incorporation; Reasons
         for the Amendment                                                   29
    Interests of Certain Persons in the Merger; Conflicts of Interest        30
    Operations of ASI After the Merger                                       30

CAPITALIZATION                                                               33

ACCESS SOLUTIONS INTERNATIONAL, INC. SELECTED  HISTORICAL
FINANCIAL DATA                                                               34

ACCESS SOLUTIONS INTERNATIONAL, INC. MANAGEMENT'S DISCUSSION
AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS                36

PAPERCLIP SOFTWARE, INC. SELECTED HISTORICAL
FINANCIAL DATA                                                               44

PAPERCLIP SOFTWARE, INC. MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS                             45

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS                  50

THE MERGER                                                                   57
              General                                                        57
              Exchange of Certificates; Fractional Shares                    57
              PaperClip Options and Warrants                                 58
              Bridge Loan                                                    58
              Management Agreement                                           59
              Resale Restrictions; Lock-up Agreements                        59
              PaperClip Stockholder Approval                                 59
              Conditions, Representations and Covenants                      60
              Termination; Amendments                                        60
              Termination Fee                                                60
              Financing of the Merger                                        60
              Certain Federal Income Tax Consequences                        60
              Accounting Treatment                                           62
              Regulatory Approvals                                           62
              Rights of Dissenting Stockholders                              62
              Management and Operations After the Merger                     64

INFORMATION CONCERNING ACCESS SOLUTIONS INTERNATIONAL, INC                   67
              General                                                        67
              Business                                                       68
              Facilities                                                     72
              Management                                                     72

INFORMATION CONCERNING PAPERCLIP SOFTWARE, INC                               76
              General                                                        76
              Business                                                       76

DESCRIPTION OF SECURITIES                                                    84

EFFECT OF THE MERGER ON RIGHTS OF STOCKHOLDERS                               85

CERTAIN TRANSACTIONS                                                         88

PRINCIPAL STOCKHOLDERS OF ASI                                                90

MARKET PRICES OF AND DIVIDENDS ON SECURITIES                                 91

INDEPENDENT PUBLIC ACCOUNTANTS                                               93

LEGAL MATTERS                                                                93

EXPERTS                                                                      94

INDEX TO FINANCIAL STATEMENTS                                                F-1

EXHIBITS
         A.    Merger Agreement
         B.    Amendment to PaperClip's Certificate of Incorporation
         C.    Section 262 of DGCL

                              AVAILABLE INFORMATION

     ASI (Commission File No. 0-28920) and PaperClip (Commission File No. 0-26598) are each subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. In addition, such reports, proxy statements and other information can be inspected and copied at the Commission's Regional Offices at 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such materials may be obtained by mail, at prescribed rates, from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the Commission's Web site is http://www.sec.gov. The ASI Common Stock is listed on the Nasdaq Small Cap Market and material filed by ASI can be inspected at the offices of the Nasdaq Small Cap Market, 1735 K Street, NW, Washington, DC 20006.

     This Proxy Statement-Prospectus does not contain all the information set forth in the Registration Statement on Form S-4 and exhibits relating thereto, including any amendments (the "Registration Statement"), of which this Proxy Statement-Prospectus is a part, and which ASI has filed with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). Reference is made to such Registration Statement for further information with respect to ASI and the ASI Common Stock, Class B Warrants and Merger Options and Warrants offered hereby. Statements contained herein or incorporated herein by reference concerning the provisions of documents are summaries of such documents and each statement is qualified in its entirety by reference to the copy of the applicable document if filed with the Commission or attached as an exhibit hereto.

                           FORWARD LOOKING STATEMENTS

     The statements contained in the Proxy Statement-Prospectus that are not historical facts are forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Such forward-looking statements may be identified by, among other things, the use of forward-looking terminology such as "believes," "expects," "may," "will," "should" or
"anticipates" or the negative thereof or comparable terminology, or by discussions of strategy that involve risks and uncertainties. From time to time, ASI or its representatives have made or may make forward-looking statements, orally or in writing. Such forward-looking statements may be included in various filings made by ASI with the Commission, or press releases or oral statements made by or with the approval of an authorized executive officer of ASI. These forward-looking statements, such as statements regarding anticipated future revenues, capital expenditures, research and development expenditures and other statements regarding matters that are not historical facts, involve predictions. ASI's actual results, performance or achievements could differ materially from the results expressed in, or implied by, these forward-looking statements. Potential risks and uncertainties that could affect the Company's future operating results include, but are not limited to, the factors set forth under "Risk Factors" herein and economic conditions, including economic conditions related to the computer industry.

     GIGAPAGE and the ASI logo are trademarks of ASI. PaperClip software and the PaperClip logo are registered trademarks of PaperClip. All other trade names, trademarks or service marks appearing in this Prospectus are the property of their respective owners and are not the property of ASI or PaperClip.

                                     SUMMARY

     THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS (INCLUDING THE NOTES THERETO) APPEARING ELSEWHERE IN THIS PROXY STATEMENT-PROSPECTUS. IN JANUARY 1996, ASI EFFECTED A ONE-FOR-74 REVERSE STOCK SPLIT (THE "REVERSE STOCK SPLIT") OF ASI COMMON STOCK. EXCEPT AS OTHERWISE NOTED, ALL INFORMATION IN THIS PROXY STATEMENT-PROSPECTUS
(i) GIVES EFFECT TO THE REVERSE STOCK SPLIT; (ii) ASSUMES NO EXERCISE OF THE REDEEMABLE WARRANTS INCLUDED IN THE UNITS (BOTH AS DEFINED BELOW); AND (iii) ASSUMES NO EXERCISE OF THE CLASS B WARRANTS OR THE MERGER OPTIONS AND WARRANTS.

     HOLDERS OF PAPERCLIP COMMON STOCK SHOULD CAREFULLY CONSIDER THE INFORMATION SET FORTH UNDER THE HEADING "RISK FACTORS" BELOW.

THE PARTIES

     ACCESS SOLUTIONS INTERNATIONAL, INC. ASI designs, develops, assembles and markets mainframe information storage and retrieval systems, including both hardware and software, for large enterprises. ASI products include GIGAPAGE software, for on-line viewing of reports and data, as well as optical/magnetic storage hardware systems. ASI believes that its proprietary computer output to laser disk ("COLD") and data storage systems provide a faster, more reliable and more economical method of storing vast quantities of computer-generated data than is generally available from other COLD systems or from traditional data storage methods. ASI's COLD and optical data storage systems, which are marketed under the brand names GIGAPAGE and OAS, are sold principally to large organizations that have the need to store and retrieve large quantities of computer-generated data.

     ASI's optical data storage systems consist of both hardware and software products. The hardware component of the systems is the Optical Archiving System ("OAS") which consists of an optical disk robotic autochanger and a controller that commands the robotic autochanger to automatically mount and dismount optical disks in response to instructions received from data storage and retrieval software. ASI's GIGAPAGE software is an end-user application for report storage and retrieval that operates in conjunction with its OAS hardware component. In addition, ASI is extending its storage solution technology to embrace other segments of the market, including RAID (redundant array of independent disks) and tape storage with an updated version of the OAS utilizing fiber optics. The control unit of the OAS is directly attached to the mainframe through a conventional IBM-compatible interface to input-output ("I/O") channel of the IBM-compatible mainframe.

     The market for COLD storage systems is segmented into the mainframe, PC (stand-alone or LAN-based), client/server and CD-ROM markets. Organizations that store and retrieve large quantities of data and/or are subject to government regulation of data retention are the primary prospects for purchases of ASI's products.

     ASI's executive offices are located at 650 Ten Rod Road, North Kingstown, Rhode Island 02852 and its telephone number is (401) 295-2691.

     See "The Parties -- ASI."

     PAPERCLIP SOFTWARE, INC. PaperClip develops and markets document management and imaging software. Its products allow users of personal computers and personal computer networks to scan, file, retrieve, display, print and route documents and other software objects (such as word processing files, spreadsheets and electronic mail), while continuing to use their existing application software. PaperClip's systems can be integrated with many personal computer applications with little or no programming and can file and retrieve documents without the need to manually label or index, or manually search for, documents.

     PaperClip markets its software and associated products domestically through
(i) mass distributors, which sell to approximately 125 value added resellers ("VARs") and (ii) VARs. It also markets its products internationally through approximately 30 VARs and through distributors, and sells directly to large corporations that require consulting and integration services.

     PaperClip (formerly known as PaperClip Imaging Software, Inc.) is the successor by merger, in March 1992, to the original company which had been incorporated in New Jersey in October 1991, and is currently incorporated under the laws of the State of Delaware. Its principal executive office is located at Three University Plaza, Hackensack, New Jersey 07601, and its telephone number is (201) 487-3503.

     See "The Parties -- PaperClip."

     See "Special Factors - Operations of ASI After the Merger" for a summary of ASI's strategy for the combined operations of ASI and PaperClip.

     DATE, TIME AND PLACE OF SPECIAL MEETING

     The Special Meeting of PaperClip's stockholders will be held at the offices of Medical Registry, Inc., One University Plaza, Hackensack, New Jersey on February 17, 1998 at 10:00 a.m., local time (including any and all adjournments or postponements thereof, the "Special Meeting"). See "Special Meeting Information."

PURPOSES OF SPECIAL MEETING

     At the Special Meeting, holders of PaperClip Common Stock will consider and vote upon proposals to (i) approve the Merger Agreement, including the merger of Newco with and into PaperClip, with PaperClip surviving as a subsidiary of ASI (the "Surviving Corporation"), and (ii) approve the Amendment contemplated by the minutes of the meeting of the Board of Directors of PaperClip, dated November 3, 1997, and any other matter that may properly come before the Special Meeting. See "Special Meeting Information."

TERMS OF THE MERGER; MANAGEMENT AGREEMENT

     In accordance with, and subject to the terms and conditions of, the Merger Agreement, at the Effective Time:

     (i) each share of PaperClip Common Stock, other than treasury shares and shares held by Dissenting Stockholders, will be converted into the right to receive the number of shares of ASI Common Stock and an equivalent number of Class B Warrants determined by dividing 1,544,438 by the number of shares of PaperClip Common Stock outstanding immediately prior to the Effective Time; the Class B Warrants will entitle the holder of each warrant to acquire one share of ASI Common Stock for an initial exercise price of $6.00 at any time from issuance through October 15, 2001;

     (ii) each share of PaperClip Preferred Stock, which is to be issued prior to the Effective Time in exchange for the PaperClip Convertible Notes at an exchange rate of $.30 per share, will become Preferred Stock of the Surviving Corporation; and

     (iii) each outstanding option (other than options granted to employees of PaperClip who continue to be employed by ASI following the Effective Time who will be offered Employee Options to purchase ASI Common Stock in an amount deemed appropriate by ASI's Board of Directors in substitution and cancellation of such employees' existing PaperClip Options) and warrant to purchase PaperClip Common Stock will be converted into Merger Options and Warrants to purchase ASI Common Stock and Class B Warrants in an amount equal to the Merger Consideration attributable to each share of PaperClip Common Stock underlying such PaperClip option or warrant.

     See "The Merger -- General."

     It is estimated that each share of PaperClip Common Stock held by a stockholder will receive approximately .19064 shares of a share of ASI Common Stock and .19064 of a Class B Warrant.

     Pursuant to the Merger Agreement, the transferability of the ASI Purchase Securities shall be limited by lock-up agreements which will limit sales of the ASI Purchase Securities until a date between April 1998 and October 1998. See "The Merger -- Resale Restrictions; Lock-up Agreements."

     ASI and PaperClip entered into a Management Agreement dated as of April 15, 1997, as amended (the "Management Agreement"), pursuant to which ASI is responsible for (i) the management of the day-to-day operations of PaperClip, and (ii) advancing on behalf of PaperClip funds provided for by an agreed-upon operating budget, in each case from the date of the Management Agreement to the date of consummation of the Merger or the earlier termination of the Merger Agreement. Through December 31, 1997, ASI advanced approximately $2,055,000.00 to fund PaperClip's operations. Under the terms of the Management Agreement, PaperClip pays to ASI a management fee of $50,000 per month (the "Management Fee") up to a maximum of $300,000 and thereafter $1.00 per month for any succeeding months. PaperClip will have no obligation to pay the Management Fee, to repay any advances or to reimburse ASI for any other costs incurred by ASI as part of its duties under the Management Agreement (the "Management Agreement Payment Obligations") if the Merger is consummated.

VOTES REQUIRED

     The PaperClip Board of Directors has fixed the close of business on January 5, 1998 as the record date (the "Record Date") for the determination of stockholders entitled to notice of and to vote at the Special Meeting. Only the holders of record of the outstanding shares of PaperClip Common Stock on the Record Date will be entitled to notice of, and to vote at, the Special Meeting and any adjournments or postponements thereof. The presence, in person or by proxy, of a majority of the aggregate number of shares of PaperClip Common Stock outstanding and entitled to vote on the Record Date is necessary to constitute a quorum at the Special Meeting.

     The affirmative vote of the holders of a majority of the shares of PaperClip Common Stock issued, outstanding and entitled to vote at the Special Meeting is required to approve the Merger Agreement and the Amendment. The approval of (i) the Merger Agreement, and (ii) the issuance of the PaperClip Preferred Stock to the holders of the PaperClip Convertible Notes, which is conditioned upon the approval of the Amendment, by the PaperClip stockholders are each a condition to the consummation of the Merger. If, however, the Merger Agreement is not approved and the Amendment is, then the Amendment will be effected and the PaperClip Preferred Stock will be issued to the PaperClip Convertible Note holders.

     As of the Record Date, directors and executive officers of PaperClip and their affiliates and persons and entities related to the foregoing held 764,562 shares of PaperClip Common Stock representing approximately 9.4% of the outstanding shares of PaperClip's Common Stock. The affirmative votes by the holders of these shares may affect the outcome of the vote. Certain holders of 14.6% of the PaperClip Common Stock have executed a Stockholder Agreement, dated as of November 12, 1997 (the "Stockholder Agreement"), pursuant to which such stockholders have agreed to vote all of their shares in favor of the transaction. See "Special Meeting Information -- Votes Required."

REASONS FOR THE MERGER

     In the discussions which led to the transactions between PaperClip and ASI, which initially resulted in the signing of an asset purchase agreement between PaperClip and ASI (the "Asset Purchase Agreement") which was subsequently replaced by the Merger Agreement, the respective managements of ASI and PaperClip identified a number of potential benefits resulting from a combination of the two entities, including similar customer bases and complementary products; expanded development, distribution, packaging and marketing opportunities; shared industry experience and expertise; more efficient operations and synergies in development operations and support services; and expanded management and marketing depth. The PaperClip Board believes that, taking into account the fact that ASI has been managing PaperClip since April 1997 pursuant to the Management Agreement and that PaperClip continues to incur operating losses and has no sources of liquidity independent of ASI's funding under the Management Agreement, the Merger (i) represents the most attractive financial alternative available to PaperClip's stockholders; (ii) will provide PaperClip's stockholders with better access to the capital markets and greater liquidity; and (iii) giving effect to the complementary operating efficiencies and product offerings contemplated by the Merger, gives PaperClip's stockholders, as holders of ASI Common Stock after the completion of the Merger, the potential for greater long-term appreciation. See "Special Factors -- Recommendation of the Board of Directors; Reasons for the Merger."

     The number of ASI Purchase Securities and the terms of the Merger as a whole were all determined as a result of arms-length negotiations between ASI and PaperClip. The number of ASI Purchase Securities to be issued by ASI to the stockholders of PaperClip was determined by analysis of the prevailing equity values of ASI and PaperClip in January 1997 (when the acquisition was first negotiated) and other factors considered relevant. See "Risk Factors -- Fixed Conversion Ratio Does Not Reflect Changes in Stock Prices."

AMENDMENT TO PAPERCLIP'S CERTIFICATE OF INCORPORATION; REASONS FOR THE AMENDMENT

     In order to issue the PaperClip Preferred Stock to the PaperClip Convertible Note holders (as set forth below), the Board of Directors of PaperClip has unanimously approved (subject to stockholder approval) the Amendment to PaperClip's Certificate of Incorporation, substantially in the form of Exhibit B attached to the Proxy Statement-Prospectus and incorporated herein by reference, to effect the Amendment with respect to the issuance of the PaperClip Preferred Stock; however, such text is subject to change as may be required by the Secretary of State of the State of Delaware (the "Secretary of State"). If the Amendment is approved by the actions of the PaperClip stockholders, PaperClip will be authorized to issue the PaperClip Preferred Stock.

     In order to avoid the need for ASI to repay the PaperClip Convertible Notes at the Effective Time, the PaperClip Convertible Note holders have agreed to exchange their Convertible Notes for the PaperClip Preferred Stock (which, on the Effective Time, will become the Preferred Stock of the Surviving Corporation (the "Preferred Stock")). PaperClip Convertible Notes in the aggregate outstanding principal amount of $129,690.74 (plus unpaid interest accrued on the PaperClip Convertible Notes) will be exchanged at a rate of one share of PaperClip Preferred Stock for $.30 of principal and accrued interest on the PaperClip Convertible Notes into an aggregate of 432,303 shares of PaperClip Preferred Stock (plus unpaid interest accrued on the PaperClip Convertible Notes which will be exchanged for additional shares of Preferred Stock). After 18 months, the holders of the PaperClip Preferred Stock will have the option to put the shares of the Preferred Stock to the Surviving Corporation or ASI for cash or ASI Common Stock and Class B Warrants. After 30 months, ASI will have the right to redeem the Preferred Stock for cash or ASI Common Stock and Class B Warrants. The per share put price and the redemption price will be for the same number of shares of ASI Common Stock and Class B Warrants as one share of PaperClip Common Stock would receive, or for cash equal to the liquidation preference of $.30 per share, plus, in each case, accrued but unpaid dividends on the Preferred Stock. Following the Effective Time, ASI will, or will cause the Surviving Corporation to, honor the put rights of the holders of the Preferred Stock, including, without limitation, providing funds to the Surviving Corporation to satisfy any exercise of the put rights, if necessary. The dividend rate on the Preferred Stock will be 12% per annum. The Preferred Stock will be non-voting and will have a liquidation preference of $.30 per share or an aggregate of $129,690.74 (plus unpaid interest accrued on the PaperClip Convertible Notes which shall be exchanged for additional shares of Preferred Stock).

RECOMMENDATION OF THE BOARD OF DIRECTORS

     The PaperClip Board has unanimously approved the Merger and the adoption of the Amendment and recommends a vote for approval of the Merger Agreement and the Amendment at the Special Meeting. The PaperClip Board believes that, taking into account the fact that ASI has been managing PaperClip since April 1997 pursuant to the Management Agreement and that PaperClip continues to incur operating losses and has no sources of liquidity independent of ASI's funding under the Management Agreement, the terms of the Merger are fair to, and, along with the adoption of the Amendment, in the best interests of PaperClip and its stockholders. For a discussion of the factors considered by the PaperClip Board in reaching its decision, see "Special Factors -- Background of the Merger," "Special Factors -- Recommendation of the Board of Directors; Reasons for the
Merger," and "Special Factors -- Amendment to PaperClip's Certificate of Incorporation, Reasons for the Amendment."

     The number of ASI Purchase Securities to be issued by ASI to the stockholders of PaperClip is the same as the number that would have been issued by ASI to PaperClip in the asset purchase transaction.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Although the Merger was unanimously approved by all of the members of the PaperClip Board, in considering approval of the Merger Agreement, PaperClip's stockholders should be aware that certain officers and directors of PaperClip, and a stockholder of approximately 5% of PaperClip's Common Stock who acted in an advisory capacity to PaperClip in connection with the Merger, have interests in the Merger that are in addition to the interest of stockholders of PaperClip generally and which may create perceived conflicts of interest. These interests include the payment by ASI of certain employment and severance obligations of PaperClip, the employment by ASI of an officer of PaperClip (who is also a director), and the receipt by a stockholder, who will also serve as a director of ASI for at least two years following the Merger, of a significant amount of PaperClip Common Stock in connection with the advisory services he rendered to PaperClip in connection with the Merger. In addition, such stockholder has engaged in discussions with the Acting Chairman of the Board of ASI with respect to such stockholder becoming Chairman of ASI after the Merger is consummated. Moreover, the Acting Chairman of the Board of ASI intends to utilize such stockholder's advisory services in connection with the operations of ASI until the Merger is consummated. See "Special Factors -- Interests of Certain Persons in the Merger."

MANAGEMENT AND OPERATIONS AFTER THE MERGER

     MANAGEMENT. Senior management will be reorganized with a combination of personnel from both companies. Robert H. Stone, presently President and Chief Executive Officer of ASI, will remain in that position. D. Michael Bridges, presently Director of Sales for PaperClip, will assume the duties of Vice
President of Sales for ASI after the Merger. Michael Suleski, presently a director and Vice President of Development for PaperClip, will assume the duties of Vice President of Development for ASI after the Merger. Denis Marchand, Vice President - Finance and Administration for ASI, and Chip Rabinowitz, General Manager and Acting Director of Engineering and Development at ASI, will each remain in his current position.

     For a period to two years following the Merger, ASI is required to nominate one person designated by PaperClip, who initially will be Stephen Kornfeld (who is a shareholder of, and a consultant to, PaperClip) to ASI's Board of Directors. Mr. Kornfeld and Mr. Gardner, the Acting Chairman of the Board of ASI, have engaged in discussions with respect to Mr. Kornfeld becoming Chairman of ASI after the Merger is consummated. Moreover, Mr. Gardner intends to utilize Mr. Kornfeld's advisory services in connection with the operations of ASI ntil the Mergear is consummated. In addition, during such two year period, PaperClip will be entitled to designate one person, who initially will be William Weiss, the Chief Executive Officer and a director of PaperClip, who will be permitted to attend all meetings of ASI's Board of Directors as an "advisor" or "observer." In the event that Mr. Kornfeld or any other designee of PaperClip resigns or is removed for cause from ASI's Board of Directors, Mr. Kornfeld or such other designee will be entitled to designate an additional "advisor" or "observer."

     OPERATIONS. ASI's strategy for the combined operations of ASI and PaperClip after consummation of the Merger is to provide an enterprise-wide solution for data storage, retrieval, document management, report distribution and data mining. This strategy is intended to leverage several key technologies and products from both ASI's mainframe offerings and PaperClip's software line.

     The lead product in this new strategic direction is PaperClip's new document management software product, PaperClip 32, which is expected to be released in the quarter ending March 31, 1998. Using PaperClip 32 as a "common dashboard" for its document management and imaging solutions, ASI intends to link the following types of products, which can be developed both internally and externally: (1) data input systems (e.g., scanned documents, faxed documents, computer-generated reports, forms processing, etc.); (2) data storage systems (e.g., data warehousing, hierarchical storage systems, RAID, tape, CD-ROM, etc.); and (3) data distribution systems (e.g., data mining, custom reporting, Internet browser access, etc.) In order to accomplish this, ASI intends to integrate OEM data input products and ASI's GIGAPAGE with PaperClip 32; introduce a new OAS/3597 controller which will provide a high-speed link between client-server based storage devices and mainframe systems; combine PaperClip's NOSS product and the OAS/3597 to allow a wide range of physical storage systems, upgradability to future storage devices and connections to the enterprise storage market; enhance the PaperClip WorkFlow product to automatically generate customized reports based upon a huge volume of data, distribute the reports to the appropriate people and allow access to the more detailed information to users; and complete development of PaperClip's Web Server to allow Internet access to PaperClip data. There can be no assurance that this strategy will be successful or that ASI will have the financial or other resources necessary to develop any of these products or that, if developed, any of these products will be commercially successful.

     Significant aspects of the operations of ASI and PaperClip will be combined to achieve greater marketing impact and lower operating costs. ASI currently intends to combine administration, human resources, finance/accounting, sales and marketing in one facility in New Jersey. PaperClip document management and imaging research and development, support services and quality assurance testing would remain in New Jersey. It is currently anticipated that mainframe research and development, quality assurance testing, support services, integration services and production services will be located in ASI's North Kingstown, Rhode Island facility.

RESALE RESTRICTIONS; LOCK-UP AGREEMENTS

     All ASI Purchase Securities received by the PaperClip stockholders, optionholders and warrantholders in the Merger will be freely transferable under the Securities Act except that ASI Purchase Securities received by persons who are deemed to be "affiliates" (as such term is defined under the Securities Act) of PaperClip at the time of the PaperClip Special Meeting may be resold by them only in certain permitted circumstances. Pursuant to the Merger Agreement, the ASI Purchase Securities will be subject to lock-up agreements, which will limit sales of the ASI Purchase Securities prior to either (i) October 24, 1998, if certain stockholders of ASI consent to be bound by a lock-up through October 24, 1998, or (ii) April 11, 1998, if certain stockholders of ASI do not consent to be bound by a lock-up through October 24, 1998. See "The Merger -- Resale Restrictions; Lock-up Agreements."

CONDITIONS TO THE CONSUMMATION OF THE MERGER

     Consummation of the Merger is subject to various conditions, including the approval of the PaperClip stockholders solicited hereby; the effectiveness of the Registration Statement of which this Proxy Statement-Prospectus forms a part; the receipt by ASI of at least $2,000,000 in gross proceeds from a private placement of ASI securities or another source of financing (the "Financing
Condition"); and other customary closing conditions. See "The Merger -- Conditions, Representations and Covenants."

TERMINATION OR AMENDMENT OF MERGER AGREEMENT

     The Merger Agreement may be terminated at any time prior to the closing by mutual written consent of both parties, or by either ASI or PaperClip if (i) any of the conditions to its obligations under the Merger Agreement has not been met, (ii) the required approval of the PaperClip stockholders is not obtained at the Special Meeting, (iii) the Merger has not been consummated on or prior to February 21, 1998, (iv) the PaperClip Board approves or recommends a bona fide proposal to merge or acquire all or a substantial portion of its outstanding shares or all or substantially all of its assets on terms determined by the Board to be more favorable than the transactions contemplated by the Merger Agreement (a "Takeover Proposal"), and (v) a breach of any provision of the Merger Agreement has been committed by the other party which has a material adverse effect.

     Any term or provision of the Merger Agreement may be amended in writing (subject to compliance with applicable law) at any time, except that after the approval of the PaperClip stockholders, no amendment may be made that requires further approval by the stockholders of PaperClip without first obtaining such approval.

     See "The Merger -- Termination; Amendments."

TERMINATION FEE

     PaperClip will be required to pay ASI a termination fee of $750,000 if (i) the Merger Agreement is terminated as a result of a Takeover Proposal, or (ii) the Required PaperClip Stockholder Approval is not obtained and a Takeover Proposal involving PaperClip has been made public prior to the PaperClip Special Meeting after which the Required PaperClip Stockholder Approval is not obtained. See "The Merger -- Termination Fee."

PAPERCLIP OPTIONS AND WARRANTS

     Pursuant to the Merger Agreement, the outstanding options (other than employee options) and warrants to purchase PaperClip Common Stock will be converted into Merger Options and Warrants to purchase ASI Common Stock and Class B Warrants in an amount equal to the Merger Consideration attributable to each share of Paper Clip Common Stock underlying such Paper Clip option or warrant.

     Pursuant to the Merger Agreement, ASI will offer PaperClip employees who continue to be employed by ASI or the Surviving Corporation options (the "Employee Options") to purchase ASI Common Stock in an amount deemed appropriate by ASI's Board of Directors in substitution and cancellation of such employees' existing PaperClip options.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     It is anticipated that the Merger will be a taxable transaction for federal income tax purposes. Each holder of PaperClip Common Stock will recognize gain or loss equal to the difference between (x) its basis in the PaperClip Common Stock surrendered and (y) the sum of (i) any cash received, (ii) the fair market value of the ASI Common Stock received, and (iii) the fair market value of the ASI Class B Warrants received, all as determined on the date of the exchange pursuant to the Merger.

     It should be noted that PaperClip has not obtained, and will not obtain, a ruling from the Internal Revenue Service or an opinion of tax counsel regarding the matters described herein.

     Stockholders   should  consult  their  own  tax  advisors  as  to  the  tax consequences of the Merger to them under federal, state, local or any other applicable law.

ACCOUNTING

     The Merger is intended to be accounted for as a purchase transaction, as more fully described under "The Merger -- Accounting Treatment."

MANAGEMENT

     Under the terms of the Management Agreement, ASI is responsible for (i) the management of the day-to-day operations of PaperClip, and (ii) advancing, on behalf of PaperClip, funds as provided for by an agreed-upon operating budget, in each case from the date of the Management Agreement to the date of consummation of the Merger or the earlier termination of the Merger Agreement. PaperClip will have no obligation to pay any of the Management Agreement Payment Obligations if the Merger is consummated.

     Upon consummation of the Merger, the directors and officers of Newco immediately prior to the closing of the Merger shall remain the directors and officers of the Surviving Corporation to hold office in accordance with the charter documents and bylaws of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified. See "The Merger -- Management and Operations after the Merger."

     For two years following the closing of the Merger, ASI is required to nominate one member of ASI's board designated by PaperClip, who initially will be Stephen Kornfeld, a director of and consultant to PaperClip. Mr. Kornfeld and Mr. Gardner, the Acting Chairman of the Board of ASI, have engaged in discussions with respect to Mr. Knornfeld becoming Chairman of ASI after the Merger is consummated. Moreover, Mr. Gardner intends to utilize Mr. Kornfeld's advisory services in connection with the operations of ASI until the Merger is consummated. In addition, PaperClip will have the right to designate one person who will be permitted to attend all meetings of ASI's Board as an "advisor" or "observer," who initially will be William Weiss, the Chief Executive Officer and a director of PaperClip.

CERTAIN DIFFERENCES IN STOCKHOLDERS' RIGHTS

     Both ASI and PaperClip are Delaware corporations subject to the Delaware General Corporation Law (the "DGCL"). The stockholders of PaperClip, whose rights are governed by the PaperClip Certificate of Incorporation, as amended (the "PaperClip Certificate"), the PaperClip Bylaws, as amended (the "PaperClip Bylaws") and the DGCL will, upon consummation of the Merger, become stockholders of ASI whose rights will be governed by the ASI Restated Certificate of Incorporation, as amended (the "ASI Certificate"), and the ASI Bylaws, as amended (the "ASI Bylaws"), and will continue to be governed by the DGCL. The rights of the ASI stockholders differ from the rights of the PaperClip stockholders with respect to certain important matters, including the ability of directors to elect additional directors, and the ability of stockholders to call special meetings. See "Effect of the Merger on Rights of Stockholders."

APPRAISAL RIGHTS

     Holders of PaperClip Common Stock who do not vote in favor of the Merger Agreement and who comply with the requirements of Section 262 of the DGCL will be entitled to appraisal or dissenters' rights. See "The Merger -- Rights of Dissenting Stockholders."

STOCK PRICES AND DIVIDENDS

     ASI's Units (the "Units"), each consisting of two shares of ASI Common Stock and one redeemable common stock warrant ("Redeemable Warrant"), as well as the ASI Common Stock and Redeemable Warrants comprising the Units, have been quoted on the Nasdaq SmallCap Market since October 16, 1996, when ASI completed its initial public offering ("IPO"). PaperClip Common Stock had been quoted on the Nasdaq National Market from September 27, 1995 to March 11, 1997, when it was deleted from the Nasdaq National Market due to PaperClip's failure to comply with the minimum asset and capital surplus requirements established by Nasdaq. Since such date, the PaperClip Common Stock has been quoted on the OTC Bulletin Board.

     The table below sets forth the high and low market values on the Nasdaq Small Cap Market (i) for ASI securities since October 16, 1996, and (ii) for PaperClip Common Stock from September 27, 1995 to March 11, 1997, and thereafter the high and low bid quotation prices on the OTC Bulletin Board. Neither ASI nor PaperClip has paid any dividends on its securities. The quotations from the OTC Bulletin Board may not represent actual transactions.

ASI

1996                                       HIGH                          LOW
----                                       ----                          ---
Fourth Quarter (from October 16)           5                             3-3/4

1997
First Quarter                              5-1/4                         3-5/8
Second Quarter                             4-1/2                         3-1/8
Third Quarter                              4                             2-1/2
Fourth Quarter                             3                             5/8

1998
First Quarter (through January 6)          1-13/16                       15/16



PAPERCLIP

1995
Third Quarter (from September 27)          8-1/4                         7
Fourth Quarter                             8-1/4                         1-3/4

1996
First Quarter                              11-3/8                        4
Second Quarter (reflects 2-for-1 stock     5-7/8                         1-1/2
     split May 31, 1996)
Third Quarter                              2-11/16                     1-19/32
Fourth Quarter                             1-3/4                         10/32

1997
First Quarter                              3/4                            9/32
Second Quarter                             1/4                            3/32
Third Quarter                              15/64                          7/64
Fourth Quarter                             15/64                          3/64

1998
First Quarter (through January 6)          15/64                          3/64

                  See "Market Prices of and Dividends on Securities."

SUMMARY FINANCIAL INFORMATION

     The summary financial data set forth below should be read in conjunction with the Management's Discussion and Analysis of Financial Condition and Results of Operations and the Financial Statements, the notes thereto and other financial and statistical information of ASI and PaperClip included elsewhere in this Proxy Statement-Prospectus. Financial data set forth for the three months (in the case of ASI) and the nine months (in the case of PaperClip) ended September 30, 1997 and 1996 are not necessarily indicative of the results for any such full fiscal year.

ACCESS SOLUTIONS INTERNATIONAL, INC.
                                     THREE MONTHS ENDED SEPTEMBER 30,  YEARS ENDED JUNE 30,
                                          (in thousands except share and per share data)

                                          1997           1996           1997           1996              1995
                                   -----------    -----------    -----------    -----------       -----------
STATEMENT OF OPERATIONS DATA:
Net Sales:
     Products                             $193           $163           $501         $1,352            $3,126
     Services                              132            140            591            635               476
                                           ---            ---            ---            ---               ---

        Total net sales                    325            303          1,092          1,987             3,602

Cost of sales                              210             76            390            580             1,300
                                           ---             --            ---            ---             -----

Gross profit                               115            227            701          1,407             2,302

Operating expenses                         841            912          4,074          5,358(1)          4,681
                                           ---            ---          -----          -------           -----

Loss from operations                      (726)          (685)        (3,373)        (3,951)           (2,379)

Interest (income) expense, net             (25)            79            (12)           190                92
                                           ---             --            ---            ---                --

Loss before extraordinary item            (701)          (764)        (3,360)        (4,141)           (2,471)

Extraordinary gain on debt
   restructuring                           -              -              -              320              -
                                          ---            ---           ---              ---              ---

Net loss                                 $(701)         $(764)       $(3,360)       $(3,821)          $(2,471)
                                         =====          =====        =======         =======           =======

Net loss applicable to common
   stock:

   Net loss                              $(701)         $(764)       $(3,360)       $(3,821)          $(2,471)

   Accrued dividends on
      preferred stock                      -              -              -             (109)               88
                                          ----           ----          ----            ----                --

                                         $(701)         $(764)       $(3,360)       $(3,930)          $(2,559)
                                         =====          =====        =======        =======           =======

Net loss per common share:

  Loss before extraordinary item        $(0.18)        $(0.51)        $(1.05)        $(1.88)           $(1.14)

    Extraordinary item                     -              -              -              .14               -
                                          ----          ----            ----            ---             ----

                                        $(0.18)        $(0.51)        $(1.05)        $(1.74)           $(1.14)
                                        ======         ======         ======         ======            ======

Weighted average shares
    of Common Stock (2)
                                    $3,963,940     $1,511,865     $3,204,122     $2,256,150        $2,250,259


                                            September 30,               June 30,
                                                 1997                     1997
                                            -------------               --------
                                                         (in thousands)

BALANCE SHEET DATA:
Working capital                             $   477                    $   1,842
Total assets                                  3,332                        3,980
Total liabilities                               991                          937
Total stockholders' equity                    2,342                        3,043

(1)     Includes  $744,000  of  compensation   expense  for  a  former  officer,
        including $424,830 of non-cash expenses associated with the fair value of the stock issued.

(2) Computed using the weighted average number of shares of Common Stock outstanding during the period and other potentially dilutive instruments issued at prices below the assumed initial public offering price during the twelve month period prior to the date of effectiveness of the Registration Statement of which this Prospectus forms a part. See Note 1 to the ASI Financial Statements.


PAPERCLIP SOFTWARE, INC

                                      Nine Months Ended
                                        SEPTEMBER 30,                   FISCAL YEAR ENDED DECEMBER 31,

STATEMENT OF OPERATIONS DATA:
                                         1997           1996           1996           1995           1994
                                    -----------    -----------    -----------    -----------    -----------
Net sales                           $1,153,087     $1,474,847     $1,968,750     $1,489,139     $1,059,924
Total operating expenses             3,281,416      5,185,068      6,810,850      4,701,944      3,942,020
Income (loss) from
  continuing operations             (2,128,329)    (3,710,221)    (4,842,100)    (3,212,805)    (2,882,096)

Other income (expense) net             (30,966)        79,899         90,259     (1,024,165)    (    5,526)

Net loss                            (2,159,295)    (3,630,322)    (4,751,841)    (4,236,970)    (2,887,622)
Net loss per share                     $(0.27)        $(0.47)        $(0.63)      $(0 .88)         $(0.85)
Weighted average
  number of common
  shares outstanding                 7,990,911      7,643,333      7,576,260      4,792,932      3,392,434


                       September 30,    December 31,
                       ---------------------------------------------------------
BALANCE SHEET DATA:
                          1997            1996          1995             1994
                          ----            ----          ----             ----

Working capital       $(2,644,301)     $(700,859)    $3,256,657      $(935,823)
Total assets              563,067      1,006,082      4,466,957        523,368
Total liabilities       3,025,589      1,364,471        723,585      1,194,992
Total stockholders'
  equity (deficit)     (2,462,522)      (358,389)     3,743,372       (671,624)

SUMMARY UNAUDITED PRO FORMA FINANCIAL DATA

     The following selected unaudited pro forma combined financial data of ASI is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and notes thereto included elsewhere in this Proxy Statement-Prospectus. The unaudited pro forma financial data does not purport to represent what ASI's financial position or results of operations would have actually been had the Merger and the anticipated issuance of covertible promissory notes occurred at the beginning of the period presented or to project ASI's financial position or results of operations at any future date or period. In addition, it does not incorporate any benefits or cost savings or synergies of ASI and PaperClip as a result of the Merger.

PRO FORMA COMBINED STATEMENT OF OPERATIONS DATA:

                                Three Months Ended         Year Ended
                                September 30, 1997         June 30, 1997

Total net sales                  $   557,275               $2,997,621
Operating loss (1)                (2,010,148)              (9,293,668)
Net loss (2)                      (2,658,782)             (10,597,211)
Net loss per share                     (0.48)                   (2.23)
Weighted average common
  shares outstanding(3)            5,508,378                4,749,819

PRO FORMA COMBINED BALANCE SHEET DATA:

                                                         September 30, 1997
                                                         -----------------

Cash and cash equivalents (4)                              $  2,534,379
Working capital (5)                                            (310,599)
Total assets (6)                                             13,686,757
Convertible promissory notes (7)                              1,900,000
Long-term liabilities and redeemable preferred stock (8)        129,691
Total stockholders' equity (9)                                9,380,639
                                                         -----------------

     (1) The pro forma adjustments for the year ended June 30, 1997 include the amortization of intangible assets arising from the acquisition of PaperClip of $2,265,647, partially offset by the elimination of $125,000 of management fees for the year ended June 30, 1997. The pro forma adjustments for the three months ended September 30, 1997 include the amortization of intangible assets arising from the acquisition of PaperClip of $566,412, partially offset by the elimination of $150,000 of management fees for the three months ended September 30, 1997.

     (2) The pro forma adjustments for the year ended June 30, 1997 include the amortization of intangible assets arising from the acquisition of PaperClip of $2,265,647 for the year ended June 30, 1997, partially offset by the elimination of $125,000 of management fees and elimination of interest expense of $23,729 related to PaperClip's Convertible Notes and bridge loan for the year ended June 30, 1997. The pro forma adjustments for the year ended June 30, 1997 also include interest expenses of $1,346,667 related to the anticipated issuance of convertible promissory notes. The pro forma adjustments for the three months ended September 30, 1997 include the amortization of intangible assets arising from the acquisition of PaperClip of $566,412, partially offset by the elimination of $150,000 of management fees and the elimination of interest expense of $12,118 related to PaperClip's Convertible Notes and bridge loan for the three months ended September 30, 1997. The pro forma adjustments for the three months ended September 30, 1997 also include interest expense of $673,334 related to the anticipated issuance of convertible promissory notes.

     (3) The pro forma adjustments include the issuance of 1,544,438 shares of ASI Common Stock.

     (4) Reflects the proceeds from the anticipated issuance of convertible promissory notes with a face value of $2,000,000, net of an offering discount of $100,000.

     (5)  The  pro  forma   adjustments   include  an  accrual  for  $70,500  of
non-recurring transaction costs, the elimination of the $300,000 bridge loan, advances of $1,181,690 and $298,867 of interest and management fees payable recorded by PaperClip as of June 30, 1997. The related interest and management fee income was not reflected in ASI's historical financial statements due to the expectation that the Merger would be consummated. The pro forma adjustments also include the impact of the anticipated issuance of convertible promissory notes, which results in additional working capital of $146,667 representing prepaid interest expenses related to the anticipated issuance of the related warrants.

     (6) The pro forma adjustments include the elimination of the $300,000 bridge loan and advances of $1,181,690 recorded by ASI and recording $9,126,215 of intangible assets arising from the acquisition of PaperClip. The pro forma adjustments also reflect $1,900,000 of proceeds from the anticipated issuance of convertible promissory notes, $100,000 of issue costs, and $146,667 of deferred interest expenses related to the anticipated issuance of warrants.

     (7) Reflects the anticipated issuance of convertible promissory notes with a face value of $2,000,000, net of an offering discount of $100,000.

     (8) Reflects the conversion of PaperClip's Convertible Notes into PaperClip redeemable preferred stock.

     (9) The pro forma adjustments reflect the issuance of 1,544,438 shares of ASI Common Stock and related warrants and the elimination of PaperClip's stockholders' equity balance. The pro forma adjustments also reflect additional paid-in-capital of $146,667 related to the anticipated issuance of warrants in connection with the anticipated issuance of convertible promissory notes.

COMPARATIVE PER SHARE DATA

     The following tables set forth certain unaudited per share data of ASI and PaperClip and combined per share data on an unaudited pro forma basis after giving effect to the Merger. This data should be read in conjunction with the selected historical financial data and the unaudited pro forma combined condensed financial statements included elsewhere in this Proxy Statement-Prospectus and the separate historical financial statements of ASI and PaperClip included elsewhere herein. The pro forma combined financial data are not necessarily indicative of the operating results or financial position that would have been achieved if the Merger had been consummated as of the beginning of the periods presented, nor are they necessarily indicative of the future operating results or financial position of ASI/PaperClip. Neither ASI nor PaperClip has ever paid any cash dividends on its common stock.

                       As Of Or For The           As Of Or For The
                       Three Months Ended         Year Ended
                       SEPTEMBER 30,              JUNE 30,
                       -------------------        ----------------

                        1997           1996       1997          1996       1995
                        ----           ----       ----          ----       ----
HISTORICAL-ASI:
Net loss                $ (0.18)     $ (0.51)     $(1.05)     $ (1.74)  $ (1.14)
Book value              $   0.59          (A)     $ 0.76           (A)       (A)


                       As Of Or For The           As Of Or For The
                       Nine Months Ended          Year  Ended
                       SEPTEMBER 30,              DECEMBER 31,
                       -------------------        -----------------

                       1997            1996       1996            1995      1994
                       ----            ----       ----           -----      ----
HISTORICAL-PAPERCLIP:
Net loss               $(0.27)       $(0.47)      $(0.63)      $(0.88)   $(0.85)
Book value             $(0.30)           (A)      $(0.05)          (A)       (A)

                      As Of Or For The            As Of Or For The
                      Three Months Ended          Year Ended
                      SEPTEMBER 30,               JUNE 30,
                      -------------------         ----------------

                      1997                        1997
                      ----                        ----
PROFORMA COMBINED:
Net loss              $(0.48)                     $ (2.23)
Book value            $ 1.70                           (A)

                                      (A) - Not Presented

                                  RISK FACTORS

     THE FOLLOWING RISK FACTORS, IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROXY STATEMENT-PROSPECTUS, SHOULD BE CONSIDERED BY HOLDERS OF PAPERCLIP COMMON STOCK IN EVALUATING WHETHER TO APPROVE THE MERGER.

RISKS RELATING TO THE MERGER

     INTEGRATION OF OPERATIONS. Integrating the operations and management of ASI, headquartered in Rhode Island, and PaperClip, headquartered in New Jersey, will be a time-consuming process and there can be no assurance that this integration will result in the achievement of all the anticipated synergies and other benefits expected to be realized from the Merger. Moreover, the integration of these organizations will require the dedication of management resources, which may temporarily distract attention from the day-to-day business of the combined company. The inability of management to successfully integrate the operations of the two companies or the distraction of management attention could have a material adverse effect on the business and operating results of the combined entity. See "Special Factors -- Recommendation of the Board of Directors; Reasons for the Merger."

     MERGER-RELATED EXPENSES. ASI estimates that, as a result of the Merger, ASI will incur merger costs of approximately $288,500, of which approximately $218,000 was expensed as incurred in Fiscal 1997 due to the initial uncertainty surrounding the Merger. Management of ASI estimates that the remaining $70,500 of such expenses will be capitalized. In addition, it is expected that PaperClip will incur merger-related expenses of approximately $293,000, consisting of investment banking, legal and accounting fees and financial printing and other related charges. Approximately $218,000 relating to the above-referenced expenses has been expensed by PaperClip in the first three quarters of its Fiscal 1997. The remaining charge of $75,000 will be expensed as it is incurred. The amount of these charges is a preliminary estimate and is subject to change. Moreover, additional unanticipated expenses may be incurred in connection with the integration of the businesses of ASI and PaperClip.

     FINANCING CONDITION. Consummation of the Merger is subject to various conditions, including the receipt by ASI of at least $2,000,000 in gross proceeds from a private placement of ASI securities or another source of financing. Satisfaction of the Financing Condition is likely to result in significant dilution of the percentage of shares of ASI to be held by PaperClip stockholders following the Merger. See "Risk Factors--Risks Relating to ASI--Capital Needs; Uncertainty of Additional Funding."

     FIXED CONVERSION RATIO DOES NOT REFLECT CHANGES IN STOCK PRICES. The number of shares of ASI Common Stock and Class B Warrants to be issued in the Merger is fixed. The market value of ASI Common Stock and/or PaperClip Common Stock at the Effective Time may vary significantly from the price as of the date of execution of the Merger Agreement, the date hereof or the date on which stockholders vote on the Merger due to, among other factors, the market's perception of the synergies expected to be achieved by the Merger, changes in the business, operations or prospects of ASI or PaperClip, market assessments of the likelihood that the Merger will be consummated and the timing thereof, and general market and economic conditions. The market value of ASI Common Stock has declined since the date of the Asset Purchase Agreement from $3-7/8 per share to $1-3/8 per share on the date of execution of the Merger Agreement and $15/16 on January 5, 1998. Because the purchase price will not be adjusted to reflect changes in the market value of ASI Common Stock or PaperClip Common Stock, the market value of the ASI Purchase Securities issued in the Merger and the market value of the PaperClip Common Stock may be higher or lower than the value of such securities at the time the Merger was negotiated or approved by the PaperClip stockholders. See "Securities Eligible for Future Sale" below and "The Merger -- General."

     POSSIBLE DILUTION TO PAPERCLIP STOCKHOLDERS FROM FUTURE ASI FINANCING. ASI must obtain additional financing to satisfy its capital needs after February 1998. If such financing is secured through the issuance of convertible debt (as currently intended) or by an equity financing, there may be dilution in the tangible book value per share of ASI's Common Stock and such issuance would dilute the percentage of shares to be held by PaperClip stockholders following the Merger. See "Capital Needs; Uncertainty of Additional Funding" below.

     TAX RISKS. It is anticipated that the Merger will be a taxable transaction for holders of PaperClip Common Stock. In the event that, contrary to expectations, the Merger is treated as a reorganization within the meaning of
Section 368 of the Internal Revenue Code of 1986, as amended, holders of PaperClip Common Stock will be required to recognize gain, if any, realized in the transaction to the extent of any cash and the fair market value of ASI Common Stock and Class B Warrants received, but will not be able to recognize any loss in the transaction. PaperClip has not obtained, and will not obtain, a ruling from the Internal Revenue Service or an opinion of tax counsel regarding the matters described herein.

     DIFFERENCES IN RIGHTS OF STOCKHOLDERS. Both ASI and PaperClip are Delaware corporations subject to the DGCL. The stockholders of PaperClip, whose rights are governed by the PaperClip Certificate, the PaperClip Bylaws and the DGCL, will, upon consummation of the Merger, become stockholders of ASI whose rights will be governed by the ASI Certificate and the ASI Bylaws, and will continue to be governed by the DGCL. The rights of the ASI stockholders differ from the rights of the PaperClip stockholders with respect to certain important matters, including the ability of directors to elect additional directors and the ability of stockholders to call special meetings. See "Effect of the Merger on Rights of Stockholders."

RISKS RELATING TO ASI

     CAPITAL  NEEDS;  UNCERTAINTY  OF ADDITIONAL  FUNDING.  Based on its current operating plan, ASI anticipates that its existing capital resources will be adequate to satisfy its capital requirements only through February 1998. ASI has entered into secured lines of credit with Mr. Chace, pursuant to which Mr. Chace loaned ASI an aggregae of $354,000 to date secured by certain accounts receivable. The lines of credit are payable in full on or before February 17, 1998. See "Certain Transactions -- Transactions with Mr. Chace." On December 30, 1997, ASI entered into a letter of intent with Joseph Stevens & Company, L.P. ("JSC") to undertake a private offering of a minimum of 10 and a maximum of 40 Units (the "Placement Units") for a purchase price of $50,000 per Placement Unit. Pursuant to the terms of the letter of intent, no less than 50% of the Placement Units sold in the private placement are to be sold pursuant to orders received through ASI. Each Placement Unit consists of a 10% one-year mandatorily convertible promissory note in the principal amount of $50,000 and 20,000 warrants, each warrant being exercisable for three years, commencing six months after the closing date, to purchase one share of ASI Common Stock at an exercise price equal to the lower of $.75 or 80% of the lowest average closing bid price of the ASI Common Stock on the Nasdaq market for the five consecutive trading days immediately preceding the initial, any interim or the final closing dates of the Placement Units offering. If consummated, the offering of the Placement Units may result in dilution in ASI's net tangible book value per share of ASI Common Stock and would dilute the percentage of shares to be held by PaperClip stockholders following the Merger. Based upon the terms of the proposed Placement Units offering, the percentage of shares of ASI to be held by the stockholders of PaperClip following the Merger would be reduced from approximately 28% to a percentage ranging between approximately 13.57% and 18.29% assuming the entire $2,000,000 is raised in the Placement Units offering. If the average closing price of the ASI Common Stock is less than $.5625 for the five consecutive trading days preceding the applicable closing date of the Placement Units offering, the percentage at the lower end of the range would apply. There can be no assurance that any financing which is consummated would not result in greater dilution of the stockholders of PaperClip. If the offering of the Placement Units is not consummated and if ASI is unable to obtain alternative sources of financing, ASI's ability to repay its debts and its ability to maintain its current level of operations or to implement its business strategy will be materially and adversely affected. In such event, ASI will be required to reduce its overall expenditures and may default on its obligations. See "Access Solutions International, Inc. Management's Discussion and Analysis of Financial Condition and Results of Operations."

     WORKING CAPITAL DEFICIENCIES; HISTORY OF LOSSES; ACCUMULATED DEFICIT; ABILITY TO CONTINUE AS A GOING CONCERN. ASI has a history of limited working capital and had working capital deficiencies in each of the fiscal years ended June 30, 1994, 1995 and 1996. As of June 30, 1994, 1995 and 1996, ASI had
working capital deficiencies of approximately $603,000, $625,000, $1,971,000, respectively. In addition, except for the fiscal years ended June 30, 1989, 1990 and 1991, ASI has incurred net losses since its incorporation in 1986. For the fiscal years ended June 30, 1995, 1996 and 1997, ASI incurred net losses of approximately $2,500,000, $3,800,000 and $3,400,000, respectively. For the three months ended September 30, 1997, ASI incurred a net loss of approximately
$701,000. There can be no assurance that ASI's operations will achieve profitability at any time in the future or, if achieved, sustain such profitability. Although management estimates ASI had Federal and state net operating loss carry forward of approximately $6,300,000 available as of June 30, 1997 to offset future taxable income that may be generated within the carry forward period, due to various limitations imposed by the Internal Revenue Service, the utilization of $5,000,000 of such losses will be limited to no more than $330,000 per year. See Note 9 to the ASI Financial Statements. ASI's independent accountants have included an explanatory paragraph in their report dated August 8, 1997 on ASI's Financial Statements stating that the financial statements have been prepared based on the assumption that ASI will continue as a going concern and that ASI has suffered recurring losses from operations and has incurred negative cash flows from operating activities which raise substantial doubt about its ability to continue as going concern. See "Access Solutions International, Inc. Management's Discussion and Analysis of Financial Condition and Results of Operations" and the ASI Financial Statements and notes thereto.

     ABSENCE OF LONG ESTABLISHED PUBLIC MARKET; POSSIBLE VOLATILITY OF STOCK PRICE. Prior to ASI's initial public offering in October 1996, there had been no public market in any ASI securities. To date, the public market for the ASI Common Stock has not been very active and the market price of the ASI Common Stock has declined below the initial public offering price.

     There can be no assurance that any active public market for the ASI Purchase Securities will develop or be sustained. The trading prices of the ASI Purchase Securities and PaperClip Common Stock could be subject to wide fluctuations in response to changes in the business, operations and prospects, perceived or actual, of ASI or PaperClip; market assessments of the likelihood that the Merger will be consummated, the timing thereof and the perceived advisability and benefits of the Merger; general market and economic conditions and other factors. Moreover, stock markets have experienced extreme price and volume trading volatility in recent years, which volatility has had a substantial effect on the market price of many technology companies, and has often been unrelated to the operating performance of those companies.

     VARIABLE OPERATING RESULTS; LENGTHY SALES CYCLES. ASI's operating results have in the past and may in the future fluctuate significantly depending upon a variety of factors which vary substantially over time, including industry conditions; the timing of orders from customers; the timing of new product introductions by ASI and competitors; customer acceleration, cancellation or delay of shipments; the length of sales cycles; the level and timing of selling, general administrative expenses and research and development expenses; specific feature needs of customers; and production delays. A substantial portion of ASI's quarterly revenues are derived from the sale of a relatively small number of COLD systems which range in price from approximately $150,000 to $900,000. As a result, the timing of recognition of revenue from a single order has in the past and may in the future have a significant impact on ASI's net sales and operating results for particular financial periods. The decision to purchase a COLD system from ASI involves a significant commitment of capital by ASI's customers and generally the consent of a number of internal decision-makers. Therefore, there are frequently lengthy periods of time between the initiation of customer contact by ASI and the closing of a sale of ASI's products. During the lengthy sales cycle for ASI's products, ASI may expend substantial funds and a management effort in anticipation of a sale which may not occur. These expenditures will adversely affect ASI's revenues and results of operations.

     DEPENDENCE ON PRINCIPAL PRODUCT. Until recently, ASI derived substantially all of its revenues from sales of its COLD systems and related software products and maintenance services. As a result, any factor adversely affecting sales of the COLD systems would have a material adverse effect on ASI. ASI's future financial performance will depend in part on its ability to successfully develop and introduce new systems or products.

     RAPID TECHNOLOGICAL CHANGE; PRODUCT DEVELOPMENT. The market for ASI's products is characterized by rapid technological developments, evolving industry standards, swift changes in customer requirements and frequent new product introductions and enhancements. ASI currently devotes and intends to continue to devote substantial resources to research and development to enhance product features and ASI's proprietary technology and knowledge. ASI's continued success will be dependent upon its ability to continue to enhance its existing products and to develop and introduce in a timely manner new products incorporating technological advances and responding to customer requirements. To the extent one or more of ASI's competitors introduces products that more fully address customer requirements, ASI's business could be adversely affected. There can be no assurance that ASI will be successful in developing and marketing enhancements to its existing products or new products on a timely basis or that any new or enhanced products will adequately address the changing needs of the market place. If ASI is unable to develop and introduce new products or enhancements to existing products in a timely manner in response to changing market conditions or customer requirements, ASI's business and operating results could be adversely affected. From time to time, ASI or its competitors may announce new products, capabilities or technologies that have the potential to replace or shorten the life cycles of ASI's existing products. There can be no assurance that announcements of currently planned or other new products will not cause customers to delay their purchasing decisions in anticipation of such products. Such delay could have a material adverse effect on ASI's business and operating results.

     RELIANCE ON SINGLE OR LIMITED SOURCES OF SUPPLY. ASI relies on single or limited sources for the supply of several components of its products, including optical disk storage libraries, CPU boards, fiber optic channel hardware and high-density integrated circuits. ASI does not maintain supply commitments with any of its suppliers. The loss of any such source, any disruption in such source's business or failure by it to meet ASI's needs on a timely basis could cause shortages in component parts and could have a material adverse effect on ASI's operations. ASI believes that other sources exist for the components of its products, although in some instances additional time may be required to integrate the new sources' products with ASI's production process.

     COMPETITION. The computer data storage and retrieval market is highly competitive and ASI expects such competition to intensify. Certain competitors of ASI have substantially greater financial, marketing, development, technological and production resources than ASI. ASI's major competitors in the COLD systems market include IBM Corporation, FileTek Corporation, Eastman Kodak Company, Data/Ware Corporation, Anacomp, Inc., Mobious Management Systems, Inc., Computer Associates International, Inc., RSD America, Inc. and Network Imaging Systems Corp. ASI believes that the competitive factors affecting the market of its products and services include vendor and product reputation, system features, product quality, performance and price, as well as the quality of customer support services and training. The relative importance of each of these factors depends upon the specific customer involved. There can be no assurance that ASI will be able to compete successfully in all or any of these areas against current or future competitors. Moreover, ASI's present or future competitors may be able to develop products comparable or superior to those offered by ASI, offer lower price products or adapt more quickly than ASI to new technologies or evolving customer requirements. In order to be successful in the future, ASI must respond to technological change, customer requirements and competitors' current products and innovations. There can be no assurance that ASI will be able to continue to compete effectively in its present market segment, in any new market segment into which ASI may expand, or that future competition will not have a material adverse effect on its business, operating results and financial condition.

     DEPENDENCE ON SIGNIFICANT CUSTOMERS. Historically, ASI has sold its products to a relatively small number of significant customers. Sales to Prudential Securities, Inc. accounted for 10% of ASI's total net sales during the year ended June 30, 1997. Sales to Nationwide Mutual Insurance Company, Bank of Boston Corporation Technology Services and Bell Sygma, Inc. accounted for 35%, 22% and 11%, respectively, of ASI's total net sales during the year ended June 30, 1996. The loss of any one of these significant customers or ASI's inability to attract new customers could have a material adverse effect on ASI's operations and financial condition.

     DEPENDENCE ON KEY PERSONNEL. The success of ASI will depend significantly upon the personal efforts and abilities of its key employees, particularly Robert H. Stone, President and Chief Executive Officer. ASI has an employment agreement with Mr. Stone and maintains a key person life insurance policy on him. Mr. Stone was elected President and Chief Executive Officer on August 1, 1996. The loss of the services of any of ASI's key employees could have a material adverse effect on ASI.

     PROTECTION OF INTELLECTUAL PROPERTY. ASI's success depends in significant part on maintenance and protection of its intellectual property. ASI attempts to protect its intellectual property rights through a range of measures, including patents, trade secrets and confidentiality agreements. ASI has not sought and would be unable to obtain patent protection in any foreign country for any of its technology currently patented in the United States. There can be no assurance that ASI will be able to effectively protect its technology, that others will not be able to develop similar technology independently or that ASI will have the resources necessary to adequately protect and enforce rights it may have with respect to its intellectual property. ASI recently instituted a lawsuit against Data/Ware Development, Inc. and Eastman Kodak Company, Inc. alleging infringement of one or more of ASI's patents. See "Information Concerning Access Solutions International, Inc.--Business--Legal Proceedings." Although ASI is not aware of any actual or potential assertions against it, there can be no assurance that third party claims alleging infringement of intellectual property rights, including infringement of patents that have been or may be issued in the future, will not be asserted against ASI. Any assertions of intellectual property claims could require ASI to discontinue the use of certain processes or to cease the manufacture, use and sale of infringing products, to incur significant litigation costs and damages, or to develop noninfringing technology or acquire licenses to the alleged infringed technology. Litigation may also divert the efforts of management and technical personnel from other matters. There can be no assurance that ASI would be able to obtain such licenses on acceptable terms or to develop noninfringing technology.

     ABSENCE OF DIVIDENDS. ASI has not paid any cash dividends on the ASI Common Stock since its inception and ASI does not anticipate paying cash dividends in the foreseeable future.

     SECURITIES ELIGIBLE FOR FUTURE SALE. Sales of substantial amounts of ASI Common Stock could adversely affect the market price of the ASI Common Stock. The number of shares of ASI Common Stock available for sale on the public market is limited by restrictions under the Securities Act and lock-up agreements under which the holders of 1,499,702 shares have agreed not to sell or otherwise dispose of any of their shares until April 11, 1998 (the "Lock-up Period") without the prior written consent of JSC. In addition, the Merger Agreement provides that the PaperClip stockholders will enter into lock-up agreements under which they will agree not to sell or otherwise dispose of any of the ASI Purchase Securities acquired in connection with the Merger until a date between April 11, 1998 and October 24, 1998. The Placement Units, when issued, will be subject to a six-month lock-up period. JSC may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to lock-up agreements. Of the 5,508,378 shares of ASI Common Stock that will be outstanding after the Merger, the shares issued in the Merger will be freely transferable under the Securities Act except that ASI Purchase Securities received by persons deemed to be affiliates, as that term is defined under the Securities Act ("Affiliates"), of PaperClip may be resold by them only in compliance with the applicable provisions of Rule 145. Approximately 339,965 shares are currently eligible for sale in compliance with Rule 144 promulgated under the Securities Act; of these shares, 339,824 will be freely transferable under the Securities Act after the Merger. Approximately 1,499,702 shares of the ASI Common Stock outstanding prior to the Merger are subject to lock-up agreements and will be eligible for sale beginning upon the expiration of the Lock-up Period. In addition, subject to the consent of JSC, ASI intends to register a total of up to 725,000 shares of ASI Common Stock issued or issuable pursuant to ASI's stock option plans. Of the shares to be so registered, 214,189 shares are subject to outstanding options as of September 30, 1997, all of which are exercisable, subject to lock-up agreements.

     The Redeemable Warrants underlying the Units, the Class B Warrants, the Merger Options and Warrants and the shares of ASI Common Stock underlying such Redeemable Warrants, Class B Warrants and Merger Options and Warrants upon exercise thereof, will be freely tradable without restriction under the Securities Act, except for any Redeemable Warrants, Class B Warrants, Merger Options and Warrants or shares of ASI Common Stock purchased by Affiliates which will be subject to the resale limitations of Rule 144 or 145, as applicable, under the Securities Act. In addition, holders of 750,000 New Warrants (as defined below) and the underlying shares of ASI Common Stock and 100,000 shares of ASI Common Stock have agreed not to, directly or indirectly, issue, offer to sell, sell, grant an option for the sale of, assign, transfer, pledge, hypothecate or otherwise encumber or dispose of (collectively, "Transfer") such shares of ASI Common Stock until April 11, 1998 without the prior written consent of JSC and ASI.

     CONTINUED QUOTATION ON THE NASDAQ SMALLCAP MARKET. The Units, ASI Common Stock, Redeemable Warrants and Class B Warrants are quoted or have been approved for quotation upon issuance on the Nasdaq SmallCap Market; the Merger Options and Warrants will not be so quoted or approved for quotation. No assurance can be given that ASI will be able to satisfy the criteria for continued quotation on the Nasdaq SmallCap Market. Failure to meet the maintenance criteria in the future may result in the Units, ASI Common Stock, Redeemable Warrants and Class B Warrants not being eligible for quotation. In such event, an investor may find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, the Units, ASI Common Stock, Redeemable Warrants and Class B Warrants.

     If ASI were removed from the Nasdaq SmallCap Market, trading, if any, in the Units, the ASI Common Stock, the Redeemable Warrants or the Class B Warrants would thereafter have to be conducted in the over-the-counter market in the so-called "pink sheets" or, if then available, Nasdaq's OTC Bulletin Board. As a result, an investor would find it more difficult to dispose of, and to obtain accurate quotations as to the value of, such securities.

     In addition, if the Units, ASI Common Stock, Redeemable Warrants or Class B Warrants are delisted from trading on Nasdaq and the trading price of the ASI Common Stock is less than $5.00 per share, trading in the ASI Common Stock would also be subject to the requirements of Rule 15g-9 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Under such rule, broker/dealers who recommend such low-priced securities to persons other than established customers and accredited investors must satisfy special sales practice requirements, including a requirement that they make an individualized written suitability determination for the purchaser and receive the purchaser's written consent prior to the transaction. The Securities Enforcement Remedies and Penny Stock Reform Act of 1990 also requires additional disclosure in connection with any trades involving a stock defined as a penny stock (generally, according to recent regulations adopted by the Commission, any equity security not traded on an exchange or quoted on Nasdaq that has a market price of less than $5.00 per share, subject to certain exceptions), including the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith. Such requirements could severely limit the market liquidity of the Units, ASI Common Stock, Redeemable Warrants and Class B Warrants and the ability of ASI stockholders to sell their securities in the secondary market. There can be no assurance that the Units, ASI Common Stock, Redeemable Warrants and Class B Warrants will not be delisted or treated as a penny stock.

     REGISTRATION OF SHARES UNDERLYING THE CLASS B WARRANTS AND MERGER OPTIONS AND WARRANTS. The Class B Warrants and Merger Options and Warrants issued in the Merger are not exercisable unless, at the time of exercise, ASI has distributed a current prospectus covering the shares of ASI Common Stock issuable upon exercise of such Class B Warrants and Merger Options and Warrants and such shares have been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the holder who wishes to exercise such Class B Warrants or Merger Options and Warrants. In addition, in the event any Class B Warrants or Merger Options and Warrants are exercised at any time after nine months from the date of this Proxy Statement-Prospectus, ASI will be required to file a post-effective amendment and deliver a current prospectus before the Class B Warrants or Merger Options and Warrants may be exercised. Although ASI will use its best efforts to have all such shares so registered or qualified on or before the exercise date and to maintain a current prospectus relating thereto until the expiration of such Class B Warrants and Merger Options and Warrants, there is no assurance that it will be able to do so. Holders of Class B Warrants or Merger Options and Warrants who exercise such warrants at a time ASI does not have a current prospectus may receive unregistered and, therefore, restricted shares of ASI Common Stock. Although the Class B Warrants and Merger Options and Warrants will not knowingly be issued to PaperClip stockholders, optionholders and warrantholders in jurisdictions in which the Class B Warrants or Merger Options and Warrants are not registered or otherwise qualified for sale, purchasers may buy Class B Warrants or Merger Options and Warrants in the after market or may move to jurisdictions in which the shares underlying the Class B Warrants or Merger Options and Warrants are not registered or qualified during the period that the Class B Warrants or Merger Options and Warrants are exercisable. In this event, ASI would be unable to issue shares to those persons desiring to exercise their Class B Warrants or Merger Options and Warrants unless and until the shares and Class B Warrants or Merger Options and Warrants could be qualified for sale in the jurisdiction in which such purchasers reside, or an exemption from such qualification exists in such jurisdiction, and holders of Class B Warrants or Merger Options and Warrants would have no choice but to attempt to sell the Class B Warrants or Merger Options and Warrants in a jurisdiction where such sale is permissible or allow them to expire unexercised.

     REDEMPTION OF WARRANTS. ASI will have the right to redeem certain warrants included in the Merger Options and Warrants at any time at a price of $.05 per Merger Warrant on 30 days' prior written notice; provided either that certain performance criteria set forth in the warrants are met or that ASI obtains the consent of the bankruptcy trustee for A.R. Baron. ASI has the right to redeem all, but not less than all, of the Class B Warrants, at a price of $.05 per Class B Warrant on 30 days' prior written notice, provided that ASI shall have obtained the consent of JSC, and the average closing bid price of the ASI Common Stock equals or exceeds 150% of the then exercise price per share, subject to adjustment, for any 20 trading days within a period of 30 consecutive trading days ending on the fifth trading day prior to the date of the notice of redemption. In the event ASI exercises the right to redeem the Class B Warrants or the warrants included in the Merger Options and Warrants, such warrants will be exercisable until the close of business on the date fixed for redemption in such notice. If any warrant called for redemption is not exercised by such time, it will cease to be exercisable and the holder will be entitled only to the redemption price.

     REDUCED PROBABILITY OF CHANGE OF CONTROL OR ACQUISITION OF ASI DUE TO EXISTENCE OF ANTI-TAKEOVER PROVISIONS. The ASI Certificate contains certain provisions that reduce the probability of any change of control or acquisition of ASI. Pursuant to the ASI Certificate, the Board of Directors has the ability to issue preferred stock in one or more series with such rights, obligations and preferences as the Board of Directors may determine without any further vote or action by the stockholders. The rights of the holders of ASI Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisition and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of ASI. Although ASI has no present plans to issue any shares of preferred stock, there can be no assurance that it will not issue preferred stock at some future date. Further, certain provisions of the DGCL could delay or make more difficult a merger, tender offer or proxy contest involving ASI. While such provisions are intended to enable the Board of Directors to maximize stockholder value, they may have the effect of discouraging takeovers which could be in the best interest of certain stockholders. There is no assurance that such provisions will not have an adverse effect on the market value of ASI's stock in the future. In addition, the ASI Certificate provides that its directors shall not be personally liable to ASI or its stockholders for monetary damages in the event of a breach of fiduciary duty to the extent permitted by the DGCL.

     JSC'S POTENTIAL INFLUENCE ON THE MARKET. Although JSC has been making a market in the ASI Common Stock, it has no legal obligation to continue to do so. The prices and the liquidity of the ASI Common Stock may be significantly affected by the degree, if any, of JSC's continuing participation in the market. No assurance can be given that JSC or any other broker-dealer will continue to make a market in the ASI Common Stock or the other ASI Purchase Securities.

RISKS RELATING TO PAPERCLIP

     WORKING CAPITAL DEFICIENCIES; HISTORY OF LOSSES, ACCUMULATED DEFICIT; ABILITY TO CONTINUE AS A GOING CONCERN. PaperClip has a history of losses and of limited working capital. For the nine months ended September 30, 1997, PaperClip incurred a net loss of $2,159,295. As of September 30, 1997, PaperClip had an accumulated deficit of $18,957,301. PaperClip continues to incur operating losses. PaperClip had negative working capital of $2,644,301 as of September 30, 1997. For the years ended December 31, 1994, 1995 and 1996, PaperClip incurred net losses of $2,887,622, $4,236,970 and $4,751,841, respectively. As of
December 31, 1996, PaperClip had an accumulated deficit of $16,798,006. As of December 31, 1995 PaperClip had a positive working capital of $3,256,657. As of December 31, 1996 PaperClip had a working capital deficit of $700,859. For the years ended December 31, 1994, 1995, and 1996, PaperClip's negative cash flows from operations were $2,051,062, $4,087,608 and $3,990,242, respectively. PaperClip's independent public accountants have included explanatory language in their report dated February 20, 1997 on PaperClip's Financial Statements as to PaperClip's ability to continue as a going concern. See "PaperClip Software, Inc. Management's Discussion and Analysis of Financial Condition and Results of Operations," and PaperClip Financial Statements and notes thereto.

     PRODUCT DEVELOPMENT. Existing and future competing products that may be offered at lower prices, or that may have superior technological and performance characteristics, could adversely affect sales of the Systems (as defined below) and/or other products offered by PaperClip. Management expects that growing demand for efficient and cost-effective solutions for document management and imaging will continue to drive the developments of new technologies that may be more sophisticated than PaperClip's products and that PaperClip's ability to continue to compete depends upon its ability to continue to enhance successfully its existing products and to develop new products that meet the changing needs of end users. However, unless PaperClip has sources of financing available to it (which it currently does not), these objectives cannot be met. The inability to enhance its existing products or to develop new products may have a material adverse effect on PaperClip's operations and profitability. See "Information Concerning PaperClip Software, Inc.--Business--Product Development."

     COMPETITION. The document management software market is intensely competitive. Buyer preferences can shift quickly, and rapid changes in technology provide opportunities for new entrants into the market. Management is not aware of any product line which offers all of the features and functions of the Systems. However, a number of software companies offer products which compete with one or more of the functions of the Systems. To date Microsoft, Inc. ("Microsoft"), a competitor of PaperClip, has not entered into the document management and imaging market. Microsoft's entry into the document management and imaging market may have a material adverse effect on the prospects of PaperClip. See "Information Concerning PaperClip Software, Inc.--Business--Product Development."

     INTERESTS OF CERTAIN PERSONS IN THE MERGER. Although the Merger was unanimously approved by all of the members of the PaperClip Board, in considering approval of the Merger Agreement PaperClip's stockholders should be aware that certain directors and officers of PaperClip have interests in the Merger that are in addition to the interests of stockholders of PaperClip generally and which may create perceived conflicts of interests. These interests include the fact that two of the officers of PaperClip (one of whom is also a director) will be employed by ASI, the fact that a shareholder received 333,333 shares of PaperClip Common Stock for advisory services that he rendered to PaperClip in connection with the transactions between ASI and PaperClip, including the Merger, and will be a director of ASI for at least two years following the Merger, and the acceleration of vesting of certain PaperClip Employee Options held by the officers and directors of PaperClip pursuant to certain employment agreements. In addition, the stockholder that received 333,333 shares of PaperClip Common Stock for advisory services has engaged in discussions with the Acting Chairman of the Board of ASI with respect to such stockholder becoming Chairman of ASI after the Merger is consummated, and prior to consummation of the Merger, the Acting Chairman of ASI intends to use such stockholder's advisory services in connection with the operations of ASI. See "Special Factors -- Interests of Certain Persons in the Merger."

                           SPECIAL MEETING INFORMATION

     This Proxy Statement-Prospectus is being furnished in connection with the solicitation of proxies by the Board of Directors of PaperClip for use at the Special Meeting. The Special Meeting will be held at the offices of Medical Registry, Inc., One University Plaza, Hackensack, New Jersey, on February 17, 1998 at 10:00 a.m., local time.

     The Special Meeting will be held for the purpose of considering and voting upon proposals to adopt and approve (i) the Merger Agreement and the transactions contemplated thereby and (ii) the Amendment, and to conduct any other business that may properly come before the Special Meeting. Any action may be taken on the foregoing proposals at the Special Meeting on the date specified above, or any date or dates to which, by original or later adjournment, the Special Meeting may be adjourned or to which the Special Meeting may be postponed.

     THE MEMBERS OF THE PAPERCLIP BOARD UNANIMOUSLY APPROVED AND ADOPTED THE MERGER AGREEMENT AND THE AMENDMENT AND RECOMMEND THAT PAPERCLIP'S STOCKHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT AND THE AMENDMENT. SEE "SPECIAL FACTORS--RECOMMENDATION OF THE BOARD OF DIRECTORS; REASONS FOR THE MERGER," "SPECIAL FACTORS--AMENDMENT TO PAPERCLIP'S CERTIFICATE OF INCORPORATION; REASONS FOR THE AMENDMENT" AND "SPECIAL FACTORS -- INTERESTS OF CERTAIN PERSONS IN THE MERGER."

RECORD DATE

     The PaperClip Board of Directors has fixed the close of business on January 5, 1998 as the Record Date. Only the holders of record of the outstanding shares of PaperClip Common Stock on the Record Date will be entitled to notice of, and to vote at, the Special Meeting. At the Record Date, 8,101,521 shares of PaperClip Common Stock were outstanding, each of which entitles the holder thereof to one vote. The presence, in person or by proxy, of a majority of the aggregate number of shares of PaperClip Common Stock outstanding and entitled to vote on the Record Date is necessary to constitute a quorum at the Special Meeting.

PROXIES; VOTING AND REVOCATION

     All shares of PaperClip Common Stock represented by properly executed proxies will, unless such proxies have been previously revoked, be voted in accordance with the instructions indicated in such proxies. IF A PROPERLY EXECUTED PROXY HAS BEEN RETURNED AND NO INSTRUCTIONS ARE INDICATED, SUCH SHARES OF PAPERCLIP COMMON STOCK WILL BE VOTED IN FAVOR OF THE MERGER AGREEMENT AND THE AMENDMENT IN ACCORDANCE WITH THE RECOMMENDATION OF THE PAPERCLIP BOARD.

     PaperClip does not know of any matters other than as described in the accompanying Notice of Special Meeting that are to come before the Special Meeting. If any other matter or matters are properly presented for action at the Special Meeting, the persons named in the enclosed form of proxy and acting thereunder will have the discretion to vote on such matters in accordance with their best judgment.

     Votes cast by proxy or in person at the Special Meeting will be tabulated by the election inspectors appointed for the meeting and will determine whether or not a quorum is present. The election inspectors will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as shares not voted for purposes of determining the approval of any matter submitted to the stockholders for a vote. Since the affirmative vote of the holders of a majority of the outstanding shares of PaperClip Common Stock entitled to vote on the Merger Agreement and the Amendment is required to approve and adopt the Merger Agreement, the Amendment and the transactions contemplated thereby, such abstentions will have the effect of a negative vote. In addition, under the rules of the National Association of Securities Dealers, brokers who hold shares in street name for customers who are the beneficial owners of such shares are prohibited from giving a proxy to vote shares held for such customers on the approval and adoption of the Merger Agreement and the Amendment without specific instructions from such customers and, thus, such shares will not be considered as present and entitled to vote on such matters. Given that Delaware law requires the affirmative vote of the holders of a majority of the outstanding shares of PaperClip Common Stock entitled to vote on the Merger Agreement and the Amendment in order to adopt such Merger Agreement and the Amendment, the failure of such customers to provide specific instructions with respect to their shares of PaperClip Common Stock to their broker will have the effect of a negative vote. The persons named as proxies by a stockholder may propose and vote for one or more adjournments or postponements of the Special Meeting to permit further solicitation of proxies in favor of such proposal.

     A stockholder of record who has given a proxy may revoke it at any time prior to its exercise by filing an instrument of revocation with Michael Suleski, Secretary of PaperClip (Three University Plaza, Hackensack, New Jersey 07601, facsimile number (201) 487-0613), by filing a duly executed proxy bearing a later date, or by appearing at the Special Meeting in person, notifying the Secretary, and voting by ballot at the Special Meeting. Any stockholder of record attending the Special Meeting may vote in person whether or not a proxy has been previously given, but the mere presence (without notifying the Secretary) of a stockholder at the Special Meeting will not constitute revocation of a previously given proxy.

VOTES REQUIRED

     Assuming a quorum is present, the affirmative vote of the holders of a majority of the issued and outstanding shares of PaperClip Common Stock entitled to vote on the Merger and the Amendment is necessary to approve and adopt the Merger Agreement and the Amendment, and the transactions contemplated thereby. At the Record Date, PaperClip directors, executive officers and their affiliates and the persons and entities related to the foregoing held 764,562 shares, or 9.4%, of the outstanding PaperClip Common Stock entitled to vote at the Special Meeting. Consequently, assuming that each director and executive officer of PaperClip, their respective affiliates, and persons and entities related to the foregoing, vote in favor of the Merger Agreement and the Amendment, which votes may affect the outcome of the vote, the affirmative vote of the holders of an additional 3,289,217 shares of PaperClip Common Stock, representing 40.6% of the shares issued and outstanding, would be required. Each of the directors and executive officers of PaperClip has indicated his or her intention to vote the PaperClip Common Stock beneficially owned by him or her for approval of the Merger Agreement and executed a Stockholder Agreement to such effect. The approval of (i) the Merger Agreement and (ii) the issuance of the PaperClip Preferred Stock to the holders of the PaperClip Convertible Notes, which is conditioned upon the approval of the Amendment, by the stockholders is a condition to the consummation of the Merger. If, however, the Merger Agreement is not approved and the Amendment is, then the Amendment will be effected and the PaperClip Preferred Stock will be issued to the PaperClip Convertible Note holders.

SOLICITATION OF PROXIES

     ASI will bear the cost of solicitation of proxies by PaperClip. Brokerage firms, fiduciaries, nominees and others will be reimbursed for their out-of-pocket expenses in forwarding proxy materials to beneficial owners of PaperClip Common Stock held in their names. In addition to the use of the mails, PaperClip has retained American Stock Transfer and Trust Company to assist in the solicitation of proxies for a fee of $5,000, plus reimbursement of out-of-pocket expenses. Proxies may also be solicited by directors, officers and regular employees of PaperClip, who will not be specifically compensated for such services, by means of personal calls upon, or telephonic or telegraphic communications with, stockholders or their representatives.

QUORUM

     The presence in person or by properly executed proxy of holders of a majority of the issued and outstanding shares of PaperClip Common Stock entitled to vote at the Special Meeting is necessary to constitute a quorum at the Special Meeting. Abstentions will be counted for purposes of determining whether a quorum is present at the Special Meeting.

     THE MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING ARE OF GREAT IMPORTANCE TO THE STOCKHOLDERS OF PAPERCLIP. ACCORDINGLY, STOCKHOLDERS ARE URGED TO READ AND CAREFULLY CONSIDER THE INFORMATION PRESENTED IN THIS PROXY STATEMENT-PROSPECTUS, AND TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

                                 SPECIAL FACTORS

BACKGROUND OF THE MERGER

     In July 1996 A.R. Baron ("AR Baron"), PaperClip's investment banker and the underwriter of PaperClip's initial public offering in September 1995 (the "Offering"), filed for bankruptcy and went out of business. At that time, PaperClip's executives directed Mr. Weiss, PaperClip's Chief Executive Officer, to look for a new investment banker, a strategic partner, an acquisition by or a merger with another company. From the beginning of July 1996 through January 2, 1997, Mr. Weiss had discussions or meetings with over fifty different firms regarding investment banking relationships, public or private equity offerings, the sale of PaperClip or other strategic relationships. These discussions included several merger and acquisition firms specializing in the software field.

     One of such firms was JSC. At the first meeting Mr. Weiss was told by JSC that it was in the process of taking ASI public and that JSC believed that PaperClip might be a suitable acquisition candidate for ASI. JSC underwrote ASI's initial public offering in October 1996 (the "IPO").

     Following the IPO, meetings between representatives of PaperClip and ASI occurred regarding a possible combination of the two companies. Representatives of PaperClip met with ASI to discuss various strategic issues, including synergies between the two companies relating to expanded development, distribution packaging and marketing opportunities; shared industry experience and expertise; more efficient operations and synergies in development operations and support services; and expanded management and marketing depth.

     On November 7, 1996, confidentiality agreements were executed by PaperClip and ASI. Following the execution of the confidentiality agreements, various information was exchanged between the parties.

     During November and December 1996, representatives of PaperClip and ASI met and determined that an overall merger between PaperClip and ASI should be further explored. Discussions continued thereafter as to the synergies that could be obtained by consolidating operations and by combining the two entities.

     During December 1996, various meetings occurred among representatives of PaperClip and ASI during which a proposed term sheet for an acquisition was negotiated. PaperClip's Board reviewed the proposed terms of an acquisition at a meeting held on December 24, 1996 and authorized the negotiation of a definitive agreement.

     On January 2, 1997 PaperClip and ASI signed a non-binding letter of intent (the "Letter of Intent"). The Letter of Intent described a proposed taxable asset sale transaction of substantially all of the assets and liabilities of PaperClip to ASI, in which PaperClip would receive 1,544,438 shares of ASI Common Stock plus an equivalent number of Class B Warrants.

     On January 29, 1997, pursuant to the Letter of Intent, ASI loaned PaperClip $300,000 at an interest rate of 12% per annum. See "The Merger -- Bridge Loan."

     During the course of subsequent discussions, JSC suggested the possibility of PaperClip merging with Discovery, a biotechnology company after ASI acquired substantially all of its assets and assumed substantially all of its liabilities. A number of meetings were held with Discovery and it was determined by PaperClip to pursue a three-way transaction whereby ASI would acquire PaperClip's assets and liabilities and PaperClip would acquire Discovery. During January 1997, various meetings occurred among representatives of PaperClip and Discovery during which a proposed term sheet for the merger of Discovery was negotiated. A non-binding letter of intent with Discovery was executed on February 21, 1997, which stated that, among other things, the Discovery transaction was predicated upon PaperClip maintaining a listing on the Nasdaq SmallCap Market. On March 11, 1997, PaperClip's securities were deleted from the Nasdaq SmallCap Market due to PaperClip's failure to comply with minimum asset and capital surplus requirements established by Nasdaq, and consequently the Discovery transaction was abandoned.

     The period between the execution of the Letter of Intent through March 11, 1997 was devoted to (i) negotiating a letter of intent with Discovery, (ii) drafting and negotiating the agreements for the acquisition, including the agreement with respect to ASI's $300,000 loan to PaperClip, and (iii) preparing for meetings with Nasdaq. From mid-March 1997 through April 15, 1997, the parties negotiated the terms of, and on April 15, 1997 entered into, the Asset Purchase Agreement and Management Agreement.

     In order to (i) reduce the post-closing expenses of both ASI and PaperClip,
(ii) eliminate the need for PaperClip to holdback a portion of the consideration that it would have received in the asset purchase transaction in order to satisfy its obligations under outstanding options and warrants, and to its creditors, and (iii) avoid the need for ASI to prepay the outstanding PaperClip Convertible Notes at closing, subsequent to April 15, 1997 ASI and PaperClip entered into discussions to amend the structure of the transaction from an asset purchase transaction to a merger transaction. On September 12, 1997, the parties entered into a letter of intent to amend the structure of the transaction into a merger, and on November 12, 1997, the parties entered into the Merger Agreement and the First Amendment to the Management Agreement. In December 1997, ASI presented a plan of financing to PaperClip in accordance with the then existing condition of the Merger Agreement that a bona fide written third party proposal for financing the Surviving Corporation for at least 12 months following the Merger be provided to PaperClip prior to mailing of the proxy statement, and that PaperClip be reasonably satisfied that such proposal is attainable. The plan provided for up to $1,500,000 to be raised from a private placement of ASI's securities. After a number of discussions, on December 30, 1997, ASI entered into a letter of intent with JSC in connection with a private placement of ASI's securities under which JSC undertakes to seek to raise between $500,000 and $2,000,000 of capital for ASI. In order to avoid any further delay in consummating the capital raising transaction, the parties amended the Merger Agreement as of January 8, 1998 to provide that the receipt of at least $2,000,000 in gross proceeds from a private placement of ASI's securities is a condition to the closing of the Merger. This amendment enables PaperClip to mail the proxy statement and hold the Special Meeting, but makes the consummation of the Merger contingent upon the receipt by ASI of the specified amount of financing.

RECOMMENDATION OF THE BOARD OF DIRECTORS; REASONS FOR THE MERGER

     The Board of Directors of PaperClip acting unanimously has approved (i) the Merger Agreement, (ii) the Amendment and (iii) the transactions contemplated thereby, including the Merger, and the Board of Directors of PaperClip believes that the Merger is in the best interests of, and is fair to, PaperClip and its stockholders, and recommends that PaperClip's stockholders approve and adopt the Merger Agreement.

     The primary reasons that the PaperClip Board approved the Merger and is recommending its approval to the PaperClip stockholders are that, taking into account the fact that ASI has been managing PaperClip since April 1997 pursuant to the Management Agreement and that PaperClip continues to incur operating losses and has no sources of liquidity independent of ASI's funding under the Management Agreement, it believes that the Merger (i) represents the most attractive financial alternative available to PaperClip's stockholders; (ii) will provide PaperClip's stockholders with better access to capital markets, including greater liquidity; and (iii) giving effect to the complementary strengths of ASI and PaperClip, along with the potential software development opportunities, cost reductions, economies of scale, greater distribution network, and other operating efficiencies contemplated by the Merger, gives the holders of ASI Common Stock after the closing the potential for greater long-term appreciation than the holders of PaperClip Common Stock. After the consummation of the Merger, PaperClip will be a wholly-owned subsidiary of ASI.

     In making its determination with respect to the Asset Purchase Agreement and subsequently for the Merger, the PaperClip Board considered, among other things:

     1. the fact that since the financial failure of AR Baron (PaperClip's investment banker) there have been no market-makers for PaperClip's Common Stock and the price of PaperClip Common Stock had greatly suffered as a result;

     2. the fact that PaperClip needed to raise capital in order to continue, but the amount of capital to be raised was in an order of magnitude too small to attract quality investment banking firms, and PaperClip was unable to identify any source for a private placement;

     3. information relating to the financial performance, condition, business operations and prospects of PaperClip and ASI and current industry economic and market conditions;

     4. the ability to take advantage of complementary operating strategies of the two entities, including potential cost reductions;

     5. the opportunity for PaperClip's stockholders to become stockholders of a company that is traded on the NASDAQ SmallCap Market;

     6. the fact that after evaluating the various options open to PaperClip, the Merger offered the greatest likelihood of closure and subsequent success;

     7. the terms of the Merger Agreement, including the exchange ratio of ASI Purchase Securities for PaperClip Common Stock, which the PaperClip Board noted was the result of arm's length negotiations; and

     8. the fact that the PaperClip Advisory Board recommended that PaperClip enter into the Asset Purchase Agreement.

     In addition, in approving the Merger Agreement the Board of Directors of PaperClip took into account the fact that ASI had been managing PaperClip since April pursuant to the Management Agreement, and that PaperClip continues to incur operating losses and has no sources of liquidity independent of ASI's funding under the Management Agreement.

     The PaperClip Board also considered certain potentially negative factors in its deliberations concerning the Asset Purchase Agreement and subsequently the Merger, including among other things:

     1. the fact that the total number of the ASI Purchase Securities is fixed, subjecting PaperClip's stockholders to a risk of a decline in the price of ASI Common Stock which would reduce the value of the consideration to be received by PaperClip's stockholders in the Merger;

     2. the fact that the transferability of the ASI Purchase Securities will be limited by the Lock-up Agreements;

     3. the risk that the complementary strengths of ASI and PaperClip and the software development opportunities, cost reductions, economies of scale, and other operating efficiencies contemplated by the Merger would not be realized; and

     4. the risk that if the Merger could not be consummated, PaperClip would be in a weaker position to make the necessary changes to continue on a stand-alone basis, than if it were to pursue such changes immediately.

     In addition, in approving the Merger Agreement and the amendment thereto, dated as of January 8, 1998, the Board of Directors of PaperClip took into account (i) the declining revenues of ASI; (ii) the fact that ASI has resources to satisfy its capital requirements only through February 28, 1998 without receiving additional sources of capital; (iii) that ASI may secure needed capital from an equity issuance which would dilute the percentage ownership in ASI that PaperClip's stockholders receive in the Merger; and (iv) that ASI's audited financial statements contain a going concern qualification. Nonetheless, the Board of Directors determined to approve the Merger as the best opportunity currently available to PaperClip.

     In view of the wide variety of factors considered by the PaperClip Board, the PaperClip Board did not quantify or otherwise attempt to assign relative weights to the specific factors considered in making its determination. However, in the view of the PaperClip Board, the potentially negative factors considered by it were not sufficient, either individually or collectively, to outweigh the positive factors it considered in its deliberations relating to the Merger.

AMENDMENT TO PAPERCLIP'S CERTIFICATE OF INCORPORATION; REASONS FOR THE AMENDMENT

     In order to issue the PaperClip Preferred Stock to the PaperClip Convertible Note holders, the Board of Directors of PaperClip has unanimously approved (subject to stockholder approval) the Amendment to PaperClip's Certificate of Incorporation, substantially in the form of Exhibit B attached to this Proxy Statement-Prospectus and incorporated by reference herein, to effect the Amendment with respect to the issuance of the PaperClip Preferred Stock; however, such text is subject to change as may be required by the Secretary of State. If the Amendment is approved by the actions of PaperClip's stockholders, PaperClip will be authorized to issue the PaperClip Preferred Stock.

     In order to facilitate the Merger and preserve cash for ASI by eliminating the need for ASI to prepay the PaperClip Convertible Notes at the Effective Time, the PaperClip Convertible Note holders have agreed to exchange their Notes for the PaperClip Preferred Stock (which, on the Effective Time, will become the Preferred Stock of the Surviving Corporation (the "Preferred Stock")). PaperClip Convertible Notes, in the aggregate outstanding principal amount of $129,690.74 (plus unpaid interest accrued on the PaperClip Convertible Notes) will be exchanged at a rate of one share of PaperClip Preferred Stock for $.30 of principal and accrued interest on the PaperClip Convertible Notes into an aggregate of 432,303 shares of PaperClip Preferred Stock (plus unpaid interest accrued on the PaperClip Convertible Notes which shall be exchanged for additional shares of Preferred Stock). After 18 months, the holders of the PaperClip Preferred Stock will have the option to put the shares of the Preferred Stock to the Surviving Corporation or ASI for cash or ASI Common Stock and Class B Warrants. After 30 months, the Surviving Corporation or ASI will have the right to redeem the Preferred Stock for cash or ASI Common Stock and Class B Warrants. Following the Effective Time, ASI shall, or shall cause the Surviving Corporation to, honor the put rights of the holders of the Preferred Stock, including, without limitation, providing funds to the Surviving Corporation to satisfy the put, if necessary. The per share put price and the redemption price will be for the same number of shares of ASI Common Stock and Class B Warrants as one share of PaperClip Common Stock would receive, or for cash equal to the liquidation preference of $.30 per share, plus, in each case, accrued but unpaid dividends on the Preferred Stock. The dividend rate on the Preferred Stock will be 12% per annum. The Preferred Stock will be non-voting and will have a liquidation preference of $.30 per share or an aggregate of $129,690.74 (plus unpaid interest accrued on the PaperClip Convertible Notes which shall be exchanged for additional shares of Preferred Stock).

INTERESTS OF CERTAIN PERSONS IN THE MERGER; CONFLICTS OF INTEREST

     In considering the recommendations of the Board of Directors with respect to the Merger, stockholders should be aware that members of management and the Board of Directors of PaperClip have certain interests which are described below and which present them with conflicts of interest in connection with the Merger.

     Certain directors and officers of PaperClip have interests in the Merger that are in addition to the interests of stockholders of PaperClip generally and which may create perceived conflicts of interests. These interests include the fact that two of the officers of PaperClip (one of whom is also a director) will be employed by ASI, the fact that a shareholder received 333,333 shares of PaperClip Common Stock for advisory services that he rendered to PaperClip in connection with the Merger, and the acceleration of vesting of certain PaperClip Employee Options held by the officers and directors of PaperClip pursuant to certain employment agreements. In addition, the stockholder that received 333,333 shares of PaperClip Common Stock for advisory services has engaged in discussions with the Acting Chairman of the Board of ASI with respect to such stockholder becoming Chairman of ASI after the Merger is consummated, and prior to consummation of the Merger, the Acting Chairman of ASI intend to use such stockholder's advisory services in connection with the operations of ASI. These interests are discussed below.

     Pursuant to the Employment Termination Agreement and Release (the "Termination Agreement"), as of May 15, 1997 PaperClip terminated without "cause" the employment with PaperClip of Sol Rosenberg, the President, Chief Technology Officer and a director of PaperClip. The severance payment payable to Mr. Rosenberg under the Termination Agreement is approximately $120,000, of which approximately $80,000 has been paid to date.

     William Weiss, Chief Executive Officer, Treasurer and a director of PaperClip, is owed $50,000 by PaperClip in respect of deferred salary for 1996, and $60,000 with respect to his salary earned to date in 1997.

     In February 1997, the PaperClip Board granted to Stephen Kornfeld 333,333 shares of PaperClip Common Stock for advisory services that he rendered to PaperClip in connection with the transactions with ASI. Mr. Kornfeld was the beneficial owner of approximately 1% of the Common Stock of PaperClip when such payment was made (approximately 5% after giving effect to such additional shares). In arriving at the amount of the fee, the PaperClip Board considered the following: (i) the value added by Mr. Kornfeld to PaperClip stockholders, which was arrived at by ascertaining the value added by Mr. Kornfeld to the negotiations with ASI, (ii) the amount of additional time that Mr. Kornfeld will have to expend until the consummation of the Merger, and (iii) the fee paid to JSC by ASI. Mr. Kornfeld will be a director of ASI for at least two years following the closing of the Merger.

     The Board of Directors was aware of these conflicts and considered them among the other matters described under "Special Factors -- Recommendation of the Board of Directors; Reasons for the Merger."

OPERATIONS OF ASI AFTER THE MERGER

     MANAGEMENT. Senior management will be reorganized with a combination of personnel from both companies. Robert H. Stone, presently President and Chief Executive Officer of ASI, will remain in that position. D. Michael Bridges, presently Director of Sales for PaperClip, will assume the duties of Vice
President of Sales for ASI after the Merger. Michael Suleski, presently a director and Vice President of Development for PaperClip, will assume the duties of Vice President of Development for ASI after the Merger. Denis Marchand, Vice President - Finance and Administration for ASI, and Chip Rabinowitz, General Manager and Acting Director of Engineering and Development at ASI, will each remain in his current position.

     For a period of two years following the Merger, ASI is required to nominate one person designated by PaperClip, who initially will be Stephen Kornfeld (who is a shareholder of, and a consultant to, PaperClip) to ASI's Board of Directors. Mr. Kornfeld and Mr. Gardner, the Acting Chairman of the Board of ASI, have engaged in discussions with respect to Mr. Kornfeld becoming Chairman of ASI after the Merger is consummated. Moreover, Mr. Gardner intends to utilize Mr. Kornfeld's advisory services in connection with the operations of ASI until the Merger is consummated. In addition, during such two year period, PaperClip will be entitled to designate one person who will be permitted to attend all meetings of ASI's Board of Directors as an "advisor" or observer," who initially will be William Weiss, the Chief Executive Officer and a director of PaperClip. In the event that Mr. Kornfeld or any other designee of PaperClip resigns or is removed for cause from ASI's Board of Directors, Mr. Kornfeld or such other designee will be entitled to designate an additional "advisor" or "observer."

     OPERATIONS. ASI's strategy for the combined operations of ASI and PaperClip after consummation of the Merger is to provide an enterprise-wide solution for data storage, retrieval, document management, report distribution and data mining. This strategy is intended to leverage several key technologies and products from both ASI's mainframe offerings and PaperClip's software line.

     The lead product in this new strategic direction is PaperClip's new document management product, PaperClip 32. With the expected release of this 32 bit suite of software in the quarter ending March 31, 1998, users will be able to manage all electronic documents as well as to exchange documents in a "many to many" trading partner environment. Electronic Document Exchange ("EDX"), an open standard like Electronic Data Interchange ("EDI"), will provide a means for companies to exchange legally accepted documents without requiring printing to paper and re-scanning. Another new feature, "Print to Archive" ("PTA"), will allow the background filing of documents into the electronic folder during routine printing, thereby eliminating the need to print, copy and file. PTA also provides the benefit of storing "compound documents" such as electronic forms, compound rendering and electronic signatures as legally accepted electronic images.

     Using PaperClip 32 as a "common dashboard" for all document management and imaging solutions allows other products (developed both internally and externally) to be integrated into complete end-user solutions. The types of products that ASI intends to link through PaperClip 32 can be generally broken into three categories:

     1.   Data   Input   Systems:    Scanned    documents,    faxed   documents,
          computer-generated reports, forms processing, etc.

     2.   Data Storage Systems:  Data Warehousing,  Hierarchical Storage Systems
          (HSM), RAID, Tape, CD-ROM, DVD, etc.

     3. Data Distribution Systems: Data Mining, Customer Reporting, Internet Browser access, etc.

     DATA INPUT SYSTEMS. Because PaperClip 32 was designed for integration from the beginning, interfaces already exist with products from other companies, including interfaces with high-end scanners and scanning packages, forms processing systems and report processing solutions. ASI's integration with these products for data input needs to be enhanced and strengthened. Only one product, Cardiff, has been integrated using the PaperClip API. Other products have been integrated using PaperClip's "Auto-Import" facility, which can be cumbersome and does not present a "pleasing" interface to the end-user. With the forthcoming release of PaperClip 32, ASI intends to encourage tighter integration with the various front-ends by either the front-end product using the PaperClip API, or by using DLLs provided by the other product for direct use by PaperClip.

     Integration of OEM products can strengthen the combined offerings with lower costs--both in development and support. An example is to replace the PaperClip scanning module with a third-party scanning product, which would eliminate testing, integration and support of new scanners, saving engineering and customer support time and money.

     PaperClip COLD, PaperClip's product for storing computer-generated reports, was never designed to be a stand-alone product. The engineering resources required to redesign PaperClip COLD to support higher-end services would be high. ASI is evaluating an alternative COLD provider to integrate with PaperClip.

     GIGAPAGE, ASI's mainframe COLD product, must be integrated into the PaperClip system. With the introduction of the new OAS system (which is based on a Windows NT platform instead of a proprietary hardware platform), GIGAPAGE data can be made available to client-server applications such as PaperClip. ASI believes that the integration of this data with PaperClip products, using the PaperClip API and/or Auto-Import facilities, is a high-priority project. ASI will continue to market and sell GIGAPAGE to new prospects and seek to upgrade its existing customer base. However, GIGAPAGE is no longer the flagship product in ASI's marketing efforts or in its development focus.

     DATA STORAGE SYSTEMS. ASI's patented data storage system, the OAS/3590, combined hardware data compression with intelligent management of an optical jukebox. A new OAS/3597 controller with enhancements was introduced to the marketplace in the fourth quarter of 1997 which removes some of the limitations controlling speed of access in linking client-server based storage devices to mainframe systems. Most links between networks and mainframes are accomplished using an SNA (Systems Network Architecture, an IBM architecture) connection which is inherently slow.

     Based on a Windows NT server, the new OAS/3597 looks like a standard IBM 3490-tape device. Any mainframe application, including Hierarchical Storage Systems, can see and use this device at speeds approaching 17 megabytes per second (as a point of reference, read/write speeds of optical drives are less than 300 kilobytes per second). Once the data has been sent to the OAS/3597, client-server or network applications can have direct access through a standard network connection, effectively removing the bottleneck of SNA.

     Finally, ASI intends to combine NOSS and the OAS/3597 into a single storage solution. Grafting the enhanced NOSS API to the OAS/3597 platform is expected to allow a wide range of physical storage systems, upgradability to future storage devices, and connections to the enterprise storage market.

     DATA DISTRIBUTION SYSTEMS. To date, neither ASI nor PaperClip has focused much attention on data distribution systems. However, data distribution is a central component of the document management process. ASI's input systems can process voluminous amounts of data, and then can store it for easy retrieval by PaperClip. The WorkFlow product can "zip" documents through cumbersome procedures to ease bottlenecks in a company's paper-handling process. ASI plans to further enhance this product to automatically generate customized reports based upon this huge volume of data, send these reports to the appropriate people, and allow users access to the more detailed information.

     ASI is actively seeking partners to integrate the above-described solution into ASI's product line. Document management and storage is in great demand by many companies. Direct access and manipulation of those documents and the associated data is of tremendous benefit to almost every company.

     PaperClip has a partially developed product to allow Internet access to PaperClip data. This product, known as WebServer, allows users with an Internet browser to access PaperClip bins and folders. Allowing authorized users to access this data through the public Internet or through corporate intranets is important to the ultimate success of the ASI solution because it provides a powerful document management and retrieval solution for widely dispersed work groups.

     There can be no assurances that any part of the foregoing strategy will be successful, that ASI will have the financial or other resources available to develop any of these products or that, if developed, any of these products will be commercially successful.

     It is expected that following the Merger significant aspects of the operations of ASI and PaperClip will be combined to achieve greater marketing impact and lower operating costs. ASI currently intends to commbine administation, human resources, finance/accounting, sales and marketing in one facility in New Jersey. PaperClip document management and imaging research and development, support services and quality assurance testing would remain in New Jersey. It is currently anticipated that mainframe research and development, quality assurance testing, support services, integration services and production services will be located in ASI's North Kingstown, Rhode Island facility.

                                 CAPITALIZATION

     The following table sets forth the capitalization of ASI (i) as of September 30, 1997 and (ii) as adjusted to reflect the Merger of PaperClip and the issuance of the ASI Purchase Securities and the anticipated issuance of convertible promissory notes and related warrants.


                                                  ACTUAL          AS ADJUSTED(1)

Cash and cash equivalents                         $  598,332        $ 2,534,379
                                                  ==========        ===========
Convertible promissory notes                             --           1,900,000
                                                  ----------        -----------

Total long-term debt, including current portion       25,893             42,759
                                                  ----------        -----------
Redeemable preferred stock                               --             129,691
                                                  ----------        -----------
Stockholders' Equity:
  Preferred Stock, $0.01 par value,
    1,000,000 shares authorized,
    -0- outstanding                                     --                    --

Common Stock, $.01 par value,
     13,000,000 shares authorized,
     3,965,199 shares issued,
     actual, and 5,584,637 shares,
     as adjusted                                      39,652             55,096

Additional paid-in capital                        17,637,694         24,660,977

Accumulated deficit                              (15,317,378)       (15,317,378)
                                                 ------------       ------------
                                                   2,359,968          3,398,690
  Less treasury stock (1,259 shares)                 (18,056)           (18,056)
                                                -------------       ------------
  Total stockholders' equity                       2,341,912          9,380,639
                                                -------------       ------------
  Total capitalization                            $2,367,805        $11,453,084
                                                =============       ============

     (1) As adjusted to reflect the issuance of approximately 1,544,438 shares of ASI Common Stock plus an equivalent amount of ASI Class B Warrants in connection with the Merger of PaperClip. Each Class B Warrant entitles the holder to purchase one share of ASI Common Stock at an exercise price of $6.00. Also reflects the anticipated issuance of convertible promissory notes and related warrants.

     BECAUSE THE NUMBER OF ASI PURCHASE SECURITIES IS FIXED AND THE MARKET PRICE OF THE ASI COMMON STOCK IS SUBJECT TO FLUCTUATION, THE MARKET VALUE OF THE ASI COMMON STOCK THAT HOLDERS OF THE PAPERCLIP COMMON STOCK WILL RECEIVE IN THE MERGER MAY INCREASE OR DECREASE PRIOR TO THE CLOSING. IN ADDITION, THE MARKET VALUE OF THE ASI COMMON STOCK AND CLASS B WARRANTS MAY INCREASE OR DECREASE FOLLOWING THE MERGER. STOCKHOLDERS ARE ENCOURAGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE ASI COMMON STOCK AND THE PAPERCLIP COMMON STOCK.

                      ACCESS SOLUTIONS INTERNATIONAL, INC.

                       SELECTED HISTORICAL FINANCIAL DATA

     The following table sets forth selected financial data of ASI for the three years ended June 30, 1995, 1996 and 1997 and for the three months ended September 30, 1996 and 1997. The data has been derived from the ASI financial statements appearing elsewhere herein. The selected financial data set forth below should be read in conjunction with "Access Solutions International, Inc. Management's Discussion and Analysis of Financial Condition and Results of
Operations" and the ASI Financial Statements, the notes thereto and other financial and statistical information included elsewhere in this Proxy Statement-Prospectus. Financial data for the quarter ended September 30 are not necessarily indicative of the results for the full fiscal year.

                                                                                For the Three Months
                                                FOR THE YEARS ENDED JUNE 30,    ENDED SEPTEMBER 30,

                                                1995            1996            1997           1996                1997
                                                -------         ----            ----           ----                ----
                                                                            (in thousands except share and per share data)
STATEMENT OF OPERATIONS DATA:
Net sales:
  Products                                   $     3,126    $     1,352    $       501    $       163    $       193
  Services                                           476            635            591            140            132
                                                     ---            ---            ---            ---            ---

     Total net sales                               3,602          1,987          1,092            303            325
                                                   -----          -----          -----            ---            ---

Cost of sales:
  Products                                         1,115            346            133             20            138
  Services                                           185            234            257             55             71
                                                     ---            ---            ---             --             --

     Total cost of sales                           1,300            580            390             75            210
                                                   -----            ---            ---             --            ---

Gross profit                                       2,302          1,407            701            227            115

Operating  expenses:
   Selling expenses                                1,337          1,223            928            215            191
   General and administrative                      1,588          1,678          1,495            277            274
     expenses
   Research and development                        1,756          1,713          1,651            420            376
     expenses
   Stock compensation                               --              744           --              --             --
     expense (1)                                                    ---             ---          ---              ---           ---

      Total operating expense                      4,681          5,358          4,074            913            842
                                                   -----          -----          -----            ---            ---

Loss from operations                              (2,379)        (3,951)        (3,372)          (685)          (726)
Interest expense, net                                 92            190            (12)           (79)           (25)
                                                      --            ---            ---            ---            ---
Loss before extraordinary item                    (2,471)        (4,141)        (3,360)          (764)          (701)
Extraordinary gain on debt
   restructuring                                    --              320           --             --              --
                                                   ---              ---          ---             ---             ---
Net loss                                     $    (2,471)   $    (3,821)   $    (3,360)   $      (764)   $      (701)
                                             ===========    ===========    ===========    ===========    ===========

Net loss applicable to common stock:
   Net loss                                  $    (2,471)   $    (3,821)   $    (3,360)   $      (764)   $      (701)
   Accrued dividends on preferred stock              (88)          (109)          --             --             --
                                                     ---           ----
                                             $    (2,559)   $    (3,930)   $    (3,360)   $      (764)   $      (701)
                                             ===========    ===========    ===========    ===========    ===========

Primary net loss per common share:
   Net loss before extraordinary item        $     (1.14)   $     (1.88)   $     (1.05)   $     (0.51)   $     (0.18)
   Extraordinary item                               --              .14           --             --              --
                                                   ---              ---           ---            ---            ---
                                             $     (1.14)   $     (1.74)   $     (1.05)   $     (0.51)   $     (0.18)
                                             ===========    ===========    ===========    ===========        =======

Weighted average shares of Common Stock(2)     2,250,259      2,256,150      3,204,122      1,511,865      3,963,940




                                      June 30,     June 30,        September 30,
                                      1996         1997            1997
                                                  (in thousands)
BALANCE SHEET DATA:
Working capital (deficiency)          $(1,971)      $1,842         $   477
Total assets                            2,874        3,980           3,332
Total liabilities                       3,533          937             991
Total stockholders' equity (deficit)     (659)       3,043           2,342


(1) Compensation award to a former officer, including $424,830 of non-cash expenses associated with the fair value of the stock issued. See Note 13 to the ASI Financial Statements.

(2) Computed using the weighted average number of shares of ASI Common Stock outstanding during the period and other potentially dilutive instruments issued at prices below the initial public offering price during the 12 month period prior to the date of effectiveness of ASI's Registration Statement dated October 16, 1996.

  ACCESS SOLUTIONS INTERNATIONAL, INC. MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     ASI's sales consist of sales of products and services. Products sold by ASI consist of COLD systems, software and hardgoods including replacement disk drives, subassemblies and miscellaneous peripherals. ASI also sells document management software in accordance with its distribution agreement with PaperClip. Services rendered by ASI include post-installation maintenance and support. ASI recognizes revenue from customers upon installation of COLD systems and, in the case of COLD systems installed for evaluation, upon acceptance by such customers of the products. ASI sells extended service contracts on the majority of the products it sells. Such contracts are one year in duration with payments received either annually in advance of the commencement of the contract or quarterly in advance. ASI recognizes revenue from service contracts on a straight line basis over the term of the contract. The unearned portion of the service revenue is reflected as deferred revenue. As of September 30, 1997, ASI had deferred revenue in the amount of $235,196, which it will recognize through September 30, 1998.

     ASI's operating results have in the past and may in the future fluctuate significantly depending upon a variety of factors which vary substantially over time, including industry conditions; the timing of orders from customers; the timing of new product introductions by ASI and competitors; customer acceleration, cancellation or delay of shipments; the length of sales cycles; the level and timing of selling, general and administrative and research and development expenses; specific feature needs of customers; and production delays. A substantial portion of ASI's quarterly revenues are derived from the sale of a relatively small number of COLD systems which range in price from approximately $150,000 to $900,000. As a result, the timing of recognition of revenue from a single product order has in the past and may in the future have a significant impact on ASI's net sales and operating results for particular financial periods. This volatility is counter-balanced by the increase in sales of annual service contracts which generally accompanies an increase in systems sales.

     ASI's primary  operating  expenses  include selling  expenses,  general and administrative expenses and research and development expenses. General and administrative expenses consist primarily of employee compensation and customer support expenses. Research and development expenses include compensation paid to internal research and development staff members and expenses incurred in connection with the retention of independent research and development consultants. ASI utilizes its own employees for research and development functions except in certain circumstances involving product enhancements. In those circumstances, ASI regularly retains independent experts to consult and design new software modules which are subsequently evaluated and tested by ASI's internal research and development staff. Upon successful testing of such product enhancements, ASI's internal staff integrates the new products with ASI's existing COLD systems and products.

     In the past, ASI has expended substantial development resources to meet customer commitments. The majority of these services were provided at no charge to honor commitments made for added features when the systems were sold. These resource expenditures have in the past placed a high overhead burden on the GIGAPAGE product line offerings. After completion of GIGAPAGE 3.0, which occurred in the second quarter of Fiscal 1998, management believes that all significant product commitments will have been met. In the future, development of new features will not be initiated unless customers make a financial commitment to cover the minimum engineering costs. This is expected to result in either significantly reduced research and development expenditures or increased offsetting revenues for the GIGAPAGE product offerings.

     ASI has  historically  incurred net loses and anticipates  that further net losses will be incurred prior to the time, if ever, that ASI achieves profitability. However, ASI has recently taken certain steps intended to limit the incurrence of future net losses. Such steps include: (i) the proposed Merger of PaperClip which is anticipated to be completed in February 1998 (see Note 3);
(ii) the October 1997 reduction in ASI's workforce from 24 to 15 full-time employees which is expected to reduce overhead by $150,000 per quarter; (iii) renegotiation of ASI's outstanding maintenance contracts to improve their profitability; and (iv) tighter control and administration of ASI's software engineers to increase revenues from their activities. While no assurance can be given that such steps will be sufficient to limit losses which may be incurred in the future, ASI believes that such steps, when fully implemented, may enable ASI to realize improved operating results. Of the nine employees terminated, one was field support, five were product development personnel, two were administrative staff and one was in sales. Many of the product development personnel were employed in enhancing ASI's GIGAPAGE product which has now been completed. ASI does not believe that these steps, particularly the reduction in the workforce, have to date or will in the future materially adversely impact ASI's revenues and earnings.

     ASI has entered into a Merger Agreement with PaperClip pursuant to which a newly-formed subsidiary of ASI will merge with and into PaperClip, with PaperClip surviving as a subsidiary of ASI. Since April 15, 1997, ASI has been managing the day-to-day operations of PaperClip and advancing agreed-upon funds pursuant to a Management Agreement. In addition, in January 1997, ASI provided a $300,000 Bridge Loan to PaperClip for use as operating capital. Effective June 1, 1997, ASI entered into a one-year distribution agreement with PaperClip. See "The Merger."

RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with the financial statements and notes thereto of ASI contained elsewhere herein.

THREE MONTHS ENDED SEPTEMBER 30, 1997 COMPARED TO THREE MONTHS ENDED SEPTEMBER 30, 1996

     NET SALES. Net sales for the three months ended September 30, 1997 were $325,056 compared with $303,135 for the three months ended September 30, 1996, an increase of $21,921 or 7%. Product sales were $193,413 for the first quarter of Fiscal 1998 compared with $162,797 for the first quarter of Fiscal 1997, an increase of $30,616 or 19%. ASI realized an increase in its product sales through its distribution agreement with PaperClip Software (see Note 2). Product sales consisted of $157,050 for the sale of PaperClip software and the balance for recurring media sales. There were no upgrade installations or software enhancements sold in the first quarter of Fiscal 1998. Service revenues were $131,643 for the first quarter of Fiscal 1998 compared with $140,338 for the first quarter of Fiscal 1997, a decrease of $8,695 or 6%. Management anticipates an increase in service revenues for subsequent quarters due to ongoing negotiations with its customer base and commencement of a new service contract with an existing customer (see Overview).

     COST OF SALES. Cost of sales includes component costs, firmware license costs, labor, travel and certain overhead costs. Costs of sales in the aggregate increased 177% to $209,662 for the three months ended September 30, 1997 from $75,670 for the three months ended September 30, 1996. Sales in Fiscal 1998 consisted primarily of PaperClip Software which carried a higher product cost relative to ASI's in-house product offerings.

     The cost of product sales increased 582% to $138,449 for the three months ended September 30, 1997 from $20,312 for the three months ended September 30, 1996. The increase in product related cost of sales was a result of increased costs related to PaperClip Software which is purchased at a distributors' discount and, to a lesser extent, higher sales volume. The cost of services increased by 29% to $71,213 for the three months ended September 30, 1997 from $55,358 for the three months ended September 30, 1996. This increase was the result of converting much of ASI's contracted maintenance to a more reliable, but more expensive, contractor and also reflects maintenance coverage during this period for a customer that was still under warranty for such services.

     GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses consist of administrative expenses and technical support. General and administrative expenses decreased 1% or $3,178 to $274,022 for the three months ended September 30, 1997 from $277,200 for the three months ended September 30, 1996. This decrease was due to lower personnel costs and reduced professional fees but was offset by higher insurance expense. ASI's directors and officers insurance increased significantly as a result of its initial public offering. This insurance has since been renewed resulting in decreased rates of up to 28%.

     RESEARCH AND DEVELOPMENT EXPENSES. Research and development expenses decreased by 10% or $43,944 to $376,231 for the three months ended September 30, 1997 from $420,175 for the three months ended September 30, 1996. The decrease in research and development was primarily due to reduced depreciation for ASI's mainframe which became fully depreciated during the first quarter of Fiscal 1997 and from payroll reductions during the first quarter of Fiscal 1997. The reduced depreciation was offset by increased consultant costs.

     SELLING EXPENSES. Selling expenses decreased by $23,949 or 11% to $191,361 for the three months ended September 30, 1997 from $215,310 for the three months ended September 30, 1996. The decreases were primarily the result of reduced payroll resulting from the termination of the Vice President of Sales in the second quarter of Fiscal 1997.

     OTHER INCOME AND EXPENSES. Other income and expenses consisted of interest expense which decreased 99% or $81,408 to $747 for the three months ended September 30, 1997 from $82,155 for the three months ended September 30, 1996. This decrease was the result of reduced loans outstanding. A bank loan of approximately $220,000 and a bridge loan of approximately $1,500,000 were repaid in October 1996 from the proceeds of ASI's initial public offering. Interest income increased by $22,552 to $25,795 for the three months ended September 30, 1997 from $3,243 for the three months ended September 30, 1996, as a result of investment earning from the proceeds of ASI's initial public offering.

     NET LOSS. As a result of the foregoing, ASI's net loss decreased to $701,172 ($.18 per share on 3,963,940 weighted average shares outstanding) for the three months ended September 30, 1997 from a net loss of $764,132 ($.51 per share on 1,511,865 weighted average shares outstanding) during the three months ended September 30, 1996.

                  YEAR ENDED JUNE 30, 1997 COMPARED TO YEAR ENDED JUNE 30, 1996

   The following table presents certain items from ASI's Statement of Operations, and such amounts as percentages of net sales, for the periods indicated.  Products and Services costs percentages are of Products and Services sales, respectively.


                                          YEAR ENDED JUNE 30, 1997       YEAR ENDED JUNE 30, 1996
                                          ------------------------       ------------------------


Net sales
  Products                                 $   500,682             46%    $ 1,352,408             68%
  Services                                     590,896             54         634,500             32
                                           -----------    -----------     -----------    -----------

Total net sales                              1,091,578            100       1,986,908            100
Cost of sales
  Products                                     133,453             27         346,157             26
  Services                                     256,777             43         234,229             37
                                           -----------    -----------     -----------    -----------
Total cost of sales                            390,230             36         580,386             29
                                           -----------    -----------     -----------    -----------
Gross profit                                   701,348             64       1,406,522             71
                                           -----------    -----------     -----------    -----------
Operating expenses
  Selling                                      928,080             85       1,223,312             62
  General and administrative                 1,494,792            137       2,422,005            122
  Research and development                   1,651,322            151       1,713,094             86
                                           -----------    -----------     -----------    -----------
Total operating expenses                     4,074,194            373       5,358,411            270
                                           -----------    -----------     -----------    -----------

Interest expense, net                          (12,472)            (1)        189,939             10
                                                                          -----------    -----------
Loss before extraordinary item              (3,360,374)          (308)     (4,141,828)          (208)
Extraordinary gain on debt restructuring          --             --           320,387             16
                                           -----------    -----------     -----------    -----------
Net loss                                   $(3,360,374)          (308)%   $(3,821,441)          (192)%
                                           ===========    ===========     ===========    ===========


     NET SALES. Net sales decreased by 45% to $1,091,578 for the year ended June 30, 1997 from $1,986,908 for the year ended June 30, 1996. Product sales decreased 63% due to a reengineering of the GIGAPAGE product which was completed with the release of GIGAPAGE 2.8.5 in late July 1997. ASI has begun installing upgrades at all its major customer sites and began offering the enhanced product to new customers in the first quarter of Fiscal 1998 through PaperClip's marketing and sales organization. Service revenues decreased by 7% to $590,896 from $634,500 due to discontinuation of maintenance services for obsolete equipment that is no longer supported.

     COST OF SALES. Cost of sales includes component costs, firmware license costs, third party equipment maintenance contractors and certain overhead costs. Cost of sales decreased 33% to $390,230 for the year ended June 30, 1997 from $580,386 for the year ended June 30, 1996, primarily due to lower sales volume. Cost of sales for products decreased by 61% to $133,453 for the year ended June 30, 1997 from $345,157 for the year ended June 30, 1996. This decrease in cost of sales for products was offset by a 10% or $22,548 increase in cost of sales for services which was primarily due to higher maintenance service costs due to older customer equipment in the field. Gross margin decreased to 64% from 71% due to the lower percentage of system sales in the product sales mix as compared to sales of peripherals, media and services which were sold at lower margins.

     SELLING EXPENSES. Selling expenses decreased by 24% or $295,232 to $928,080 for the year ended June 30, 1997 from $1,223,312 for the year ended June 30, 1996. The decrease was primarily the result of a reduction in sales personnel, reduced commission expense and lower trade show and seminar expenses.

     GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses consist of administrative expenses and certain support expenses. General and administrative expenses decreased $927,213 or 38% to $1,494,792 for the year ended June 30, 1997 from $2,422,005 for the year ended June 30, 1996. This decrease was attributable to several expenses incurred in Fiscal 1996 that were not repeated in Fiscal 1997, including non-cash stock compensation of $744,000 awarded to ASI's former president, Hector Wiltshire, in Fiscal 1996, approximately $150,000 in salary and severance to a Vice President terminated in January 1996, and approximately $80,000 paid to stockholders to repurchase anti-dilution rights. The expense reductions in Fiscal 1997 were partially offset by approximately $45,000 in increased Director and Officer's insurance premiums as a result of ASI's IPO in October 1996.

     RESEARCH AND DEVELOPMENT EXPENSES. Research and development expenses decreased 4% to $1,651,322 for the year ended June 30, 1997 from $1,713,094 for the year ended June 30, 1996. This reduction reflected ASI's greater utilization of outside consultants. Although this strategy increased variable engineering costs, total expenses were lower because of less full time engineering staff. In the past, ASI has expended substantial development resources to meet customer commitments. After completion of GIGAPAGE 3.0, which is expected to occur by the end of the second quarter of Fiscal 1998, management believes that all significant product commitments will have been met and expenditures incurred for outside consultants will be significantly reduced with no corresponding increase to ASI's Research and Development infrastructure. Future development resources will either be sold at a cost plus basis to existing customers for development of new features or brokered to third parties on the same basis due to the high market demand for these resources. This is expected to result in either significantly reduced research and development expenditures or increased offsetting revenues for the GIGAPAGE product offerings in Fiscal 1998.

     INTEREST EXPENSE, NET. Interest expense was approximately $100,000 for the year ended June 30, 1997 and approximately $190,000 for the year ended June 30, 1996. Interest income was approximately $112,000 for the year ended June 30, 1997 with no significant interest income earned for the year ended June 30, 1996. This more favorable result was due to cash balance increases and loan reductions as a result of ASI's IPO in October 1996.

     NET LOSS. As a result of the foregoing, ASI's net loss decreased 12% to $3,360,374 for the year ended June 30, 1997 from $3,821,144 for the year ended June 30, 1996.

          YEAR ENDED JUNE 30, 1996 COMPARED TO YEAR ENDED JUNE 30, 1995

     The following table presents certain items from ASI's Statement of Operations, and such amounts as percentages of net sales, for the periods indicated.


                              YEAR ENDED JUNE 30, 1996  YEAR ENDED JUNE 30, 1995
                              ------------------------  ------------------------
Net sales
  Products                     $ 1,352,408       68%    $ 3,126,022        87%
  Services                         634,500       32         476,039        13
                               -----------   ------     -----------    ------
Total net sales                  1,986,908      100       3,602,061       100
Cost of sales
  Products                         346,157       17       1,114,963        31
  Services                         234,229       12         184,744         5
                               -----------   ------     -----------    ------
Total cost of sales                580,386       29       1,299,707        36
                               -----------   ------     -----------    ------
Gross profit                     1,406,522       71       2,302,354        64
Operating expenses
  Selling                        1,223,312       62       1,336,764        37
  General and administrative     1,678,005       84       1,587,955        44
  Research and development       1,713,094       86       1,755,891        49
  Stock compensation               744,000       37            --        --
                               -----------   ------     -----------    ------
Total operating expenses         5,358,411      270       4,680,610       130
Interest expense, net              189,939       10          92,319         3
                               -----------   ------     -----------    ------
Loss before extraordinary item  (4,141,828)    (208)     (2,470,575)      (69)
Extraordinary gain on debt         320,387       16            --
 restructuring                        --       --              --        --

Net loss                       $(3,821,441)    (192)%   $(2,470,575)      (69)%
                               ===========   ======     ===========    ======

     NET SALES. Net sales decreased from $3,602,061 for the year ended June 30, 1995 to $1,986,908 for the year ended June 30, 1996. This decrease was primarily the result of a delay in completion of software enhancements which resulted in installation postponements in the second half of fiscal 1996. Net product and service sales were $3,126,022 and $476,039, respectively, for the year ended June 30, 1995 compared to $1,352,408 and $634,500, respectively, for the year ended June 30, 1996. Products sales decreased 57% during the year ended June 30, 1996 compared to the year ended June 30, 1995. Service revenue, which increases as ASI's base of installed units expands, was 33% higher than in the corresponding prior period. Approximately half of this increase is attributable to an ODSM consulting contract in the amount of $66,000 that was completed and fully recognized in the second quarter of fiscal 1996. Service revenue exclusive of revenue generated by this consulting contract increased 19% over the corresponding period.

     COST OF SALES. Cost of sales includes component costs, firmware license costs, labor, travel and certain overhead costs. Costs of sales in the aggregate decreased 55% from $1,299,707 for the year ended June 30, 1995 to $580,386 for the year ended June 30, 1996, primarily due to the reduced volume of sales. In addition, cost of sales as a percentage of sales decreased from 36% for the year ended June 30, 1995 to 29% for the year ended June 30, 1996. This decrease was due to negotiated price reductions for the purchase of ASI's optical hardware and from the sale of higher margin systems.

     The cost of product sales decreased 69% from $1,114,963 for the year ended June 30, 1995 to $346,157 for the year ended June 30, 1996 due to the decrease in product sales. Cost of product sales as a percentage of product sales decreased from 36% for the year ended June 30, 1995 to 26% for the year ended June 30, 1996, a trend that has continued from fiscal 1994, when the cost of product sales as a percentage of product sales was 72% due to inventory write-downs and high installation start-up costs. It should not be assumed, however, that this trend will continue. The cost of services increased by 27% from $184,744 for the year ended June 30, 1995 to $234,229 for the year ended June 30, 1996 due to additional service contracts required to support increased service revenues. Cost of services as a percentage of service revenues decreased from 39% for the year ended June 30, 1995 to 37% for the year ended June 30, 1996.

     SELLING EXPENSES. Selling expenses decreased 8% from $1,336,764 for the year ended June 30, 1995 to $1,223,312 for the year ended June 30, 1996. This decrease was due to the net difference between lower sales commissions, the reduction of marketing activity and staffing in the second half of fiscal 1996 and increased trade show activity in the first quarter of fiscal 1996 and higher personnel and non-recurring recruiting costs incurred in connection with the hiring of a vice president of sales.

     GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses consist of administrative expenses and customer support expenses. Administrative expenses increased 10% from $1,103,287 for the year ended June 30, 1995 to $1,216,142 for the year ended June 30, 1996. This increase was primarily due to costs incurred in connection with a bridge financing and a proposed initial public offering of ASI Common Stock that was abandoned in December 1995, increased salary expense from the hiring of a vice president of Business Operations in January 1995, and costs incurred in connection with the Recapitalization. These amounts were offset by the termination of two vice presidents in November 1995 and February 1996 and significantly reduced administrative staffing in the second half of fiscal 1996.

     RESEARCH AND DEVELOPMENT EXPENSES. Research and development expenses decreased 2% from $1,755,891 for the year ended June 30, 1995 to $1,713,094 for the year ended June 30, 1996. This decrease reflected a temporary reduction in consulting expenses resulting from a change in the primary independent consulting firm retained by ASI. These costs were offset by payroll increases necessary to maintain competitive salaries for personnel in the research and development area and increased depreciation incurred as a result of computer equipment upgrades. The increase in salary expense was partially offset by a 31% staffing reduction in November 1995, although the net decrease in wages was only $31,000 because of the hiring and termination of employees during the year ended June 30, 1996, short term employment durations and the reclassification of a customer service employee to research and development.

     STOCK COMPENSATION EXPENSE. ASI incurred a one-time expense relating to the issuance of 416,500 shares of ASI Common Stock to an officer of ASI. Compensation expense in the aggregate amount of $744,000 was recognized in conjunction with this transaction, including a non-cash charge of $424,830, representing the fair value of the ASI Common Stock as determined by independent appraisal. The difference represents an accrual of an agreed upon reimbursement of the potential tax cost of the stock grant to the officer. See "Certain Transactions -- Transactions with Mr. Wiltshire."

     INTEREST EXPENSE, NET. Interest expense, net, increased 106% from $92,319 for the year ended June 30, 1995 to $189,939 for the year ended June 30, 1996. Such expense increased as a result of borrowings under a secured loan, two bridge loans, accretion on warrants issued in connection with the second bridge loan and an increase in secured borrowings during the 1995 period. Interest expense relating to capital leases decreased from $34,885 for the year ended June 30, 1995 to $28,830 for the year ended June 30, 1996.

     NET LOSS. As a result of the foregoing, ASI's net loss increased from $(2,470,575) for the year ended June 30, 1995 to $(3,821,441) for the year ended June 30, 1996.

LIQUIDITY AND CAPITAL RESOURCES

     ASI had a working capital surplus of $476,977 at September 30, 1997 as compared to a working capital deficit of $2,916,791 at September 30, 1996. The increase in working capital was principally attributable to cash proceeds from ASI's IPO which was completed in October 1996.

     Net cash used by operating activities in Fiscal 1997 was $3,643,301. The major use of cash was the net loss of $3,360,374. In addition, accounts payable decreased by $467,851 and accrued expenses decreased by $283,172.

     Total cash used by operating activities during the three month period ended September 30, 1997 and 1996 was $578,766 and $118,665, respectively. ASI's net losses for these periods were $701,172 and $764,132, respectively. The major uses of capital for operating activities during the three month period ended September 30, 1997 included funding such net losses, reductions in deferred revenue and accrued expenses. The major source of capital from operating activities was an increase in accounts payable in the amount of $215,390.

     Cash used in investing activities was $922,120 at June 30, 1997. The major use of cash in investing activities was $829,052 in loans and advances to PaperClip as part of the Management Agreement between ASI and PaperClip.

     Cash used by investing activities for the three month period ended September 30, 1997 and 1996 was $706,268 and $96,012, respectively. The cash used by investing activities in Fiscal 1998 was incurred primarily pursuant to the agreements with PaperClip Software.

     During Fiscal 1997, cash provided by financing activities included gross proceeds in the amount of $9,200,013 from ASI's IPO. Cash used by financing activities included the repayment of costs relating to the IPO totaling $2,137,506, the repayment of all outstanding bridge loans totaling $1,363,973 and the repayment of an outstanding bank note totaling $290,000.

     Cash used by financing activities was $6,080 for the three month period ended September 30, 1997 and $201,167 for the three month period ended September 30, 1996. The use of cash for financing activities during the three month period ended September 30, 1997 was for repayment of ASI's capital lease obligations.

     ASI has suffered recurring losses from operations and incurred negative cash flows from its operating activities as it continued to develop its products and infrastructure. The recurring losses and negative cash flows from operating activities raise substantial doubt about ASI's ability to continue as a going concern. As a result, ASI's independent accountants in their report dated August 8, 1997 on the Financial Statements have included an explanatory paragraph that describes factors raising substantial doubt about ASI's ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability of assets and classification of liabilities or any other adjustments that might be necessary should ASI be unable to continue as a going concern. In response to these factors, ASI has introduced new products and has enhanced certain of its existing products, and is pursuing collaborative relationships with vendors and customers which are intended to create new opportunities to foster sales and reduce overhead for its products and services. ASI anticipates improved financial performance based upon increased sales resulting from its product introductions, product enhancements and new collaborative relationships. However, there can be no assurance that such improved financial performance will be realized by ASI.

     As of September 30, 1997, ASI had no significant long-term debt. ASI believes that the remaining proceeds from the IPO, together with funds generated from operations, will be sufficient to meet ASI's working capital requirements only through February 1998. ASI has entered into secured lines of credit with Mr. Chace, pursuant to which Mr. Chace loaned ASI an aggregate of $354,000 to date, secured by certain accounts receivable. The lines of credit are payable in full on or before February 17, 1998. See "Certain Transactions--Transactions with Mr. Chace." On December 30, 1997, ASI entered into a letter of intent with JSC to undertake a private offering of a minimum of 10 and a maximum of 40 Placement Units for a purchase price of $50,000 per Placement Unit. Pursuant to the terms of the letter of intent, no less than 50% of the Placement Units sold in the private placement are to be sold pursuant to orders received through ASI. Each Placement Unit consists of a 10% one-year mandatorily convertible promissory note in the principal amount of $50,000 and 20,000 warrants, each warrant being exercisable for three years to purchase one share of ASI Common Stock at an exercise price equal to the lower of $.75 or 80% of the lowest average closing bid price of the ASI Common Stock on the Nasdaq market for the five consecutive trading days immediately preceding the initial, any interim or the final closing dates of the Placement Units offering. If the offering of the Placement Units is not consummated and/or ASI has insufficient funds from operations, further equity or debt financing will be sought. There can be no assurance that additional funds can be obtained on acceptable terms, if at all. If additional financing is not available, ASI's business will be materially adversely affected. See "Risk Factors -- Risks Relating to ASI -- Capital Needs; Uncertainty of Additional Funding."

     At June 30, 1997, ASI had federal and state net operating loss carryforwards available to reduce any future taxable income in the approximate amount of $9,500,000. These net operating loss carryforwards will expire in various amounts between the years 2002 and 2011 if not previously utilized. In the event of a change in the ownership of ASI, as defined in Section 382 of the Internal Revenue Code, utilization of net operating loss carryforwards in periods following such ownership changes can be significantly limited. Management believes that ASI has incurred several changes of ownership under these rules. As a result, utilization of the net operating loss carryforwards is subject to various limitations, depending upon the year in which the net operating loss originated. Management estimates that federal net operating loss carryforwards in the approximate aggregate amount of $6,300,000 will be free from Section 382 limitations and available to offset taxable income that ASI may generate within the carryforward period. Of that amount, carryforwards in the approximate amount of $1,300,000 are available for future utilization in any year during the carryforward period without limitation. The other $5,000,000 is subject to a limitation of approximately $330,000 per year, limiting total utilization during the carryforward period to approximately $2,200,275. Because the underlying calculations are complex and are subject to review by the Internal Revenue Service, these limitation amounts could be adjusted at a later date.

     ASI believes that its current corporate infrastructure can support significant increases in sales without proportionate increases in costs. However, there can be no assurances that sales will increase or that any cost advantage will result.

SEASONALITY AND INFLATION

     To date, seasonality and inflation have not had a material effect on ASI's operations.

FORWARD LOOKING STATEMENTS

     Statements contained in this Proxy Statement-Prospectus that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In addition, words such as "believes," "anticipates," "expects" and similar expressions are intended to identify forward-looking statements. ASI cautions that a number of important factors could cause actual results for Fiscal 1998 and beyond to differ materially from those expressed in any forward-looking statements made by or on behalf of ASI. Such statements contain a number of risks and uncertainties, including, but not limited to, the availability and uncertainty of additional financing, future capital needs, variable operating results, lengthy sales cycles, dependence on ASI's COLD system product, rapid technological change and product development, reliance on single or limited sources of supply, intense competition, turnover in management, dependence on significant customers, dependence on key personnel, and ASI's ability to protect its intellectual property. See "Risk Factors." ASI cannot assure that it will be able to anticipate or respond timely to changes which could adversely affect its operating results in one or more fiscal quarters. Results of operations in any past period should not be considered indicative of results to be expected in future periods. Fluctuations in operating results may result in fluctuations in the price of ASI's securities. In addition, the Merger involves numerous risks and uncertainties including the potential inability to integrate successfully the operations and services of PaperClip and the diversion of management's attention from other business concerns. There can be no assurances that ASI will complete the Merger or that, if completed, it will be successfully integrated into ASI's operations or provide an acceptable return on ASI's investment.


                                            PAPERCLIP SOFTWARE, INC.
                                       SELECTED HISTORICAL FINANCIAL DATA

                                          Nine Months
                                          ENDED SEPTEMBER  30,          YEAR ENDED DECEMBER 31,
                                          ---------------  ---          -----------------------
STATEMENT OF
OPERATIONS DATA:                          1997           1996           1996           1995

Net sales                                 $ 1,153,087    $ 1,474,847    $ 1,968,750    $ 1,489,139
                                          -----------    -----------    -----------    -----------
Operating expenses:
  Salaries and related benefits             1,084,223      1,175,561      1,391,725      1,292,654
  Research and development expenses         1,037,208      2,326,510      3,066,395      1,621,849
  Selling expenses                            487,352        909,647      1,447,593        940,624
  General and administrative expenses         672,633        773,350        905,137        846,817
                                          -----------    -----------    -----------    -----------
  Total operating expenses                  3,281,416      5,185,068      6,810,850      4,701,944
                                          -----------    -----------    -----------    -----------
Loss from operations                       (2,128,329)    (3,710,221)    (4,842,100)    (3,212,805)
                                          -----------    -----------    -----------    -----------
Other income (expense):
   Interest income                              3,211         84,323         95,820         49,635
   Interest expense                           (34,177)        (4,424)        (5,561)    (1,073,800)
                                          -----------    -----------    -----------    -----------
                                              (30,966)       79, 899         90,259     (1,024,165)
                                          -----------    -----------    -----------    -----------

Net loss                                  $(2,159,295)   $(3,630,322)   $(4,751,841)   $(4,236,970)
                                          ===========    ===========    ===========    ===========
                                                                                       -----------
Net loss per common share                 $     (0.27)   $     (0.47)   $     (0.63)   $     (0.88)
                                          ===========    ===========    ===========    ===========
Weighted average number of
  common shares outstanding                 7,990,911      7,643,333      7,576,260      4,792,932
                                          ===========    ===========    ===========    ===========


BALANCE SHEET DATA:
                        September 30,             December 31,
                            1997             1996             1995

Working capital        $(2,644,301)        $(700,859)       $3,256,657
Total assets                 563,067       1,006,082         4,466,957
Total liabilities         3,025,589        1,364,471           723,585
Total stockholders       (2,462,522)        (358,389)        3,743,372
  equity (deficit)

                            PAPERCLIP SOFTWARE, INC.
                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with the financial statements and notes thereto of PaperClip contained elsewhere herein.

     NINE MONTHS ENDED SEPTEMBER 30, 1997 COMPARED TO NINE MONTHS SEPTEMBER 30, 1996

     The following table presents certain items from PaperClip's Statement of Operations, and such amounts as percentages of net sales, for the periods indicated.


                                       Nine Months Ended              Nine Months Ended
                                       SEPTEMBER 30, 1997             SEPTEMBER 30, 1996
                                       ------------------             ------------------

Net sales                              $ 1,153,087            100%    $ 1,474,847            100%
                                       -----------    -----------     -----------    -----------
Operating Expenses:
  Salaries and related benefits          1,084,223             94       1,175,561             80
  Research and development expenses      1,037,208             90       2,326,510            158
  Selling expenses                         487,352             42         909,647             62
  General and administrative               672,633             58         773,350             52
    expenses                           -----------    -----------     -----------    -----------
 Total operating expenses                3,281,416            285       5,185,068            352
                                       -----------    -----------     -----------    -----------
Loss from operations                    (2,128,329)          (185)     (3,710,221)          (252)
                                       -----------    -----------     -----------    -----------
Other Income (Expense):
  Interest income                            3,211              1          84,323              6
  Interest expense                         (34,177)            (3)         (4,424)            --
                                       -----------    -----------     -----------    -----------
                                           (30,966)            (2)        (79,899)             6
                                       -----------    -----------     -----------    -----------
Net loss                               $(2,159,295)          (187)%   $(3,630,322)           246%
                                       ===========    ===========     ===========    ===========
Loss per common share                  $     (0.27)                    $    (0.47)
                                       ===========                    ===========
Weighted average number of
 common shares outstanding               7,990,911                      7,643,333
                                       ===========                    ===========


     Net sales for the nine months ended September 30, 1997 decreased by 21.82% over the nine months ended September 30, 1996 (from $1,474,847 to $1,153,087) due to lower demand in the first and third quarters of 1997. Net sales were adversely affected by a decrease in marketing efforts, which resulted from PaperClip's financial constraints. None of such decrease was a result of a decrease in prices.

     Salaries and related benefits decreased in such period by 7.77% (from $1,175,561 to $1,084,223) due to a reduction in general and administrative personnel, resulting from PaperClip's financial constraints.

     Research and development expenses decreased by 55.42% (from $2,326,510 to $1,037,208) due to completion of Internet products, cessation of work on the workflow products, and PaperClip's financial constraints.

     Selling expenses decreased by 46.42% (from $909,647 to $487,352 due to a lower marketing effort and lower promotion expenses resulting from PaperClip's financial constraints.

     General and administrative expenses decreased by 13.02% (from $773,350 to $672,633) due to a reduction in staffing.

     The net loss from operations for the nine months ended September 30, 1997 decreased by 42.64% over the nine months ended September 30, 1996 (from
$3,710,221 to $2,128,329) primarily due to a decrease in research and development and marketing efforts in light of PaperClip's financial constraints.

     Interest income for the nine months ended September 30, 1997 decreased by 96.19% over the nine months ended September 30, 1996 (from $84,323 to $3,211) due to the loss of interest income and investments that PaperClip had in 1996, which was used to fund operations.

     Interest expenses for the nine months ended September 30, 1997 increased by 672.54% over the nine months ended September 30, 1996 (from $4,424 to $34,177) due to accrued interest payable to ASI for the advances it has made to fund PaperClip's operations.

     YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995

     The following table presents certain items from PaperClip's Statement of Operations, and such amounts as percentages of net sales, for the periods indicated.


                                          Year Ended                      Year Ended
                                          DECEMBER 31, 1996               DECEMBER 31, 1995
                                          -----------------               -----------------

 Net Sales                                $ 1,968,750            100%    $ 1,489,139            100%
                                          -----------    -----------     -----------    -----------
Operating Expenses:
Salaries and related benefits               1,391,725             71       1,292,654             87
Research and development expenses           3,066,395            156       1,621,849            109
Selling expenses                            1,447,593             73         940,624             63
General and administrative expenses           905,137             46         846,817             57
                                          -----------    -----------     -----------    -----------
      Total operating expenses              6,810,850            346       4,701,944            316
                                          -----------    -----------     -----------    -----------
Loss from operations                       (4,842,100)          (246)     (3,212,805)          (216)
                                          -----------    -----------     -----------    -----------
Other Income (Expense):
      Interest income                          95,820              5          49,635              3
      Interest expense                         (5,561)            --      (1,073,800)           (72)
                                          -----------    -----------     -----------    -----------
                                               90,259              5      (1,024,165)           (69)
                                          -----------    -----------     -----------    -----------
Net loss                                  $(4,751,841)          (241)%   $(4,236,970)          (285)%
                                          ===========    ===========     ===========    ===========

Weighted average number of common
   shares outstanding                       7,576,260                      4,792,932
                                          ===========                    ===========


     Net sales in the year ended December 31, 1996 increased by 32.2% over the year ended December 31, 1995 (from $1,489,139 to $1,968,750) due to the greater acceptance of the new Windows Network Edition and SQL Editions, the introduction of "View Only" licenses, a maintenance program which guaranteed updated versions to end users, the introduction of a COLD product and sales from the recently acquired NOSS product line. None of such increases was a result of increases in prices.

     Salaries and related benefits increased in such period by 7.7% (from $1,292,654 to $1,391,725) due to the addition of administrative personnel. Research and development expenses increased by 87.8% (from $1,621,849 to $3,066,395) due to increased internal staffing to complete Versions 4.0 and 4.1 of the document and imaging management products, continued development of PaperClip 32, a Windows '95 32-bit version of PaperClip's document and imaging and management products, increased purchases of computer software, supplies and support for the increased staff and utilization of external consultants to complete the development of WebClip (an Internet browser add-on product) and development of an Internet Web server product to be used with PaperClip's
Windows '95 32-bit document and imaging management products, and continued development of a Windows '95 32-bit Workflow product.

     Selling expenses increased by 53.9% (from $940,624 to $1,447,593) due to increased personnel, development of product literature, the hiring of a public relations firm and the launching of an advertising campaign for the introduction of the WebClip product. General and administrative expenses increased by 6.9% (from $846,817 to $905,137).

     The loss from operations for the year ended December 31, 1996 increased by 50.7% over the year ended December 31, 1995 (from $3,212,805 to $4,842,100)
primarily due to the increase in research and development, and selling expenses. These increases were partially offset by an increase in sales.

     Interest expense and financing costs decreased to $5,561 in 1996 from $1,073,800 in 1995, primarily due to the financing costs incurred in connection with the April 1995 Bridge Financing (the "1995 Bridge Financing") and the public offering completed in September 1995 (the "Offering"). As a consequence of the increased loss from operations and interest expense and financing costs, PaperClip's net loss was $4,751,841 or $.63 per share in 1996, as compared to a net loss of $4,236,970, or $.88 per share, in 1995. The decrease in the loss per share was due the higher amount of weighted average shares outstanding in 1996.

     YEAR ENDED DECEMBER 31, 1995 COMPARED WITH YEAR ENDED DECEMBER 31, 1994

     The following table presents certain items from PaperClip's Statement of Operations, and such amounts as percentages of net sales, for the periods indicated.


                                     Year Ended                      Year Ended
                                     DECEMBER 31, 1995               DECEMBER 31, 1994

Net sales                             $ 1,489,139            100%    $ 1,059,924            100%
                                                                     -----------    -----------
Operating Expenses:
   Salaries and related benefits        1,292,654             87       1,164,430            110
   Research and development             1,621,849            109       1,166,769            110
   Selling expenses                       940,624             63         745,958             70
   General and administrative             846,817             57         864,863             82
                                                                                    -----------
      Total operating expenses          4,701,944            316       3,942,020            372
                                      -----------    -----------     -----------    -----------
Loss from operations                   (3,212,805)          (216)     (2,882,096)          (272)
                                      -----------    -----------     -----------    -----------
Other Income (Expense):
   Interest income                         49,635              3           3,974           --
   Interest expense                    (1,073,800)           (72)         (9,500)          --
                                                                     -----------    -----------
Net loss                              $(4,236,970)          (285)%   $(2,887,622)          (272)%
                                      ===========    ===========     ===========    ===========
Net loss per common share              $    (0.88)                   $     (0.85)
Weighted average number of
   common shares outstanding
                                        4,792,932                      3,392,434
                                      ===========    ===========     ===========    ===========


     Net sales in the year ended December 31, 1995 increased by 40.5 year ended December 31, 1994 (from $1,059,924 to $1,489,139) due to the greater acceptability of the Windows Network and SQL Editions, the introduction of a maintenance program which guaranteed to the end users updated versions, the introduction of a COLD product (computer output to laser disk), the SyQuest OEM agreement, and the initiation of a Business Services Department. None of such increase was a result of increases in prices.

     Salaries and related benefits increased in such period by 11.0% (from $1,164,430 to $1,292,654 ) due to the addition of administrative personnel. Research and development expenses increased by 39.0% (from $1,166,769 to $1,621,849 ) due to increased internal staffing to complete the 3.2 Editions of the Systems and initiate the 4.0 and Windows 95 (5.0) Editions and utilization of external consultants to continue the development of the WorkFlow product and to begin the development of Internet products.

     Selling expenses increased by 26.1% (from $745,958 to $940,624) due to increased royalties and commissions on higher sales, development of product literature, and increased expenses incurred to visit and support the VAR network. General and administrative expenses decreased by 2.1% (from $864,863 to $846,817).

     The loss from operations for the year ended December 31, 1995 increased by 11.5% over the year ended December 31, 1994 (from $2,882,096 to $3,212,805)
primarily due to increases in salaries and related benefits resulting from the increase in the number of employees, research and development expenses and selling expenses.

     Interest expense and financing costs increased from $9,500 in 1994 to $1,073,800 in 1995 primarily due to the financing costs incurred in connection with the 1995 Bridge Financing described below. As a consequence of the increased loss from operations and interest expense and financing costs, PaperClip's net loss was $(4,236,970), or $( .88) per share, in 1995 as compared $2,887,622, or $ .85 per share, in 1994.

LIQUIDITY AND CAPITAL RESOURCES

     For the nine months ended September 30, 1997 PaperClip incurred a net loss of $2,159,295. As of September 30, 1997, PaperClip had an accumulated deficit of $18,957,301. PaperClip continues to incur operating losses. PaperClip had negative working capital of $700,859 and $2,644,301 as of December 31, 1996 and September 30, 1997, respectively.

     For the years ended December 31, 1994, 1995 and 1996, PaperClip incurred net losses of $2,887,622, $4,236,970 and $4,751,841, respectively. As of
December 31, 1996, PaperClip had an accumulated deficit of $16,798,006 and it continues to incur operating losses. As of December 31, 1995, PaperClip had a positive working capital of $3,256,657. As of December 31, 1996 PaperClip had a working capital deficit of $700,859. For the years ended December 31, 1994, 1995 and 1996, PaperClip's negative cash flows from operations were $2,051,062, $4,087,608 and $3,990,242, respectively. As a result of these factors, the report of the independent public accountants contains explanatory language as to PaperClip's ability to continue as a going concern.

     Prior to January 1, 1994, PaperClip was considered to be a development stage company. PaperClip required the proceeds of the Offering or alternative funds to conduct its proposed activities. Prior to completion of the Offering, PaperClip funded its operations through five private placements and three Regulation S offerings that were completed between June 1992 and December 1994, in which it raised an aggregate of approximately $7,200,000, net of issuance costs, and through the 1995 Bridge Financing described below.

     In the 1995 Bridge Financing, PaperClip issued bridge notes in the aggregate principal amount of $2,365,000 (the "1995 Bridge Notes") and bridge warrants to acquire an aggregate of 430,000 shares of PaperClip Common Stock (the "1995 Bridge Warrants"). The 1995 Bridge Notes bore interest at the rate of 9% per annum and were repaid from the proceeds of PaperClip's Offering. The 1995 Bridge Warrants are exercisable for five years after their issuance date at an exercise price of $2.25 per share. The shares issuable upon the exercise of the 1995 Bridge Warrants were registered pursuant to the registration statement relating to the Offering, and holders of the 1995 Bridge Warrants are entitled to certain demand and "piggyback" registration rights with respect to the underlying shares of PaperClip Common Stock.

     On September 27, 1995, PaperClip completed the Offering, pursuant to which it issued 1,799,750 shares of PaperClip Common Stock and 1,799,750 Class A
Warrants, at prices of $5.00 per share of PaperClip Common Stock and $.10 per Class A Warrant. Each Class A Warrant entitles the registered holder thereof to purchase one share of PaperClip Common Stock at a price of $6.25, subject to adjustment, at any time from the date of issuance of the Class A Warrant until the close of business on August 9, 2000, unless previously redeemed. The Class A Warrants are subject to redemption by PaperClip at $.10 per Class A Warrant on 30 days' prior written notice provided that either: (i) the last sales price (or highest closing bid price) of the PaperClip Common Stock as reported by Nasdaq (or on such exchange on which the PaperClip Common Stock is then traded) exceeds $9.00 per share for 20 consecutive business days ending within 15 days prior to the date of the notice of redemption, or (ii) PaperClip shall have obtained written consent from Baron, the underwriter of the Offering, to redeem the Class A Warrants. The Class A Warrants may not be redeemed in the absence of an effective registration statement covering the PaperClip Common Stock issuable upon exercise of the Class A Warrants.

     The Offering resulted in net proceeds (after payment of underwriting discounts and commissions and other expenses of the Offering) of approximately $7,907,000. However, because approximately $1,397,000 of the principal amount of the 1995 Bridge Notes were applied by the holders thereof to the purchase of securities in the Offering, the net cash proceeds to PaperClip of the Offering were approximately $6,510,000. Approximately $1,222,000 of the net cash proceeds were used to repay the balance of the principal amount of the 1995 Bridge Notes ($969,000), the interest on all the 1995 Bridge Notes ($102,000) and certain other debt (including a $150,000 8% note payable to counsel to PaperClip, two partners of which were directors of PaperClip from June 1992 through April
1995.) The balance of the net cash proceeds were allocated to marketing, research and development, capital equipment and working capital.

     At December 31, 1996, PaperClip had net Federal operating loss carry forwards ("NOL") for financial reporting purposes. Due to losses sustained by PaperClip for both financial and tax reporting through 1995, management was unable to determine that realization of the tax asset related to the NOL was more likely than not and, thus, has provided a full valuation allowance. As a result of the Offering, PaperClip's NOL that would be available to offset future income may be subject to annual limitations. See Note 2 of the Notes to the PaperClip Financial Statements.

     PaperClip consummated its initial public offering in September 1995, with a business plan to create an Internet suite of products and to move PaperClip's flagship document management and imaging product line into a Windows NT/95 32 bit platform. PaperClip spent approximately $3 million on the development of the above mentioned products. With the completion of WebClip, one of the scheduled Internet products, PaperClip launched an ambitious public relations and advertising campaign to create market awareness of the WebClip product. As of the date hereof, PaperClip has not realized the volume of sales that it had hoped to achieve with the WebClip product.

     In connection with obligations owed by PaperClip to a software developer, during October 1996 PaperClip entered into an agreement which provided for the rescheduling of payments owed by PaperClip to the developer. PaperClip paid $150,000 upon signing such agreement and agreed to pay an additional amount aggregating approximately $200,000 (the "Remaining Amount") in three monthly installments commencing January 1, 1997. On January 29, 1997 PaperClip paid the Remaining Amount from the proceeds of the Bridge Loan (as defined below).

     In December 1996, PaperClip borrowed an aggregate amount of $129,690 from nine of its stockholders. The loan was evidenced by Convertible Promissory Notes which were issued to each of the nine stockholders for their respective loan amounts and (i) have a three year maturity, (ii) bear interest at a rate of 12% per annum, and (iii) are convertible into PaperClip Common Stock at a rate of $0.30 per share. In exchange for the Convertible Promissory Notes, the holders thereof will be issued, subject to approval of the Amendment by the PaperClip stockholders, the PaperClip Preferred Stock which will, at the Effective Time, become the Series A Preferred Stock of the Surviving Corporation. See "The Merger - General."

     On January 29, 1997, as contemplated by the Letter of Intent, ASI agreed to loan up to $300,000 to PaperClip to fund PaperClip's operations through the closing date of the Merger (the "Bridge Loan"). The Bridge Loan is due and payable on January 27, 1998, bears interest at the rate of 12% per annum payable quarterly and is secured by a first priority security interest in all of PaperClip's assets. As of September 30, 1997, the outstanding principal balance of the Bridge Loan was $300,000. PaperClip will have no obligation to repay principal of, or to pay the interest on, the Bridge Loan if the Merger is consummated.

     Pursuant to the Management Agreement, ASI has assumed the management and control of the day-to-day operations of PaperClip pending the consummation of the Merger. Pursuant to the Management Agreement, pending consummation of the Merger, ASI is advancing funds to PaperClip in accordance with an agreed upon budget. As of December 31, 1997, ASI had advanced approximately $2,055,000 pursuant to the Management Agreement.

     There can be no assurance that the Merger will be consummated or that the original asset sale transaction will be consummated. PaperClip has not identified any alternative sources of liquidity and has no commitment with regard to obtaining any further funds which would be required to sustain PaperClip's operations if a transaction with ASI cannot be consummated.

     PaperClip has suffered recurring losses from operations and incurred negative cash flows from its operating activities which raise substantial doubt about PaperClip's ability to continue as a going concern. As a result, PaperClip's independent accountants in their report dated February 20, 1997 on the Financial Statements have included an explanatory paragraph that describes factors raising substantial doubt about PaperClip's ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability of assets and classification of liabilities or any other adjustments that might be necessary should PaperClip be unable to continue as a going concern.

           UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

     The unaudited pro forma condensed combined statement of operations of ASI for the year ended June 30, 1997 presents the operating results for ASI as if the proposed Merger and anticipated issuance of convertible promissory notes and related warrants had occurred as of July 1, 1996. The unaudited pro forma condensed combined statement of operations of ASI for the three months ended
September 30, 1997 presents the operating results for ASI as if the proposed Merger and anticipated issuance of convertible promissory notes and related warrants had occurred as of July 1, 1997. The accompanying unaudited pro forma condensed combined balance sheet as of September 30, 1997 gives effect to these transactions as if they had occurred on September 30, 1997.

     The unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying notes, the historical financial statements and notes thereto of ASI included elsewhere herein and the historical financial statements and notes thereto of PaperClip included elsewhere herein. ASI and PaperClip have different fiscal year ends and classify expenses on different line items in their financial statements. For purposes of preparing the pro forma condensed combined financial statements, amounts related to PaperClip have been recast to present consistent periods covered by the statements of operations for the year ended June 30, 1997 and consistent line item classifications.

     The unaudited pro forma condensed combined financial statements are provided for informational purposes only and are not necessarily indicative of the results of operations or financial condition that would have been achieved had the Merger and anticipated issuance of convertible promissory notes and related warrants actually occurred as of the dates indicated or of the future results of operations or financial condition of ASI. The pro forma adjustments are based upon available information and certain assumptions that ASI currently believes are reasonable in the circumstances. If the transactions are consummated, ASI's financial statements will reflect their effects only from the date such transactions occur. The pro forma adjustments are applied to the historical consolidated financial statements of ASI and PaperClip to account for the Merger using the purchase method of accounting. Under purchase accounting, the total purchase cost of PaperClip will be allocated to the assets and liabilities acquired based on their relative fair values as of the date the transaction is closed, with any excess of the total purchase price over the fair value of the tangible assets acquired less the fair value of the liabilities assumed recorded as intangible assets. The total consideration of $6,962,555 for the purchase of PaperClip used in these pro forma financial statements is comprised of $6,892,055 related to the Merger Consideration and $70,500 of non-recurring transaction costs. The cost allocations will be based on appraisals and other studies, which are not yet completed. Accordingly, the final allocations will be different from the amounts reflected herein. Although the final allocations will differ, the pro forma condensed combined financial information reflects ASI management's best estimate based on currently available information.

     PaperClip's fiscal year ends on December 31. ASI's fiscal year ends on June 30.

                      ACCESS SOLUTIONS INTERNATIONAL, INC.
              PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                      Three Months Ended September 30, 1997
                                   (Unaudited)

                                                      Historical
                                             -------------------------          Pro forma         Pro forma
                                             ACCESS          PAPERCLIP          ADJUSTMENTS       COMBINED
                                             ------          ---------          -----------       --------
Net sales:
   Products                                  $  193,413      $232,219           $     -         $425,632

    Services                                    131,643             -                 -           131,643
                                             ----------      --------           --------        ---------
   Total  net sales                            325,056        232,219                 -           557,275
                                             ----------      --------           --------        ---------
 Cost of sales:

   Products                                    138,449             -            275,253 (1)       413,702

   Services                                     71,213             -                  -            71,213
                                             ----------      --------           --------        ---------

   Total cost of sales                         209,662             -            275,253           484,915
                                             ----------      --------           --------        ---------

Gross Profit                                   115,394        232,219          (275,253)           72,360
                                             ----------      --------           --------        ---------

   General and administrative expense          274,022        232,659           141,159(2)        647,840

   Research and development expense            376,231        513,617                -            889,848

   Selling expense                             191,361        353,459                -            544,820
                                             ----------      --------           --------        ---------
         Total expenses                        841,614      1,099,735           141,159         2,082,508
                                             ----------      --------           --------        ---------
 Operating loss                               (726,220)      (867,516)         (416,412)       (2,010,148)
                                             ----------      --------           --------        ---------
          Interest income                       25,795             74                -             25,869
          Interest expense                        (747)       (12,540)         (661,216)(3)      (674,503)
                                             =========       ========        ==========        ==========
   Net loss                                   (701,172)      (879,982)       (1,077,628)       (2,658,782)
                                             =========       ========        ==========         ==========

Dividends on PaperClip preferred stock               -              -            (3,891)(4)        (3,891)
                                             ----------      --------           --------        ---------
Net loss applicable to common stock          $(701,172)     $(879,982)      $(1,081,519)     $ (2,662,673)
                                             =========       ========        ==========         ==========
Net loss per common share (5)                   $(0.18)                                            $(0.48)
Weighted average common shares
   outstanding (5)                           3,963,940                                          5,508,378

See accompanying Notes to Unaudited Pro Forma Condensed Combined Statement of Operations


          Notes to Pro Forma Condensed Combined Statement of Operations
                  For the Three Months Ended September 30, 1997
                                   (Unaudited)

(1) For purposes of determining the pro forma amortization of intangible assets, ASI has estimated that the intangible assets arising from the acquisition of PaperClip include existing software products of $3,303,040. The amortization period for this asset is estimated to be three years. The final costs allocation and amortization period for PaperClip will be based on appraisals and other studies which have not yet been completed. Accordingly, the final amounts will be different than those presented herein.

(2) For purposes of determining the pro forma amortization of intangible assets, ASI has estimated that the intangible assets arising from the acquisition of PaperClip include goodwill of $5,823,171. The amortization period for this asset is estimated to be five years. The final costs allocation and amortization period for PaperClip will be based on appraisals and other studies which have not yet been completed. Accordingly, the final amounts will be different than those presented herein.

     In addition, charges of $150,000 recorded by PaperClip for management services provided by ASI have been eliminated. The related income was not reflected in ASI's historical statement of operations due to the expectation that the Merger would be consummated.

(3) In connection with the Merger, the 12% Convertible Notes of PaperClip will be converted into redeemable preferred stock of PaperClip. In addition, PaperClip has recorded interest expense related to the bridge loan. This adjustment reflects the elimination of $3,118 and $9,000 interest expense associated with these 12% Convertible Notes and the bridge loan, respectively.

     ASI anticipates that it will issue convertible promissory notes and related warrants prior to the Merger. The adjustments reflect interest expense of $673,334 related to such notes and warrants.

(4) This adjustment reflects the 12% dividends on the PaperClip redeemable preferred stock issued in exchange for the 12% Convertible Notes of PaperClip.

(5) Pro forma loss per common share is computed by dividing pro forma net loss by ASI's historical weighted average number of common shares outstanding after giving effect to the issuance of 1,544,438 shares in connection with the Merger.



                      ACCESS SOLUTIONS INTERNATIONAL, INC.
              PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                        Twelve Months Ended June 30, 1997
                                   (Unaudited)
                                                            Historical                     Pro forma           Pro forma
                                                            -----------------------------------------------------------------
                                                             ACCESS       PAPERCLIP        ADJUSTMENTS          COMBINED
Net sales:
   Products                                                 $   500,682    $ 1,906,043     $      --      $ 2,406,725

   Services                                                     590,896             --            --          590,896
                                                            -----------    -----------     -----------    -----------

   Total  net sales                                           1,091,578      1,906,043            --       2,997,621
                                                            -----------    -----------     -----------    -----------
Cost of sales:

   Products                                                     133,453           --         1,101,013      1,234,466

   Services                                                     256,777           --              --          256,777
                                                            -----------    -----------     -----------    -----------

   Total cost of sales                                          390,230           --         1,101,013      1,491,243
                                                            -----------    -----------     -----------    -----------

Gross Profit                                                    701,348      1,906,043      (1,101,013)     1,506,378
                                                            -----------    -----------     -----------    -----------

   General and administrative expense                         1,494,792      1,040,914       1,039,634(2)   3,575,340

   Research and development expense                           1,651,322      2,750,337            --        4,401,659

   Selling expense                                              928,080      1,894,967            --        2,823,047
                                                            -----------    -----------     -----------    -----------
       Total expenses                                         4,074,194      5,686,218       1,039,634     10,800,046
                                                            -----------    -----------     -----------    -----------
Operating loss                                               (3,372,846)    (3,780,175)     (2,140,647)    (9,293,668)
                                                            -----------    -----------     -----------    -----------

   Interest income                                              112,538         30,974              --       143,512

   Interest expense
                                                               (100,066)       (24,051)     (1,322,938)    (1,447,055)
                                                            -----------    -----------     -----------    -----------
   Net loss                                                  (3,360,374)    (3,773,252)     (3,463,585)   (10,597,211)
                                                            ===========    ===========     ===========    ===========

Dividends on PaperClip preferred stock                                            --           (15,563)(4)    (15,563)
                                                            ===========    ===========     ===========    ===========

Net loss applicable to common stock                         $(3,360,374)   $(3,773,252)    $(3,479,148)  $(10,612,774)
                                                            ===========    ===========     ===========    ===========
                                                           $     (1.05)                                  $     (2.23)
Net loss per common share (5)
Weighted average common shares outstanding (5)                3,205,381                                    4,749,819

See accompanying Notes to Unaudited Pro Forma Condensed Combined Statement of Operations

          Notes to Pro Forma Condensed Combined Statement of Operations
                    For the Twelve Months Ended June 30, 1997
                                   (Unaudited)

(1) For purposes of determining the pro forma amortization of intangible assets, ASI has estimated that the intangible assets arising from the acquisition of PaperClip include existing software products of $3,303,040. The amortization period for this asset is estimated to be three years. The final costs allocation and amortization period for PaperClip will be based on appraisals and other studies which have not yet been completed. Accordingly, the final amounts will be different than those presented herein.

(2) For purposes of determining the pro forma amortization of intangible assets, ASI has estimated that the intangible assets arising from the acquisition of PaperClip include goodwill of $5,823,171. The amortization period for this asset is estimated to be five years. The final costs allocation and amortization period for PaperClip will be based on appraisals and other studies which have not yet been completed. Accordingly, the final amounts will be different than those presented herein.

     In addition, charges of $125,000 recorded by PaperClip for management services provided by ASI have been eliminated. The related income was not reflected in ASI's historical statement of operations due to the expectation that the Merger would be consummated.

(3) In connection with the Merger, the 12% Convertible Notes of PaperClip will be converted into redeemable preferred stock of PaperClip. In addition, PaperClip has recorded interest expense related to the bridge loan. This adjustment reflects the elimination of $8,429 and $15,300 interest expense associated with these 12% Convertible Notes and the bridge loan, respectively.

     ASI anticipates that it will issue convertible promissory notes and related warrants prior to the Merger. The adjustments reflect interest expense of $1,346,667 related to such notes and warrants.

(4) This adjustment reflects the 12% dividends on the PaperClip redeemable preferred stock issued in exchange for the 12% Convertible Notes of PaperClip.

(5) Pro forma loss per common share is computed by dividing pro forma net loss by ASI's historical weighted average number of common shares outstanding after giving effect to the issuance of 1,544,438 shares in connection with the Merger.

                                                           ACCESS SOLUTIONS INTERNATIONAL, INC.
                                                      PRO FORMA CONDENSED COMBINED BALANCE SHEET
                                                                  SEPTEMBER 30, 1997
                                                                     (Unaudited)

                                                              Historical                  Pro forma       Pro forma
                                                              ----------    ---------     -------------   ---------
                                                              ACCESS        PAPERCLIP     ADJUSTMENTS     COMBINED

               ASSETS
                            Current assets:
Cash and cash equivalents                                $   598,332    $    36,047       1,900,000(1)    $2,534,379
Trade accounts receivable, net of
 allowance for doubtful accounts                             201,265        214,085            --            415,350
Inventories                                                  485,972           --              --            485,972
prepaid expenses and other current assets                    181,995          1,465          246,667(2)      430,127
                                                            -----------    -----------     -----------      -----------
Total current assets                                       1,467,564        251,597        2,146,667       3,865,828
Fixed assets, net                                            323,595        260,846            --            584,441
Other assets:
Notes and advances receivable                              1,481,690           --        (1,481,690)(3)         --
Deposits and other assets                                     59,649         50,624            --            110,273
Purchased software products                                     --             --         3,303,040 (4)    3,303,040
Goodwill                                                        --             --         5,823,175 (5)    5,823,175
                                                            -----------    -----------     -----------     -----------

Total assets                                             $ 3,332,498    $   563,067     $ 9,791,192      $13,686,757
                                                            ===========    ===========     ===========    ===========

LIABILITIES, REDEEMABLE PREFERRED STOCK
  AND STOCKHOLDERS' EQUITY
Liabilities:
Accounts payable and accrued expenses                    $   647,030    $ 1,212,738     $    45,500 (6)  $ 1,905,268
Loans payable                                                   --        1,655,557      (1,655,557)(7)         --
Convertible Notes payable                                       --             --         1,900,000(8)     1,900,000
Current installments of capital lease
  obligations                                                 25,893         16,866            --             42,759
Accrued salaries and wages                                    82,467           --              --             82,467
Deferred revenues - prepaid service contracts                235,196         10,737            --            245,933
                                                            -----------    -----------     -----------     -----------
Total current liabilities                                    990,586      2,895,898        289,943         4,176,427
Notes payable                                                   --          129,691       (129,691)(9)           --
                                                            -----------    -----------     -----------      -----------
Total liabilities                                            990,586      3,025,589        160,252         4,176,427
                                                            -----------    -----------     -----------    -----------
Redeemable preferred stock                                      --             --          129,691(9)        129,691
Stockholders' equity:                                       -----------    -----------     -----------    -----------
Common stock                                                   39,652         81,015         (65,571)(10)     55,096
Additional paid-in capital                                 17,637,694     16,413,764      (9,390,481)(11) 24,660,977
Accumulated deficit                                       (15,317,378)   (18,957,301)     18,957,301(12) (15,317,378)
Treasury stock                                                (18,056)          --              --          (18,056)
                                                            -----------    -----------     -----------    -----------
Total stockholders' equity                                  2,341,912     (2,462,522)      9,501,249      9,380,639

                                                            -----------    -----------     -----------    -----------

Total liabilities, redeemable preferred
  stock and stockholders' equity                           $ 3,332,498    $   563,067     $ 9,791,192   $13,686,757
                                                            ===========    ===========     ===========   ===========

                              See accompanying Notes to Unaudited Pro Forma Condensed Combined Balance Sheet

               Notes to Pro Forma Condensed Combined Balance Sheet
                               September 30, 1997
                                   (Unaudited)

(1)  Reflects  the  proceeds  from  the  anticipated   issuance  of  convertible
     promissory notes with a total face value of $2,000,000, net of an offering discount of $100,000.

(2) Reflects $146,667 of deferred interest expense representing the estimated fair value of warrants anticipated to be issued in conjunction with the anticipated issuance of the convertible promissory notes and $100,000 of issue costs.

(3) Reflects elimination of ASI's $300,000 bridge loan to PaperClip and advances of $1,181,690 to PaperClip.

(4) ASI has estimated that the intangible assets arising from the acquisition of PaperClip include existing software products of $3,303,040. The final cost allocation for PaperClip will be based on appraisals and other studies which have not yet been completed. At each balance sheet date, ASI will review the recoverability of intangible assets based primarily on estimated future cash flows.

(5) ASI has estimated that the intangible assets arising from the acquisition of PaperClip include goodwill of $5,823,175. The final cost allocation for PaperClip will be based on appraisals and other studies which have not yet been completed. At each balance sheet date, ASI will review the recoverability of goodwill based primarily on estimated future cash flows.

(6) Reflects the elimination of ASI's $125,000 trade payable to PaperClip, partially offset by the accrual of $70,500 of legal, accounting, due diligence and other costs related to the Merger. Also reflects the accrual of $100,000 of issue costs related to the anticipated issuance of convertible promissory notes.

(7) Reflects the elimination of PaperClip's $300,000 bridge loan, advances of $1,181,690, trade receivables of $125,000 from ASI and $298,867 of interest and management fees payable. The management fees and interest on the bridge loan were not reflected in ASI's historical financial statements due to the expectation that the Merger would be consummated.

(8) Reflects the anticipated issuance of convertible promissory notes with a total face value of $2,000,000, net of offering discount of $100,000.

(9) In connection with the Merger, the 12% Convertible Notes of PaperClip will be converted into redeemable preferred stock which is reflected as temporary equity in the pro forma financial statements.

(10) Reflects the elimination of PaperClip's historical common stock balance and the issuance of 1,544,438 shares of ASI Common Stock.

(11) Reflects the elimination of PaperClip's historical additional paid-in capital balance and the issuance of 1,544,438 shares of ASI Common Stock and related warrants. Also reflects $146,667 of additional paid-in capital related to warrants anticipated to be issued in conjunction with the planned issuance of convertible promissory notes.

(12) Reflects the elimination of PaperClip's historical accumulated deficit balance.

                                   THE MERGER

GENERAL

     PaperClip and ASI have entered into the Merger Agreement which provides that, subject to approval and adoption of the Merger Agreement by the stockholders of PaperClip and compliance with certain other covenants and conditions, Newco will merge into PaperClip, with PaperClip surviving as a subsidiary of ASI. At the Effective Time:

     (i) each share of PaperClip Common Stock, other than treasury shares and shares held by Dissenting Stockholders, will be converted into the right to receive the number of shares of ASI Common Stock and an equivalent number of Class B Warrants determined by dividing 1,544,438 by the number of shares of PaperClip Common Stock outstanding immediately prior to the Effective Time (the "Conversion Ratio"); the Class B Warrants will entitle the holder of each warrant to acquire one share of ASI Common Stock for an initial exercise price of $6.00 at any time from issuance through October 15, 2001;

     (ii) each share of PaperClip Preferred Stock, which is to be issued prior to the Effective Time in exchange for the PaperClip Convertible Notes at an exchange rate of $.30 per share, will become Preferred Stock of the Surviving Corporation; and

     (iii) each outstanding option (other than options granted to employees of PaperClip who continue to be employed by ASI following the Effective Time who will be offered Employee Options to purchase the ASI Common Stock in an amount deemed appropriate by ASI's Board of Directors in substitution and cancellation of such employees' existing PaperClip Options) and warrant to purchase PaperClip Common Stock will be converted into Merger Options and Warrants to purchase ASI Common Stock and Class B Warrants in an amount equal to the Merger Consideration attributable to each share of PaperClip Common Stock underlying such PaperClip option or warrant.

     It is estimated that each share of PaperClip Common Stock held by a stockholder will receive .19064 shares of a share of ASI Common Stock and .19064 of a Class B Warrant.

     The Class B Warrants will entitle the holder of each Class B Warrant to acquire one share of ASI Common Stock for an initial exercise price of $6.00 at any time on or before October 15, 2001. See "Description of Securities." A copy of the Merger Agreement and the Amendment are annexed hereto as Exhibits A and B, respectively, and are incorporated herein by reference. All references to and summaries of the Merger Agreement, the Amendment, the Warrant Agreement, the Management Agreement and the other agreements referred to herein are qualified in their entirety by reference to the texts of such documents.

EXCHANGE OF CERTIFICATES; FRACTIONAL SHARES

     The conversion of PaperClip Common Stock into ASI Common Stock and Class B Warrants will occur automatically at the Effective Time of the Merger. The Effective Time will be as set forth in the Articles of Merger which will be filed with the Secretary of State of the State of Delaware on the date on which the closing of the Merger takes place. As soon as practicable after the Effective Time, and in no event later than five business days thereafter, transmittal forms will be furnished to PaperClip stockholders by Continental Stock Transfer & Trust Company (the "Exchange Agent"). The transmittal forms will contain instructions with respect to the surrender of the certificates representing PaperClip Common Stock to be exchanged for certificates representing ASI Common Stock and Class B Warrants.

     PAPERCLIP STOCK CERTIFICATES SHOULD NOT BE FORWARDED TO THE EXCHANGE AGENT UNTIL A PAPERCLIP STOCKHOLDER HAS RECEIVED A TRANSMITTAL FORM AND SHOULD NOT BE RETURNED WITH THE ENCLOSED PROXY CARD.

     Until the certificates representing PaperClip Common Stock are surrendered for exchange after the Effective Time, holders of such certificates will accrue but will not be paid dividends or other distributions on the ASI Common Stock into which their shares have been converted. When such certificates are surrendered, any unpaid dividends or other distributions will be paid, without interest. For all other purposes, PaperClip Common Stock outstanding at the Effective Time will be deemed to evidence ownership of the shares of ASI Common Stock and Class B Warrants into which those shares will have been converted pursuant to the Merger.

     No fractional shares of ASI Common Stock or fractional interests in Class B Warrants will be issued to any PaperClip stockholder upon consummation of the Merger. For each fractional share of ASI Common Stock that would otherwise be issued, the Exchange Agent will pay cash in an amount equal to $3.75 and for each fractional interest in a Class B Warrant that would otherwise be issued, ASI will pay cash in an amount equal to $1.00. Calculations will be made to the nearest one-thousandth of a share of ASI Common Stock and of a Class B Warrant and to the nearest cent.

     ASI will pay all stock transfer taxes, if any, owing in connection with the exchange of securities of PaperClip for securities of ASI and/or cash in lieu of fractional shares. ASI will not pay any stock transfer taxes resulting from such issuances and/or payment to any person other than the registered owner.

     For a description of the differences between the rights of the holders of PaperClip Common Stock and ASI Common Stock, see "Effect of the Merger on Rights of Stockholders." For a description of the securities of ASI, see "Description of Securities."

PAPERCLIP OPTIONS AND WARRANTS

     Each outstanding option and warrant to purchase PaperClip Common Stock will be converted into Merger Options and Warrants on the same terms and conditions to purchase ASI Common Stock and Class B Warrants in an amount equal to the Merger Consideration attributable to each share of PaperClip Common Stock underlying such PaperClip option or warrant.

     Pursuant to the Merger Agreement, ASI will offer PaperClip employees who continue to be employed by ASI or the Surviving Corporation with Employee Options to purchase the ASI Common Stock in an amount deemed appropriate by ASI's Board of Directors in substitution and cancellation of such employees' existing PaperClip Options.

BRIDGE LOAN

     On January 29, 1997, as contemplated by the Letter of Intent, ASI agreed to loan up to $300,000 to PaperClip to fund PaperClip's operations through the closing date of the Merger (the "Bridge Loan"). The Bridge Loan is due and payable on January 27, 1998, bears interest at the rate of 12% per annum payable quarterly and is secured by a first priority security interest in all of PaperClip's assets. If the Merger Agreement is terminated by PaperClip because the Financing Condition is not satisfied, the due date of the Bridge Loan and amount due under the Management Agreement will be deferred until the earlier of May 31, 1998 and the closing of a sale of PaperClip to a third party. As of September 30, 1997, the outstanding principal balance of the Bridge Loan was $300,000. PaperClip will have no obligation to repay principal of, or to pay the interest on, the Bridge Loan if the Merger is consummated.

MANAGEMENT AGREEMENT

     Under the terms of the Management Agreement, ASI is responsible for (i) the management of the day-to-day operations of PaperClip, and (ii) advancing on behalf of PaperClip funds as provided for by an agreed-upon operating budget, in each case from April 15, 1997 to the date of consummation of the Merger or the earlier termination of the Merger Agreement. Such advances are secured by a first priority security interest in all of PaperClip's assets. PaperClip will have no obligation to pay any of the Management Agreement Payment Obligations if the Merger is consummated.

RESALE RESTRICTIONS; LOCK-UP AGREEMENTS

     All ASI Purchase Securities received by the PaperClip stockholders, optionholders and warrantholders in the Merger will be freely transferable under the Securities Act except for shares issued to any stockholder, optionholder or warrantholder who may be deemed to be an "affiliate" of PaperClip for purposes of Rule 145 under the Securities Act as of the date of the PaperClip Special Meeting. Affiliates may not sell their shares of ASI Purchase Securities acquired in connection with the Merger except pursuant to an effective registration statement under the Securities Act covering such shares, or in compliance with Rule 145 promulgated under the Securities Act, or another applicable exemption from the registration requirements of the Securities Act. Persons who may be deemed "affiliates" of PaperClip generally include individuals or entities that control or are controlled by or are under common control with PaperClip and may include certain officers and directors of PaperClip as well as principal stockholders of PaperClip.

     Furthermore, the Merger Agreement provides that each PaperClip stockholder will enter into a lock-up agreement (the "Lock-Up Agreement") which will provide that during a specified period (the "PaperClip Lock-Up Period") the PaperClip stockholders will not, without the prior written consent of JSC, directly or indirectly, issue, offer to sell, sell, grant an option for the sale of, assign, transfer, pledge, hypothecate or otherwise encumber or dispose of the ASI Common Stock and Class B Warrants issued to it pursuant to the Merger.

     The duration of the PaperClip Lock-Up Period will be from the closing of the Merger through April 11, 1998. If a percentage reasonably satisfactory to PaperClip at the closing of the Merger of the ASI stockholders currently subject to lock-up agreements agree to enter into new lock-up agreements substantially identical to the Lock-Up Agreement, the Lock-Up Period will be from the closing of the Merger through January 15, 1998, after which time shares will be released from the Lock-up Agreement monthly through October 24, 1998.

PAPERCLIP STOCKHOLDER APPROVAL

     Among the conditions to the obligations of the parties is the approval of the Merger Agreement and the Merger by a holders of a majority of outstanding shares of the PaperClip Common Stock pursuant to Section 271 of the DGCL (the "Required PaperClip Stockholder Approval"). See "Special Meeting Information -- Required Votes." Under the terms of the Merger Agreement, PaperClip has agreed to use its best efforts to solicit sufficient stockholder proxies to obtain the Required PaperClip Stockholder Approval. Pursuant to the Merger Agreement, those directors and officers of PaperClip who are also stockholders of PaperClip (the "Significant Stockholders") have entered into a Stockholder Agreement pursuant to which they have agreed to vote, subject to their fiduciary duty, in favor of the transaction. The Significant Stockholders collectively hold 14.6% of the PaperClip Common Stock.

CONDITIONS, REPRESENTATIONS AND COVENANTS

     The obligations of one party, or in certain cases both parties, to consummate the Merger are subject to the following conditions, among others: (i) the correctness of the representations and warranties made by each other party to the Merger Agreement, (ii) the performance by each other party of its covenants under the Merger Agreement to be undertaken prior to the closing,
(iii) the Registration Statement shall have been declared effective and no stop order suspending such effectiveness and no proceedings for such purpose shall have been instituted, (iv) the approval of PaperClip's stockholders shall have been obtained, (v) the receipt by ASI of at least $2,000,000 in gross proceeds from a private placement of ASI securities or another source of financing; and
(vi) the absence of any order, injunction, writ or decree issued (or commenced or threatened) by a court or governmental authority prohibiting the consummation of the transactions contemplated by the Merger Agreement or any indication by any court or governmental authority of its opposition to such transactions.

     To the extent permitted by applicable law, the parties may each waive compliance with any agreement or condition to their respective obligations to consummate the Merger.

TERMINATION; AMENDMENTS

     The Merger Agreement may be terminated at any time prior to the closing by mutual written consent of the parties or by either ASI or PaperClip if (i) any of the above-described conditions to its obligations has not been met, (ii) the Required PaperClip Stockholder Approval is not obtained at the PaperClip Stockholder Meeting, (iii) the Merger has not been consummated on or prior to February 21, 1998, (iv) the Board of Directors of PaperClip approves or recommends a Takeover Proposal, or (v) a breach of any provision of the Merger Agreement has been committed by the other party which has a material adverse effect.

     The Merger Agreement may be amended at any time prior to the closing of the Merger by written agreement of ASI, Newco and PaperClip, except that after approval of the Merger Agreement by the stockholders of PaperClip, no amendment may be made that requires further approval by the stockholders of PaperClip without first obtaining such approval.

TERMINATION FEE

     PaperClip will be required to pay ASI a termination fee of $750,000 if (i) the Merger Agreement is terminated as a result of a Takeover Proposal or (ii) the Required PaperClip Stockholder Approval is not obtained and a Takeover Proposal involving PaperClip is made public prior to the PaperClip Stockholder Meeting.

FINANCING OF THE MERGER

     As discussed above, no cash will be payable to the PaperClip Stockholders in connection with the Merger other than with respect to fractional shares. The cash payable in lieu of fractional shares is expected to be paid from funds generated by operations and from additional financing. See "General" above.

     ASI estimates that the Merger will involve expenses of approximately $288,500, consisting primarily of legal and accounting fees and expenses, printing costs, Nasdaq qualification costs and financial advisor fees and expenses. Such fees are expected to be paid from funds generated from operations. See "Access Solutions International, Inc. Management's Discussion and Analysis of Financial Condition and Results of Operation -- Liquidity and Capital Resources." In addition, ASI estimates that as a result of the Merger, PaperClip will incur Merger-related expenses of approximately $293,000. Such expenses are also expected to be paid from funds generated from operations and from additional financing.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following is a discussion of the principal federal income tax consequences to PaperClip and its stockholders of the Merger. The discussion is based on currently existing provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations thereunder, current administrative rulings and court decisions. All of the foregoing are subject to change (possibly on a retroactive basis) and any such change could affect the continuing validity of this discussion. The federal income tax discussions set forth below may not be applicable to certain classes of taxpayers, including insurance companies, securities dealers, financial institutions, foreign persons, and persons who acquired shares of PaperClip Common Stock pursuant to the exercise of employee stock options or rights or otherwise as compensation, and persons in special situations, including persons who hold shares of PaperClip Common Stock as part of a straddle. The following discussion assumes that holders of PaperClip Common Stock hold such Common Stock as capital assets (I.E., generally for investment). PaperClip stockholders are urged to consult their tax advisors as to their respective personal tax situations, including the applicability and effect of state, local and other tax laws.

     THE MERGER. For each holder of PaperClip Common Stock, the Merger will be a taxable transaction for federal income tax purposes and probably also will be a taxable transaction under applicable state, local and other income tax laws. A holder of PaperClip Common Stock will recognize capital gain or loss equal to the difference between (x) its tax basis in the PaperClip Common Stock surrendered and (y) the sum of (i) any cash received, plus (ii) the fair market value of the ASI Common Stock received and (iii) the fair market value of the ASI Class B Warrants received. The fair market value of the ASI Common Stock and ASI Class B Warrants will be determined on the date of the exchange pursuant to the Merger. Gain or loss must be determined separately for each block of PaperClip Common Stock (i.e., PaperClip Common Stock acquired at the same cost in a single transaction) surrendered in connection with the Merger. In the case of an individual, any such capital gain will be treated as short-term capital loss, taxable at a maximum rate of 39.6%, if the shares were held for not more than 12 months, mid-term gain, taxable at the maximum rate of 28%, if such shares were held for more than 12 months, but not more than 18 months, and long-term capital gain, taxable at the maximum rate of 20%, if such shares were held for more than 18 months. In the case of a corporation, any such capital gain will be treated as long-term capital gain, taxable at the same rates as ordinary income, if such shares were held for more than 12 months. Capital loss recognized by a corporation may only offset capital gain, and capital loss recognized by an individual may only offset capital gain, plus $3,000 of other income.

     Any ASI Common Stock or Class B Warrants received by a holder of PaperClip Common Stock in exchange for PaperClip Common Stock will have a tax basis equal to the fair market value of each ASI share and each Class B Warrant received at the Effective Time of the Merger and will commence a new holding period for that ASI security.

     PAPERCLIP OPTIONS AND WARRANTS. The exchange by a holder of any PaperClip Warrant and Option of such PaperClip Warrants and Options likely will be a taxable event with respect to the holder.

     POSSIBLE REORGANIZATION. It should be noted that, although not expected, if the Internal Revenue Service were to successfully argue that the Merger constitutes a "reorganization" within the meaning of Section 368(a) of the Code (e.g., because it ignores the issuance of the PaperClip Preferred Stock), PaperClip stockholders would include in income that portion of the gain realized which is not in excess of the value of the consideration, other than ASI Common Stock, received in exchange for PaperClip Common Stock, and no PaperClip stockholder would be entitled to recognize any loss in connection with the transaction.

     BACKUP WITHHOLDING. Payments in respect of PaperClip Common Stock may be subject to informational reporting to the Internal Revenue Service and to a 31% backup withholding tax. Backup withholding will not apply, however, to a payment to a Holder of PaperClip Common Stock or other payee if such shareholder or payee completes and returns a Form W-9 or otherwise establishes an exemption from backup withholding.

     THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. STOCKHOLDERS SHOULD NOTE THAT PAPERCLIP HAS NOT OBTAINED, AND WILL NOT OBTAIN, A RULING FROM THE INTERNAL REVENUE SERVICE OR AN OPINION OF COUNSEL REGARDING THE MATTERS DESCRIBED HEREIN. EACH STOCKHOLDER IS URGED TO CONSULT HIS, HER OR ITS TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES TO THE STOCKHOLDER OF THE PROPOSED TRANSACTIONS, INCLUDING FEDERAL, STATE AND LOCAL TAX CONSEQUENCES.

ACCOUNTING TREATMENT

     It is anticipated that the Merger will be accounted for as a "purchase" transaction. Under such method of accounting, the book value of the assets and liabilities of PaperClip, as reported on its balance sheet, will be increased to their fair market value on the effective date of the Merger and goodwill will be recorded to the extent that the purchase price exceeds the fair market value of the assets acquired and liabilities assumed. The income of PaperClip will be included in the consolidated income of ASI from the effective date of the Merger and not for the entire fiscal year.

REGULATORY APPROVALS

     Other than compliance with DGCL regarding approval of the Merger Agreement by the stockholders of PaperClip and federal and state securities laws, there are no federal or state regulatory requirements which must be complied with or approvals to be obtained in conjunction with the Merger.

RIGHTS OF DISSENTING STOCKHOLDERS

     If the Merger is consummated, a holder of record of PaperClip Common Stock on the Record Date who continues to hold such shares through the Effective Time and who strictly complies with the procedures set forth under Section 262 of the DGCL ("Section 262") will be entitled to have such shares appraised by the Delaware Court of Chancery under Section 262 and to receive payment of the "fair value" of such shares. This Proxy Statement-Prospectus is being sent to all holders of record of PaperClip Common Stock at the Record Date and constitutes notice of the appraisal rights available to such holders under Section 262. THE STATUTORY RIGHT OF APPRAISAL GRANTED BY SECTION 262 REQUIRES STRICT COMPLIANCE WITH THE PROCEDURES SET FORTH IN SECTION 262. FAILURE TO FOLLOW ANY OF SUCH PROCEDURES MAY RESULT IN A TERMINATION OR WAIVER OF DISSENTERS' RIGHTS UNDER
SECTION 262. The following is a summary of certain of the provisions of Section 262 and is qualified in its entirety by reference to the full text of Section 262, a copy of which is attached to this Proxy Statement-Prospectus as Exhibit C.

     A stockholder of PaperClip  electing to exercise  dissenters'  rights under
Section 262 must deliver a separate written demand for appraisal of such stockholder's shares to PaperClip prior to the vote on the approval of the Merger Agreement, and must not vote for approval of the Merger Agreement. Such written demand must be in addition to and separate from any proxy or vote against the Merger and must reasonably inform PaperClip of the identity of the stockholder of record and of such stockholder's intention to demand appraisal of his shares. Merely voting against or not voting for the Merger proposal will not constitute a demand for appraisal within the meaning of Section 262.

     Stockholders electing to exercise their appraisal rights under Section 262 must not vote for adoption of the Merger Agreement. Voting for adoption of the Merger Agreement, or delivering a proxy signed and left blank in connection with the Special Meeting (unless the proxy is marked to vote against, or is marked to abstain from voting on, adoption of the Merger Agreement), will constitute a waiver of a stockholder's right of appraisal and will nullify any written demand for appraisal submitted by the stockholder.

     Only a holder of shares of PaperClip Common Stock on the Record Date is entitled to seek appraisal. Demand for appraisal must be executed by or for the holder of record, fully and correctly, as such holder's name appears on the holder's stock certificates representing shares of PaperClip Common Stock. If PaperClip Common Stock is owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, the demand should be made in that capacity, and if PaperClip Common Stock is owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be made by or for all owners of record. An authorized agent, including one or more joint owners, may execute the demand for appraisal for a holder of record; however, such agent must identify the record owner or owners and expressly disclose in such demand that the agent is acting as agent for the record owner or owners of such shares.

     A record holder, such as a broker, who holds shares of PaperClip Common Stock as a nominee for beneficial owners, may exercise appraisal rights with respect to the shares held for all or less than all beneficial owners of shares as to which the holder is the record owner. In such case, the written demand for appraisal should set forth the number of shares of PaperClip Common Stock covered by it. Unless a demand for appraisal specifies a number of shares, such demand will be presumed to cover all shares of PaperClip Common Stock held in the name of such record owner. BENEFICIAL OWNERS WHO ARE NOT RECORD OWNERS AND WHO INTEND TO EXERCISE DISSENTERS' RIGHTS SHOULD INSTRUCT THE RECORD OWNER TO COMPLY WITH THE STATUTORY REQUIREMENTS WITH RESPECT TO THE EXERCISE OF DISSENTERS' RIGHTS BEFORE THE DATE OF THE SPECIAL MEETING.

     Stockholders who elect to exercise appraisal rights should mail or deliver their written demands to: PaperClip Software, Inc., Three University Plaza, Hackensack, NJ 07601, Attention: Michael Suleski. The written demand for appraisal should specify the stockholder's name and mailing address, the number of shares of PaperClip Common Stock and PaperClip Preferred Stock owned, and state that the stockholder is thereby demanding appraisal.

     Within ten days after the Effective Time, the Surviving Corporation is required to send notice of the effectiveness of the Merger to each stockholder of PaperClip who prior to the Effective Time complied with the requirements of
Section 262.

     Within 120 days after the Effective Time, the Surviving Corporation or any stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the value of the shares of PaperClip Common Stock held by all stockholders seeking appraisal. A stockholder who files such a petition must also file a copy of the petition with the Surviving Corporation. The Surviving Corporation is then required to file within 20 days with the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares. The Register in Chancery will use this list to give notice by registered or certified mail of the time and place of the hearing of the petition, if so ordered by the Court. If no petition is filed by either the Surviving Corporation or a dissenting stockholder within such 120 day period, the rights of all dissenting stockholders to appraisal shall cease. PaperClip stockholders seeking to exercise dissenters' rights should not assume that the Surviving Company will file a petition with respect to the appraisal of the fair value of their shares or that the Surviving Corporation will initiate any negotiations with respect to the fair value of such shares. At this time, the Surviving Corporation has no intention to take any action in this regard. Accordingly, PaperClip stockholders who wish to seek appraisal of their shares should initiate all necessary action with respect to the perfection of their dissenters' rights within the time periods and in the manner prescribed in Section 262. FAILURE TO FILE THE PETITION ON A TIMELY BASIS WILL CAUSE THE RIGHT OF STOCKHOLDERS TO AN APPRAISAL TO CEASE.

     Within 120 days after the Effective Time, any stockholder who has complied with the foregoing provisions is entitled, upon written request, to receive from the Surviving Corporation a statement setting forth the aggregate number of shares of PaperClip Common Stock not voted in favor of adoption of the Merger Agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement must be mailed within 10 days after the written request therefor has been received by the Surviving Corporation or within 10 days after expiration of the time for delivery of demands for appraisal, whichever is later.

     If a petition for an appraisal is timely filed by a holder of shares of PaperClip Common Stock and a copy thereof is served upon PaperClip, PaperClip will then be obligated within 20 days to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all holders of shares of Common Stock who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached. After notice to such stockholders as required by the Court, the Delaware Court of Chancery is empowered to conduct a hearing on such petition to determine those holders of shares of PaperClip Common Stock who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the holders of shares of PaperClip Common Stock who demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceeding; and if any stockholder fails to comply with such direction, the Court of Chancery may dismiss the proceedings as to such stockholder.

     After determining the holders of shares of PaperClip Common Stock entitled to appraisal, the Delaware Court of Chancery will determine the fair value of such shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest to be paid, if any, upon the amount determined to be the fair value. In determining fair value, the court is to take into account all relevant factors. In WEINBERGER V. UOP, INC., ET AL, decided February 1, 1983, the Delaware Supreme Court expanded the considerations that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered, and that "[f]air price obviously requires consideration of all relevant factors involving the value of a company." The Delaware Supreme Court stated that in making this determination of fair value the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be "exclusive of any element of value arising from the accomplishment or expectation of the merger." In WEINBERGER, the Delaware Supreme Court held that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered."

     Stockholders considering seeking appraisal should consider that the fair value of their shares determined under Section 262 could be more, the same, or less than the market value of the ASI securities to be received pursuant to the Merger Agreement without the exercise of dissenters' rights. Upon completion of the appraisal process, the Court would direct the payment of the fair value of the shares, together with interest, if any, by the Surviving Corporation to the stockholders who have duly demanded appraisal of their shares under Section 262 and who have not withdrawn the demand for appraisal within 60 days after the Effective Time. The cost of the appraisal proceeding may be determined by the Court of Chancery and assessed against the parties as the Court deems equitable in the circumstances. Upon application of a dissenting stockholder, the Court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding (including without limitation reasonable attorneys' fees and the fees and expenses of experts) be charged pro rata against the value of all shares of PaperClip Common Stock entitled to appraisal. In the absence of such a determination or assessment, each party bears its own expenses.

     Any stockholder who has duly demanded appraisal in compliance with Section 262 will not, after the Effective Time, be entitled to vote for any purpose the shares of PaperClip Common Stock subject to such demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to stockholders of record at a date prior to the Effective Time.

     A PaperClip stockholder may withdraw a demand for appraisal and accept the terms of the Merger at any time within 60 days after the Effective Time, or thereafter may withdraw such demand with the written approval of the Surviving Corporation. In the event an appraisal proceeding is properly instituted, such proceeding may not be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and any and such approval may be conditioned on terms the Court of Chancery deems just.

MANAGEMENT AND OPERATIONS AFTER THE MERGER

     MANAGEMENT. Upon consummation of the Merger, the directors and officers of Newco immediately prior to the closing of the Merger shall remain the directors and officers of the Surviving Corporation, to hold office in accordance with the charter documents and bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

     Senior management of ASI will be reorganized with a combination of personnel from both companies. Robert H. Stone, presently President and Chief Executive Officer of ASI, will remain in that position. D. Michael Bridges, presently Director of Sales for PaperClip, will assume the duties of Vice
President of Sales for ASI after the Merger. Michael Suleski, presently a director and Vice President of Development for PaperClip, will assume the duties of Vice President of Development for ASI after the Merger. Denis Marchand, Vice President - Finance and Administration for ASI, and Chip Rabinowitz, General Manager and Acting Director of Engineering and Development at ASI, will each remain in his current position. See "Information Concerning Access Solutions International, Inc. -- Management" for information about the current management of ASI.

     For a period of two years following the Merger, ASI will be required to nominate one person designated by PaperClip, who initially will be Stephen Kornfeld (who is a shareholder of, and a consultant to, PaperClip) to ASI's Board of Directors. Mr. Kornfeld and the Acting Chairman of the Board of ASI have engaged in discussions with respect to Mr. Kornfeld becoming Chairman of ASI after the Merger is consummated. Moreover, Mr. Gardner intends to utilize Mr. Kornfeld's advisory services in connection with the operations of ASI until the Merger is consummated. In addition, during such two year period, PaperClip will be entitled to designate one person who will be permitted to attend all meetings of ASI's Board of Directors as an "advisor" or "observer," who initially will be William Weiss, Chief Executive Officer and a director of PaperClip. In the event that Mr. Kornfeld or any other designee of PaperClip resigns or is removed for cause from ASI's Board of Directors, Mr. Kornfeld or such other designee will be entitled to designate an additional "advisor" or "observer."

     OPERATIONS. ASI's strategy for the combined operations of ASI and PaperClip after consummation of the Merger is to provide an enterprise-wide solution for data storage, retrieval, document management, report distribution and data mining. This strategy is intended to leverage several key technologies and products from both ASI's mainframe offerings and PaperClip's software line.

     The lead product in this new strategic direction is PaperClip's new document management product, PaperClip 32. With the expected release of this 32 bit suite of software in the quarter ending March 31, 1998, users will be able to manage all electronic documents as well as to exchange documents in a "many to many" trading partner environment. Electronic Document Exchange ("EDX"), an open standard like Electronic Data Interchange ("EDI"), will provide a means for companies to exchange legally accepted documents without requiring printing to paper and re-scanning. Another new feature, "Print to Archive" ("PTA"), will allow the background filing of documents into the electronic folder during routine printing, thereby eliminating the need to print, copy and file. PTA also provides the benefit of storing "compound documents" such as electronic forms, compound rendering and electronic signatures as legally accepted electronic images.

     Using PaperClip 32 as a "common dashboard" for all document management and imaging solutions allows other products (developed both internally and externally) to be integrated into complete end-user solutions. The types of products that ASI intends to link through PaperClip 32 can be generally broken into three categories:

     1.   Data   Input   Systems:    Scanned    documents,    faxed   documents,
          computer-generated reports, forms processing, etc.

     2.   Data Storage Systems:  Data Warehousing,  Hierarchical Storage Systems
          (HSM), RAID, Tape, CD-ROM, DVD, etc.

     3. Data Distribution Systems: Data Mining, Customer Reporting, Internet Browser access, etc.

     DATA INPUT SYSTEMS. Because PaperClip 32 was designed for integration from the beginning, interfaces already exist with products from other companies, including interfaces with high-end scanners and scanning packages, forms processing systems and report processing solutions. ASI's integration with these products for data input needs to be enhanced and strengthened. Only one product, Cardiff, has been integrated using the PaperClip API. Other products have been integrated using PaperClip's "Auto-Import" facility, which can be cumbersome and does not present a "pleasing" interface to the end-user. With the forthcoming release of PaperClip 32, ASI intends to encourage tighter integration with the various front-ends by either the front-end product using the PaperClip API, or by using DLLs provided by the other product for direct use by PaperClip.

     Integration of OEM products can strengthen the combined offerings with lower costs--both in development and support. An example is to replace the PaperClip scanning module with a third-party scanning product which would eliminate testing, integration and support of new scanners, saving engineering and customer support time and money.

     PaperClip COLD, PaperClip's product for storing computer-generated reports, was never designed to be a stand-alone product. The engineering resources required to redesign PaperClip COLD to support higher-end services would be high. ASI is evaluating an alternative COLD provider to integrate with PaperClip.

     GIGAPAGE, ASI's mainframe COLD product, must be integrated into the PaperClip system. With the introduction of the new OAS system (which is based on a Windows NT platform instead of a proprietary hardware platform), GIGAPAGE data can be made available to client-server applications such as PaperClip. ASI believes that the integration of this data with PaperClip products, using the PaperClip API and/or Auto-Import facilities, is a high-priority project. ASI will continue to market and sell GIGAPAGE to new prospects and seek to upgrade its existing customer base. However, GIGAPAGE is no longer the flagship product in ASI's marketing efforts or in its development focus.

     DATA STORAGE SYSTEMS. ASI's patented data storage system, the OAS/3590, combined hardware data compression with intelligent management of an optical jukebox. A new OAS/3597 controller with enhancements was introduced to the marketplace in the fourth quarter of 1997 which removes some of the limitations currently controlling speed of access in linking client-server based storage devices to mainframe systems. Most links between networks and mainframes are accomplished using an SNA (Systems Network Architecture, an IBM architecture) connection which is inherently slow.

     Based on a Windows NT server, the new OAS/3597 looks like a standard IBM 3490-tape device. Any mainframe application, including Hierarchical Storage Systems, can see and use this device at speeds approaching 17 megabytes per second (as a point of reference, read/write speeds of optical drives are less than 300 kilobytes per second). Once the data has been sent to the OAS/3597, client-server or network applications can have direct access through a standard network connection, effectively removing the bottleneck of SNA.

     Finally, ASI intends to combine NOSS and the OAS/3597 into a single storage solution. Grafting the enhanced NOSS API to the OAS/3597 platform is expected to allow a wide range of physical storage systems, upgradability to future storage devices, and connections to the enterprise storage market.

     DATA DISTRIBUTION SYSTEMS. To date, neither ASI nor PaperClip has focused much attention on data distribution systems. However, data distribution is a central component of the document management process. ASI's input systems can process huge amounts of data, and then can store it for easy retrieval by PaperClip. The WorkFlow product can "zip" documents through cumbersome procedures to ease bottlenecks in a company's paper-handling process. ASI plans to further enhance this product to automatically generate customized reports based upon this huge volume of data, send these reports to the appropriate people, and allow users access to the more detailed information.

     ASI is actively seeking partners to integrate the above-described solution into ASI's product line. Document management and storage is in great demand by many companies. Direct access and manipulation of those documents and the associated data is of tremendous benefit to almost every company.

     PaperClip has a partially developed product to allow Internet access to PaperClip data. This product, known as WebServer, allows users with an Internet browser to access PaperClip bins and folders. Allowing authorized users to access this data through the public Internet or through corporate intranets is important to the ultimate success of the ASI solution because it provides a powerful document management and retrieval solution for widely dispersed work groups.

     There can be no assurances that any of the foregoing strategy will be successful, that ASI will have the financial or other resources available to develop any of these products or that, if developed, any of these products will be commercially successful.

     Significant aspects of the operations of ASI and PaperClip will be combined to achieve greater marketing impact and lower operating costs. ASI currently intends to combine administration, human resources, finance/accounting, sales and marketing in one facility in New Jersey. PaperClip document management and imaging research and development, support services and quality assurance testing would remain in New Jersey. It is currently anticipated that mainframe research and development, quality assurance testing, support services, integration services and production will be located in ASI's North Kingstown, Rhode Island facility.

                          INFORMATION CONCERNING ACCESS
                          SOLUTIONS INTERNATIONAL, INC.

GENERAL

     ASI, which was incorporated in Delaware in 1986 under the name Aquidneck Systems International, Inc., designs, develops, assembles and markets mainframe information storage and retrieval systems, including both hardware and software, for large companies. In June 1996, ASI changed its name to Access Solutions International, Inc.

     ASI BRIDGE FINANCING. On May 28, 1996, ASI consummated a bridge financing (the "1996 Bridge Financing") pursuant to which it issued an aggregate of: (i) $1,500,000 in principal amount of promissory notes (the "1996 Bridge Notes") which bore interest at the rate of 10% per annum and were due and payable upon the earlier of: (a) the closing of the sale of securities or other financing of ASI from which ASI or its subsidiary receives gross proceeds of at least $2,500,000 or (b) May 28, 1997, and (ii) 750,000 warrants (the "1996 Bridge
Warrants"), each 1996 Bridge Warrant entitling the holder to purchase one share of ASI Common Stock at an initial exercise price of $1.50 per share (subject to adjustment upon the occurrence of certain events) during the three-year period commencing May 28, 1997. Original issue discount in the amount of $150,000 associated with the 1996 Bridge Financing was amortized to interest expense over the term of the bridge debt. The net proceeds of approximately $1,390,000 from the 1996 Bridge Financing were used for: (i) repayment of indebtedness in the principal amount of $85,000 to a director and principal stockholder; (ii) research and development expenses in the approximate amount of $336,000; (iii) selling expenses in the approximate amount of $126,000; (iv) sales commissions in the approximate amount of $65,000; (v) customer support expenses in the amount of $191,000; and (vi) general working capital purposes. Upon the consummation of ASI's IPO, each 1996 Bridge Warrant automatically, without any action by the holder thereof, converted into a Redeemable Warrant (the "New Warrant") having terms identical to those of the Redeemable Warrants underlying the Units. The New Warrants and the underlying shares of ASI Common Stock issuable upon exercise of the New Warrants were registered under the Securities Act. ASI used a portion of the proceeds of the IPO to repay the entire principal amount of, and accrued interest on, the 1996 Bridge Notes, including $250,000 plus accrued interest to Malcolm G. Chace, a director and principal stockholder.

     RECAPITALIZATION. In January 1996, ASI effected the Recapitalization of its capital without a formal reorganization. As part of the Recapitalization, the Board of Directors approved the reverse stock split, negotiated a conversion (the "Conversion") of debt in the amount of $2,635,415 plus unpaid interest in the amount of $62,129 plus warrants to purchase 4,240 shares of common stock into 1,041,012 shares of ASI Common Stock and retained Hector D. Wiltshire as its President and Chief Executive Officer on an interim basis. Following the Recapitalization, approximately 2.2% of the issued and outstanding ASI Common Stock was held by holders of ASI Common Stock prior to the Recapitalization and approximately 69% of the issued and outstanding ASI Common Stock was held by the holders of debt who participated in the Conversion. Additionally, in January 1996, ASI issued 416,500 shares of ASI Common Stock to Mr. Wiltshire in consideration for (i) his agreement to serve as ASI's interim President and Chief Executive Officer; (ii) his agreement to relinquish warrants he had acquired in connection with the $500,000 bridge financing he provided to ASI in September 1995; and (iii) his agreement to loan ASI $250,000 on a short-term basis. See Note 2 to ASI's Financial Statements.

     IPO. In October 1996, ASI completed the IPO pursuant to which it issued 1,226,667 Units, each Unit consisting of two shares of ASI Common Stock and one Redeemable Warrant, in an underwritten public offering through JSC. See "Access Solutions International, Inc. Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources." Following the IPO, approximately 41% of the issued and outstanding ASI Common Stock was held by holders of ASI Common Stock prior to the IPO and approximately 59% of the issued and outstanding ASI Common Stock was held by stockholders who participated in the IPO.

BUSINESS

     ASI designs, develops, assembles and markets mainframe information storage and retrieval systems, including both hardware and software, for large companies. ASI believes that its proprietary COLD data storage systems provide a faster, more reliable and more economical method of storing vast quantities of computer-generated data than is generally available from other COLD systems or from traditional data storage methods. ASI's COLD and optical data storage systems, which are marketed under the brand names OAS and GIGAPAGE, are presently sold principally to large organizations that have the need to store and retrieve large quantities of computer-generated data.

     INDUSTRY OVERVIEW. Business organizations need to archive data for a number of reasons, including compliance with governmental regulations, retention of historical records and maintenance of strategically valuable historical business information. The widespread use of computers has resulted in exponential growth in the amount of data that must be economically archived and stored while remaining readily accessible for retrieval. In the past, organizations have attempted to solve this problem by using one or more of four traditionally available data storage and retrieval alternatives: magnetic disk, paper, magnetic tape, and computer output microfiche or microfilm ("COM").

     Each of these traditional storage methods has inherent disadvantages as an archival storage medium. Magnetic disk is currently expensive and subject to data loss upon failure. Paper is a manually cumbersome, bulky and expensive means of long-term storage. Magnetic tape provides response times as long as 15 minutes when storing or retrieving data even when mounting is automated using robotics. COM is cumbersome to access and time-consuming to generate. The storage alternatives of paper, magnetic tape, and COM have nonetheless been used for archiving because of the high cost of magnetic disk or DASD, traditionally the most popular storage method.

     ASI'S SOLUTION: PRODUCTS AND SERVICES. ASI's COLD systems permit both the storage of archival data in a less expensive manner than with DASD, paper or COM, and quicker retrieval of such data than is possible with magnetic tape, paper or COM. When combined with ASI's software, the result is an integrated hardware and software solution which economically addresses archival storage and on-line retrieval of large quantities of computer-generated data. ASI believes its solution also achieves several technological and competitive advantages which are not available in other COLD systems. As compared to other COLD systems, ASI's patented directory structure and hardware data compression capability enables more data to be stored on, and retrieved quickly from, an optical disk, thereby maximizing the performance of the user's system while reducing the cost of storage. ASI's integrated COLD systems enable an end user to retrieve and view documents or reports based on a report index, which speeds access to data. The GIGAPAGE software is designed specifically to optimize access to robotic disk storage systems, unlike that of most competing systems. It employs sophisticated caching to make speed of access to the data comparable to that of magnetic disk, but at a much lower cost of storage. ASI has also developed a system-level "driver" for optical disk robotics called ODSM.

     PRODUCTS. ASI's COLD systems are high-density hardware and software data storage systems that are designed to store, index and retrieve formatted computer output. COLD systems consist of an OAS controller, a storage subsystem and GIGAPAGE application software.

     HARDWARE PRODUCTS. The hardware portion of ASI's solution, the OAS, is a high capacity, mainframe channel-attached hybrid magnetic/optical disk storage system, composed of the OAS controller and an optical disk robotic "autochanger." The OAS can control various types and models of robotic autochanger systems, which are manufactured by a number of vendors, commanding such robots to mount and dismount disks automatically as needed in response to requests from the host software. These autochangers, which ASI purchases from independent third party suppliers, are installed by ASI as a part of the integrated system at the customer site. Autochangers of varying capacities are available to meet the needs of the marketplace, for storage requirements from 166 million pages to multiple tens of billions of pages. A brief description of the hardware components of the OAS follows.

     OPTICAL DISK AUTOCHANGERS. The entry-level optical disk autochanger supplied by ASI supports customers with relatively modest storage volumes. When used in conjunction with ASI's data compression technology, the capacity of this autochanger is significantly enlarged. With compression, this entry-level autochanger normally has the capacity to store over 166 million typical report pages.

     Because the optical drives housed within ASI's most commonly installed autochangers are American National Standards Institute ("ANSI")-standard 5-1/4 inch multifunction drives, the optical disk platters used within the autochanger may be a mixture of rewritable and write-once-read-many ("WORM") types. The rewritable disks are used to store those reports that do not have to be retained for long time periods. The disks are then re-used when the useful life of the reports has elapsed. WORM disks preclude modification of data, as required for data such as securities industry reports subject to the record retention rules of the Securities and Exchange Commission.

     Customer need for greater capacity is addressed by a field-upgradeable family of optical disk autochangers. Middle range requirements are accommodated by a system which can store from 590 million to over 1 billion report pages in a compact (3 foot by 3 foot) floor area, while large capacity needs are served by ASI's largest system, which stores from 860 million to more than 2.5 billion pages. Multiple systems may be combined for even greater capacity. ASI also provides 12 and 14 inch format WORM solutions.

     THE OAS CONTROL UNIT. The control unit of the OAS system is directly attached to the mainframe via a conventional IBM-compatible interface to an input-output ("I/0") channel of the IBM-compatible mainframe. The control unit's dedicated I/0 hardware passes data back and forth over the channel between the mainframe and the optical disk autochanger at up to 17 megabytes per second. The control unit is an intelligent storage management subsystem, with self-contained software to track and file associated media locations within the storage sub-systems and automate the movement of media into optical disk drives within the robotic autochanger, when applicable.

     The OAS Control Unit contains a cache buffer (a large bank of RAM used for temporary storage when transferring data from one device to another) to permit data to be exchanged rapidly between the mainframe and the optical disk drives. In addition, the control unit performs data compression using a patented hardware-based implementation of the Lempel-Ziv compression algorithm. When this hardware-based compression is combined with GIGAPAGE's host-based software data compression, compound compression ratios of 7.5:1 and higher are achieved.

     SOFTWARE PRODUCTS. ASI has developed an application software product for IBM mainframe systems, GIGAPAGE, which can be installed in conjunction with the OAS and is an end-user application for report storage and retrieval. GIGAPAGE stores and retrieves computer-generated reports (such as customer statements) on various combinations of storage technologies. This enables organizations to eliminate their existing COM systems and reduce staff used for manual retrieval of microfilm, microfiche and paper reports. GIGAPAGE also provides its users with the ability to access report data efficiently, by displaying a retrieved document based upon criteria established by the user. ASI believes that this creates competitive advantages for end users who must quickly respond to customer inquiries. GIGAPAGE changes report access from a slow, cumbersome, manually-intensive process to a fast, near-line computer-based process.

     NEW PRODUCT DEVELOPMENT. ASI has improved its current OAS product (see"OAS Control Unit" above) so that the control unit will now allow the management and storage of mainframe data on other storage devices, such as RAID arrays, tape and CD-ROM autochangers, as well as ASI's current optical disk autochangers. New developments in autochanger technology as well as speed improvements in both CD-ROM and tape subsystems have made these systems attractive storage mediums in today's market. RAID arrays provide high-speed, fault-tolerant access to large amounts of data. ASI's use of RAID technology combined with data compression and intelligent caching provides customers with high throughput at attractive prices. New products based on these developments are expected to be available for distribution and sale in the third quarter of Fiscal 1998. There can be no assurance that these new products will achieve market acceptance.

     CUSTOMER SUPPORT AND SERVICE. In addition to being a source of revenue generation, ASI believes that its approach to customer service and support has been and will continue to be a significant factor in the market acceptance of its products. Because most of ASI's products are used in complex, large-scale mainframe data centers, the successful implementation and utilization of ASI's products substantially depends on ASI providing a high level of customer service, training and support. Consequently, ASI typically allocates substantial resources to customer installations, particularly in the first few weeks before and the first several weeks after a new installation. These resources include field support personnel who assess the systems operating environment of the customer prior to installation, install and test the hardware, support the hardware and coordinate the efforts of third-party service providers that service ASI's installed base of systems; systems engineering personnel who install and configure the software components of ASI's systems, assist the customer in assuring that the other elements of the customer's data center properly interface with ASI's system, assist the customer in defining reports to be stored on ASI's system and in supporting ASI's software; training personnel who train the customer's data center managers and users on the operation and use of ASI's system; a 24-hour help desk to field all customer support and service inquiries; and third-party service organizations with whom ASI contracts to provide on-site customer response for hardware-related issues.

     In the years ended June 30, 1996 and 1997, service revenue generated from the post-sale maintenance of COLD systems accounted for approximately 32% and 54%, respectively, of ASI's total revenues. Substantially all of ASI's customers have elected to extend their service contracts with ASI beyond the one-year period that is customarily afforded to customers at the time of installation of new products.

     As of November 30, 1997, the customer service and support group consisted of four employees, one of whom is in-house and the remainder are in the field. These personnel provide support for the engineers maintaining customer equipment in the field and provide ASI with an opportunity to recommend future system sales to such customers.

     MARKETING. The market for COLD systems is segmented into the mainframe, PC (stand-alone or LAN-based), client/server and CD-ROM markets. Within each market segment, product offerings may be divided into two categories: (i) COLD software packages and (ii) COLD turnkey systems. COLD turnkey systems are generally comprised of COLD software bundled with a controller and an optical disk system. Generally, the highest priced COLD systems are those that are mainframe or client/server based. Additionally, the market for COLD systems includes a revenue component derived from the service and support of COLD systems products.

     ASI advertises and markets its products and services through direct mailings, participation and exhibition of products at industry trade shows, personal solicitations at businesses which have been identified as likely resellers of ASI's products and industry referrals. In September 1997 ASI launched a direct marketing and advertising campaign into selected vertical markets.

     In June 1997 ASI began to pursue strategic marketing relationships with other vendors of both mainframe and client/server software. This strategy shift is designed to enable ASI to increase sales by leveraging the customer base of other suppliers whose product offerings complement that of ASI. It is also anticipated that the new strategy will enable ASI to increase sales through marketing of products from these strategic partners to ASI's customers and prospects.

     CUSTOMERS. Sales to Prudential Securities, Inc. accounted for 10% of ASI's total net sales in the year ended June 30, 1997. Sales to Nationwide Mutual Insurance Company, Bank of Boston Corporation Technology Services and Bell Sygma, Inc. accounted for 35%, 22% and 11%, respectively, of ASI's total net sales in the year ended June 30, 1996.

     COMPETITION. The computer data storage and retrieval industry is highly competitive and ASI expects this level of competition to intensify. There are certain competitors of ASI that have substantially greater financial, marketing, development, technological and production resources than ASI. ASI's primary competitors are IBM Corporation, FileTek Corporation, Eastman Kodak Company, Data/Ware Corporation, Anacomp, Inc., Mobius Management Systems, Inc., Computer Associates International, Inc., RSD America, Inc. and Network Imaging Systems Corp. ASI believes that participants in the data storage and retrieval market compete on the basis of a number of factors including vendor and product reputation, system features, product quality, performance and price, and quality of customer support services and training. ASI positions itself to compete effectively with its competitors by offering what it believes is superior customer service and technical support in connection with hardware and software products which provide certain technological and user application advantages.

     PRINCIPAL SUPPLIERS. ASI's principal suppliers for the production and maintenance of its COLD systems are IBM Corporation, Hewlett Packard and DISC, Incorporated.

     RESEARCH AND DEVELOPMENT. ASI's total expenditures for research and development for Fiscal 1997 and Fiscal 1996 were $1,651,322 and $1,713,094, respectively. Due to the completion of all customer commitments to the GIGAPAGE product by the end of the second quarter of Fiscal 1998, it is anticipated that development costs for Fiscal 1998 will be substantially reduced from prior levels.

     INTELLECTUAL PROPERTY. Although ASI believes that its continued success will depend primarily on its continuing product innovation, sales, marketing and technical expertise, product support and customer relations, ASI believes it also needs to protect the proprietary technology contained in its products. ASI holds three United States patents on its directory structure and its implementation of hardware data compression. ASI relies primarily on a combination of patent, copyright, trademark, trade secret laws and contractual provisions to establish and protect proprietary rights in its products. ASI typically enters into confidentiality and/or license agreements with its employees, strategic partners, customers and suppliers and limits access to and distribution of its proprietary information. Despite these precautions, it may be possible for unauthorized third parties to copy certain portions of ASI's products, reverse engineer or otherwise obtain and use information ASI regards as proprietary. ASI recently instituted a lawsuit against Data/Ware Development, Inc. and Eastman Kodak Inc. alleging infringement of one or more of ASI's patents. See "Legal Proceedings" below.

     ASI is subject to the risk of litigation alleging infringement of third-party intellectual property rights. There can be no assurance that third parties will not assert infringement claims against ASI in the future with respect to current or future products. Any such assertion, if found to be true and legally enforceable, could require ASI to pay damages and could require ASI to develop non-infringing technology or acquire licenses of technology that is the subject of the asserted infringement, resulting in product delays, increased costs, or both.

     ASSEMBLY. Assembly of ASI's OAS is done at ASI's facility in North Kingstown, Rhode Island. ASI designs and assembles portions of its COLD systems which are then integrated at ASI's plant with optical disk autochanger systems manufactured by a variety of third parties. Production of the OAS entails testing, assembling and integrating standard and ASI-designed components and subassemblies built by and purchased from independent suppliers. As of November 30, 1997, ASI had one full-time assembly person. ASI configures and tests ASI-built and third-party-supplied hardware and software in combinations to meet a wide variety of customer requirements.

     Although ASI generally uses standard parts and components for its products, certain components, such as CPU boards, ESCON hardware and high-density integrated circuits, are presently available only from single or limited sources. ASI has no supply commitments with its vendors and generally purchases components on a purchase order basis, as opposed to entering into long-term procurement agreements with vendors. ASI has generally been able to obtain adequate supplies of components in a timely manner from current vendors or, when necessary to meet production needs, from alternate vendors. ASI believes that alternative sources of supply would not be difficult to develop over a short period of time but that an interruption in supply or a significant increase in the price of these components could adversely affect ASI's operating results and business.

     EMPLOYEES. At November 30, 1997, ASI had 14 employees.

     LEGAL PROCEEDINGS. On August 29, 1997, ASI filed a complaint in the United States District Court for the District of Rhode Island against Data/Ware Development, Inc. ("Data/Ware") and Eastman Kodak Company, Inc. ("Kodak") alleging infringement of ASI's patents. The claim states that Data/Ware and Kodak collectively manufacture, use and/or sell equipment for recording data on optical media and alleges that the manufacture and sale of such equipment, and use by purchasers thereof, infringes one or more of ASI's patents. The claim calls for an order enjoining the defendants from further infringement of ASI's patents, damages and interest for infringement and reasonable attorney's fees and such other relief that the court deems proper.

FACILITIES

     ASI's corporate headquarters are located in North Kingstown, Rhode Island, in a leased facility consisting of approximately 10,300 square feet of space occupied under a lease expiring in December 1998.

MANAGEMENT

     DIRECTORS AND EXECUTIVE OFFICERS. The current ASI directors and executive officers are as follows:

     NAME AND AGE                                   POSITION
     ------------                                   --------
     Malcolm G. Chace, 62 (2)....................   Director
     Robert H. Stone, 47 ........................   President, Chief Executive
                                                    Officer, Director
     Thomas E. Gardner, 59 (1)(2)................   Chief Financial Officer,
                                                    Treasurer, Director, Acting
                                                    Chairman
     Marvyn Carton, 79 (1).......................   Director
     Howard W. Yenke, 60 ........................   Director
     Adrian Hancock, 50  .. .....................   Director
     Denis L. Marchand, 44.......................   Vice President - Finance and
                                                      Administrataion
----------------

(1)  Member of the Compensation Committee.
(2)  Member of the Audit Committee.

     All directors hold office until the annual meeting of stockholders next following their election and/or until their successors are elected and qualified. Officers are elected annually by the Board of Directors and serve at the discretion of the Board. Information with respect to the business experience and affiliations of the ASI directors and the executive officers is set forth below.

     MR. CHACE was Chairman of the Board of ASI from December 1994 until June 1997 and has been a director since October 1991. Mr. Chace has been a Vice President and director of Point Gammon Corporation, a Chace family investment company, since 1986. Mr. Chace is also Chairman of Mossberg Industries, Inc. ("Mossberg"), a manufacturer of plastic reels principally used by the wire industry, Chairman of Bank Rhode Island, and a director of Berkshire Hathaway Company. He previously served as a director of Rhode Island Hospital Trust National Bank.

     MR. STONE was elected President and Chief Executive Officer of ASI on August 1, 1996. Prior to joining ASI, Mr. Stone was Director of Marketing of Standard Duplicating Machines Corporation since June 1994 and prior to that President of Marketplex, Inc., a marketing services company, since 1992. From June 1989 to February 1992, Mr. Stone was Director of Product Marketing of Riso, Inc., a developer and distributor of high speed printing systems.

     MR. GARDNER has served as Chief Financial Officer of ASI since April 1996, Treasurer since May 1994, has been a director since May 1994 and Acting Chairman of the Board since December 1, 1997. Mr. Gardner does not serve full time and receives no compensation as ASI's Chairman, Chief Financial Officer or Treasurer. Mr. Gardner has also served as the President of LJT Associates (a planning and financial consulting firm) since April 1992. From 1979 to October 1992, Mr. Gardner was Senior Vice President at Rhode Island Hospital Trust National Bank. Mr. Gardner has served on various Rhode Island and Providence commissions and committees and currently serves as the Rhode Island Governor's appointee to the Depositors' Economic Protection Corporation Performance Review Committee. Mr. Gardner, through LJT Associates, is presently providing consulting services to Point Gammon Corporation.

     MR. CARTON has been a director of ASI since 1994. Mr. Carton is a Director Emeritus of Allen & Company, Incorporated, an investment banking and financial services company. Mr. Carton began his employment at Allen & Company, Incorporated in September 1948 and held various positions at Allen & Company, Incorporated until his retirement in 1991 from the office of Executive Vice President. Mr. Carton has been a Director of Acquisition Resources Ltd., an oil and gas company, since 1993, the Chairman of Brown University Third Century Fund from 1981 to 1987 and Co-Chairman since then. Mr. Carton has also served in the past as a member of the boards of directors of Syntex Corporation (a pharmaceuticals company), Frank B. Hall (an insurance and financial services firm), and American Axle & Manufacturing Co., among others.

     MR. YENKE has been a director of ASI since May 1997 and was Chairman of the Board from June 1997 until November 30, 1997. Mr. Yenke also served as a consultant to ASI from June 1997 to November 18, 1997. See "Consulting Arrangements" below. Mr. Yenke has been President and Chief Executive Officer of Silent Systems, Inc., a PC equipment manufacturer, since November 1997. Mr. Yenke was President, Chief Executive Officer and a director of LANart Corp., a producer of local area network connectivity products, from June 1996 to November 1997. From November 1995 to May 1996, Mr. Yenke was President of the Yenke Group, a consulting firm. He was President, Chief Executive Officer and a director of Enterprise Development Cooperation, Inc. and Technology Development Holdings Company, Inc., two affiliated venture capital companies targeted to emerging growth technology, from November 1994 to October 1995. From 1989 to 1994, he was President, Chief Executive Officer and a director of Boca Research, Inc., a developer and producer of PC enhancement products. He is also a director of Checkmate Electronics, Inc., a manufacturer of point of sale products, Communications Systems International, a producer of digital global positioning products for certain industries, and Rexall Sundown, Inc., a producer of consumer health products.

     MR. HANCOCK has been a director of ASI since May 1997 and has served as a consultant to ASI since November 18, 1997. See "Consulting Arrangements" below. Mr. Hancock has been a member of the Planning Technologies Group, a consulting firm, since 1995. He was also Director of International Operations of the Timberland Company, a footwear and apparel manufacturer, from 1993 to 1995. From 1992 to 1993 Mr. Hancock was a management consultant.

     MR. MARCHAND has served as Vice President - Finance and Administration since December 1997, and served as Financial Controller from September 1994 to December 1997. From July 1993 to September 1994 he was a Firm Administrator for Rubin, Hay & Gould, P.C., a law firm located in Framingham, MA. From October 1990 through May 1993 he was the financial controller of the U.S. subsidiary of EWAG Corporation, a high precision grinding machine manufacturer. Mr. Marchand holds an M.B.A. degree from Bryant College, is a certified internal auditor and has successfully passed the Uniform Certified Public Accountant's examination.

     BOARD COMMITTEES. The Board of Directors has a Compensation Committee and an Audit Committee. The Compensation Committee is responsible for reviewing, approving and recommending to the Board of Directors all compensation arrangements for executive officers of ASI and for administering the ASI 1996 Stock Option Plan. The Audit Committee is responsible for recommending to the Board of Directors the annual engagement of the independent auditors and for reviewing with the independent auditors the scope and results of audits, ASI's internal accounting controls, audit practices and professional services furnished by the independent auditors.

     DIRECTOR COMPENSATION. ASI's directors do not receive cash compensation for service on the Board of Directors, although they are reimbursed for certain out-of-pocket expenses in connection with attendance at Board and committee meetings. In October 1997, the ASI Board adopted, subject to stockholder approval, the ASI 1997 Non-Employee Director Stock Option Plan (the "Directors Plan") pursuant to which each director, other than Mr. Stone, has been granted an option to purchase 25,000 shares of ASI Common Stock. Any non-employee director elected in the future will automatically be granted an option to purchase 25,000 shares of ASI Common Stock 60 days after the date of his or her election. In addition, each non-employee director will automatically be granted an option to purchase 5,000 shares of ASI Common Stock on the date of each annual meeting of stockholders. Each option has an exercise price equal to the fair market value of the ASI Common Stock on the date of grant. The initial grants under the Directors Plan, and each grant to a director when he or she is first elected to the Board in the future, vest in five equal annual installments commencing on the grant date, except that the first installment of the initial grants will not vest until the Directors Plan is approved at the next annual meeting of ASI's stockholders. The annual grants will be fully vested. In the event of a "change of control" (as defined in the Directors Plan), all options will fully vest automatically.

     CONSULTING ARRANGEMENTS. Mr. Yenke, a director and former Chairman of the Board, served as a consultant to ASI from June 26, 1997 to November 18, 1997. For such services he received $2,000 per month.

     Mr. Hancock, a director, has served as a consultant to ASI since November 18, 1997. For such services he receives up to $3,300 per month for a maximum of three months.

     EXECUTIVE COMPENSATION. SUMMARY COMPENSATION TABLE. The following table sets forth certain information with respect to the compensation paid by ASI for services rendered during the fiscal year ended June 30, 1997 to the chief executive officer and the other executive officers of ASI whose compensation exceeded $100,000 (the "Named Executive Officers").


                                                                            Long-Term
                                                                            Compensation
                                                 ANNUAL COMPENSATION        AWARDS
                                        FISCAL YEAR   SALARY      BONUS     Securities
Name and                                                                    Underlying     All Other
PRINCIPAL POSITION                                                          OPTIONS        COMPENSATIONS

Robert H. Stone, President
     and Chief Executive Officer        1997         $125,241      --       50,000             --
                                        1996            --         --         --               --
Hector Wiltshire,
     President and Chief                1997            --         --         --               --
     Executive Officer (1)........      1996            --         --         --           $744,000(2)


-----------------------
(1) Mr. Wiltshire was interim President and Chief Executive Officer from January 1996 to July 1996.

(2) Includes a non-cash charge of $424,830 representing the fair value of Common Stock issued to Mr. Wiltshire in exchange for his service as President, relinquishment of warrants from a prior bridge loan and consideration for a $250,000 short term loan. See "Certain Transactions--Transactions with Mr. Wiltshire." The shares would carry an aggregate value of $1,561,875 if priced at the initial offering price of $3.75 per share (assuming no allocation of the offering price to the Redeemable Warrants included in the Units).

     OPTION GRANTS IN LAST FISCAL YEAR. The following table sets forth certain information with respect to option grants during the fiscal year ended June 30, 1997 to the Named Executive Officers.

                          Number of             Percent of Total
                          Securities            Options Granted to    Exercise or
                          Underlying Options    Employees in          or Base Price    Expiration
                          Granted               Fiscal Year           ($/sh)           Date
                          ------------------    ------------------    ------------     -----------

NAME

 Robert H. Stone........   40,000                  17%                  $3.75          8/1/01
                           10,000(1)                4%                  $3.75          8/1/01
Hector Wiltshire........      --                    --                    --             --

------------------------
(1)     These options expired June 30, 1997.  See "Employment Agreement" below.

     YEAR-END OPTION TABLE. During the fiscal period ended June 30, 1997, none of the Named Executive Officers exercised any options issued by ASI. The following table sets forth information regarding the stock options held as of July 1, 1997 by the Named Executive Officers.


                              Number of  Securities  Underlying            Value of Unexercised In-the-
                              Unexercised  Options at Fiscal  Year-End     Money-Options at Fiscal Year-End

NAME                          EXERCISABLE     UNEXERCISABLE                EXERCISABLE     UNEXERCISABLE

Robert H. Stone ..............  20,000           20,000                        $0               $0
Hector Wiltshire..............    --               --                          --               --


     STOCK OPTION PLANS. In August 1996, ASI terminated the 1994 Directors Stock Option Plan (the "1994 Directors Plan"), which was a stock option plan for non-employee directors. There are options outstanding to purchase 1,014 shares pursuant to the 1994 Directors Plan at an exercise price of $222 per share. Under the 1994 Directors Plan, upon a director's election to the Board, the director was automatically awarded an option to purchase 338 shares of ASI Common Stock, at an exercise price equal to 100% of the fair market value on the date the option was granted. The option then vested 25% on each of the first through fourth anniversaries of the date of the grant.

     In August 1996, ASI terminated its 1987 Stock Option and Purchase Plan and 1994 Stock Option Plan (the "Terminated Plans") and adopted the 1996 Plan pursuant to which key employees of ASI, including directors who are employees, are eligible to receive grants of options to purchase ASI Common Stock for issuance under the 1996 Plan. Options granted under the 1996 Plan can be either incentive stock options or non-qualified options, at the discretion of the Compensation Committee. On August 1, 1996, ASI canceled the 8,351 options outstanding under the Terminated Plans (having exercise prices ranging from $74 to $240.50 per share) and granted options to purchase 248,351 (of which 8,351 are immediately exercisable) shares of ASI Common Stock at an exercise price equal to $3.75 per share.

     NON-PLAN OPTIONS. From time to time, ASI has issued options to purchase shares of ASI Common Stock to certain consultants and in connection with certain equity and debt financing provided to ASI. As of September 30, 1997, ASI had non-plan options to purchase 891 shares of ASI Common Stock outstanding; of such amount, options to purchase 236 shares, 52 shares, 18 shares and 203 shares were held by Mr. Christopher Ingraham (a former director of ASI), Mr. Matthias Lukens ( a former officer of ASI), Mr. Chace and Mossberg, respectively. Mr. Chace is the Chairman of Mossberg. The non-plan options are all 100% vested and the exercise price of the options range from $74 to 399.60 per share. Mr. Ingraham received his options as compensation for services rendered to ASI as a consultant, each of Messrs. Chace and Lukens received his options as compensation for serving as a director, and Mossberg received its options in connection with certain debt financing it provided to ASI.

     EMPLOYMENT AGREEMENT. ASI entered into a two-year employment agreement with Mr. Stone pursuant to which he is employed full-time as President and Chief
Executive Officer effective August 5, 1996. Pursuant to the terms of the employment agreement, Mr. Stone receives an annual base salary of $137,500, and is entitled to bonus compensation (payable within 10 days following the receipt of ASI's audited financial statements for the fiscal year ended June 30, 1997) calculated as follows: (1) if ASI has a pre-tax profit for fiscal 1997 of $500,000 or less, 5% of such pre-tax profit; and (ii) if ASI has a pre-tax profit for fiscal 1997 or more than $500,000, 10% of such pre-tax profit. The bonus was paid by the grant in August 1996 to Mr. Stone of an incentive stock option to purchase 10,000 shares of ASI Common Stock at an exercise price of $3.75 per share, vesting only if the pre-tax profits for fiscal 1997 exceed $500,000 and the balance (calculated by subtracting from the total bonus the amount determined by multiplying any difference between (i) the market price per share of the ASI Common Stock on June 30, 1997 and (ii) $3.75, by 10,000) in cash. The options expire immediately if the above conditions are not met. Since there was no pre-tax profit in Fiscal 1997, no bonus was payable and the options expired on June 30, 1997. Bonuses for any subsequent fiscal years during which Mr. Stone is employed will be determined by the Board of Directors. Mr. Stone also was granted 40,000 incentive stock options under the 1996 Plan, with an exercise price equal to $3.75, vesting 50% at July 31, 1997 and the remainder at July 31, 1998, so long as he continues to be employed by ASI. Additionally, Mr. Stone is entitled to participate in any incentive compensation, bonus and stock option plan established by ASI for the benefit of executive level employees of ASI to the extent prescribed by the Board of Directors. Pursuant to the terms of the employment agreement, if Mr. Stone's employment is terminated by the Board of Directors other than for "cause," he is entitled to receive severance payments equal to the greater of six months salary or the balance of his then current salary through June 30, 1997 (or, if such termination occurs after June 30, 1997, through the last day of ASI's fiscal year in which such termination occurs). The employment agreement expires on July 31, 1998, subject to successive automatic one-year renewals unless terminated by ASI at least 90 days prior to the expiration of the term. Mr. Stone is restricted from competing with ASI and prohibited from disclosing any confidential information regarding ASI during and following his period of employment.


                        INFORMATION CONCERNING PAPERCLIP
                                 SOFTWARE, INC.
GENERAL

     PaperClip, a Delaware corporation, is the successor by merger in March 1992 to a New Jersey corporation with the same name organized in October 1991. PaperClip develops and distributes document management and imaging software product for personal computers and personal computer networks.

     Since April 15, 1997, ASI has been responsible for (i) the management of the day-to-day operations of PaperClip, subject to the oversight, review, supervision and control of PaperClip's Board of Directors, and (ii) advancing, on behalf of PaperClip, funds provided for by an agreed-up operating budge pursuant to the terms of the Management Agreement. See "The Merger -- Management Agreement."

     PaperClip's executive offices are located at Three University Plaza, Hackensack, New Jersey and its telephone number is (201) 487-3503.

     As of December 1, 1997, there were 952 holders of record of the PaperClip Common Stock.

BUSINESS

     ABOUT PAPERCLIP. PaperClip's systems allow users of personal computers and personal computer networks to scan, file, retrieve, display, print and route documents and other software objects (such as word processing files, spreadsheets and electronic mail), while continuing to use their existing application software. The systems can be integrated with many personal computer applications with little or no programming and can file and retrieve documents without the time consuming step of manually labeling or indexing each document, or manually searching for documents.

     PaperClip has developed and markets a line of software consisting of Personal (which is no longer distributed) , Professional, Network and SQL (Enterprise) Editions (the "Systems"). In 1996, PaperClip developed its WorkFlow module which allows the automation of work processes associated with PaperClip documents, folders, pages and batches as well as interaction with external data. PaperClip also completed two upgrades to its Windows Network Edition and is currently marketing Version 4.2 of the Windows Network Edition. PaperClip enhanced its SQL (Enterprise Edition) by completing its certification with Microsoft and Oracle SQL Database Servers. PaperClip also markets PaperClip COLD, which captures batch file information before it goes to paper and allows expeditious access, retrieval, full text searching and printing of COLD documents.

     PaperClip is currently engaged in the Beta (initial) testing of PaperClip 32, a Windows 95/NT version of the PaperClip Windows Network Edition, which utilizes many of the enhancements that Microsoft has built into its Windows 95 operating system. In October 1996, due to its lack of operating funds, PaperClip suspended its development of the PaperClip WorkFlow 32 bit Edition for Windows 95/NT, which is an add-on to PaperClip 32 that would allow the automation of work processes associated with PaperClip documents, folders, pages and batches, as well as interaction with external data.

     PaperClip has completed WebClip(TM), an Internet-related product which is a web browser add-on, designed to work with popular Windows 95 Web Browsers from Netscape and Microsoft. WebClip allows users to organize Web contents of interest in a hierarchical storage system using the Microsoft Windows 95 Explorer interface, and provides intelligent storage and the ability to refresh locally stored Web pages and embedded objects (graphics, sound, etc.) and any other objects downloaded from Web sites, while optimizing on-line retrieval and down-load time. PaperClip began marketing WebClip in August 1996. Despite an ambitious public relations and advertising campaign, PaperClip has not realized the volume of sales it had hoped to achieve with the WebClip product and has ceased development and marketing activities of such product.

     PaperClip has completed development of, but has not yet tested, its WebServer, which (like WorkFlow 32) is an add-on to the PaperClip 32 bit Systems. Due to its lack of operating funds, in October 1996 PaperClip suspended its plans to test WebServer. This new product has been designed to provide full security for documents stored on a PaperClip System, to enable users to make the documents available to anyone with a Web Browser and to make accessible the user's document repository to both Internet and Intranet users.

     In November 1995, PaperClip acquired, from Cheyenne Software, Inc. ("Cheyenne"), the NOSS (Network Optical Storage System) product line, which PaperClip had previously incorporated into the Systems pursuant to a license agreement. PaperClip is now also offering NOSS separately.

     PaperClip markets the Systems and associated products domestically (i) through mass distributors, including Tech Data Corporation, Law Cypress Distributing Company and New Wave Technologies, who sell to a VAR channel that currently consists of approximately 135 resellers and (ii) through such VARs. PaperClip markets its products internationally through approximately 40 VARs and through distributors, and sells directly to large corporations that require consulting and integration services.

     INDUSTRY BACKGROUND. Many businesses must manage and process large amounts of information in their day to day activities. Traditional data processing systems have automated the creation and processing of data and text, but they do not provide a means for storing and retrieving documents that must be retained in their original form and used in conjunction with the data.

     The greatest difficulty in dealing with paper documents is filing, storing and retrieving them conveniently and cost-effectively. In the course of performing these tasks manually, critical documents can be inadvertently misfiled, physically damaged, or lost. Manual handling is inefficient because documents can only be used by one person at a time and are also inaccessible during the time required to transport them within the organization. Moreover, significant time and resources are often spent storing and locating documents in large filing systems.

     The procedural steps involved in processing incoming documents may include sorting documents as they are received, indexing them for future reference, routing them from one employee to the next, entering information from these documents into computer systems, collecting different documents for appropriate action, creating letters and forms of response and queuing documents for subsequent filing. In order to improve the efficiency of the flow of documents, manage information, and improve office productivity and response times, many companies may seek to automate their paper and electronic document management procedures.

     Technological developments in recent years have made possible the low cost capture, storage, retrieval and processing of paper documents as digitized images. In particular, the application of optical disk technology, which permits digitized document images to be stored with densities many times greater than magnetic storage media, has enabled the development of cost effective computer systems for document management.

     The Systems have been designed to provide users of personal computers and computer networks the ability to file, retrieve and process large volumes of documents quickly, efficiently and at a low cost. The enhancements developed for the Systems have been designed to allow users to quickly implement workflow technology in their existing environments without the need for costly programming. PaperClip's Internet products should give users the added flexibility of accessing and managing stored documents via the Internet.

     PRODUCTS. PaperClip derives all of its revenues from the licensing or sale of the Systems and associated products and services.

     PaperClip has completed the development of Windows 95/NT versions of the Systems and on the 4.2 Edition of its 16 bit system, and further enhancements of, and additions to, its existing products. PaperClip's ability to continue to compete will be dependent upon its ability to consummate the Merger with ASI or to obtain alternative sources of funding. Even if funding is secured, there can be no assurance that the products and enhancements currently being tested, developed or explored by PaperClip will be completed or introduced within the anticipated time frames, that they will perform as anticipated, achieve market acceptance or result in revenue to PaperClip. The inability to further enhance successfully its existing products or to develop new products may have a material adverse effect on PaperClip's operations and profitability.

     THE SYSTEMS. The Systems allow users of personal computers and personal computer networks to scan, file, retrieve, display, print and route documents and other software objects ("Documents"), such as word processing files, spreadsheets and electronic mail. The Systems can be integrated with many personal computer applications with little or no programming and can file and retrieve Documents without the time consuming step of manually labeling or indexing each Document. The Systems range from single user, stand-alone products to enterprise-wide document management solutions.

     Electronic "file folders" of Documents can be accessed at any time by the user with only one key stroke combination. Minimal training is required. Moreover, all Documents previously attached to an electronic file folder are accessible as soon as each of the Systems is activated. If a Document is not so attached, it can be located by searching a Document list or by entering exact or partial identifying information into the folder's index fields. Multiple Documents can be viewed simultaneously in any of the Systems.

     Images displayed through any of the Systems are facsimiles of the Documents that have been scanned, and the Systems allow Documents to be scrolled through (I.E., moved on a display screen to search for a particular line or section), enlarged, reduced, and rotated. The Systems also allow stored Documents --- to be reproduced through a locally connected laser printer or through shared laser print servers on a network.

     PaperClip is offering the Systems only in Windows Editions. PaperClip introduced the 4.2 Editions of the Systems in 1997 and is currently Beta testing (i.e., having its VARs and selected customers test the product) PaperClip 32 Editions. PaperClip introduced the 4.2 Editions, which were designed for a 16-bit platform, during the third quarter of 1997.

     PERSONAL EDITION. During 1996, PaperClip ceased selling the Personal Edition since the market for this product has not grown as PaperClip had expected.

     PROFESSIONAL EDITION. The Professional Edition allows users to create "folders" of Documents and attach or "clip" them to their existing application software. The additional features available include the ability to scan, index, retrieve, display, print, fax, import and export Documents. Storage of Documents is on multiple forms of media and the user is able to store Documents on a large variety of optical disk and "jukebox" storage devices. This allows the storage of thousands of Documents while maintaining a high level of performance. The user also has the option to purchase a module from PaperClip to convert scanned Documents by optical character recognition to a variety of word processing formats and to store such Documents. The DocumentLink(TM) feature allows the user to find both the folder and the scanned image of such a Document from within a word processing program.

     NETWORK EDITION. The Network Edition provides users with all of the features of the Professional Edition and allows users to perform all of the functions at the same time, as well as to route Documents and folders to other users on the network. It also supports a shared network fax capability, allowing the user to send faxes from, and store faxes in, folders.

     SQL EDITION. The SQL Edition provides all the features of the Network Edition and provides for Wide Area Network operation using a client/server architecture. The significant differences provided to users by the SQL Edition are the increased integrity of the database (I.E., if there is a hardware or software failure which corrupts the database, the SQL Edition will facilitate the recovery of such records as they existed prior to their corruption) and the improved performance in networks with more than 20 users. To operate the SQL Edition, the user is required to obtain a license, which is readily available from various third parties, for the desired SQL server. The SQL Edition is suited to large departmental and enterprise installations because of its inherent security, transaction logging capability and database integrity. PaperClip presently offers its SQL Edition to work in conjunction with SQL Servers from Microsoft, Oracle and Centura.

     THE COLD PRODUCT. PaperClip COLD captures formatted print data streams. Once the data is captured by the PaperClip COLD Extract Engine, it is automatically imported into the user's PaperClip System and made available to the users through a familiar interface. Users can access folders containing COLD data by simply pressing a designated key from the applications that they choose. They can also access folders of diverse information through PaperClip's intuitive file cabinet/folder interface. PaperClip COLD can print to any standard Windows printer or fax and can display documents on conventional 80-column monitors in 132 column format. To further facilitate the retrieval and review of COLD documents, PaperClip COLD supports full text searching of COLD documents and forms overlay and can add colored lines to the display to simulate green bar paper viewing.

     THE NOSS PRODUCT LINE. NOSS is the subsystem for optical storage and jukebox management. When combined with the Network and SQL Editions, it provides a powerful system that manages a range of mass storage devices.

     The acquisition of the NOSS product line (a portion of which is subject to an exclusive, royalty-free, perpetual license from Cheyenne) allows PaperClip to fully take advantage of NOSS's high-end functionality to further develop powerful document imaging solutions for client/server network environments. PaperClip is also making NOSS available as a separate product for VARs, integrators, and distributors to develop applications based on network optical storage.

     PAPERCLIP WORKFLOW. PaperClip WorkFlow is an automated rule based workflow module that allows the automation of work processes associated with PaperClip documents, folders, pages and batches, as well as interaction with external data. WorkFlow is an add-on to PaperClip's SQL Edition. PaperClip WorkFlow was developed for PaperClip by DCL International, Ltd., an Israeli company ("DCL"). Using an object-oriented graphical interface, expressions, rules and associated processes can be easily defined and maintained using a drag and drop interface, without programming. The graphical process map is automatically created by PaperClip WorkFlow, without the need to draw flow-charts. It allows those personnel closest to the work process to define the rules for their stage of the process. Consistent with PaperClip's intuitive document and image management software, users can quickly implement workflow solutions without the need for costly programming. PaperClip has temporarily ceased further development of the WorkFlow products.

     INTERNET PRODUCT LINE - WEBCLIP. PaperClip also completed WebClip, an Internet-related product, which is a Web Browser add-on designed to work with popular Windows 95 Web Browsers from Netscape and Microsoft. WebClip allows users to organize Web contents of interest in a hierarchical storage system using the Microsoft Windows '95 Explorer interface. It provides intelligent storage and the ability to refresh locally stored Web pages and embedded objects (graphics, sound, etc.) and any other objects downloaded from Web sites, while optimizing on-line retrieval and down-load time. PaperClip began marketing WebClip in August 1996. The WebClip product, despite a strong public relations and advertising effort by PaperClip, has not realized the volume of sales that PaperClip had hoped that it would.

     PRODUCTS UNDER DEVELOPMENT. PAPERCLIP 32. PaperClip is engaged in Beta testing the PaperClip 32 Edition. PaperClip is utilizing some of its VARs and other selected customers to Beta test the product to accelerate the test process and provide a wider range of testing environments. While management believes that the PaperClip 32 Edition will work properly, there can be no assurance that it will function effectively in the hands of end-users. PaperClip is currently engaged in testing of PaperClip 32.

     INTERNET PRODUCT LINE - WEBSERVER. PaperClip has completed development of, but has not yet tested, its WebServer(TM), which is an add-on to the PaperClip 32 Systems. The new product is being designed to provide full security for documents stored on a PaperClip System, enable users to make the documenTS available to anyone with a Web Browser and make available the user's PaperClip document repository to both Internet and Intranet users. PaperClip has anticipated that the introduction of the WebServer would coincide with a second release of its Windows 95 products but, because of PaperClip's lack of operating funds, testing of WebServer has been suspended. There can be no assurance it will be resumed in the future.

     MARKETING. OBJECTIVES, INTERNAL SALES FORCE AND RISKS. Management's marketing objectives for the Systems, which have been subject to availability of funds, will continue to be to: (i) develop strategic relationships with prominent computer hardware and software organizations; (ii) introduce the Systems to customers through VARs, original equipment manufacturers ("OEMs"), distributors and other distribution networks; (iii) create brand name recognition of its products by advertising in appropriate trade magazines and publications, and by attending and participating in exhibitions, shows and seminars, engaging in public relations campaigns, and conducting its own seminars and direct mail campaigns; and (iv) support the sales efforts of its resellers through sales tools and training.

     Marketing assistance, training and technical support of VARs is a critical component of PaperClip's efforts with respect to its Network and SQL Editions. Consequently, PaperClip is expending approximately $22,000 per month to maintain a group of six marketing, training, and technical support employees dedicated to providing on-going communication with, and support to, its VARs. Marketing assistance includes hot line access, mailings of product and technical updates, joint cooperative marketing, site visits and seminars.

     PaperClip has a field sales force of three persons.

     While management will attempt to encourage VARs, distributors and other resellers to focus on PaperClip's products, management is aware that VARs, distributors and other resellers also represent other lines of products, some of which may be, or are, competitive with those of PaperClip. Accordingly, the VARs, OEMs, distributors and other resellers may choose to give higher priority to products of other publishers, which would decrease potential sales by PaperClip.

     STRATEGIC ALLIANCES; OEM AND THIRD PARTY RELATIONSHIPS. Management believes that strategic alliances with OEMs and other third party relationships can provide three important benefits to PaperClip: (i) a revenue stream through sales of bundled products; (ii) a means to seed the market; and (iii) a means to broaden PaperClip's name recognition. During 1996 PaperClip was unable to expand on its non-contractual joint marketing relationships that it had with a number of hardware and software manufacturers. At the present time management is not pursuing opportunities in this area with various software companies that provide complementary products.

     On June 1, 1995, PaperClip entered into a six month agreement with Fujitsu Europe Limited ("Fujitsu UK"). Commencing in February 1996, Fujitsu UK began bundling the Personal Edition with Fujitsu UK's MO City/DynaMo external 3.5" Magneto Optical Disc Drive product line. PaperClip will be paid (pouND)15 (approximately $24) for each bundled product. During 1996 PaperClip realized $20,000 from this agreement. To reach all of Fujitsu UK's market, the Personal Edition would have had to be translated into German, French and certain other languages, a task which management believes can be accomplished as needed. Thus far no translations have been required in connection with this agreement. PaperClip has not received revenue from this product since June 1995.

     VALUE ADDED RESELLER NETWORK. To date, the most significant portion of PaperClip's sales have been made through VARs. PaperClip currently has approximately 155 VARs, of which approximately 125 VARs are in the United States and approximately 30 are abroad.

     BUSINESS SERVICES. In the fourth quarter of 1995, PaperClip launched its Business Services Department. The Business Services Department sells directly to major accounts that want to work on a direct basis with PaperClip. It also offers users of its products and VARs post-contract support, consulting services and assistance in the form of training, product education and technical support upon request. The Business Services Department currently consists of three employees.

     INTERNATIONAL TRANSLATIONS. PaperClip has developed a software developers kit to allow translations of its products into foreign languages. PaperClip has signed agreements with four companies to translate the product into their local language in exchange for exclusive marketing rights for that product in their respective markets, pending achievements of minimum annual sales volumes. These agreements include Arabic, Italian, Spanish and Portuguese versions. PaperClip is pursuing similar arrangements for German and French versions.

     CUSTOMERS AND SALES. PaperClip had net sales of $1,059,974 in 1994, $1,489,139 in 1995 and $1,968,750 in 1996. Law Cypress accounted for 15% of
PaperClip's sales in 1996; no other customers in 1996 accounted for more than 10% of its sales. Four major customers (of which two are VARs and two are distributors) accounted for 56% of sales collectively, and sales to two major customers accounted for 39% of PaperClip's sales in 1995 and 1994, respectively.

     During 1996, the Business Services Department generated important sales and business opportunities for PaperClip.

     CUSTOMER SUPPORT AND SERVICE; WARRANTIES. PaperClip presently provides telephone support to its VARs. The majority of PaperClip's service and support activities involve responses to customer inquiries regarding use of the Network, SQL and Professional Editions, which are provided by telephone support directly from PaperClip's technical support center.

     Beginning in 1997, PaperClip started to limit offering the maintenance for its 16 bit product because it does not want customers who upgrade from the 16 bit product to the 32 bit product to be covered under the maintenance program (which does not include the 32 bit product).

     PaperClip warrants all its products to end users for 90 days. Warranties cover only replacement (or refunding of purchase price) for either damaged condition or failure to conform to specifications. WebClip requires some limited telephone support and services to its customers. All other products require more extensive telephone support.

     PRODUCT DEVELOPMENT. To date, all of the Systems have been developed by PaperClip's staff, which continues to be engaged in the planning, development and testing of new products and product enhancements. The PaperClip WorkFlow module was developed by DCL and PaperClip's Internet products were developed by NCC Export Systems, Ltd., another Israeli company.

     PaperClip expended approximately $1,621,800 and $3,066,400 on research and development in 1995 and 1996, respectively. For a discussion of the products under development, see "Products -- Products Under Development" above.

     Existing and future competing products that may be offered at lower prices, or that may have superior technological and performance characteristics, could adversely affect sales of the Systems and/or other products offered by
PaperClip. Management expects that growing demand for efficient and cost-effective solutions for document management and imaging will continue to drive the developments of new technologies that may be more sophisticated than PaperClip's products and that PaperClip's ability to continue to compete depends upon its ability to continue to enhance successfully its existing products and to develop new products that meet the changing needs of end users. However, unless PaperClip has sources of financing available to it (which it currently does not), these objectives cannot be met. The inability to enhance its existing products or to develop new products may have a material adverse effect on PaperClip's operations and profitability.

     PRODUCTION. PaperClip has produced a set of master diskettes and documentation for each System and duplicates the diskettes, and assembles and ships the Systems at and from its headquarters. PaperClip has also engaged various sources to produce and assemble the product and documentation (including packaging) for the Systems on terms that management believes are commercially reasonable. PaperClip's WebClip product is produced in a similar manner and can be downloaded from various Internet Websites (including PaperClip's own Website). Although management believes that it may find other sources to produce and assemble the product and documentation (including packaging) on commercially reasonable terms, there can be no assurance that it would be able to locate such alternative sources. The cancellation of the arrangements with certain of these sources and the failure to locate an alternative source could adversely affect PaperClip's stream of revenues.

     PRODUCT PROTECTION. PaperClip relies on a combination of copyright, trade secret and trademark laws and license agreements to protect its proprietary rights in its technology. PaperClip obtained from the U.S. Patent and Trademark Office a registered trademark for PAPERCLIP SOFTWARE AND DESIGN in August 1993 and obtained a registered trademark for PAPERCLIP IMAGING SOFTWARE AND DESIGN in February 1993. Although no other person or entity owns any U.S. registered trademark for the mark "PaperClip" in connection with software or imaging products, there was a prior U.S. registration for use of the "PaperClip" mark in connection with pre-recorded word processor programs. This latter registration was automatically canceled on April 2, 1992 by the U.S. Patent and Trademark Office because of the registrant's failure to file (as required by statute) an affidavit, during the year commencing with the fifth anniversary of the registration, stating that the mark was still in use. However, the user of the canceled registration might, at some future time, assert an infringement claim in the U.S. based on alleged common law rights. If such a claim is asserted, PaperClip may be forced to expend significant effort, time and funds to defend against it. If PaperClip is not successful in defending against such a claim, PaperClip would be required to adopt a different name and would incur costs as a result thereof.

     PaperClip has applied for trademark registration of WEBCLIP with the U.S. Patent and Trademark Office. PaperClip also has registered trademarks for PAPERCLIP IMAGING SOFTWARE & DESIGN in the United Kingdom, Germany and Canada, but has not filed applications for trademark registration in other countries in which the Systems are sold.

     PaperClip distributes its products under signed software license agreements, which grant customers perpetual licenses to, rather than ownership of, PaperClip's products and which contain restrictions on copying, disclosure, reverse engineering and transferability. The source code for all of PaperClip's products is protected as a trade secret and as an unpublished copyrighted work. In addition, PaperClip has entered into nondisclosure agreements with its employees. There can be no assurance that the steps taken by PaperClip in this regard will be adequate to deter misappropriations or independent third-party development of its technology.

     PaperClip has no patents on its proprietary software technology and existing copyright laws afford only limited practical protection. In addition, the laws of some foreign countries do not protect PaperClip's proprietary rights in its products and technology to the same extent as U.S. laws.

     Although management believes that PaperClip's products, trademarks and other proprietary rights do not infringe on any existing proprietary right of others, there can be no assurance that third parties will not assert infringement claims in the future.

     COMPONENTS PROVIDED BY OTHERS. The Systems require licenses, which PaperClip has obtained, from Decomp, among others. Before December 1996, the Professional, Network and SQL Editions also utilized, under license, the proprietary products of Ligature, Ltd. As of December 1, 1996, for a number of product-related reasons, PaperClip stopped using Ligature's products in its software (although the license still remains in effect).

     PaperClip may seek to purchase the rights to PaperClip WorkFlow module, which DCL developed. There can be no assurance that it will be successful in this regard. If the negotiations are not completed, then PaperClip will continue to have the rights to sell the WorkFlow module worldwide, but would not own the source code.

     PaperClip is in the process of negotiating with a number of companies for software licenses that will be necessary to complete its 32 bit product. The outcome of these negotiations with respect to pricing of such licenses is critical to PaperClip's ability to price the 32 bit product competitively.

     COMPETITION. The document management software market is intensely competitive. Buyer preferences can shift quickly, and rapid changes in technology provide opportunities for new entrants into the market. Management is not aware of any product line which offers all of the features and functions of the Systems. However, a number of software companies offer products which compete with one or more of the functions of the Systems.

     There are numerous companies that sell either stand-alone or network systems with which PaperClip competes. Competition for PaperClip's products include, among others, KeyFile Corporation, Westbrook Technologies, a division of Intelligent Optics Co., Watermark Software, Inc. ("Watermark"), Optika Imaging Systems Incorporated, LaserData, Inc., Minolta Corporation, Network Imaging Corporation, Genesys Information Systems Corporation and Hitachi. PaperClip also competes with more expensive turnkey solutions such as those produced by FileNet Corp. ("FileNet"), IBM Corporation ("IBM"), Wang Laboratories, Inc. ("Wang") and ViewStar Corporation. Many of these companies have greater financial strength and technical resources than PaperClip, and there can be no assurance that these competitors will not modify their existing systems or acquire other competitors of PaperClip to better compete with the Systems. Nor can there by any assurance that new companies will not introduce new systems with better features and functions than the Systems. In 1995, FileNet acquired Watermark. FileNet is one of the leading large system competitors and Watermark is one of PaperClip's leading direct competitors. Combined, the two companies are able to offer a more complete range of workflow and document imaging solutions than PaperClip. The WebClip product competes with the products of a number of companies, some of which have much greater resources than PaperClip. Competitors for PaperClip's Internet products include, among others, DocuMagix, First Floor Inc., Traveling Software, Inc., The ForeFront Group, Inc., and FreeLoader, Inc.

     On April 13, 1995, Microsoft, one of the largest computer software companies in the world, announced the settlement of a lawsuit with Wang. Under the terms of the settlement agreement, portions of Wang's imaging software will be incorporated as a standard feature in future versions of Microsoft Windows 95 and Windows NT operating systems. Management cannot predict the effects of such settlement on PaperClip's business and prospects. To date Microsoft has not entered into the document management and imaging market. Microsoft's entry into the document management and imaging market may have a material adverse effect on the prospects of PaperClip.

     In addition to computer software for document management and imaging, there is also a diverse range of alternative types of tools and methods for storing and retrieving documents, including microfilm, microfiche and computer output microfilm and microfiche machines. Moreover, management expects that the growing demand for efficient and cost-effective solutions for document management and computer imaging will continue to drive the development of new technologies that may be more sophisticated and cost-effective than the Systems. Many existing and potential competitors have considerably greater financial, technological, marketing and personnel resources than PaperClip.

     Management believes that the principal competitive factors in the market for PaperClip's products include product performance, technology, quality of customer support, availability of training and consulting services, price, sales and marketing strength, corporate reputation and ongoing responsiveness to user needs.

     EMPLOYEES. As a result of limited resources, PaperClip reduced its full-time staff from 43 in 1996 to 18 in December 1997. At present, PaperClip's full-time staff includes 7 engaged in development and systems testing, 5 engaged in sales, marketing and technical support, 3 in Business Services and 3 engaged in administration. PaperClip has no collective bargaining agreements and none of its employees is represented by a labor union. PaperClip has never had a work stoppage and considers its relationship with its employees to be satisfactory.

     PaperClip's success depends to a significant extent upon a number of key management and technical employees. The loss of services of one or several of these key employees could have a material adverse effect on PaperClip.
Management believes that the future success of PaperClip will also depend in large part upon PaperClip's ability to attract and retain highly skilled technical, managerial and marketing personnel. Competition for such personnel in the software industry is intense.

     PaperClip employs consultants on a part-time basis to develop the 32 bit product and to maintain and upgrade the NOSS System.

     DESCRIPTION OF PROPERTY. PaperClip's principal administrative, sales and marketing, product development and support facilities are located in Hackensack, New Jersey, and comprise approximately 9,900 square feet. PaperClip occupies these premises pursuant to a sublease, the term of which expires on January 30, 1998. The fixed rental is approximately $7,500 per month plus escalations for taxes and operating expenses over a 1995 base year. PaperClip is purchasing, on an installment basis, the furniture of the sublessor at a rate of approximately $4,500 per month through January 30, 1998. PaperClip is currently negotiating to retain a slightly smaller office space in New Jersey.

     LEGAL PROCEEDINGS. PaperClip is not a party to any material pending legal proceedings.

                            DESCRIPTION OF SECURITIES

CLASS B WARRANTS

     The Class B Warrants will be issued under and subject to the terms of a Warrant Agreement (the "Warrant Agreement") to be entered into on or prior to the Merger between ASI and Continental Stock Transfer & Trust Company, as warrant agent (the "Warrant Agent"). The summaries of certain provisions of the Warrant Agreement hereunder do not purport to be complete and are subject to and are qualified in their entirety by reference to all of the provisions of the Warrant Agreement. Except as noted below, the Class B Warrants shall be on the same terms and conditions as the Redeemable Warrants issued pursuant to the IPO.

     GENERAL. Each Class B Warrant will entitle the registered owner thereof (the "Class B Warrantholder") to purchase one share of ASI Common Stock at an initial exercise price of $6.00 per share, subject to adjustment, commencing on the date of issuance until 5:00 p.m. New York time, on October 15, 2001 (the "Expiration Date"), unless previously redeemed. Each Class B Warrant shall be issued in registered form and is transferable from and after the date of issuance and prior to the Expiration Date, subject to the lock-up agreements described in "The Merger--Resale Restrictions; Lock-up Agreements." Class B Warrantholders are not entitled, by virtue of being Class B Warrantholders, to receive dividends or to consent to or receive notice as stockholders in respect of any meeting of stockholders for the election of directors of ASI or any other matter, or to vote at any such meetings or to exercise any rights whatsoever as stockholders of ASI. ASI has the right at any time to redeem all, but not less than all, of the Redeemable Warrants at a redemption price of $.05 per Class B Warrant, on 30 days' prior written notice, provided that the average closing bid price of the ASI Common Stock for any 20 trading days in a period of 30 consecutive trading days ending on the fifth trading day prior to the date of the notice of redemption, equals or exceeds 150% of the then exercise price per share, subject to adjustment.

     It should be noted that the initial exercise price of the Redeemable Warrants is $5.00 per share and ASI must also obtain the written consent of JSC before it redeems any Redeemable Warrants.

     ADJUSTMENTS. The exercise price of the Class B Warrants and the number of shares of ASI Common Stock issuable upon exercise of the Class B Warrants are subject to adjustment in certain events including subdivisions or combinations of the outstanding ASI Common Stock, stock dividends and distributions, mergers and consolidations.

     AMENDMENTS. The ASI Board of Directors, in its discretion, may amend the terms of the Class B Warrants to, among other things, reduce the exercise price; provided, however, that no amendment adversely affecting the rights of the holders of the Class B Warrants may be made without the approval of the holders of not less than a majority of the Class B Warrants then outstanding.

     EXERCISE OF CLASS B WARRANTS. The Class B Warrants may be exercised by surrendering to the Warrant Agent a warrant certificate duly executed by the Class B Warrantholder or his or her duly authorized agent and indicating such Class B Warrantholder's election to exercise all or a portion of the Class B Warrants evidenced by such warrant certificate. Surrendered warrant certificates must be accompanied by payment of the aggregate exercise price of the Class B Warrants to be exercised, which payment may be made, at the Class B Warrantholder's option, in cash or by delivery of a cashier's or certified check or any combination of the foregoing.

     Upon receipt of duly executed Class B Warrants and payment of the exercise price, ASI shall issue and cause to be delivered, to or upon the written order of exercising Class B Warrantholders, certificates representing the number of shares of ASI Common Stock so purchased. If fewer than all of the Class B Warrants evidenced by any warrant certificates are exercised, a new warrant certificate evidencing the Class B Warrants remaining unexercised will be issued to the Class B Warrantholders.

     ASI has authorized and will reserve for issuance a number of shares of ASI Common Stock sufficient to provide for the exercise of all of the Class B Warrants. When delivered in accordance with the Warrant Agreement, such shares of ASI Common Stock will be fully paid and nonassessable.

ASI COMMON STOCK

     The holders of ASI Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Subject to preferences that may be applicable to any then outstanding Preferred Stock, holders of ASI Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. See "Market Prices Of And Dividends On Securities -- ASI." In the event of a liquidation, dissolution or winding up of ASI, holders of the ASI Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding Preferred Stock. Holders of ASI Common Stock have no preemptive rights and no right to convert their ASI Common Stock into any other securities. There are no redemption or sinking fund provisions applicable to the ASI Common Stock. All outstanding shares of ASI Common Stock upon issuance were fully paid and nonassessable.

PREFERRED STOCK

     The ASI Certificate authorizes the issuance of 1,000,000 shares of Preferred Stock, par value $.01 per share (the "Preferred Stock"). Such shares of Preferred Stock may be issued in one or more series from time to time with such designations, rights, preferences and limitations as the Board of Directors may determine. The rights, preferences and limitations of separate series of Preferred Stock may differ with respect to such matters as may be determined by the Board of Directors, including, without limitation, the rate of dividends, method or nature of payment of dividends, terms of redemption, amounts payable on liquidation, sinking fund provisions, conversion rights and voting rights. Such undesignated shares could also be used as an anti-takeover device by ASI since they could be issued with "super-voting rights" and placed in the control of parties friendly to the current management. ASI has no present plans to issue any of the designated shares.

RESTRICTIONS ON CHANGE OF CONTROL

     The ASI Certificate contains certain provisions that reduce the probability of any change of control or acquisition of ASI. Pursuant to the ASI Certificate, the Board of Directors has the ability to issue Preferred Stock in one or more series with such rights, obligations and preferences as the Board of Directors may determine without any further vote or action by the stockholders. The rights of the holders of ASI Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisition and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of ASI. Although ASI has no present plans to issue any shares of Preferred Stock, there can be no assurance that it will not issue Preferred Stock at some future date. Further, certain provisions of the DGCL could delay or make more difficult a merger, tender offer or proxy contest involving ASI. While such provisions are intended to enable the Board of Directors to maximize stockholder value, they may have the effect of discouraging takeovers which could be in the best interest of certain stockholders and they may have an adverse effect on the market value of ASI's stock in the future. In addition, the ASI Certificate provides that its directors shall not be personally liable to ASI or its stockholders for monetary damages in the event of a breach of fiduciary duty to the extent permitted by the DGCL.

                             EFFECT OF THE MERGER ON
                             RIGHTS OF STOCKHOLDERS

     Both ASI and PaperClip are Delaware corporations subject to the DGCL. The stockholders of PaperClip, whose rights are governed by the PaperClip Certificate and Bylaws and by the DGCL, will, upon consummation of the Merger, become stockholders of ASI whose rights will be governed by the ASI Certificate and Bylaws, and will continue to be governed by the DGCL. The following is a summary of the material differences in the rights of the shareholder of ASI and PaperClip and is qualified in its entirety by reference to the governing law and the Certificate of Incorporation and Bylaws of each of ASI and PaperClip. Certain topics discussed below are also subject to federal law and the regulations promulgated thereunder.

REMOVAL OF DIRECTORS

     The PaperClip Bylaws provide that any or all of the directors of PaperClip may be removed, with or without cause, at any time by the vote of the stockholders entitled to vote for the election of directors at a special meeting called for such purpose. The PaperClip Bylaws also provide that any director may be removed for cause by the Board.

     The ASI Bylaws provide that the stockholders may, at any meeting called for the purpose, by vote of a majority of the holders of the capital stock issued and outstanding and entitled to vote thereon, remove any director from office. The ASI Bylaws are silent with respect to the Board removing a director from office; they do provide, however, that the Board may be enlarged and additional directors elected by a vote of a majority of the directors then in office.

NUMBER OF DIRECTORS

     The PaperClip Bylaws provide that the number of directors which shall constitute the entire PaperClip Board shall not be less than three nor more than seven, as established by the Board.

     The ASI Bylaws provide that the ASI Board shall consist of one or more members, as may be fixed for any corporate year and elected by the stockholders of ASI at the annual meeting.

SPECIAL MEETINGS

     The PaperClip Bylaws provide that special meetings of stockholders may be called by the chief executive officer, and shall be called by the chief executive officer or secretary at the request in writing of any director then in office or of stockholders owning at least 10% of the entire capital stock of PaperClip issued and outstanding and entitled to vote. Such a call shall state the purpose or purposes of the proposed meeting.

     The ASI Bylaws provide that special meetings of stockholders may be called by the Board or by a writing filed with the secretary signed by the president or by a majority of the directors.

EXISTENCE OF ANTI-TAKEOVER PROVISIONS IN THE ASI CERTIFICATE

     As discussed under the heading "Risk Factors -- Reduced Probability of Change of Control or Acquisition of ASI due to Existence of Anti-Takeover Provisions," in addition to any other provisions of applicable law, the ASI Certificate contains provisions that reduce the probability of any change of control or acquisition of ASI.

     These provisions may have the effect of discouraging or delaying takeover attempts or other offers to purchase or otherwise acquire outstanding shares of ASI's equity securities and, consequently, may cause the holders of such securities to forego opportunities to sell ASI securities at an attractive price.

AMENDMENT OF BYLAWS

     The PaperClip Bylaws provide that they may be altered, amended or repealed or new by-laws may be adopted by the stockholders or by the Board, when such power is conferred upon the Board by the certificate of incorporation, at any regular meeting of the stockholders or of the Board or at any special meeting of the stockholders or of the Board if notice of said alteration, amendment, repeal or adoption of new by-laws be contained in the notice of such special meeting. The PaperClip Certificate provides that the Board may amend, alter or repeal the Bylaws.

     The ASI Bylaws provide that they may be made, altered or amended at any annual or special meeting of the stockholders called for the purpose of which notice shall specify the subject matter of the proposed alteration or amendment or new by-law or the article or articles to be affected thereby. The Bylaws also provide that if the certificate of incorporation so provides, then the Bylaws may be made, altered or amended by a majority of the whole number of directors. The ASI Certificate provides that the Board may alter, amend or repeal any Bylaws.

APPRAISAL RIGHTS

     Holders of PaperClip Common Stock who do not vote in favor of the Merger Agreement and who comply with the requirements of Section 262 of the DGCL will be entitled to appraisal or dissenters' rights. See "The Merger--Rights of Dissenting Stockholders."

PREEMPTIVE RIGHTS

     Under the DGCL, preemptive rights to stockholders apply only when so provided in the certificate of incorporation of a corporation. Neither the ASI Certificate nor the PaperClip Certificate provides for preemptive rights.

NOTICE OF ADJOURNED MEETING

     The PaperClip Bylaws provide that if any meeting of the stockholders is adjourned and the adjournment is for more than 30 days or if, after the adjournment, a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

     The ASI Bylaws provide that if a meeting is adjourned, the meeting may be held as adjourned without further notice.

FILLING VACANCIES ON THE BOARD

     The PaperClip Bylaws provide that if at the time of filling any vacancy or any newly-created directorship, the directors then in office shall constitute less than a majority of the whole Board (as constituted immediately prior to any such increase), the Court of Chancery may, upon application of any stockholder or stockholders holding at least 10% of the total number of shares at the time outstanding having the right to vote for such directors, summarily order an election to be held to fill any such vacancies or newly-created directorships, or to replace the directors chosen by the directors then in office.

     The ASI Bylaws have no similar provision; under the DGCL Section 223, the majority of the directors in office, although less than a quorum, or the sole remaining director may fill vacancies on the board of directors.

QUORUM OF THE BOARD OF DIRECTORS

     The Bylaws of both ASI and PaperClip provide that the vote of a majority of directors present at any meeting at which quorum is present will be the act of the Board.

     The ASI Bylaws further provide that the affirmative vote in good faith of a majority of the disinterested directors, even though the disinterested directors will be fewer than a quorum, will be sufficient to authorize a contract or Merger in which one or more directors have an interest if the material facts as to such interest and the relation of the interested directors to the contract or Merger have been disclosed or are known to the directors. The PaperClip Bylaws have no similar provision; however, the same procedures apply as a matter of law pursuant to DGCL Section 144.

                              CERTAIN TRANSACTIONS

CERTAIN TRANSACTIONS BETWEEN ASI AND PAPERCLIP

     On January 29, 1997, ASI provided a $300,000 loan to PaperClip for use as operating capital in exchange for a convertible note of PaperClip. See "The Merger -- Bridge Loan."

     Since April 15, 1997, ASI has been responsible for: (i) the management of the day-to-day operations of PaperClip, subject to the oversight, review, supervision and control of PaperClip's Board of Directors, and (ii) advancing, on behalf of PaperClip, funds provided for by an agreed-upon operating budget pursuant to the terms of the Management Agreement. See "The Merger -- Management Agreement."

     ASI and PaperClip entered into a one-year non-exclusive regional distribution agreement commencing June 1, 1997. Under the terms of this agreement, ASI acts as a distributor for PaperClip's products in the United States to dealers and resellers. ASI's sole compensation under this agreement is its gross profit on any products sold, which is equal to any excess of the price at which ASI distributes the products to its customers over the price at which PaperClip licenses the products to ASI.

CERTAIN TRANSACTIONS BETWEEN ASI AND ITS AFFILIATES

     TRANSACTIONS WITH MR. CHACE. In connection with the 1996 Bridge Financing, Mr. Chace purchased from ASI five units, each consisting of a $50,000 promissory note and a warrant to purchase 25,000 shares of ASI Common Stock. A portion of the proceeds of the IPO were used to repay the indebtedness incurred in connection with the 1996 Bridge Financing. Additionally, upon consummation of the IPO, Mr. Chace received 125,000 New Warrants in exchange for the 1996 Bridge Warrants he had acquired in connection with the 1996 Bridge Financing.

     In November 1997, ASI entered into a secured line of credit with Mr. Chace, pursuant to which Mr. Chace loaned ASI $180,000 secured by certain accounts receivable of ASI. The interest rate on the outstanding balance is the prime rate of Fleet National Bank in effect on the date of the advance plus 2% per annum. The line of credit is payable in full on or before January 30, 1998.

     In December 1997, ASI entered into a second secured line of credit with Mr. Chace, pursuant to which Mr. Chace agreed to loan up to $200,000 to ASI secured by certain accounts receivable of ASI. To date, the Company has borrowed $50,000 under the line of credit. The interest rate on the outstanding balance is the prime rate of Fleet National Bank in effect on the date of the advance plus 2% per annum. The line of credit is payable in full on or before February 17, 1998.

     In December 1997, ASI entered into a third secured line of credit with Mr. Chace, pursuant to which Mr. Chace loaned ASI $124,000 secured by certain accounts receivable of ASI. The interest rate on the outstanding balance is the prime rate of Fleet National Bank in effect on the date of the advance plus 2% per annum. The line of credit has been repaid in full.

     TRANSACTIONS WITH MR. WILTSHIRE. In January 1996, ASI issued 416,500 shares of ASI Common Stock to Hector D. Wiltshire in consideration for (i) Mr. Wiltshire's agreement to serve as ASI's interim President and Chief Executive Officer; (ii) his agreement to relinquish the warrants he had acquired in connection with the $500,000 bridge financing he provided to ASI in September 1995; and (iii) his agreement to lend ASI $250,000 on a short-term basis. As a result, ASI incurred a compensation expense in the amount of $744,000, including a non-cash charge of $424,830 representing the fair value of the ASI Common Stock as determined by independent appraisal. ASI has agreed to reimburse Mr. Wiltshire for any federal and state income taxes payable by him associated with the valuation for tax purposes of such ASI Common Stock. Mr. Wiltshire simultaneously transferred 208,250 shares to each of his two adult children.

     In January 1996, ASI borrowed $250,000 from Mr. Wiltshire. This loan, secured by certain accounts receivable of ASI, bore interest at the rate of the prime rate plus 2% per annum (10.25% on February 29, 1996) and was repaid in full on February 29, 1996.

     TRANSACTION WITH MR. LUKENS. Pursuant to an agreement dated as of July 14, 1997, Matthias E. Lukens, Jr., a former President and Chief Executive Officer and a former Vice President-Research and Development of ASI, resigned as an officer and employee of ASI and ASI agreed to pay Mr. Lukens severance benefits equal to six months salary or $57,200. ASI also agreed to exchange incentive stock options to purchase 24,311 shares of ASI Common Stock at an exercise price of $3.75 pursuant to the 1996 Plan for non-qualified stock options to purchase 24,311 shares of ASI Common Stock at an exercise price of $3.75 pursuant to the 1996 Plan.

     TRANSACTION WITH MR. STEELE. Pursuant to an agreement dated September 30, 1997, George H. Steele, a former Vice President of ASI, was terminated without cause by ASI and ASI agreed to pay Mr. Steele a severance payment equal to three months and three days of his current base salary. Mr. Steele also agreed to release all of his presently outstanding options, for which ASI agreed to grant Mr. Steele non-qualified options pursuant to the 1996 Plan to acquire 21,082 shares of ASI Common Stock at an exercise price of $3.75, exercisable on or before July 31, 2006.

     FAIRNESS OF CERTAIN TRANSACTIONS. ASI believes that the terms of each of the foregoing transactions are at least as favorable to ASI as could be obtained from third parties in arms' length transactions. Article XI of the ASI By-laws governs transactions between ASI and its directors. An affirmative vote of a majority of disinterested directors is required to authorize a contract or transaction entered into with a director of ASI; provided, however, that the director's interest in the contract or transaction is disclosed or known to the disinterested directors. Any future contract or transaction between ASI and its directors will be transacted in accordance with the provisions of the By-laws. Any future contract or transaction between ASI and its officers and affiliates will be transacted in the same manner.

CERTAIN TRANSACTIONS BETWEEN PAPERCLIP AND ITS AFFILIATES

     In February 1997, the PaperClip Board granted to Stephen Kornfeld 333,333 shares of PaperClip Common Stock for advisory services that he rendered to PaperClip in connection with the Merger. Mr. Kornfeld was the beneficial owner of approximately 1% of the PaperClip Common Stock when such payment was made (approximately 5% after giving effect to such additional shares). In arriving at the amount of the fee, the PaperClip Board considered the following: (i) the value added by Mr. Kornfeld to PaperClip stockholders, which was arrived at by ascertaining value added by Mr. Kornfeld to the negotiations with ASI, (ii) the amount of additional time that Mr. Kornfeld will have to expend until the consummation of the Merger, and (iii) the fee paid to JSC by ASI.


                          PRINCIPAL STOCKHOLDERS OF ASI

     The following table sets forth certain information known to ASI with respect to beneficial ownership of the ASI Common Stock as of November 30, 1997 by (i) each stockholder who is known by ASI to own beneficially more than 5% of the outstanding ASI Common Stock, (ii) each of ASI's directors, (iii) the Named Executive Officers and (iv) all directors and executive officers as a group. Unless otherwise indicated, each has sole voting and investment power with respect to the shares beneficially owned.


Name and Address of                           Shares of Common Stock         Percentage of
BENEFICIAL OWNER                              BENEFICIALLY OWNED             COMMON STOCK

Malcolm G. Chace (1)                          757,381                        19.10%
c/o Point Gammon Corporation
731 Hospital Trust Building
Providence, RI   02903

Robert H. Stone (2)                            20,000                         *
c/o Access Solutions International, Inc.
650 Ten Rod Road
North Kingstown, RI   02852

Marvyn Carton (3)                                 507                         *
675 Sanctuary Drive
Boca Raton, FL   33431

Thomas E. Gardner (4)                          13,891                         *
c/o Point Gammon Corporation
731 Hospital Trust Building
Providence, RI   02903

Howard W. Yenke                                  ---                        ---
c/o LANart Corp.
145 Rosemary Street
Needham, MA   02194

Adrian Hancock                                   ---                        ---
c/o The Planning Technologies Group
92 Hayden Avenue
Lexington, MA   02173

Directors and Executive Officers              811,435                        20.27
as a Group  (7 persons) (5)
-----------------------------------

(1) Includes 169 shares of ASI Common Stock issuable upon exercise of currently exercisable stock options. Excludes 203 shares of ASI Common Stock owned of record by Mossberg, of which Mr. Chace is the Chairman of the Board of Directors. Mr. Chace disclaims beneficial ownership of the shares of ASI Common Stock owned of record by Mossberg.

(2) Consists of 20,000 shares of ASI Common Stock issuable upon exercise of currently exercisable stock options.

(3) Includes 169 shares of ASI Common Stock issuable upon exercise of currently exercisable stock options.

(4)  Includes 67 shares of ASI Common Stock jointly held with Leslie A. Gardner.

(5) Includes 39,258 shares of ASI Common Stock issuable upon exercise of currently exercisable options.

*    Less than 1%


     After giving effect to the Merger and the Proposed Securities Issuance on a pro forma basis as of November 30, 1997, the existing stockholders of ASI would hold 72% of the ASI Common Stock and the PaperClip stockholders would hold 28%.

                              MARKET PRICES OF AND

                             DIVIDENDS ON SECURITIES

ASI

     The ASI Common Stock, the Redeemable Warrants and Units consisting of two shares of Common Stock and one Redeemable Warrant are currently traded on the Nasdaq SmallCap Market under the symbols "ASIC," "ASICW" and "ASICU," respectively. ASI's IPO was completed on October 16, 1996. Prior to that date there was no market for the ASI Common Stock, Redeemable Warrants or Units. On January 6, 1997, the day before the public announcement of the Merger, the closing bid and asked prices for the ASI Common Stock, Redeemable Warrants and Units were as follows:

                               CLOSING BID         CLOSING ASKED
ASI Common Stock               3-7/8               4-1/4
Redeemable Warrant             1-5/16              1-3/8
Unit                           9                   9-3/4


     The following table sets forth, for the periods indicated, the high and low closing bid and asked/sales prices for the ASI Common Stock, Redeemable Warrants and Units, as reported on the Nasdaq SmallCap Market. Since such prices represent quotations between dealers, they do not include markups, markdowns or commissions and do not necessarily represent actual transactions.

ASI COMMON STOCK

                                                               Bid               Asked
                                                               -------   -----   ------   ------
                                                               HIGH      LOW     HIGH     LOW
     1996:
             Fourth Quarter
             (commencing October 16, 1996) .................   4-7/8     3-1/2   6-1/2    4

     1997:
             First Quarter .................................   5         3-1/2   5-1/4    4
             Second Quarter ................................   4-3/8     3       4-1/2    3-1/4
             Third Quarter .................................   3-3/4     2-1/2   4        2-5/8
             Fourth Quarter ................................   2-5/8     15/16   3        7/8

     1998:
             First Quarter (through January 6)..............   1-1/16    15/16   1-5/16   1

REDEEMABLE WARRANTS

                                                               Bid               Asked
                                                               -------   -----   ------   ------
                                                               HIGH      LOW     HIGH     LOW
    1996:
             Fourth Quarter
             (commencing October 16, 1996) .................   2-3/8     1       3-1/4    1-1/2

    1997:
             First Quarter .................................   1-3/8     15/16   1-1/2    1-1/8
             Second Quarter ................................   1         3/4     1-1/4    13/16
             Third Quarter .................................   3/4       3/4     1-1/18   7/8
             Fourth Quarter.................................   9/16      1/4     11/16    3/8

    1998:
             First Quarter (through January 6)..............   7/16      3/8     5/8      9/16

UNITS

                                                               Bid               Asked
                                                              ------   ------    ------   ------
                                                               HIGH    LOW       HIGH     LOW
    1996:
             Fourth Quarter
             (commencing October 16, 1996).................    11-1/2    8       12-1/2   9-3/4

    1997:
             First Quarter .................................   1-3/8     8       11-3/8   9-1/4
             Second Quarter ................................   9-3/8     7       10-1/2   7-1/8
             Third Quarter .................................   8-1/4     5-1/2   9        6-1/2
             Fourth Quarter ................................ 5-17/32     1-3/8   6-1/2    1-7/8

    1998:
             First Quarter (through January 6)..............   2-1/2     2-3/8   3        2-1/2




PAPERCLIP

     The PaperClip Common Stock and PaperClip Warrants had been quoted on the Nasdaq National Market from September 27, 1995 to March 11, 1997, when they were delisted from the NASDAQ National Market due to PaperClip's failure to comply with the minimum asset and capital surplus requirements established by Nasdaq. Since such date, the PaperClip Common Stock and PaperClip Warrants have been posted on the OTC Bulletin Board. On January 6, 1997, the day before the public announcement of the Merger, the closing bid and asked prices for the PaperClip Common Stock and PaperClip Warrants were as follows:

                                   CLOSING BID
PaperClip Common Stock      9/16

PaperClip Warrants          3/16

     The following table sets forth, for the periods indicated, the high and low closing bid and asked/sales prices for the PaperClip Common Stock and PaperClip Warrants, as reported on the Nasdaq National Market through March 11, 1997 and thereafter on the OTC Bulletin Board. Since such prices represent quotations between dealers, they do not include markups, markdowns or commissions and do not necessarily represent actual transactions.

PAPERCLIP COMMON STOCK

                                                      Bid
                                                      -------------
                                                      HIGH      LOW
    1995:
             Third Quarter
             (commencing September 28, 1995)          8-1/4     7
             Fourth Quarter ........................  8-1/4     1-3/4

    1996:
             First Quarter .........................  11-3/8    2
             Second Quarter ........................  5-7/8     1-1/2
             Third Quarter .........................  2-11/16   1-19/32
             Fourth Quarter ........................  1-3/4     5/16

    1997:
             First Quarter .........................  3/4       9/32
             Second Quarter ........................  1/4       3/32
             Third Quarter .........................  15/64     7/64
             Fourth Quarter ........................  15/64     3/64

   1998:
             First Quarter (through January 6)        15/64     3/64

PAPERCLIP WARRANTS

                                                      Bid
                                                      -------------
                                                      HIGH      LOW
    1995:
             Third Quarter
             (commencing September 28, 1995)            --      1-3/8
             Fourth Quarter ........................    --      1/2

    1996:
             First Quarter .........................    --      1
             Second Quarter ........................    --      5/8
             Third Quarter .........................    --      1/2
             Fourth Quarter ........................    --      3/16

    1997:
             First Quarter .........................    --      3/16
             Second Quarter ........................    --      1/16
             Third Quarter .........................    --      1/64
             Fourth Quarter ........................    --      1/100

    1998:
             First Quarter (through January 6).....     --      1/100



DIVIDEND POLICY

     ASI has not declared or paid cash dividends on ASI Common Stock, presently intends to retain earnings for use in its business and does not anticipate paying cash dividends in the foreseeable future. The payment of future cash dividends on the ASI Common Stock will be at the discretion of the ASI Board of Directors and will depend on its earnings, financial condition, cash flows, capital requirements and other considerations as the Board of Directors may consider relevant, including any contractual prohibitions with respect to the payment of dividends.

     PaperClip has not declared or paid cash dividends on the PaperClip Common Stock since its organization.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     The financial statements of PaperClip as of December 31, 1995 and 1996 and for each of the three years in the period ended December 31, 1996 included in this Proxy Statement - Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as stated in their report. No representatives of Arthur Andersen LLP are expected to be present at the Special Meeting to answer questions from stockholders.

                                  LEGAL MATTERS

     The legality of the shares of ASI Common Stock, the Class B Warrants and the Merger Options and Warrants to be issued to PaperClip pursuant to the Merger and certain other legal matters in connection with the Merger have been passed upon by Edwards & Angell, 150 John F. Kennedy Parkway, Short Hills, New Jersey 07078. John E. Ottaviani, a partner of Edwards & Angell, is Secretary of ASI.

                                     EXPERTS

     The financial statements of Access Solutions International, Inc. as of June 30, 1997 and 1996 and for the years then ended included in this Proxy Statement
- Prospectus have been so included in reliance on the report (which contains an explanatory paragraph relating to Access Solutions International, Inc.'s ability to continue as a going concern as described in Note 1 to the financial statements) of Price Waterhouse LLP, independent accountants to Access Solutions International, Inc., and given on the authority of said firm as experts in auditing and accounting.

     The financial statements of PaperClip Software, Inc. as of December 31, 1995 and 1996 and for each of the three years in the period ended December 31, 1996 included in this Proxy Statement - Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report. Reference is made to said report which includes an explanatory comment relating to the ability of PaperClip Software, Inc. to continue as a going concern discussed in Note 1 to the financial statements.

                          INDEX TO FINANCIAL STATEMENTS


                                                                                          PAGE

ACCESS SOLUTIONS INTERNATIONAL, INC.:

  Report of Independent Accountants...................................................... F-2

  Balance Sheet as of June 30, 1996 and 1997............................................. F-3

  Statement of Operations for the years ended June 30, 1996 and 1997..................... F-4

  Statement of Changes in Mandatorily Redeemable Preferred Stock and
   Stockholders' Equity (Deficit) for the years ended June 30, 1996 and 1997............. F-5

  Statement of Cash Flows for the years ended June 30, 1996 and 1997..................... F-6

  Notes to Financial Statements.......................................................... F-7

  Condensed Balance Sheet as of September 30, 1997 (unaudited) and June 30, 1997......... F-18

  Condensed Statements of Operations for the three months ended September 30, 1997 and 1996 (unaudited).................................................................. F-19

  Condensed Statements of Cash Flows for the three months ended September 30, 1997 and 1996 (unaudited).................................................................. F-20

  Notes to Unaudited Condensed Financial Statements...................................... F-21

PAPERCLIP SOFTWARE, INC.:

  Report of Independent Accountants...................................................... F-22

  Balance Sheets as of December 31, 1996 and 1995........................................ F-23

  Statements of Operations for the years ended December 31, 1996 and 1995................ F-24

  Statements of  Stockholders  Equity  (Deficit) for the years ended
   December 31, 1996 and 1995............................................................ F-25

  Statements of Cash Flows for the years ended December 31, 1996 and 1995................ F-26

  Notes to Financial Statements.......................................................... F-27

  Condensed Balance Sheets as of September 30, 1997  (unaudited) and
   December 31, 1996..................................................................... F-33

  Condensed Statements of Operations for the Three Months and Nine Months ended
   September 30, 1997 and 1996 (unaudited)............................................... F-34
  Condensed  Statements  of Cash Flows for the Nine Months ended
   September 30, 1997 and 1996 (unaudited)............................................... F-35

  Notes to Condensed Financial Statements................................................ F-36

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Access Solutions International, Inc.


In our opinion, the accompanying balance sheet and the related statements of operations, of changes in mandatorily redeemable preferred stock and stockholders' equity (deficit) and of cash flows present fairly, in all material respects, the financial position of Access Solutions International, Inc., at June 30, 1997 and 1996, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1, the Company has suffered recurring losses from operations and has incurred negative cash flows from operating activities which raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


/s/ Price Waterhouse LLP
Boston, Massachusetts
August 8, 1997, except as to Note 14
which is as of September 12, 1997

ACCESS SOLUTIONS INTERNATIONAL, INC.
BALANCE SHEET
-------------------------------------------------------------------------------

                                                              JUNE 30,
                                                         1996         1997
ASSETS
Current assets:
  Cash and cash equivalents                        $  537,831   $1,889,446
  Trade  accounts  receivable,                        426,005      238,914
  net of  allowance  for  doubtful
  accounts of $50,304 and $53,199
  in fiscal 1996 and 1997,
  respectively
  Inventories                                         504,450      461,812
  Prepaid expenses and other current assets            61,995      183,159
                                                   ----------   ----------

    Total current assets                            1,530,281    2,773,331
                                                   ----------   ----------

Fixed assets, net                                     592,461      328,309
                                                   ----------   ----------

Other assets:
  Advances - PaperClip                                   --        529,052
  Note receivable - PaperClip                            --        300,000
  Deposits and other assets                            90,940        9,603
  Service contract inventory                           79,549       39,924
  Deferred financing costs                            581,065         --
                                                   ----------   ----------

    Total other assets                                751,554      878,579
                                                   ----------   ----------

    Total assets                                   $2,874,296   $3,980,219
                                                   ==========   ==========



THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

ACCESS SOLUTIONS INTERNATIONAL, INC.
BALANCE SHEET
-------------------------------------------------------------------------------

                                                                      June 30,
                                                               1996            1997

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Note payable - bank                                  $    290,000    $       --
  Bridge loan                                             1,363,973            --
  Current portion of capital lease obligations               72,562          25,257
  Accounts payable                                          695,341         227,490
  Accrued expenses                                          163,769         143,227
  Accrued salaries and wages                                467,234         204,604
  Deferred revenue - prepaid service contracts              448,492         329,841
                                                       ------------    ------------

           Total current liabilities                      3,501,371         930,419

Capital lease obligations, excluding current portion         31,974           6,716
                                                       ------------    ------------

            Total liabilities                             3,533,345         937,135
                                                       ------------    ------------

Commitments (Note 8)

Stockholders' equity (deficit):
  Common stock,  $.01 par value;                             15,119          39,652
  13,000,000 shares  authorized;
  1,511,865 and 3,965,199 shares
  issued in fiscal 1996 and 1997, respectively
  Additional paid-in-capital                             10,599,720      17,637,694
  Accumulated deficit                                   (11,255,832)    (14,616,206)
                                                       ------------    ------------

                                                           (640,993)      3,061,140

Treasury stock, at cost (1,259 shares)                      (18,056)        (18,056)
                                                       ------------    ------------

         Total stockholders' equity (deficit)              (659,049)      3,043,084
                                                       ------------    ------------

         Total liabilities and stockholders'
          equity (deficit)                             $  2,874,296    $  3,980,219
                                                       ============    ============






THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

ACCESS SOLUTIONS INTERNATIONAL, INC.
STATEMENT OF OPERATIONS
YEARS ENDED JUNE 30, 1996 AND 1997
-------------------------------------------------------------------------------

                                                     YEAR ENDED JUNE 30,
                                                     1996           1997

Net sales:
   Products                                   $ 1,352,408    $   500,682
   Services                                       634,500        590,896
                                              -----------    -----------

       Total net sales                          1,986,908      1,091,578
                                              -----------    -----------

Cost of sales:
   Products                                       346,157        133,453
   Services                                       234,229        256,777
                                              -----------    -----------

       Total cost of sales                        580,386        390,230

       Gross profit                             1,406,522        701,348
                                              -----------    -----------

General and administrative expense              1,678,005      1,494,792
Research and development expense                1,713,094      1,651,322
Selling expense                                 1,223,312        928,080
Stock related compensation                        744,000           --
                                              -----------    -----------

       Total operating expenses                 5,358,411      4,074,194
                                              -----------    -----------

       Loss from operations                    (3,951,889)    (3,372,846)

Interest income                                    11,856        112,538
Interest expense - related party                  (88,181)          --
Interest expense                                 (113,614)      (100,066)
                                              -----------    -----------

Loss before extraordinary item                 (4,141,828)    (3,360,374)
Extraordinary gain on debt restructuring          320,387           --
                                              -----------    -----------

       Net loss                               $(3,821,441)   $(3,360,374)
                                              ===========    ===========

Net loss applicable to common stock:
   Net loss                                   $(3,821,441)   $(3,360,374)
   Accrued dividends on preferred stock          (108,890)          --
                                              -----------    -----------
                                              $(3,930,331)   $(3,360,374)
                                              ===========    ===========

Primary net loss per common share:
   Loss before extraordinary item             $     (1.88)   $     (1.05)
   Extraordinary item                                 .14           --
                                              -----------    -----------
                                              $     (1.74)   $     (1.05)
                                              ===========    ===========

Weighted average number of
   common shares outstanding                    2,256,150      3,204,122

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

Access Solutions International, Inc.
Statement of Changes in Mandatorily Redeemable Preferred Stock and
  Stockholders' Equity (Deficit)
Years Ended June 30, 1996 and 1997


                           Mandatorily Redeemable
                           Preferred Stock                 Common Stock
                           ---------------                 ------------
                           Shares         Amount           Shares            Amount

Balances at June 30, 1995     50,000       $2,088,462           34,140          $341
Accrued    dividends   on          -          108,890                -             -
preferred stock
Conversion of preferred      (50,000)      (2,197,352)           7,423            75
stock
Conversion    of    debt,          -                -        1,053,802        10,538
primarily related party
Compensation  related  to          -                -          416,500         4,165
stock grant
Shares    purchased   for          -                -                -             -
treasury
Warrants    issued   with          -                -                -             -
bridge loan
Net loss                           -                -                -             -
                           ------------   ------------    ------------      --------

Balances at June 30, 1996          -                -        1,511,865        15,119

Shares and warrants                                          2,453,334        24,533
issued in public
offering, net of expenses
Net loss                           -                -                -            -
                           ------------   ------------    ------------      --------
Balances at June 30, 1997          -  $             -        3,965,199       $39,652
                           ============   ============    ============      ========

(continued)

                             Stockholders' Equity (Deficit)
                                               Accumulated    Treasury Stock
                              Paid-In Capital  Deficit        Shares       Amount       Total

Balances at June 30, 1995    $5,428,229       $(7,325,501)       362       $(17,141)    $(1,914,072)
Accrued    dividends   on             -         (108,890)          -              -        (108,890)
preferred stock
Conversion of preferred       2,197,277                -           -              -       2,197,352
stock
Conversion    of    debt,     2,403,549                -           -              -       2,414,087
primarily related party
Compensation  related  to       420,665                -           -              -         424,830
stock grant
Shares    purchased   for             -                -         897           (915)           (915)
treasury
Warrants    issued   with       150,000                -           -                -       150,000
bridge loan
Net loss                              -        (3,821,441)         -                -    (3,821,441)
                            ----------         ----------     ------       ----------    ----------

Balances at June 30, 1996    10,599,720       (11,255,832)     1,259        (18,056)       (659,049)

Shares and warrants           7,037,974                -           -                -     7,062,507
issued in public
offering, net of expenses
Net loss                              -        (3,360,374)         -                -    (3,360,374)
                            ----------                        ------       ----------    ----------
Balances at June 30, 1997   $17,637,694      $(14,616,206)     1,259       $(18,056)     $3,043,084
                            ===========      =============    ======       ==========    ==========


The accompanying notes are an integral part of these financial statements.

ACCESS SOLUTIONS INTERNATIONAL, INC.
STATEMENT OF CASH FLOWS
YEARS ENDED JUNE 30, 1996 AND 1997
-------------------------------------------------------------------------------

                                                               YEAR ENDED JUNE 30,
                                                              1996              1997

Cash flows from operating activities:
  Net loss                                                   $(3,821,441)       (3,360,374)
                                                             -----------        ----------

  Adjustments to reconcile net loss to
  net cash used by operating activities:
  Depreciation and amortization                                  245,622           364,194
  Stock compensation award                                       424,830                 -
  Debt restructuring gain                                       (320,387)                -
  Interest expense settled with issuance
    of common stock                                               62,129                 -
  Provision for doubtful accounts                                 (9,696)           16,762
  Other non-cash expenses                                         36,930                 -
  Changes in operating assets and liabilities:
    Trade accounts receivable                                    399,300           170,329
    Inventories                                                   83,567            82,263
    Deposits                                                       3,673            74,363
    Prepaid expenses and other current assets                     13,393          (121,164)
    Accounts payable                                             228,590          (467,851)
    Accrued expenses                                             208,913          (283,172)
    Deferred revenue                                              78,384          (118,651)
                                                                  ------          --------

      Total adjustments                                        1,455,248          (282,927)
                                                               ---------          --------

  Cash used by operating activities, net                      (2,366,193)       (3,643,301)
                                                              ----------        ----------

Cash flows from investing activities:
  Purchase of fixed assets                                      (103,604)          (93,068)
  Additions to other assets                                       (9,480)                -
  Loans and advances to PaperClip                                      -          (829,052)
                                                              ----------          --------

  Cash used for investing activities, net                       (113,084)         (922,120)
                                                               ---------         ---------










THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

ACCESS SOLUTIONS INTERNATIONAL, INC.
STATEMENT OF CASH FLOWS (CONTINUED)
YEARS ENDED JUNE 30, 1996 AND 1997
-------------------------------------------------------------------------------

                                                                 YEAR ENDED JUNE 30,
                                                              1996              1997

Cash flows from financing activities:
  Proceeds from public offering of common stock              $         -       $9,200,013
  Costs relating to public offering of common stock                    -       (2,137,506)
  Proceeds from related party loans                            2,468,415                -
  (Repayments) of related party loans                         (1,258,000)               -
  Proceeds from (repayments of) bridge loans                   2,413,971       (1,363,973)
  Issuance of warrants                                           150,000                -
  Repayments on capital lease obligations                       (174,140)         (72,563)
  Net payments under note payable - bank                        (150,000)        (290,000)
  Purchase of treasury stock                                        (915)               -
  Deferred financing cost                                       (581,065)         581,065

  Cash provided by financing activities, net                   2,868,266        5,917,036
                                                               ---------        ---------

Net increase in cash and cash equivalents                        388,989        1,351,615

Cash and cash equivalents, beginning of period                   148,842          537,831
                                                                 -------        ---------

Cash and cash equivalents, end of period                        $537,831       $1,889,446
                                                                ========       ==========






















THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

ACCESS SOLUTIONS INTERNATIONAL, INC.
NOTES TO FINANCIAL STATEMENTS
-------------------------------------------------------------------------------

1.   BUSINESS PURPOSE AND SIGNIFICANT ACCOUNTING POLICIES

     BUSINESS PURPOSE

     Access Solutions International, Inc. (formerly Aquidneck Systems International, Inc.) (the "Company" or "ASI") develops, assembles, sells and services optical data storage systems consisting of integrated computer hardware and software for the archival storage and retrieval of computer-generated information. The Company's optical data storage systems are sold principally to large organizations that need to store and retrieve large quantities of computer-generated data. To date, the Company's customers primarily operate in the financial services and insurance industries.

     ASI has suffered recurring losses from operations and has incurred negative cash flows from operating activities as it has continued to develop its products and infrastructure. The Company has introduced new products and has enhanced certain of its existing products. ASI is also planning to establish additional collaborative relationships with vendors and customers which will create new opportunities to foster sales of its products and services. Management anticipates improved financial performance based upon increased sales resulting from its product introductions, product enhancements and new collaborative relationships. The recurring losses and negative cash flow from operating activities raise substantial doubt about the Company's ability to continue as a going concern. These financial statements do not include any adjustments relating to the recoverability of assets and classification of liabilities or any other adjustments that might be necessary should the Company be unable to continue as a going concern.

     As of June 30, 1997, the Company believes that the remaining proceeds from its initial public offering, together with funds generated from operations, will be sufficient to meet the Company's working capital requirements through January 1998. ASI is currently seeking additional equity or debt financing to fund its operations after January 1998 and until anticipated additional funds provided by sales associated with the PaperClip acquisition and the introduction of a new line of mainframe storage controllers scheduled to begin selling in January 1998 are available. However, there can be no assurance that the PaperClip acquisition (see Note
     3) will be consummated, that PaperClip sales will be sufficient or that the new product lines will be successful. If the Company has insufficient funds from the above noted operations, further equity or debt financing will be sought. There can be no assurance that such additional funds can be obtained on acceptable terms, if at all. If additional funds are not available, the Company's business will be materially adversely affected.

     In January 1996, the Company completed a recapitalization (see Note 2) which included a reverse stock split in which each share of issued common stock was converted into 1/74th of a share of common stock. Accordingly, all references in these financial statements to number of shares, per share amounts (other than par value) and stock option data have been retroactively restated to give effect to this reverse split.

     On October 21, 1996, the Company  consummated  an initial  public  offering
     (IPO) of 1,066,667 Units. Each Unit consisted of two shares of common stock and one redeemable common stock purchase warrant. Each warrant entitles the holder to purchase one share of common stock at an initial exercise price of $5.00 per share, subject to adjustments, through October 15, 2001. The shares of common stock and warrants comprising the Units are separately tradable. An over-allotment option to purchase an additional 160,000 Units upon the same terms and conditions set forth above was exercised by the Company's underwriter on October 29, 1996. An aggregate of 2,453,334 shares of common stock and 1,226,667 warrants were issued by the Company, resulting in net proceeds of $7,062,507.

     A summary of significant accounting policies used by the Company in the preparation of these financial statements is as follows:

     CASH AND CASH EQUIVALENTS
     The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

     INVENTORIES
     Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out (FIFO) method. Inventories consist primarily of components used in production, finished goods held for sale and for service needs, and optical disk storage libraries purchased from third party vendors for resale to the Company's customers as part of integrated systems. Base stock service inventories are maintained at customer locations as required under service contracts.

     The Company's products consist of integrated computer hardware and software. Rapid technological change and frequent new product introductions and enhancements could result in excess inventory quantities over current requirements based on the projected level of sales. The amount of loss that is reasonably possible should such technological developments be realized is not estimable.

     FIXED ASSETS
     Fixed assets are stated at cost. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets. The estimated useful life of all fixed assets is 5-7 years. Assets recorded under capital leases are amortized over the estimated useful lives or lease terms, whichever is shorter.

     REVENUE RECOGNITION
     Product revenues include the sale of optical archiving systems, software licenses, peripheral hardware, and consumable media.

     Revenue from the sale of optical archiving systems and software licenses is recognized when the system is installed and only insignificant post-installation obligations remain. In the case of systems installed subject to acceptance criteria, revenue is recognized upon acceptance of the system by the customer. Revenue from hardware upgrades is recognized upon shipment.

     Service   revenues   include  post   installation   software  and  hardware
     maintenance and consulting services.

     The Company provides the first year of software maintenance to customers as part of the software license purchase price and recognizes the revenue upon installation of the software. Costs associated with initial year maintenance are not significant and enhancements provided during this period are minimal and are expected to be minimal. All software maintenance contracts after the first year are billed in advance of the service period and revenues are deferred and recognized ratably over the contract term. Hardware maintenance is billed for varying terms, and is deferred and recognized ratably over the term of the agreement. Revenues from consulting services are recognized upon customers' acceptances or during the period in which services are provided if customer acceptance is not required and such amounts are fixed and determinable.

     SOFTWARE DEVELOPMENT COSTS
     Development costs incurred in the research and development of new software products and enhancements to existing software products are expensed as incurred until technological feasibility has been established. After technological feasibility is established and until the related product is available for general release to customers, any additional material amounts of development costs are capitalized and amortized to cost of sales over the economic life of the related product. Costs eligible for capitalization have not been significant to date.

     INCOME TAXES
     Income taxes are accounted using an asset and liability method of accounting for deferred income taxes. Under this method, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those differences are expected to be recovered or settled.

     NET LOSS PER SHARE
     Net loss per share is computed based on the weighted average number of shares of common stock outstanding. Common stock equivalents have not been included in the computation because their effect would be antidilutive. Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83, common stock or other potentially dilutive instruments issued at prices below the estimated public offering price per share during the twelve month period prior to the filing or subsequent to the balance sheet date but before the effective date of the initial public offering have been included in the calculation as if outstanding for all periods presented.

     In February 1997, the Financial Accounting Standards Board issued Statement No. 128, (FAS 128) "Earnings per Share," which is required to be adopted for the quarter ended December 31, 1997. At that time, the Company will be required to change the method currently used to compute earnings per share and to restate all prior periods. The impact is expected to result in no change in the loss per share for the fiscal years presented.

     USE OF ESTIMATES
     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the period reported. Actual results could differ from those estimates.

     RELIANCE ON SINGLE OR LIMITED SOURCES OF SUPPLY
     The Company currently purchases all of its optical disk storage libraries, CPU boards, fiber optic channel hardware and high-density integrated circuits from single or limited sources. Although there are a limited number of manufacturers of these components, management believes that other suppliers could provide similar products on comparable terms. Total or partial loss of any such source, however, could cause a delay in manufacturing and a possible loss of sales, which would affect operating results adversely.

     STOCK BASED COMPENSATION
     The Company applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for its stock-based compensation plans. The Company provides additional pro forma disclosures as required under Statement of Financial Accounting Standards, "Accounting for Stock-Based Compensation." See Note 10.

     RECLASSIFICATION
     Certain  items  in  previously   issued  financial   statements  have  been
     reclassified for comparative purposes.

2.   RECAPITALIZATION (INCLUDING RELATED PARTY TRANSACTIONS)
     In January 1996, the Company effected several changes to its debt and equity capital. The changes included a reverse stock split in which each share of issued common stock was converted into 1/74th of a share of common stock.

     In September 1995, the Company sold 26 units, each unit consisting of a $50,000 promissory note and a warrant to purchase 265 shares of common stock at a price per share of $220. The value of the warrants was insignificant. The total proceeds from the private placement were $1,300,000. In January 1996, the promissory notes and warrants plus unpaid interest in the amount of $21,370 were converted into 614,733 shares of common stock of the Company. A director of the Company was among the private investors who received shares of the Company in the exchange. Total interest expense on these promissory notes was $55,562, of which $21,370 was satisfied through the issuance of shares. The Company recognized an extraordinary gain relating to the portion of the debt restructuring involving non-related parties. The extraordinary gain of $320,387 was based on the difference between the fair value of the equity interest granted, $289,476 and the carrying amount of the non-related party debt, $609,863. The fair value of the equity interest granted was determined by independent appraisal.

     In January 1996, a director of the Company exchanged the balance due him under a line of credit agreement totaling $1,335,415 plus unpaid interest of $40,759 for 426,279 shares of common stock of the Company. Total interest expense on this line of credit was $40,759, all of which was satisfied through the issuance of shares.

     The Company converted all of its outstanding Series A preferred stock into 7,423 shares of common stock as described in Note 12.

     In conjunction with the recapitalization, the Company purchased 897 shares of common stock from certain stockholders. The selling stockholders also surrendered certain anti-dilution rights they had previously obtained in a May 1993 private placement offering. The total amount paid by the Company for the purchase of these shares and shareholder rights was $85,274 which represents a return of proceeds previously invested by the stockholders. Of this amount, $915, representing the fair value of the 897 shares acquired, was charged to treasury stock and $84,359, representing the excess of the amount paid over the estimated fair value of the shares, was charged to general and administrative expenses. The fair value of shares acquired was determined by independent appraisal.

3.   PAPERCLIP ASSET PURCHASE AND MANAGEMENT AGREEMENTS
     On April 15, 1997, the Company and PaperClip entered into a definitive agreement for the Company to acquire substantially all the assets and liabilities of PaperClip provided the transaction occurs by October 31, 1997. Consummation of this transaction is subject to various conditions including approval by the PaperClip stockholders. Under the agreement, the Company will acquire substantially all of the assets and assume substantially all of the liabilities of PaperClip for a purchase price of approximately 1,544,000 shares of the Company's common stock plus an equivalent number of the Company's Class B Warrants. Each Class B Warrant will entitle the holder to purchase one share of the Company's common stock at the exercise price of $6.00 per share. On January 29, 1997, the Company provided a $300,000 bridge loan to PaperClip for use as operating capital in exchange for a 12% convertible note from PaperClip secured by substantially all the assets of PaperClip. In accordance with an agreement between the parties, the Company has made unsecured advances to PaperClip of $529,052 for funding of working capital requirements. In addition, PaperClip will have the right to designate one member to the Company's board of directors.

     On April 15, 1997, the Company and PaperClip also entered into a management agreement which provides for the Company to manage the day-to-day operations of PaperClip until the closing of the acquisition or the termination of the asset purchase agreement. The management agreement designates the Company as responsible for the management of the day-to-day operations of the PaperClip business, subject at all times to the supervision and control of PaperClip management. Under the agreement, PaperClip is required to pay the Company $50,000 per month up to a maximum amount of $300,000.

     In the event the acquisition is not consummated by October 31, 1997, PaperClip is required to repay to the Company all loans, advances and receivables. Based on projected increases in PaperClip's revenues and cash flows from operations, it is expected that PaperClip would be able to repay these amounts in the event the acquisition is not consummated. However, it is reasonably possible that in the event the acquisition is not consummated and the projected increase in revenues and operating cash flows do not occur, PaperClip would be unable to repay some or all of the amounts due to the Company. See Note 14.

4.   INVENTORIES
     Inventories consist of the following:

                                                        JUNE 30,
                                             1996                      1997

         Production inventory              $470,715                  $440,922
         Service inventory                  113,284                    60,814
                                            -------                   -------

                                            583,999                   501,736

         Inventory for service contracts    (79,549)                  (39,924)
                                            -------                   -------

         Inventory available for sale      $504,450                  $461,812
                                           ========                  ========

         Inventory required at customer sites under service contacts is excluded from current assets as it is not expected to be consumed in the next year.

5.       FIXED ASSETS
         Fixed assets consist of the
          following:

                                                        JUNE 30,
                                             1996                      1997

Computers and office equipment          $   763,168               $   785,510
Furniture and fixtures                       38,261                    38,993
Purchased computer software                 195,773                   258,792
Computer equipment held under
 capital leases                             561,249                   115,523
                                        -----------               -----------
                                          1,558,451                 1,198,818

Accumulated depreciation and
amortization                              (965,990)                  (870,509)
                                        -----------               -----------

 Net fixed assets                       $   592,461               $   328,309
                                        ===========               ===========

Depreciation and amortization expense related to fixed assets was $238,087 and $357,220 during fiscal 1996 and fiscal 1997, respectively.

6.   NOTES PAYABLE - RELATED PARTIES
     In May 1995, the Company entered into a line of credit with a corporation pursuant to which the Company borrowed $200,000 secured by certain accounts receivable of the Company. The interest rate on the outstanding balance of the line of credit was the prime rate in effect on the date of each advance plus 2% annum. The balance outstanding was $100,000 at June 30, 1995. The line of credit was repaid and terminated in September 1995. A director of the Company is the Chairman of that corporation.

     In May 1995, the Company entered into a line of credit with a trust, pursuant to which the Trustees loaned the Company $250,000 secured by certain accounts receivable of the Company. The interest rate on the outstanding balance of the line of credit was the prime rate in effect on the date of each advance plus 2% per annum. The line of credit was increased to $300,000 in June 1995 and the balance outstanding was $275,000 at June 30, 1995. The line of credit was repaid in July 1995. The Company made several additional borrowings and repayments under this line of credit throughout the first half of fiscal 1996. The final repayment was made in December 1995 when the line of credit was terminated. A director of the Corporation is the beneficiary of said trust.

     In August 1995, the Company entered into a line of credit agreement with a director pursuant to which the Company borrowed $1,335,415 at various dates. This amount was partially secured by certain future accounts receivable of the Company. Interest on the outstanding balance of the line of credit was payable at the prime rate plus 2%. In connection with the recapitalization described in Note 2, the director subsequently exchanged all indebtedness due under the line of credit in the principal amount of $1,335,415, plus $40,759 of unpaid interest, for 426,279 shares of common stock.

     In February 1996, the Company borrowed $250,000 from a director. Such borrowings were evidenced by a demand promissory note which bore interest at the rate of 10.25% per annum. The note, which was secured by certain accounts receivables, was repaid in full in February 1996.

     In March 1996, the Company borrowed $250,000 from a director. Such borrowings were secured by certain accounts receivable and were evidenced by a demand promissory note which bore interest at the rate of 10% per annum. The note was converted to a bridge loan in May 1996 (see Note 7).

     In April 1996, the Company borrowed $85,000 from a director for working capital purposes. The borrowings were evidenced by a demand promissory note which bore interest at the rate of 10% per annum. The note was repaid in full in May 1996.

7.   BRIDGE LOAN
     On May 28, 1996 the Company consummated a bridge financing pursuant to which it issued an aggregate of $1,500,000 principal amount of promissory notes which bear interest at 10% per annum. The notes are due and payable on the earlier of the closing of the sale of securities or other financing of the Company from which the Company receives gross proceeds of at least $2,500,000 or May 28, 1997. In conjunction with the bridge financing the Company issued 750,000 warrants. Each warrant entitles the holder to purchase one share of common stock for $1.50 during the three year period commencing May 28, 1997. The Company estimated the value of the warrants to be $150,000. This amount has been recorded as paid-in capital and was accreted to interest expense over the term of the bridge financing. Upon consummation of the public offering in October 1996, each warrant automatically converted to a warrant with the same terms and conditions as the warrants issued in conjunction with the public offering (Note 1).

8.   COMMITMENTS

     OPERATING LEASE
     The  Company  leases  building  space for office and plant  facilities.  In
     February 1996, the Company renegotiated the lease, extending it at substantially the same rate through December 31, 1997. Under the revised terms either party may terminate the lease with 60 days notice after December 31, 1997. Total rent expense for the years ended June 30, 1996 and 1997 amounted to approximately $82,000 and $78,000, respectively.

     The Company's remaining obligation under the building lease through the lease extension is approximately $39,000.


     CAPITAL LEASES
     The Company leases certain computer equipment under capital lease obligations totaling $34,142 at June 30, 1997. The related assets are included in fixed assets. Depreciation expense related to leased assets was approximately $241,850 and $112,000 during fiscal 1997 and 1996, respectively. Accumulated depreciation related to leased assets was $85,229 and $289,106 at June 30, 1997 and 1996, respectively.

     Obligations under the capital leases are recorded at the present value of future minimum lease payments using the interest rate implicit in the lease agreements. At June 30, 1997, the future minimum annual lease payments, together with the present value of the net minimum annual lease payments under the capital leases, are as follows:




PERIOD ENDING

     June 30, 1998                                                $27,314
     June 30, 1999                                                  6,828
                                                                   ------
                                                                   34,142

     Less:  amount representing interest                            2,169
                                                                   -------
     Present value of net minimum lease payments                   31,973

     Less:  current portion                                        25,257
     Long-term portion of obligation under capital leases         $ 6,716
                                                                   =======

     PAPERCLIP COMMITMENT
     In connection with the management agreement with PaperClip, the Company is required to advance an additional $630,000 during the first half of the Company's Fiscal 1998.

9.   INCOME TAXES
     The tax effects of net operating loss ("NOL") carryforwards and temporary differences that give rise to the deferred tax assets and liabilities at June 30, 1996 and 1997 are as follows:

                                                           JUNE 30,
                                                  1996               1997
Deferred tax assets:
     Net operating loss carryforwards            $3,240,000         $4,060,457
     Research and development costs
       capitalized for tax purposes                 617,000          1,088,190
     Compensation related reserves                   24,000             20,963
     Provision for doubtful accounts                 20,100             16,013
     Inventory                                       88,800             85,457
                                                  ---------          ---------

                                                  3,989,900          5,271,080
Deferred tax liabilities:
Fixed assets                                         (1,600)            (1,415)
                                                  ---------          ---------

Valuation allowance                              (3,988,300)        (5,269,665)
                                                 ----------         ----------

Net deferred tax asset                            $       -         $        -
                                                 ==========         ==========

     The Company records a valuation allowance for deferred tax assets, if based on the weight of available evidence, it is more likely than not that some portion or all of the deferred tax asset will not be realized. The Company has determined that a full valuation allowance is required in light of its history of operating losses since its inception.

     At June 30, 1997, the Company has total federal and state NOL carryforwards, prior to any limitations, available to reduce future taxable income of approximately $9,500,000, which expire in various amounts between the years 2002 and 2011, if not previously utilized. In the event of an ownership change, as defined under Section 382 of the Internal Revenue Code, utilization of NOL carryforwards in the period following the ownership change can be significantly limited. The Company has incurred several changes of ownership under these rules. As a result, utilization of the NOLs is subject to various limitations, depending upon the year in which the NOL originated. As of June 30, 1997 management estimates that approximately $6,300,000 of the Company's federal NOL carryforwards will be available to offset taxable income that may be generated within the carryforward period. Of this amount, approximately $1,300,000 is available for future utilization without limitation. The other $5,000,000 is subject to a limitation of approximately $330,000 of utilization per year limiting total utilization during the carryforward period to approximately $2,200,275. However, because the limitation calculations are complex and subject to review by the Internal Revenue Service, these limitations could be adjusted at a later date.

10.  STOCK OPTIONS
     In 1987 the Company adopted an employee and director stock option plan (the "1987 Plan"), pursuant to which the Company made grants of options through November 1994. As of June 30, 1996, there were options outstanding to purchase 1,921 shares under the 1987 Plan. In November 1994 the Company adopted a new employee stock option plan (the "1994 Employee Plan") and a stock option plan for non-employee directors (the "1994 Directors Plan"). The Company has reserved a number of shares of common stock for the 1994 Employee Plan equal to the difference between 12,162 and the number of shares issuable upon the exercise of options outstanding from time to time under the 1987 Plan. As of June 30, 1996, there were options outstanding to purchase 6,430 shares under the 1994 Employee Plan. As of June 30, 1996, there were options outstanding to purchase 1,014 shares under the 1994 Directors Plan. The Company has also granted options from time to time to consultants and in connection with equity and debt offerings. These options were granted at exercise prices which were not less than the fair market value of the common stock on the date the option was granted. As of June 30, 1996, there were non-plan options outstanding to purchase 891 shares. Both the 1987 Plan and the 1994 Plan provided for the grant of incentive stock options and non-qualified stock options. Incentive stock options under both plans were granted at an exercise price not less than the fair market value of the common stock on the date the option was granted. Non-qualified stock options under the 1987 Plan were granted at exercise prices not less than 50% of the fair market value of the common stock on the date the option was granted, while non-qualified stock options under the 1994 Plan were granted at exercise prices not less than the fair market value of the common stock on the date the option was granted. Options were to be exercised within ten (10) years from grant, except for incentive stock options issued to 10% stockholders which were to be exercised within five (5) years from grant. Options outstanding under the 1987 Plan and the 1994 Employee Plan vested at the rate of 20% on the first anniversary of the date of grant and 5% at the end of each additional three-month period of service. Options under the 1994 Directors Plan vested ratably over four years. Non-plan options vested in accordance with the terms of the particular option agreement. The range of vesting periods under non-plan options is from zero to three years.

     In August 1996, the Company terminated the 1994 Directors' Plan. In August 1996 the Company also terminated its 1987 Stock Option and Purchase Plan and 1994 Stock Option Plans (the "Terminated Plans") and adopted the 1996 Plan pursuant to which key employees of the Company, including directors who are employees, are eligible to receive grants of options to purchase common stock, at the discretion of the Compensation Committee. The Company has reserved 500,000 shares of common stock for issuance under the 1996 Plan. Options granted under the 1996 Plan can be either incentive stock options or non-qualified options, at the discretion of the Compensation
     Committee. On August 1, 1996 the Company canceled the 8,351 options outstanding under the Terminated Plans (having exercise prices ranging from $74 to $240.50 per share) and granted options to purchase 263,351 (of the 263,351 options granted, 8,351 were immediately exercisable and the remainder vested in equal installments on the first and second anniversary of the grant) shares of Common Stock at an exercise price equal to $3.75 per share. On November 4, 1996, the Company granted options to purchase 15,000 shares of Common Stock at an exercise price of $4.13 per share.
     These options vest in equal installments on the first and second anniversary of the grant. The options must be exercised within five years of the date of grant.

     As of June 30, 1996 and 1997, the following stock options were outstanding:

           EXERCISE PRICE                      NUMBER OUTSTANDING
           PER SHARE                     JUNE 30, 1996         JUNE 30, 1997

           $     3.75                           -                  193,837
                 4.13                           -                   15,000
                74.00                         891                       92
               119.88                         186                        -
               148.00                          98                       16
               222.00                       8,344                    1,352
               240.50                         435                      135
               351.50                          14                       14
               399.60                         288                      288
                                            -----                      ---

                                           10,256                  210,734
                                           ======                  =======

     The following is a summary of stock option activity for the years ended June 30, 1996 and 1997:

                                              1996                    1997

      Outstanding, beginning of period      11,278                  10,256
      Granted during period                  5,021                 263,351
      Canceled during period                (6,043)                (62,873)
      Exercised during period                    -                       -
                                         ---------               ---------

     Outstanding, end of period             10,256                 210,734
                                         =========                ========

     The fair value of each option granted in Fiscal 1997 is estimated on the date of grant using the Black-Sholes option-pricing model. The following assumptions were used in the model:

          Dividend yield                    0.0%
          Risk-free yields                  6.16%-6.31%
          Expected volatility               0.0%-4.2%
          Option terms                      5 years

     Had compensation cost for option grants to employees pursuant to the Company's stock option plans been determined based upon the fair value at the grant date for awards under the plan consistent with the methodology prescribed under Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," the Company's net loss and net loss per share, for the year ended June 30, 1997 would have been increased by approximately $118,000 or $.04 per share. Because additional option grants are expected to be made each year, the pro forma impact on the year ended June 30, 1997 is not representative of the pro forma effects on reported net income in future years.

11.  INTERNATIONAL SALES AND MAJOR CUSTOMERS
     The Company sells optical archiving systems and related licenses for software products to customers domestically and internationally. International sales have all been denominated in U.S. dollars and were $214,000 and $107,483 in the year ended June 30, 1996 and 1997, respectively. The Company's sales to Canada represented 11% and 10% of total revenues for the year ended June 30, 1996 and 1997, respectively.

     Sales to three customers accounted for 35%, 22%, and 11% of revenues for the year ended June 30, 1996. Sales to one customer accounted for 10% of revenue for the year ended June 30, 1997.

12.  MANDATORILY REDEEMABLE PREFERRED STOCK
     In January 1995, the Company sold 50,000 shares of Series A preferred stock, $.01 par value, in a private placement to a trust for the benefit of one of the Company's directors. The selling price of $40 per share resulted in gross proceeds of $2,000,000. The Series A preferred stock had certain preferred liquidation, dividend and other rights, and was convertible into common stock upon consummation of an initial public offering of at least $4,000,000, at a rate of .135 shares of common stock for each share of Series A preferred stock. Dividends on the Series A preferred stock were cumulative at a rate of $4 per share annually. Accrued dividends were charged to accumulated deficit in the statement of mandatorily redeemable preferred stock and stockholders' equity (deficit).

     During the year ended June 30, 1996, the Company converted all of these shares and accumulated dividends on the preferred shares in the amount of $197,352 into 7,423 shares of common stock.

13.  SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
     Cash paid for interest for the years ended June 30, 1996 and 1997 was approximately $130,000 and $75,000, respectively.

     During the year ended June 30, 1996 there were a number of transactions in which the Company issued common stock without receiving any cash proceeds. In conjunction with the recapitalization discussed in Note 2, the Company issued 1,041,012 shares of common stock in forgiveness of debt totaling $2,697,544. As discussed in Note 12 during the period the Company issued 7,423 shares of common stock in exchange for outstanding preferred stock and accumulated unpaid dividends in the aggregate amount of $2,197,352. In January 1996 the Company issued 416,500 shares of common stock to an officer. Compensation expense in the aggregate amount of $744,000 was recognized in conjunction with this transaction including a non-cash charge of $424,830, representing the fair value of the common stock as determined by independent appraisal. The Company also issued 12,790 shares of common stock to various related parties (including 7,500 shares issued to a former officer of the Company) in satisfaction of services rendered to the Company totaling $36,930.

     During the year ended June 30, 1996, the Company acquired approximately $34,000 of computer equipment under a capital lease.

14.  SUBSEQUENT EVENT
     On September 12, 1997, the acquisition agreement between ASI and PaperClip was amended (the "Amended Agreement") to change the acquisition to a merger. As a result of this amendment, a newly-formed subsidiary of ASI will merge into PaperClip with PaperClip surviving as a subsidiary of ASI (the "Merger"). Consummation of this transaction is subject to various conditions, including approval by the PaperClip stockholders. Under the terms of the Amended Agreement, the PaperClip stockholders will be entitled to receive an aggregate of approximately 1.5 million shares of ASI's Common Stock plus an equivalent number of ASI Class B Warrants. Each Class B Warrant will entitle the holder to purchase one share of ASI Common Stock at an exercise price of $6.00 per share.

     In connection with the Merger, the holders of PaperClip's outstanding 12% Convertible Notes due December 1999 will exchange such notes for an aggregate of approximately 400,000 shares of non-voting redeemable preferred stock of PaperClip. After 18 months, the holders of the preferred stock will have the option to require ASI to purchase such shares for cash or ASI common stock and Class B Warrants. After 30 months, ASI shall have the right to redeem the preferred stock for cash or ASI Common Stock and Class B Warrants. The Company expects the Amended Agreement to be put to a vote of PaperClip stockholders during the second quarter of ASI's Fiscal 1998.

                       ACCESS SOLUTIONS INTERNATIONAL, INC.
                            CONDENSED BALANCE SHEETS

                                    SEPTEMBER 30,         JUNE 30,
                                       1997                 1997
                                   (Unaudited)
ASSETS
Current assets:
  Cash and cash equivalents            $  598,332        $1,889,446
  Trade accounts receivable, net
       of allowance for doubtful
       accounts of $41,652 and            201,265           238,914
       $53,199
  Inventories                             485,972           461,812
  Prepaid expenses and other
     current assets                       181,995           183,159
                                       ----------        ----------

       Total current assets             1,467,564         2,773,331

Fixed assets, net                         323,595           328,309

Other Assets:
  Advances - PaperClip                  1,181,690           529,052
  Notes receivable - PaperClip            300,000           300,000
  Deposits and other assets                59,649            49,527
                                       ----------        ----------

       Total other assets               1,541,339           878,579
                                       ----------       ----------
       Total assets                    $3,332,498        $3,980,219
                                       ==========       ==========













See notes to unaudited condensed financial statements.




                       ACCESS SOLUTIONS INTERNATIONAL, INC.
                            CONDENSED BALANCE SHEETS

                                                SEPTEMBER 30,    JUNE 30,
                                                1997             1997
                                                (Unaudited)
LIABILITIES AND STOCKHOLDERS' DEFICIT

Current Liabilities:
  Accounts payable                           $    442,880    $    227,490
  Current installments of capital
     lease obligations                             25,893          25,257
  Accrued expenses                                204,150         143,227
  Accrued salaries and wages                       82,467         204,604
  Deferred revenue-prepaid service
     contracts                                    235,196         329,841

                                              ------------    ------------
     Total current liabilities                    990,586         930,419

Capital lease obligations, excluding
  current installments                               --             6,716

                                              ------------    ------------
     Total liabilities                             990,586        937,135

Stockholders' equity:
   Common stock, $.01 par value,
      13,000,000 shares authorized,
         3,965,199 shares                           39,652         39,652
         issued
   Additional paid-in capital                   17,637,694     17,637,694
   Accumulated deficit                         (15,317,378)   (14,616,206)

                                               ------------   ------------
                                                  2,359,968     3,061,140

   Treasury stock, at cost
       (1,259 shares)                              (18,056)       (18,056)

                                                ------------  ------------
     Total stockholders' equity                  2,341,912      3,043,084

                                                ============  ============
     Total liabilities and stockholders'
          equity                              $  3,332,498   $  3,980,219
                                               ============   ============




Note: The balance sheet at June 30, 1997 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.



See notes to unaudited condensed financial statements.

                      ACCESS SOLUTIONS INTERNATIONAL, INC.
                 CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)

                                        THREE MONTHS
                                        ENDING
                                        SEPTEMBER 30,
                                        1997                     1996
Net Sales:
  Products                           $   193,413                $  162,797
  Services                               131,643                   140,338

    Total net sales                      325,056                   303,135
                                     -----------                ----------

Costs of sales:
  Products                               138,449                    20,312
  Services                                71,213                    55,358
                                     -----------                ----------

    Total cost of sales                  209,662                    75,670
                                     -----------                ----------

Gross Profit                             115,394                   227,465
                                     -----------                ----------

Operating expenses:
  General and administrative expense     274,022                   277,200
  Research and development expense       376,231                   420,175
  Selling expense                        191,361                   215,310
                                     -----------                ----------

    Total operating expenses             841,614                   912,685
                                     -----------                ----------

    Loss from operations                (726,220)                 (685,220)

Other revenue and expenses:
  Interest income                         25,795                     3,243
  Interest expense                          (747)                  (82,155)
                                     -----------                ----------

    Total other expenses                 (25,048)                  (78,912)
                                     -----------                ----------

Net loss                               $(701,172)                $(764,132)
                                    ============

Primary net loss per common share         $(0.18)                   $(0.51)


Weighted average number of common
   shares                              3,963,940                 1,511,865






See notes to unaudited condensed financial statements.

                      ACCESS SOLUTIONS INTERNATIONAL, INC.
                 CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)

                                                    FOR THE THREE
                                                    MONTHS ENDED
                                                    SEPTEMBER 30,
                                            1997                      1996
Cash flows from operating activities:
     Net loss                          $(701,172)                $(764,132)
                                       ---------                 ---------
Adjustments to reconcile net loss to
net cash used by operating activities:
  Depreciation and amortization           37,040                   139,299
  Provision for doubtful accounts        (11,547)                       --
  Changes in operating assets and
  liabilities:
    Trade accounts receivable             49,197                   333,110
    Inventories                          (12,980)                  (15,988)
    Prepaid expenses and other current
    assets                                 1,164                    11,385
    Accounts payable                     215,390                   271,340
    Accrued expenses                     (61,213)                   36,102
    Deferred revenue - prepaid service
    contracts                            (94,645)                 (129,771)
                                       ---------                 ---------

        Total adjustments                122,406                   645,477
                                       ---------                 ---------

  Cash used by operating activities     (578,766)                 (118,655)
                                       ---------                 ---------

Cash flows from investing activities:
  Additions to fixed assets              (31,980)                  (96,012)
  Additions to other assets                 (979)                      --
  Loans and advances to PaperClip       (652,639)                      --
  Deferred acquisition costs             (20,670)                      --
                                       ---------                 ---------

  Cash used by investing activities     (706,268)                  (96,012)
                                       ---------                 ---------

Cash flows from financing activities:
  Proceeds from bridge loans                  --                    37,694
  Repayments of capital lease
  obligations                             (6,080)                   40,690
  Net payments under note payable-bank        --                   (50,000)
Deferred financing costs                      --                  (229,551)
                                       ---------                 ---------

  Cash used by financing activities       (6,080)                 (201,167)
                                       ---------                 ---------

Net decrease in cash and cash
equivalents (1,291,114)                 (415,834)

Cash, beginning of period              1,889,446                   537,831
                                       ---------                 ---------

Cash and cash equivalents, end of
period                                $  598,332                $  121,997
                                       =========                 =========

See notes to unaudited condensed financial statements.

                      ACCESS SOLUTIONS INTERNATIONAL, INC.
                NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

1.  Basis of Presentation

The accompanying unaudited condensed financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-QSB and Article 10-01 of Regulation S-B. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for annual financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three months ended September 30, 1997 are not necessarily indicative of the results that may be expected for the year ended June 30, 1998. For further information, refer to the financial statements and footnotes thereto included in the Access Solutions International, Inc. ("ASI") annual report on Form 10-KSB for the year ended June 30, 1997.

2.  PaperClip Merger and Management Agreements

On April 15, 1997, ASI and PaperClip Software, Inc. ("PaperClip") entered into an Asset Purchase Agreement for ASI to acquire substantially all the assets and liabilities of PaperClip (the "Agreement"). On September 12, 1997, the agreement was amended (the "Amended Agreement") to change the acquisition to a merger. As a result of this amendment, a newly-formed subsidiary of ASI will merge into PaperClip with PaperClip surviving as a subsidiary of ASI (the "Merger"). Consummation of this transaction is subject to various conditions, including approval by the PaperClip stockholders. Under the terms of the Amended Agreement, the PaperClip stockholders will be entitled to receive an aggregate of approximately 1.5 million shares of ASI's Common Stock plus an equivalent number of ASI Class B Warrants. Each Class B Warrant will entitle the holder to purchase one share of ASI Common Stock at an exercise price of $6.00 per share. In connection with the Merger, the holders of PaperClip's outstanding 12% Convertible Notes due December 1999 will exchange such notes for an aggregate of approximately 400,000 shares of non-voting redeemable preferred stock of PaperClip. After 18 months, the holders of the preferred stock will have the option to require the surviving corporation or ASI to purchase such shares for cash or ASI common stock and Class B Warrants. After 30 months, ASI will have the right to redeem the Preferred Stock for cash or ASI Common Stock and Class B Warrants.

On January 29, 1997, ASI provided a $300,000 loan to PaperClip for use as operating capital in exchange for a convertible note from PaperClip (the "Bridge Loan").

On April 15, 1997, ASI and PaperClip also entered into a management agreement (the "Management Agreement") which allows ASI to manage the day-to-day operations of PaperClip and to advance funds on behalf of PaperClip pursuant to an operating budget, in each case until the closing of the Merger or the termination of the Merger Agreement.

ASI and PaperClip also entered into a one-year distribution agreement effective June 1, 1997 pursuant to which ASI acts as a distributor for PaperClip's products in the United States to dealers and resellers.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the Board of Directors of
PaperClip Software, Inc.:


We have audited the accompanying balance sheets of PaperClip Software, Inc. (formerly PaperClip Imaging Software, Inc.) (a Delaware corporation) as of December 31, 1996 and 1995, and the related statements of operations, stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of PaperClip Software, Inc. as of December 31, 1996 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has negative cash flow from operations, has incurred losses from inception and has negative working capital. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans with respect to future operations are also described in Note 1. The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts and classification of liabilities that might result should the Company be unable to continue as a going concern.

                                         /s/ Arthur Andersen LLP
Roseland, New Jersey
February 20, 1997

                            PAPERCLIP SOFTWARE, INC.

                   (FORMERLY PAPERCLIP IMAGING SOFTWARE, INC.)

                  BALANCE SHEETS -- DECEMBER 31, 1996 AND 1995

ASSETS                                               1996           1995
                                              -----------    -----------

CASH AND CASH EQUIVALENTS (Note 1)            $   220,573    $ 3,661,009

ACCOUNTS RECEIVABLE (net of allowance
for doubtful accounts of $30,000 and
$40,000 in 1996 and 1995, respectively)
                                                  275,527        267,024

PREPAID EXPENSES AND OTHER CURRENT ASSETS          33,855          2,767
                                              -----------    -----------

    Total current assets                          529,955      3,930,800
                                              -----------    -----------

EQUIPMENT, FURNITURE AND FIXTURES (Note 2):
 Computer and office equipment                    669,889        549,569
 Furniture and fixtures                           204,858        201,474
                                              -----------     -----------
                                                  874,747        751,043
 Less - Accumulated depreciation                 (451,902)      (263,352)
                                              -----------     -----------
                                                  422,845        487,691
                                              -----------    -----------

OTHER ASSETS                                       53,282         48,466
                                              -----------    -----------

    Total assets                              $ 1,006,082    $ 4,466,957
                                              ===========    ===========



LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

ACCOUNTS PAYABLE AND ACCRUED EXPENSES (Note 4)                               $  1,125,306    $    565,936

DEFERRED REVENUE (Note 2)                                                          56,066          58,400

CURRENT PORTION OF CAPITALIZED LEASES (Note 4)                                     49,442          49,807
                                                                             ------------    ------------
                  Total current liabilities                                     1,230,814         674,143
                                                                             ------------    ------------
NOTES PAYABLE (Note 3)                                                            129,691               0
                                                                             ------------    ------------
CAPITAL LEASE, net of current portion (Note 4)                                      3,966          49,442
                                                                             ------------    ------------
COMMITMENTS AND CONTINGENCIES (Note 4)

STOCKHOLDERS' EQUITY (DEFICIT) (Note 5):
         Common stock, authorized 30,000,000 shares; $.01 par value;
                  issued and outstanding 7,722,188 and 3,599,750 shares in         77,222          35,998
                  1996 and 1995, respectively
         Additional paid-in capital                                            16,362,395      15,753,539
         Accumulated deficit                                                  (16,798,006)    (12,046,165)
                                                                              ------------   ------------
                  Total stockholders' equity (deficit)                           (358,389)      3,743,372
                                                                               ------------  ------------

                  Total liabilities and stockholders' equity (deficit)       $  1,006,082    $  4,466,957
                                                                             ============    ============

The accompanying notes to financial statements are an integral part of these balance sheets.

                            PAPERCLIP SOFTWARE, INC.
                   (FORMERLY PAPERCLIP IMAGING SOFTWARE, INC.)
                            STATEMENTS OF OPERATIONS
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                                   1996           1995           1994
                                                   ----------     ----------     ----------
NET SALES (NOTES 2 AND 6)                          $ 1,968,750    $ 1,489,139    $ 1,059,924
                                                   -----------     ----------     ----------
OPERATING EXPENSES:
  Salaries and related benefits                      1,391,725      1,292,654      1,164,430
  Research and development expenses (Note 2)         3,066,395      1,621,849      1,166,769
  Selling expenses                                   1,447,593        940,624        745,958
  General and administrative expenses                  905,137        846,817        864,863
                                                   -----------     ----------     ----------
    Total operating expenses                         6,810,850      4,701,944      3,942,020
                                                   -----------     ----------     ----------
     Loss from operations                           (4,842,100)    (3,212,805)    (2,882,096)
                                                   -----------     ----------     ----------
OTHER INCOME (EXPENSE):
   Interest income                                      95,820         49,635          3,974
   Interest expense and financing costs (Note 3)        (5,561)    (1,073,800)        (9,500)
                                                   -----------     ----------     ----------
                                                        90,259     (1,024,165)        (5,526)
                                                   -----------     ----------     ----------
     Net loss                                      ($4,751,841)   ($4,236,970)   ($2,887,622)
                                                   ===========     ==========     ==========

NET LOSS PER COMMON SHARE (Note 2)                 ($      .63)   ($      .88)   ($      .85)
                                                   ===========     ==========     ==========

WEIGHTED AVERAGE NUMBER COMMON
  SHARES OUTSTANDING (Note 2)                        7,576,260      4,792,932      3,392,434
                                                   ===========     ==========     ==========

The accompanying notes to financial statements are an integral part of these statements.


                                                                           PAPERCLIP SOFTWARE, INC.
                                                                  (FORMERLY PAPERCLIP IMAGING SOFTWARE, INC.)
                                                                 STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                                                             FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                                               COMMON STOCK
                                                               ------------


                                                                                         ADDITIONAL
                                                               NUMBER                    PAID-IN         SUBSCRIPTIONS   ACCUMULATED
                                                               OF SHARES   PAR VALUE     CAPITAL         RECEIVABLE      DEFICIT
                                                               --------    ----------    -------------   ------------    -----------

BALANCE, December 31, 1993                                    1,286,604   $   12,866     $5,078,339    $        0    ($ 4,921,573)

   Issuance of stock for cash in private placement              364,951        3,649      1,596,717               0               0

   Issuance of stock in lieu of cash compensation                17,526          175         90,825               0               0

   Issuance of stock in payment of loans                         81,662          817        294,183               0               0

   Issuance of stock for subscription receivable, net            30,768          308         99,692        (100,000)              0

   Conversion of note payable to equity in January, 1995              0            0         60,000               0               0

   Net loss for 1994                                                  0            0              0               0      (2,887,622)
                                                           ------------   ----------   ------------    ------------    ------------

BALANCE, December 31, 1994                                    1,781,511       17,815      7,219,756        (100,000)     (7,809,195)

   Issuance of stock for note converted to equity in 1994        18,489          185           (185)              0               0

   Payment of stock subscription receivable                           0            0              0         100,000               0

   Issuance of stock and warrants for cash in
      public offering                                         1,525,931       15,260      6,495,129               0               0

   Issuance  of stock  and  warrants  for  Bridge  Note
     conversion  in public offering                             273,819        2,738      1,393,739               0               0

   Issuance of Bridge Warrants                                        0            0        645,000               0               0

   Sale of underwriter of purchase options                            0            0            100               0               0

   Net loss for 1995                                                  0            0              0               0      (4,236,970)
                                                           ------------   ----------   ------------    ------------    ------------

BALANCE, December 31, 1995                                    3,599,750       35,998     15,753,539               0     (12,046,165)

   Exercise of Bridge Warrants                                  247,090        2,471        553,566               0               0

   2 for 1 stock split                                        3,846,840       38,468        (38,468)              0               0

   Exercise of stock options                                     28,508          285         33,338               0               0

   Net loss for 1996                                                  0            0              0               0      (4,751,841)

   Options granted at less than fair value                            0            0         60,420               0               0
                                                           ------------   ----------   ------------    ------------    ------------

BALANCE, December 31, 1996                                    7,722,188   $   77,222   $ 16,362,395    $          0    ($16,798,006)
                  === ====                                 ============   ==========   ============    ============    ============

The  accompanying  notes to financial  statements  are an integral part of these statements.


                                            PAPERCLIP SOFTWARE, INC.
                      (FORMERLY PAPERCLIP IMAGING SOFTWARE, INC.) STATEMENTS OF CASH FLOWS
                              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                                         1996          1995           1994
                                                       ------------    -----------    -----------

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss                                              ($4,751,841)   ($4,236,970)   ($2,887,622)
  Adjustments to reconcile net loss to
     net cash used in operating activities--
  Depreciation and amortization                             188,550        108,999         72,651
  Expense recognized for options granted
     at less than fair market value                          60,420              0              0
  Stock issued in lieu of cash compensation                       0              0         91,000
  Issuance of Bridge Warrants                                     0        645,000              0
  (Increase) decrease in accounts receivable, net            (8,503)      (142,214)        28,345
  (Increase) decrease in prepaid expenses and
     other current assets                                   (31,088)        (2,767)        14,500
  (Increase) decrease in other assets                        (4,816)       (44,000)        15,074
  Increase (decrease) in accounts payable
     and accrued expenses                                   559,370       (474,056)       614,990
  (Decrease) increase in deferred revenue                    (2,334)        58,400              0
                                                             ------         ------        -------

   Net cash used in operating activities                 (3,990,242)    (4,087,608)    (2,051,062)
                                                         ----------     ----------     ----------

CASH FLOWS FROM INVESTING ACTIVITIES--

   Purchases of equipment, furniture and fixtures          (123,704)      (203,849)       (62,693)
                                                           --------       --------        -------

CASH FLOWS FROM FINANCING ACTIVITIES:

   Proceeds from issuance of stock and warrants
     for cash in initial public offering, net of costs            0      6,510,389              0
   Proceeds from issuance of bridge notes                         0      2,365,000              0
   Proceeds from sale of purchase warrants                        0            100              0
   Repayment of bridge financing                                  0       (968,523)             0
   Proceeds from borrowings from stockholders                     0              0        450,000
   Proceeds from issuance of stock for cash                       0              0      1,600,365
   Proceeds from exercise of bridge warrants                556,037              0              0
   Proceeds from exercise of stock options                   33,623              0              0
   Proceeds from notes payable                              129,691              0         60,000
   Proceeds from common stock subscriptions receivable            0        100,000              0
   Payments on capitalized leases                           (45,841)       (33,859)             0
   Payments of notes payable to stockholder                       0       (155,000)             0
                                                                  -       --------              -
   Net cash provided by financing activities                673,510      7,818,107      2,110,365
                                                            -------      ---------      ---------

   Net (decrease) increase in cash                       (3,440,436)     3,526,650         (3,390)

CASH AND CASH EQUIVALENTS, beginning of year              3,661,009        134,359        137,749
                                                          ---------        -------        -------

CASH AND CASH EQUIVALENTS, end of year                  $   220,573    $ 3,661,009    $   134,359
                                                        ===========    ===========    ===========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

Cash paid for interest                                  $     5,561    $   123,350    $         0


SUPPLEMENTAL SCHEDULE OF NONCASH FINANCING ACTIVITIES:
   Common stock (81,661 shares in 1994) issued to
   satisfy loans payable to stockholders and in
   conversion of notes payable                          $         0    $         0    $   295,000
   Assets acquired under capital lease obligations                0        133,108              0
   Issuance of stock in exchange of Bridge Notes                  0      1,396,477              0
                                                        ===========    ===========    ===========


The  accompanying  notes to financial  statements  are an integral part of these statements


                            PAPERCLIP SOFTWARE, INC.
                   (FORMERLY PAPERCLIP IMAGING SOFTWARE, INC.)
                          NOTES TO FINANCIAL STATEMENTS

(1)  ORGANIZATION:

     PaperClip Software, Inc. (formerly PaperClip Imaging Software, Inc.) (the "Company"), a Delaware corporation, is engaged in the development and distribution of off-the-shelf computer software for document management and imaging systems. The Company's systems allow users of personal computer networks to scan, file, retrieve, display, print and route documents and other software objects (such as word processing files, spreadsheets and electronic mail), while continuing to use their existing application software. The systems can be integrated with many personal computer applications with little or no programming and can file and retrieve documents without the time consuming step of manually labeling or indexing each document.

     During 1995, the Company completed an initial public offering (the IPO) of 1,799,750 shares of its common stock, and 1,799,750 redeemable Class A purchase warrants. The common stock and Class A warrants were purchased in pairs at $5.10 per pair but were separately transferable immediately after completion of the IPO.

     The Company's financial statements have been presented on the basis that is
a  going  concern,   which  contemplates  the  realization  of  assets  and  the satisfaction of liabilities in the normal course of business.

     The Company is subject to the risks and difficulties encountered by any new business, including competition from existing companies offering the same or similar services, lack of financial resources and minimal previous record of operations, earnings or revenues. The Company has incurred losses from inception, has negative cash flows from operating activities and has signed a letter of intent for the potential sale of its assets (see Note 9). These factors raise substantial doubt about the ability of the Company to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities or any other adjustments that might result should the Company be unable to continue as a going concern.

(2)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     Use of Estimates in the Preparation of Financial Statements-

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Revenue Recognition-

     The Company generates revenues from licensing the rights to use its software products directly to distributors, resellers, original equipment manufacturers (OEM's), and end users.

     Revenues from licenses are recognized upon shipment of the software if there are no significant post delivery obligations, if collection is probable and if payment is due within one year. Under the license, the Company provides telephone support at no additional charge for periods not exceeding one year. The estimated cost of providing such support is not significant. Revenues from consulting services are recognized as services are performed.

     Commencing in 1995, the Company offered post contract services, which included software version upgrades only, and consulting and training services related to installation and implementation of the Company's product. Total revenues from post contract services were not significant for 1996 and 1995. Revenues paid by the customer prior to performance of post contract services are deferred and recognized over the term of the post contract service agreement, usually one year. Deferred revenue included in the balance sheet at December 31, 1996 and 1995 was $56,066 and $58,400, respectively.

     Cash and Cash Equivalents-

     Cash  and  cash  equivalents   consist  primarily  of  cash  at  banks  and
investments with maturities of three months or less.

     Equipment, Furniture and Fixtures-

     Equipment, furniture and fixtures are stated at cost, less accumulated depreciation. Depreciation expense is computed using the straight-line method over the estimated useful lives of the assets (five to seven years).

     Software Development Costs-

     Statement of Financial Accounting Standards No. 86 requires capitalization of software development cost from the time of establishment of technological feasibility for the computer software product until the time when the product is available for general release to customers. Management of the Company has determined that technological feasibility and availability for release are virtually simultaneous and, therefore, no development costs have been capitalized in the accompanying financial statements.

     Long-Lived Assets-

     During 1995, the Company adopted the provisions of Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long - Lived Assets" ("SFAS 121"). SFAS 121 requires, among other things, that an entity review its long-lived assets and certain related intangibles for impairment whenever changes in circumstances indicate that the carrying amount of an asset may not be fully recoverable. As a result of its review, the Company does not believe that any impairment currently exists related to its long-lived assets.

     Accounting for Stock-Based Compensation-

     The Company has adopted Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS 123). The adoption of this pronouncement had no impact on the Company's financial condition or results of operations, however, additional disclosures have been included in the financial statements (see Note 7).

     Federal Income Taxes-

     The Financial Accounting Standards Board issued Statement No. 109, "Accounting for Income Taxes" (SFAS 109), which provides for the recognition of deferred tax assets, net of an applicable valuation allowance, related to net operating loss carryforwards and certain temporary differences.

     At December 31, 1996, the Company had net Federal operating loss carryforwards (NOL) of approximately $16,182,000 which expire at various dates through 2011. Due to losses sustained by the Company, management was unable to determine that realization of the deferred tax asset was more likely than not and, thus, has provided a full valuation allowance. As a result of a change in control resulting from the Company's IPO (see Note 5) or which may result upon the sale of the Company, the Company's NOL that would be available to offset future taxable income may be subject to annual limitations.

     Net Loss Per Common Share-

     Net loss per common share is computed based upon the weighted average number of common shares and common share equivalents outstanding if dilutive during each year. Shares issuable upon exercise of warrants related to the April 5, 1995 Bridge Financing have been included in the computation of net loss per share for all periods prior to the IPO (see Note 3). All per share amounts have been retroactively adjusted for the two-for-one common stock split on May 31, 1996. On June 12, 1996, there was a two-for-one split of the Company's warrants.

     In March 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings per Share" which makes certain changes to the manner in which earnings per share is reported. The Company is required to adopt this standard for the year ended December 31, 1997. The adoption of this standard will require restatement of prior years' earnings per share if the impact is material.

(3)  DEBT:

     On April 5, 1995, the Company consummated a bridge financing in which the Company issued notes (the Bridge Notes) in the aggregate principal amount of $2,365,000 and 430,000 warrants (the Bridge Warrants) to acquire an aggregate of 430,000 shares of common stock at an exercise price equal to the IPO price for the common stock less $2.75. The Bridge Warrants are exercisable for five years from the date of issuance. In connection with the IPO, $1,396,477 of the Bridge Notes were converted for 273,819 shares of common stock and related warrants (see Note 5). The balance of the principal amount of the Bridge Notes and related interest were repaid with proceeds from the IPO. During 1996, 247,090 Bridge Warrants were exercised. At December 31, 1996, 182,910 (365,820 post split - see Note 2) Bridge Warrants were outstanding. The $645,000 difference between the exercise price of the Bridge Warrants and the $3.75 estimated fair value of the common stock at the date of the bridge financing has been charged to interest expense and a credit to be paid in capital in 1995.

     The Bridge Notes bore interest at the rate of 9% per annum, and additional costs associated with their issuance of $307,450 are reflected in interest expense and financing costs in the 1995 statement of operations.

     During 1996, the Company issued $129,691 of Convertible Notes (the Notes) to certain stockholders of the Company. The Notes bear interest at 12% per annum and are convertible into common stock at a rate of $.30 per share. The Notes mature in December, 1999. The Notes become due upon the occurrence of certain events of default, as defined.

(4)  COMMITMENTS AND CONTINGENCIES:

     William Weiss, Chief Executive Officer and Sol Rosenberg, President have each entered into an employment agreement with the Company for a term ending December 31, 1998. In accordance with their respective contracts, each of Messrs. Weiss and Rosenberg is entitled to $120,000 per annum. Messrs. Weiss and Rosenberg's annual compensation will be increased to $150,000 per annum after the end of the first fiscal year in which the Company is profitable. In addition, Mr. Rosenberg's contract provides for a severance payment not to exceed $120,000 and requires the Company to purchase and maintain disability insurance for his benefit.

     The Company leases its office spaces under a noncancellable operating lease. Future minimum rental payments required under this lease are $119,000, $36,000 and $15,000 for 1997, 1998 and 1999, respectively. In addition, the Company leases office furniture under a capital lease agreement requiring principal payments of $49,000 and $4,000 in 1997 and 1998, respectively. Rent expense was approximately $119,000, $120,000 and $122,000 for the years ended December 31, 1996, 1995 and 1994, respectively.

     In the last quarter of 1995, the Company purchased from Cheyenne, for $100,000, the NOSS product line, which the Company had previously been licensing from Cheyenne. Cheyenne also granted to the Company a nonexclusive, perpetual, irrevocable, nontransferable, worldwide, royalty free license with respect to certain other software the Company had previously been licensing from Cheyenne. Prior to the purchase, the Company had paid Cheyenne in excess of $300,000 in royalties. In January, 1996, the parties further agreed that Cheyenne will forward to the Company all orders received by Cheyenne for the NOSS products and will be paid a commission of 15% with respect to each such order.

(5)  STOCKHOLDERS' EQUITY (DEFICIT):

     On February 17, 1994, the Company issued 264,367 shares of common stock to qualified investors at $5.19 per share. Net cash proceeds from the offering were $1,178,640. As part of the offering, 32,934 shares were issued to existing stockholders in repayment of loans of $80,000 and in lieu of cash compensation of $91,000.

     During 1994, the Company obtained an advance of $60,000 for working capital purposes from First Albany Corporation. In January, 1995, the Company issued 18,489 shares to First Albany at $3.25 per share in settlement of the above advance.

     In addition, the Company issued 30,768 shares of common stock prior to December 31, 1994, the payment of which was received in 1995.

     On December 30, 1994, the Company issued 133,518 shares of common stock to qualified investors at $3.25 per share. Net cash proceeds from the offering were $421,725. As part of the offering, 66,254 shares at $3.25 per share were issued to existing stockholders in repayment of loans of $215,000.

     In September,  1995, the Company  completed an initial public offering (the
IPO) of 1,799,750 shares of its common stock, and 1,799,750 redeemable Class A purchase warrants (Class A warrants) including shares issued on conversion of Bridge Warrants (see Note 3). The common stock and Class A warrants were purchased in pairs at $5.10 per pair but were separately transferable immediately after completion of the IPO. Cash proceeds from the IPO were $6,510,389, net of expenses of $1,271,859.

     The Company granted to the underwriter of the IPO a five year option to purchase up to ten percent (10%) of: (i) the number of shares of common stock sold in the IPO (the Stock Purchase Option), at a price of $6.75 per share; and
(ii) the number of Class A Warrants sold in the IPO (the Warrant Purchase Option), at a price of $0.135 per Class A Warrant. The Stock Purchase Option and the Warrant Purchase Option are collectively referred to as the "Purchase Options." The Purchase Options may be separately and independently exercised.

(6)  MAJOR CUSTOMERS:

     The Company sells its products primarily through mass distributors and approximately 200 independent Value Added Resellers ("VARS"). The VARS sell and install these products at end user sites. Sales to one major customer for the year ended December 31, 1996 was approximately 15%. Sales to four major customers for the year ended December 1995 were approximately 10%, 11%, 15% and 20% . Sales to two major customers for the year ended December 31, 1994 were 25% and 14%.

(7)  STOCK OPTION PLAN:

     1993 Stock Option Plan-

     The Company adopted a stock option plan (the "1993 Stock Option Plan"), effective March 8, 1993, covering 58,126 shares of the Company's common stock, pursuant to which employees of the Company are eligible to receive incentive stock options. The 1993 Stock Option Plan, which expires in 2003, is administered by the Board of Directors. The selection of participants, allotment of shares, determination of price and other conditions of purchase of options is determined by the Board of Directors. Incentive stock options granted under the Plan are exercisable for a period of up to ten years from the date of the grant. The options vest as follows: 25% in year 1, 30% in year 2, and 45% in year 3.

     Stock option transactions for the 1993 Stock Option Plan are summarized as follows-

                                               YEAR ENDED DECEMBER 31

                                  1996     EXERCISE PRICE  1995   EXERCISE PRICE

Outstanding, beginning of year    58,126   $2.60           58,126    $2.60
Granted                                0    0.00                0     0.00
Exercised                              0    0.00                0     0.00
Canceled or expired              (24,939)   2.60                0     0.00
                                 --------  -----           ------    -----
Outstanding, end of year          33,187   $2.60           58,126    $2.60
                                 ======    =====           ======    =====

     As of December 31, 1996, all of the options outstanding under the 1993 Stock Option Plan were exercisable at $2.60 per share.

     1995 Stock Option Plan-

     In May, 1995 the Company adopted a stock option plan (the "1995 Stock Option Plan") covering 1,000,000 shares of common stock, pursuant to which officers, directors and employees of the Company and certain other persons conferring benefit upon the Company will be eligible to receive stock options. The 1995 Stock Option Plan, which expires on March 1, 2005, is administered by the Board of Directors. The selection of participants, allotment of shares, determination of price, vesting and other conditions of purchase of options is determined by the Board of Directors. Stock options granted under the Plan are exercisable for a period of up to 10 years from the date of grant.

     Stock option transactions for the 1995 Stock Option Plan are summarized as follows:

                                  1996       PRICE         1995    PRICE

Outstanding, beginning of year  140,200   $1.13 - $2.50         0  $0
Granted                         370,342   $.05 - $2.50    140,200  $1.13 - $2.50
Exercised                       (28,508)  $1.13 - $2.55         0  $0
Canceled or expired             (14,600)  $1.13                 0  $0
                                --------  -------------   -------  -------------
Outstanding, end of year        467,434   $.05 - $2.50    140,200  $1.13 - $2.50

     During 1996, 50,000 options were granted to three employees at less than fair market value. The difference of $60,420 between the exercise price and the fair market value of the Company's stock on the grant date has been charged to operations with a corresponding credit to additional paid in capital. Certain of the options vest as follows: 33% in 1995, 66% in 1996 and 100% in 1997. As of December 31, 1996, 200,519 options were exercisable at prices ranging from $.05 to $2.50 per share.

     Effective January 1, 1996, the Company adopted the provisions of SFAS 123, "Accounting for Stock-Based Compensation." As permitted by the statement, the Company has chosen to continue to account for stock-based compensation using the intrinsic value method. Had the fair value method of accounting been applied to the Company's stock option plans, which requires recognition of compensation cost ratably over the vesting period of the underlying equity instruments, the net loss would have been increased by approximately $88,000 with a $.01 per share effect in 1996 and approximately $32,000 with $.01 per share effect in 1995. This pro forma impact only takes into account options granted since January 1, 1995 and is likely to increase in future years as additional options are granted and amortized ratably over the vesting period. The average fair value of options granted during 1996 and 1995 was $1.33 and $1.13, respectively.

     The fair value was estimated using the Black-Scholes option-pricing model based on the weighted average market price at grant date of $1.89 in 1996 and $1.87 in 1995 and the following weighted average assumptions; risk-free interest rate of 7.5% in 1996 and 1995, volatility of 75% for 1996 and 1995, and dividend yield of 0% for 1996 and 1995.

(8)  EXPORT SALES:

     Export sales were approximately 18.6%, 21.3% and 16.5% of the Company's net sales for the years ended December 1996, 1995 and 1994, respectively.

(9)  SUBSEQUENT EVENT:

     On January 2, 1997, the Company signed a letter of intent with Access Solutions International Inc. (Access) for the sale of the Company's assets and assumption of certain liabilities by Access for approximately $5.8 million. The purchase price would be paid by the issuance of approximately 1,544,000 shares of Access' common stock plus an equivalent number of Access Class B Warrants. Each warrant would entitle the holder to purchase one share of Access common stock at an exercise price of $6.00 per share. The parties are currently negotiating a definitive purchase agreement. In addition, on January 29, 1997, Access advanced $300,000 to the Company and the Company signed a convertible promissory note maturing on January 27, 1998. The promissory note bears interest at 12% and is convertible into common stock of the Company at $.25 per share at the option of Access.


                            PAPERCLIP SOFTWARE, INC.
           CONDENSED BALANCE SHEETS -- SEPTEMBER 30, 1997 (Unaudited)
                              AND DECEMBER 31, 1996

ASSETS                                                   September 30, 1997   December 31, 1996

CASH and CASH EQUIVALENTS                                    $     36,047    $    220,573

ACCOUNTS  RECEIVABLE  (net of
  allowance  for  doubtful accounts
  of $40,000 at September 30, 1997
  and December 31, 1996                                           214,085         275,527


PREPAID EXPENSES AND OTHER CURRENT ASSETS                           1,465          33,855
                                                                 --------        --------
        Total current assets                                      251,597         529,955
                                                                 --------        --------
EQUIPMENT, FURNITURE AND FIXTURES

         Computer and office equipment                            386,597         669,889

         Furniture and fixtures                                   204,858         204,858
                                                                 --------        --------
                                                                  591,455         874,747

Less - Accumulated depreciation                                  (330,609)       (451,902)
                                                                 --------        --------
                                                                  260,846         422,845
                                                                 --------        --------
OTHER ASSETS                                                       50,624          53,282
                                                                 --------        --------
                  Total assets                               $    563,067    $  1,006,082
                                                                 ========       =========
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

ACCOUNTS PAYABLE AND ACCRUED EXPENSES                        $  1,212,738    $  1,125,306

LOANS PAYABLE - ASI                                             1,655,557

DEFERRED REVENUE                                                   10,737          56,066

CAPITALIZED LEASE                                                  16,866          49,442
                                                                 --------        --------
     Total current liabilities                                  2,895,898       1,230,814

NOTES PAYABLE                                                     129,691         129,691

CAPITAL LEASE, NET OF CURRENT PORTION                                               3,966

STOCKHOLDERS' EQUITY (DEFICIT)

   Common stock,  authorized 30,000,000 shares;
   $.01 par value; issued and outstanding 8,101,521
   shares on September 30, 1997 and 7,722,188 shares
   at December 31, 1996
                                                                   81,015          77,222

   Additional paid-in capital                                  16,413,764      16,362,395

   Accumulated deficit                                        (18,957,301)    (16,798,006
                                                              ------------    -----------
Stockholders' equity (deficit)                                 (2,462,522)       (358,389)
                                                              ------------    -----------
   Total liabilities and stockholders'
     equity (deficit)                                        $    563,067    $  1,006,082
                                                              ============    ===========
The accompanying notes are an integral part of these financial statements




                            PAPERCLIP SOFTWARE, INC.
                       CONDENSED STATEMENTS OF OPERATIONS
                      FOR THE THREE MONTHS AND NINE MONTHS
                 ENDED SEPTEMBER 30, 1997 AND SEPTEMBER 30, 1996
                                    UNAUDITED

                                                      THREE MONTHS ENDED        NINE MONTHS ENDED
                                                      SEPTEMBER 30,             SEPTEMBER 30,
                                                      1997             1996     1997               1996
                                                      -------------------------------------------------

 NET SALES                                             $232,219     $ 490,037     $1,153,087      $1,474,847
                                                       --------     ---------     ----------      ----------


OPERATING EXPENSES:

   Salaries and related benefits                        364,417        422,580      1,084,223      1,175,561

   Research and development expenses                    381,552        862,457      1,037,208      2,326,510

   Selling expenses                                     160,974        313,057        487,352        909,647

   General and administrative expenses                  192,792        280,661        672,633        773,350
                                                        -------        -------        -------        -------

                     Total operating expenses         1,099,735      1,878,755      3,281,416      5,185,068
                                                      ---------      ---------      ---------      ---------

Loss from operations                                   (867,516)    (1,388,718)    (2,128,329)    (3,710,221)
                                                       --------     ----------     ----------     ----------

OTHER INCOME (EXPENSE):

   Interest income                                           74         16,339          3,211         84,323

   Interest expense                                     (12,540)        (1,275)       (34,177)        (4,424)
                                                        -------         ------        -------         ------

                                                        (12,466)        15,064        (30,966)        79,899
                                                        -------         ------        -------         ------

Net loss                                            $  (879,982)   $(1,373,654)   $(2,159,295)   ($3,630,322)
                                                    ===========    ===========    ===========    ===========

LOSS PER COMMON SHARE                               $     (0.11)   $     (0.18)   $     (0.27)   $     (0.47)
                                                    ===========    ===========    ===========    ===========

WEIGHTED AVERAGE NUMBER COMMON SHARES OUTSTANDING
                                                      8,075,391      7,721,538      7,990,911      7,643,333
                                                      =========      =========      =========      =========

The accompanying notes are an integral part of these financial statements.


                            PAPERCLIP SOFTWARE, INC.
                       CONDENSED STATEMENTS OF CASH FLOWS
              FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996
                                    UNAUDITED

                                                                    1997            1996
                                                                    ----            ----
 OPERATING ACTIVITIES:
  Net loss                                                       $(2,159,295)   $(3,630,321)
  Adjustments to reconcile net loss to net
   cash used in operating activities - Depreciation                  162,000        116,352

  (Increase) decrease in accounts receivable                          61,442       (118,992)
  Decrease (Increase) in prepaid expenses and
    other current assets                                              32,390        (70,000)

  Decrease in other assets                                             2,657            241
  Increase in accounts payable, accrued
    expenses and deferred revenues                                    42,102        418,457
                                                                      ------        -------

Net cash used in operating activities                             (1,858,704)    (3,284,263)
                                                                  ----------     ----------

INVESTING ACTIVITIES -- Purchases of equipment,
  furniture and fixtures                                                --         (126,203)
                                                                  ----------       --------

FINANCING ACTIVITIES:
  Proceeds from issuance of stock in exchange for
    Bridge Warrants and cash                                                        616,456

  Proceeds from issuance of stock in exchange for
    Stock Options and Cash                                             3,080         33,624
  Issuance of stock for compensation                                  52,083
  Proceeds from borrowings                                         1,655,557
  Payments on capitalized leases                                     (36,542)       (41,780)
                                                                     -------        -------

Net cash provided by financing activities                          1,674,178        608,300
                                                                   ---------        -------

Net (decrease) increase in cash                                     (184,526)    (2,802,166)

CASH, beginning of period                                            220,573      3,661,009
                                                                     -------      ---------

CASH, end of period                                              $    36,047    $   858,843
                                                                 ===========    ===========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
         Interest paid                                           $     1,700    $     4,424
                                                                 ===========    ===========

The accompanying notes are an integral part of these financial statements



                            PAPERCLIP SOFTWARE, INC.
     NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED) SEPTEMBER 30, 1997

NOTE A -- BASIS OF PRESENTATION

The accompanying unaudited condensed financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information, the instructions to Form 10-QSB and item 310 (b) of Regulation SB. Accordingly, they do not include all the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for fair presentation have been included. For further information, refer to the Financial Statements and footnotes thereto included in the Company's Registration Statement and Prospectus and Form 10-KSB (for the year ended December 31, 1996) as filed with the Securities and Exchange Commission.

NOTE B -- LOSS PER SHARE

The loss per share amounts in the statement of operations have been computed in accordance with a Staff Accounting Bulletin (SAB) of the Securities and Exchange Commission. According to the SAB, common stock and common stock warrants issued are to be treated as common stock equivalents outstanding for all periods presented if such common stock was issued or such common stock warrants may be exercised, at a price substantially below the public offering price. As a consequence of the Company's offering of 1,799,750 shares of its common stock at $5.00 per share in an initial public offering, its warrants issued to the Bridge Note holders, entitling the holders thereof to acquire an aggregate of 430,000 shares of the Company's common stock at an exercise price of $2.25, would be treated as common stock equivalents unless their inclusion be antidilutive. The unexercised Bridge Warrants have not been treated as common stock equivalents for the three and nine months ended at September 30, 1996 or September 30, 1997 as their inclusion would be antidilutive. The share data contained in this note does not take into account a 2 for 1 stock split effected as of May 1996.

                                                                Exhibit A



                          AGREEMENT AND PLAN OF MERGER


                                      among


                            PAPERCLIP SOFTWARE, INC.


                      ACCESS SOLUTIONS INTERNATIONAL, INC.


                                       and


                           PAPERCLIP ACQUISITION CORP.


                                November 12, 1997

                                TABLE OF CONTENTS


                                                                           PAGE


ARTICLE I THE MERGER.........................................................2

   Section 1.1.  The Merger..................................................2

   Section 1.2.  The Closing.................................................2

   Section 1.3.  Actions at the Closing......................................2

   Section 1.4.  Additional Actions..........................................2

   Section 1.5.  Certificate of Incorporation................................3

   Section 1.6.  By-laws.....................................................3

   Section 1.7.  Directors and Officers......................................3

   Section 1.8.  No Further Rights...........................................3

ARTICLE II CONVERSION OF SECURITIES, EXCHANGE OF CERTIFICATES................3

   Section 2.1.  Conversion of Shares........................................3

   Section 2.2.  Options and Warrants........................................4

   Section 2.3.  Appraisal Rights............................................5

   Section 2.4.  Exchange of Shares..........................................5

   Section 2.5.  Closing of Transfer Books...................................7

   Section 2.6.  Preferred Stock.............................................7

   Section 2.7.  Options and Warrants........................................7


ARTICLE III OTHER AGREEMENTS.................................................7

   Section 3.1.  Preparation of Form S-4 and the Proxy Statements; Stockholder
                 Meetings; Other Filings.....................................7

   Section 3.2.  Parent Board of Directors...................................10


ARTICLE IV REPRESENTATIONS AND WARRANTIES BY PSI.............................10

   Section 4.1.  Corporate Existence and Qualification of PSI................10

   Section 4.2.  PSI's Corporate Documents...................................10

   Section 4.3.  Authorization of Agreement..................................10

   Section 4.4.  No Violation................................................11

   Section 4.5.  SEC Documents; Undisclosed Liabilities......................11

   Section 4.6.  Inventory...................................................12

   Section 4.7.  Accounts Receivable.........................................12

   Section 4.8.  Material Contracts and Obligations..........................13

   Section 4.9.  Title to Real Property; Liens; Condition of Properties......14

   Section 4.10.  Licenses...................................................14

   Section 4.11.  Arm's-Length Transactions, Conflicts of Interest...........15

   Section 4.12.  Intellectual Property......................................15

   Section 4.13.  Absence of Certain Developments............................15

   Section 4.14.  Undisclosed Liabilities....................................16

   Section 4.15.  Litigation; Compliance with Law............................17

   Section 4.16.  Employee Claims against PSI................................17

   Section 4.17.  Intentionally Omitted......................................18

   Section 4.18.  Employee Benefit Plans.....................................18

   Section 4.19.  Labor Relations............................................18

   Section 4.20.  Insurance Policies.........................................19

   Section 4.21.  Bank Accounts..............................................19

   Section 4.22.  Capitalization.............................................19

   Section 4.23.  Disclosure.................................................19


ARTICLE V REPRESENTATIONS AND WARRANTIES BY PARENT AND ACQUISITION...........20

   Section 5.1.  Corporate Existence and Qualification.......................20

   Section 5.2.  Access's Corporate Documents................................20

   Section 5.3.  Authorization of Agreement, Etc.............................21

   Section 5.4.  Absence of Certain Developments.............................21

   Section 5.5.  Undisclosed Liabilities.....................................21

   Section 5.6.  Litigation; Compliance with Law.............................21

   Section 5.7.  Capitalization; Status of Access Common Shares..............22

   Section 5.8.  SEC Filings.................................................22

   Section 5.9.  Information Supplied by Parent or Acquisition...............23


ARTICLE VI CONDUCT PRIOR TO CLOSING..........................................23

   Section 6.1.  Carry On in Ordinary Course.................................23

   Section 6.2.  No General Increases........................................23

   Section 6.3.  Contracts and Commitments...................................24

   Section 6.4.  Dispositions and Sale of Assets.............................24

   Section 6.5.  Preservation of Organization................................24

   Section 6.6.  No Default..................................................24

   Section 6.7.  Compliance with Laws........................................24

   Section 6.8.  Operation of Business.......................................24

   Section 6.9.  Consents....................................................24

   Section 6.10.  Advisement of Changes......................................25

   Section 6.11.  No Solicitation............................................25

   Section 6.12.  No Delaying Transactions...................................26

   Section 6.13.  Lock-Up Agreements.........................................26

   Section 6.14.  Best Efforts...............................................26


ARTICLE VII CONDITIONS TO OBLIGATIONS OF PARENT AND ACQUISITION..............26

   Section 7.1.  Compliance by PSI; Correctness of Representations and
                 Warranties of PSI...........................................26

   Section 7.2.  Certified Resolutions of PSI................................27

   Section 7.3.  Approval by Parent's and Acquisition's Counsel..............27

   Section 7.4.  Opinions of Counsel for PSI.................................27

   Section 7.5.  Consents of Third Parties...................................28

   Section 7.6.  Certificate of Chief Executive Officer of PSI...............28

   Section 7.7.  Approval of Governmental Authorities........................28

   Section 7.8.  Corporate Authority.........................................29

   Section 7.9.  Exchange of PSI Convertible Notes...........................29

   Section 7.10.  Approval of Parent Stockholders............................29

   Section 7.11.  Form S-4 Effective.........................................29

   Section 7.12.  Termination of Certain Agreements..........................29

   Section 7.13.  Certificate of Merger......................................29


ARTICLE VIII CONDITIONS TO OBLIGATIONS OF PSI................................29

   Section 8.1.  Compliance by Parent and Acquisition; Correctness of
                 Representations and Warranties..............................30

   Section 8.2.  Certified Resolutions of Parent and Acquisition.............30

   Section 8.3.  Approval by PSI's Counsel...................................30

   Section 8.4.  Opinion of Edwards & Angell.................................30

   Section 8.5.  Certificate of President of Parent and Acquisition..........31

   Section 8.6.  Approval of Governmental Authorities........................31

   Section 8.7.  Corporate Authority.........................................32

   Section 8.8.  Access Merger Securities....................................32

   Section 8.9.  Form S-4 Effective..........................................32

   Section 8.10.  Certificate of Merger......................................32


ARTICLE IX FEES AND EXPENSES.................................................32

   Section 9.1.  Fees and Expenses...........................................32

   Section 9.2.  Termination Fee.............................................32


ARTICLE X TERMINATION AND EFFECT.............................................33

   Section 10.1.  Termination of Agreement...................................33

   Section 10.2.  Effect of Termination......................................34


ARTICLE XI ACKNOWLEDGMENTS OF PSI............................................34

   Section 11.1.  Restricted Securities......................................34

   Section 11.2.  Access to Information......................................35


ARTICLE XII BROKERS' COMMISSIONS.............................................35


ARTICLE XIII ACCESS TO FACILITIES, PROPERTIES AND RECORDS....................36


ARTICLE XIV SURVIVAL OF REPRESENTATIONS......................................36


ARTICLE XV MISCELLANEOUS.....................................................36

   Section 15.1.  Amendment to Agreement; Waivers; Procedure.................36

   Section 15.2.  Binding Effect.............................................37

   Section 15.3.  Entire Agreement...........................................37

   Section 15.4.  Headings...................................................37

   Section 15.5.  Confidential Information; Publicity........................37

   Section 15.6.  Notices....................................................38

   Section 15.7.  Indemnification and Insurance..............................39

   Section 15.8.  Counterparts...............................................40

   Section 15.9.  No Benefit to Others.......................................40

   Section 15.10.  Governing Law.............................................40

   Section 15.11.  No Waiver.................................................40

   Section 15.12.  Severability..............................................40

   Section 15.13.  Time of Essence...........................................40

                          AGREEMENT AND PLAN OF MERGER


     AGREEMENT AND PLAN OF MERGER, made as of the 12th day of November, 1997, by and among PAPERCLIP SOFTWARE, INC., a Delaware corporation ("PSI"), ACCESS SOLUTIONS INTERNATIONAL, INC., a Delaware corporation ("Parent") and PAPERCLIP ACQUISITION CORP. a Delaware corporation and wholly-owned subsidiary of Parent ("Acquisition"). Parent and Acquisition are hereinafter sometimes referred to collectively as Access.

                              W I T N E S S E T H:

     WHEREAS, Parent and PSI are parties to that certain Asset Purchase Agreement dated as of April 15, 1997 (the "Asset Purchase Agreement"), pursuant to which Parent agreed to purchase and PSI agreed to sell to Parent substantially all of the assets of PSI on the terms and conditions set forth therein; and

     WHEREAS, the Boards of Directors of each of PSI, Acquisition and Parent have now agreed that it is in their best interests for Acquisition to merge with and into PSI upon the terms and conditions set forth herein; and

     WHEREAS, the Boards of Directors of PSI, Acquisition and Parent have approved such merger; and

     WHEREAS, PSI is engaged in the business of developing and distributing computer software for document management and imaging systems (hereinafter generally called the "Business"); and

     WHEREAS, as a condition to the willingness of Access to enter into this Agreement, those directors and officers of PSI who are also stockholders of PSI (the "PSI Significant Stockholders") have entered into that certain Stockholder Agreement of even date ("PSI Stockholder Agreement"), which provides, among other things, that each PSI Significant Stockholder will vote the shares of PSI Common Stock which he owns in favor of the approval and adoption of this Agreement and the consummation of the transactions contemplated hereby; and

     WHEREAS, as a further condition to the willingness of Access to enter into this Agreement, PSI has entered into an amendment to that certain Management Agreement dated April 15, 1997 (the "Management Agreement") which provides, among other things, that Access will continue to manage PSI's operations from the date hereof until the consummation of the transactions contemplated hereby or the earlier termination of this Agreement; and

     WHEREAS, this Agreement contemplates that the common stockholders of PSI will receive capital stock of Parent in exchange for their capital stock of PSI.

     NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE I

                                   THE MERGER

     Section 1.1. The Merger.

     Upon and subject to the terms and conditions of this Agreement and in accordance with the Delaware General Corporation Law ("DGCL"), Acquisition shall be merged with and into PSI (with such merger referred to herein as the "Merger") at the Effective Time (as defined below). From and after the Effective Time, as a result of the Merger, the separate corporate existence of Acquisition shall cease and PSI shall continue as the surviving corporation in the Merger (the "Surviving Corporation") and a subsidiary of Parent. The "Effective Time" shall be the time at which PSI and Acquisition file a certificate of merger in substantially the form attached hereto as Exhibit A (the "Certificate of Merger") in accordance with the relevant provisions of the DGCL, with the Secretary of State of the State of Delaware. The Merger shall have the effects set forth in Sections 251 and 259 of the DGCL.

     Section 1.2. The Closing.

     The closing of the Merger (the "Closing") shall take place at the offices of Edwards & Angell in Providence, Rhode Island, commencing at 10:00 a.m. local time on the first business day after the receipt of PSI Stockholder Approval and, if required, Parent Stockholder Approval (as defined in Section 3.1), provided that on or prior thereto, all the conditions to the obligations of the parties hereto to consummate the transactions contemplated hereby as set forth in Articles VII and VIII have been satisfied or waived, or on such other mutually agreeable later date as soon as practicable after the satisfaction or waiver of all conditions to the obligations of the parties hereto to consummate the transactions contemplated hereby (the "Closing Date").

     Section 1.3. Actions at the Closing.

     At the Closing, subject to the satisfaction or waiver of all of the conditions set forth in Articles VII and VIII not theretofore satisfied or waived: (a) PSI and Acquisition shall file with the Secretary of State of the State of Delaware the Certificate of Merger, and (b) Acquisition shall deliver the Merger Consideration (as defined below) to such bank or trust company as may be designated by Parent and approved by PSI (such approval not to be withheld or delayed unreasonably) to act as the exchange agent (the "Exchange Agent") in accordance with Section 2.5.

     Section 1.4. Additional Actions.

     The Surviving Corporation may, at any time after the Effective Time, take any action, including executing and delivering any document, in the name and on behalf of either PSI or Acquisition, in order to consummate the transactions contemplated by this Agreement.

     Section 1.5. Certificate of Incorporation.

     The Certificate of Incorporation of the Surviving Corporation shall be the Certificate of Incorporation of PSI as amended and restated in the Certificate of Merger.

     Section 1.6. By-laws.

     The By-laws of Acquisition immediately prior to the Effective Time shall become the By-laws of the Surviving Corporation, except that the name of the corporation set forth therein shall be changed to PaperClip Software, Inc.

         Section 1.7.  Directors and Officers.

     The directors of Acquisition immediately prior to the Effective Time shall become the directors of the Surviving Corporation as of the Effective Time. The officers of Acquisition immediately prior to the Effective Time shall be the officers of the Surviving Corporation after the Effective Time, retaining their respective positions. The directors and officers of PSI immediately prior to the Effective Time shall cease being officers and directors of PSI as of the Effective Time and shall not become officers or directors of the Surviving Corporation.

     Section 1.8. No Further Rights.

     From and after the  Effective  Time,  no PSI Common  Shares (as  defined in
Section  2.1  below)  shall  be  deemed  to  be  outstanding,   and  holders  of
certificates of PSI Common Shares shall cease to have any rights with respect thereto, other than the right to receive Merger Consideration (as defined below) in accordance herewith. The rights of holders of certificates of PSI Preferred Shares (as defined in Section 2.1 below) shall be as described in this Agreement.

                                   ARTICLE II

               CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

     Section 2.1. Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Acquisition or PSI or the holder of any of the following securities:

     (a) Each share of common stock, $.01 par value per share, of PSI ("PSI Common Stock") issued and outstanding immediately prior to the Effective Time (other than shares of PSI Common Stock owned by stockholders who, pursuant to the DGCL, properly perfect their rights to appraisal in accordance with Section 262 of the DGCL ("Dissenting Stockholders"), and shares of PSI Common Stock held in PSI's treasury) shall be converted into the right to receive: (i) such number of shares of Parent's common stock, $.01 par value, equal to the "Conversion Ratio" (the "Access Merger Shares"); and (ii) an equivalent number of Parent's Class B Warrants (the "Access Merger Warrants") (collectively the "Merger Consideration"). The Conversion Ratio shall equal 1,544,438, divided by the number of shares of PSI Common Stock issued and outstanding immediately prior to the Effective Time.

     (b) Each PSI Share held in PSI's treasury immediately prior to the Effective Time shall, by virtue of the Merger and without any further action, be canceled and retired without payment of any consideration therefor.

     (c) Each share of common stock, $.01 par value per share, of Acquisition ("Acquisition Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted into and thereafter evidence one share of common stock, $.01 par value per share, of the Surviving Corporation.

     (d) Each share of PSI's Series A Preferred Stock, $.01 par value ("PSI Preferred Stock"), issued and outstanding immediately prior to the Effective Time shall become one share of Series A Preferred Stock, $.01 par value, of the Surviving Corporation. Following the Effective Time, Parent shall, or shall cause the Surviving Corporation to, honor the put rights of the holders of the Series A Preferred Stock, including, without limitation, providing funds to the Surviving Corporation to satisfy the put, if necessary.

     (e) Stockholders of record of PSI, in each case as of the Effective Time ("PSI Stockholders"), other than Dissenting Stockholders, shall be entitled to receive the Merger Consideration into which their shares of PSI Common Stock or PSI Preferred Stock (collectively, the "PSI Shares") shall be converted pursuant to Section 2.1(a) upon tender of their PSI Shares as set forth in Section 2.4 below.

     Section 2.2.  Options and  Warrants.

     (a) At the Effective Time: (i) all options to purchase PSI Shares issued by PSI pursuant to its stock option plans or otherwise ("Options") other than options described in Section 2.2(c), and (ii) all warrants to purchase PSI Shares ("Warrants") (collectively the number of PSI shares which can be purchased under Options and Warrants shall be referred to as the "O&W PSI Shares"), shall be converted into the right to receive the Merger Consideration which would have been received for each share of PSI Common Stock underlying such Option or Warrant upon the same terms and conditions set forth in such Option or Warrant, including, without limitation, the expiration date and exercise price.

     (b) At or prior to the Effective Time, the Parent or the Surviving Corporation shall deliver to the holders of the Options and Warrants subject to
Section 2.2(a) appropriate notices setting forth such holders' rights pursuant to such Options or Warrants and instructions for surrendering to the Exchange Agent such Option or Warrant in exchange for the Merger Consideration.

     (c) At the Effective Time, Parent will offer PSI employees who continue to be employed by Parent or the Surviving Corporation options to purchase Parent common stock in an amount deemed appropriate by Parent's Board of Directors in substitution and cancellation of such employees' existing Options.

     Section 2.3.  Appraisal Rights.

     (a) Notwithstanding any provision of this Agreement to the contrary, any PSI Shares held by a Dissenting Stockholder shall not be converted into the right to receive Merger Consideration pursuant to Section 2.1(a), but such Dissenting Stockholder shall only be entitled to such payments as are provided by the DGCL.

     (b) If, on or after the Effective Time, any Dissenting Stockholder shall effectively withdraw or lose (through failure to perfect or otherwise) such Dissenting Stockholder's right to appraisal, then, as of the later of the Effective Time or the occurrence of such event, such Dissenting Stockholder's PSI Shares shall be treated under this Agreement as if they had been converted as of the Effective Time into the right to receive Merger Consideration as provided in Section 2.1(a), without interest thereon.

     (c) PSI shall give the Parent: (i) prompt notice of any written demands for appraisal of any PSI Shares, withdrawals of such demands, and any other instruments that relate to such demands received by PSI, and (ii) the right to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. PSI shall not, without the prior written consent of the Parent, make any payment with respect to any demands for appraisal of PSI Shares or offer to settle or settle any such demands.

     Section  2.4.  Exchange of Shares.

     (a) Prior to the Effective Time, the Parent and PSI shall appoint the Exchange Agent to effect the exchange for the Merger Consideration of certificates that, immediately prior to the Effective Time, represented PSI Shares ("Certificates"). On the Closing Date, the Parent shall deliver to the Exchange Agent or its nominee, in trust for the benefit of holders of Certificates, the Merger Consideration. As soon as practicable after the Effective Time, the Parent shall cause the Exchange Agent to send a notice and a transmittal form to each holder of record of a Certificate advising such holder of the effectiveness of the Merger and the procedure for surrendering to the Exchange Agent such Certificate in exchange for the Merger Consideration (which procedure shall include the execution and delivery by such holder of the Lock-Up Agreement described in Section 6.13 to the extent that the Lock-Up Period (as defined in the Lock-Up Agreement) shall not have expired). Each holder of a Certificate, upon proper surrender thereof to the Exchange Agent in accordance with the instructions in such notice, shall be entitled to receive in exchange therefor (subject to any taxes required to be withheld) 95.14% of the Merger Consideration, without interest, determined pursuant to Sections 2.1(a); the balance of the Merger Consideration will be distributed pursuant to the Escrow Agreement described in Section 2.4(e). Until properly surrendered, from and after the Effective Time each such Certificate shall be deemed for all purposes to evidence only the right to receive 95.14% of the Merger Consideration determined pursuant to Sections 2.1(a). Holders of Certificates shall not be entitled to receive Merger Consideration to which they would otherwise be entitled until such Certificates are properly surrendered, or an affidavit is delivered pursuant to Section 2.4(c).

     (b) If any Merger Consideration is to be issued or paid in the name of a person other than the person in whose name the Certificate surrendered in exchange therefor is registered, it shall be a condition to the issuance and payment of such Merger Consideration that: (i) the Certificate so surrendered shall be transferable, and shall be properly assigned, endorsed or accompanied by appropriate stock powers, (ii) such transfer shall otherwise be proper, and
(iii) the person requesting such transfer shall pay to the Exchange Agent any transfer or other taxes payable by reason of the foregoing or establish to the satisfaction of the Exchange Agent that such taxes have been paid or are not required to be paid. Notwithstanding the foregoing, neither the Exchange Agent nor any party shall be liable to a holder of PSI Shares for any Merger Consideration issuable or payable to such holder that is delivered to a public official in accordance with applicable abandoned property, escheat or similar laws.

     (c) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, the Parent shall direct the Exchange Agent to issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration issuable or payable in exchange therefor pursuant to Section 2.1. The Board of Directors of the Parent may, in its discretion and as a condition precedent to the issuance or payment thereof, if required by the Exchange Agent, require the owner of such lost, stolen or destroyed Certificate to give the Parent a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against the Parent with respect to the Certificate alleged to have been lost, stolen or destroyed.

     (d) Promptly following the date which is twelve (12) months after the Closing Date, the Exchange Agent shall return to the Parent all Merger Consideration in its possession. Thereafter, the Exchange Agent's duties shall terminate. Thereafter, each holder of a Certificate may surrender such Certificate to the Parent and, subject to applicable abandoned property, escheat and similar laws, receive in exchange therefor the Merger Consideration without interest.

     (e) On the Closing Date, Parent will issue to an escrow agent a certificate for 75,000 of the Access Merger Shares and a certificate for 75,000 of the Access Merger Warrants. Such certificates will be placed into escrow pursuant to the terms and conditions set forth in an Escrow Agreement containing such terms and conditions as shall be mutually agreeable to Parent and PSI.

     (f) Prior to the Effective Date, Parent, at its option, may determine that fractional shares of Parent Common Stock or fractional interests in Class B Warrants will not be issued to any PSI stockholder following the Effective Time. If ASI makes such determination, for each fractional share of ASI Common Stock that would otherwise be issued, ASI will pay cash based upon a value of $3.75 for each whole share, and for each fractional interest in a Class B Warrant that would otherwise be issued, Parent will pay cash based upon a value of $1.00 for each whole Class B Warrant. Calculations will be made to the nearest one-thousandth of a share of Parent Common Stock and of a Class B Warrant and to the nearest cent.

     Section 2.5. Closing of Transfer Books. At the Effective Time, the stock transfer books of PSI shall be closed and no transfer of PSI Shares shall thereafter be made. If, after the Effective Time, Certificates are presented to the Surviving Corporation, the Parent or the Exchange Agent, they shall be canceled and exchanged for Merger Consideration in accordance with Section 2.1, subject to applicable law in the case of PSI Shares held by Dissenting Stockholders.

     Section 2.6. Preferred Stock. Prior to the Effective Time, the PSI Convertible Notes (in the aggregate outstanding principal amount of $129,690.74 plus unpaid interest accrued on the PSI Convertible Notes through the date of exchange), as set forth on Schedule 2.6, will be exchanged at the rate of one share of PSI Preferred Stock for each $.30 of principal and accrued interest on the PSI Convertible Notes into an aggregate of 432,303 (plus the number of shares determined by dividing the amount of such unpaid interest by $.30 per share) of preferred shares of PSI (the "PSI Preferred Stock"). PSI Preferred Stock shall be subject to the rights, conditions and qualifications set forth on Exhibit B attached hereto.

     Section 2.7. Options and Warrants. On the Closing Date, the Parent shall deliver to the Exchange Agent or its nominee option agreements and warrants to purchase Parent Common Stock and Class B Warrants (the "Merger Options and Warrants") in an amount equal to the Merger Consideration attributable to each share of PSI Common Stock underlying each outstanding Option (other than options described in Section 2.2(c)) and Warrant, and otherwise containing substantially the same terms as are contained in the applicable option agreement or warrant. As soon as practicable after the Effective Time, Parent shall cause the Exchange Agent to send a notice and transmittal form to each holder of Options and Warrants (other than holders of Options described in Section 2.2(c)), advising such holder of the effectiveness of the Merger and the procedure for surrendering to the Exchange Agent such Options or Warrants in exchange for the Merger Options and Warrants.

                                   ARTICLE III

                                OTHER AGREEMENTS

     Section 3.1. Preparation of Form S-4 and the Proxy Statements; Stockholder Meetings; Other Filings.

     (a) PSI will, as soon as reasonably practicable following the date of this Agreement, take all action necessary in accordance with applicable law and its Certificate of Incorporation and By-laws to convene a meeting of its stockholders (the "PSI Stockholder Meeting") for the purpose of obtaining the affirmative vote to approve and adopt this Agreement and the transactions contemplated hereby at the PSI Stockholder Meeting of the holders of a majority of the votes represented by the outstanding PSI Common Stock ("PSI Stockholder Approval"). The proxy statement for such meeting shall contain the recommendation of PSI's Board of Directors that the stockholders vote to approve and adopt this Agreement and the transactions contemplated hereby, and such recommendation shall not be withdrawn; provided, however, that such recommendation is subject to the exercise of the discretion of PSI's Board of Directors of its fiduciary duties to PSI's shareholders. PSI shall use its reasonable best efforts to solicit from its stockholders proxies in favor of such adoption and approval and shall take all other action necessary to secure the vote of stockholders required by DGCL to effect the transactions contemplated hereby.

     (b) As soon as practicable after execution and delivery of this Agreement, PSI shall prepare in accordance with the applicable requirements of the Securities Exchange Act of 1934, as amended ("Exchange Act"), and DGCL, a proxy statement in connection with the PSI Stockholder Meeting (the "Proxy Statement"). Parent shall cooperate with PSI in the preparation and filing of the Proxy Statement, including any and all amendments and supplements thereto. Parent and PSI will cooperate in order for Parent to prepare and file with the United States Securities and Exchange Commission ("SEC") a registration statement on Form S-4 in connection with the issuance of the Access Merger Securities (the "Form S-4"), in which the Proxy Statement will be included as a part of a proxy statement/prospectus. PSI and Parent shall each use all reasonable efforts to have the Form S-4 declared effective under the Securities Act of 1933, as amended ("Securities Act") as soon as practicable after such filing. PSI will use all reasonable efforts to cause the Proxy Statement to be mailed to each of PSI's stockholders and, if Parent elects or is required to do so, Parent will use all reasonable efforts to cause the Proxy Statement to be mailed to Parent's stockholders, in each case as promptly as reasonably practicable after the Form S-4 is declared effective under the Securities Act. Parent will also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process) required to be taken under any applicable state securities or blue sky laws in connection with the issuance of the Access Merger Securities and PSI shall furnish all information concerning PSI and its stockholders as may be reasonably requested in connection with any such action.

     (c) If the Board of Directors of Parent determines that it is necessary or desirable to do so, Parent will, as soon as reasonably practicable following the date of this Agreement, take all action necessary in accordance with applicable law and its Restated Certificate of Incorporation and By-laws to convene a meeting of its stockholders (the "Access Stockholder Meeting") for the purpose of obtaining the affirmative vote at the Access Stockholder Meeting of the holders of a majority of the votes represented by the outstanding Parent Common Stock ("Access Stockholder Approval"). The proxy statement for such meeting (which shall be part of the proxy statement/prospectus contained in the Form S-4) shall contain the recommendation of Parent's Board of Directors that the stockholders vote to approve and adopt this Agreement and the transactions contemplated hereby, and such recommendation shall not be withdrawn; provided, however, that such recommendation is subject to the exercise of the discretion of Parent's Board of Directors of its fiduciary duties to Parent's shareholders. Parent shall use its reasonable best efforts to solicit from its stockholders proxies in favor of such adoption and approval and shall take all other action necessary to secure the vote of stockholders required by DGCL to effect the transactions contemplated hereby.

     (d) As soon as practicable after the execution and delivery of this Agreement, PSI and Parent shall promptly and properly prepare and file any other schedules, statements, reports, or other documents required (if any) under the Exchange Act, the Securities Act, or any other federal or state securities laws relating to the transactions contemplated hereby (the "Other Filings"). Each party shall notify the other party hereto promptly of the receipt by such party of any stop order, comments or requests for additional information from any governmental official with respect to the Proxy Statement, the Form S-4 or any Other Filing made by such party and will supply the other party with copies of all correspondence between such party and its representatives, on the one hand, and the appropriate government official, on the other hand, with respect to the Proxy Statement, Form S-4 and Other Filings made by such party. Each of PSI and Access shall use reasonable efforts to obtain and furnish the information required to be included in the Form S-4, the Proxy Statement and any Other Filing and, after consultation with the other party, to respond promptly to any comments made by any government official with respect to any filing.

     (e) PSI shall use all reasonable efforts to cause to be delivered to Parent a so-called "cold comfort" letter of Arthur Andersen LLP, PSI's independent public accountants, dated a date within two business days before the date on which the Form S-4 shall become effective, addressed to Parent, in form reasonably satisfactory to Parent and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

     (f) Parent shall use all reasonable efforts to cause to be delivered to PSI a so-called "cold comfort" letter of Price Waterhouse LLP, Parent's independent public accountants, dated a date within two business days before the date on which the Form S-4 shall become effective, addressed to PSI, in form reasonably satisfactory to PSI and customary in scope and substance for letters delivered by independent public accountants in connection with the registration statements similar to the Form S-4.

     (g) Parent agrees to use reasonable efforts to effect, prior to the Closing Date, the listing on the NASDAQ Small Cap market, upon official notice of issuance, of the Access Merger Shares and the Access Merger Warrants to be issued hereunder.

     (h) PSI hereby agrees to indemnify and hold harmless Parent and its directors, officers, advisors and agents and Parent hereby agrees to indemnify and holds harmless PSI and its directors, officers, advisors and agents, from and against any loss, claim, damage, cost, liability, obligation or expense (including reasonable attorney's fees and costs of investigation) to which any indemnified party may become subject under the Securities Act, Exchange Act, or otherwise, insofar as such loss, claim, damage, cost, liability, obligation or expense or actions in respect thereof: (i) relates solely to a claim brought against such indemnified party by a third party who is not affiliated with either the indemnified party or the indemnifying party; and (ii) arises out of or is based upon any untrue statement or alleged untrue statement of a material fact contained in the Form S-4 or the Proxy Statement or arises out of or is based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein with respect to such indemnifying party not misleading; and (iii) such untrue statement or omission or alleged omission is made in any information with respect to the indemnifying party furnished in writing by such indemnifying party specifically for inclusion in the Proxy Statement, Form S-4 or any Other Filing.

     Section 3.2. Parent Board of Directors.

     For a period of two years following the Closing Date, Parent shall nominate one person designated by PSI (who initially shall be Stephen Kornfeld) to Parent's Board of Directors. In addition, during such two-year period, PSI will be entitled to designate one person who will be permitted to attend all meetings of Parent's Board of Directors as an "advisor" or "observer"; and, in the event that Mr. Kornfeld or any other designee of PSI resigns or is removed for cause from Parent's Board of Directors, Mr. Kornfeld or such other designee will be entitled to designate an additional "advisor" or "observer".

                                   ARTICLE IV

                      REPRESENTATIONS AND WARRANTIES BY PSI

     In order to induce Parent and Acquisition to enter into this Agreement and to consummate the transactions contemplated hereunder, PSI makes the following representations, warranties, covenants and agreements (it being understood that Parent has been managing the day to day operations of the Business since April 15, 1997 pursuant to the Management Agreement, and that it shall not be deemed a breach of any of the following representations and warranties for PSI to fail to disclose a matter known to Parent but not known to PSI) :

     Section 4.1. Corporate Existence and Qualification of PSI.

     PSI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own its properties and to carry on its business as it is now being conducted. PSI is qualified to do business as a foreign corporation in the states set forth in Schedule 4.1. PSI has no subsidiaries.

     Section 4.2. PSI's Corporate Documents.

     Copies of the Certificate of Incorporation and By-Laws, including the respective amendments thereto, of PSI, certified by the Secretary of PSI, have been delivered to Parent, and such copies are true, complete and correct.

     Section 4.3. Authorization of Agreement.

     (a) PSI has all requisite corporate power to enter into this Agreement and to consummate the transactions contemplated hereby. Except for PSI Stockholder Approval, all corporate and other actions required to be taken by PSI to authorize it to carry out this Agreement and the transactions contemplated hereby have been, or as of the Closing Date shall have been, duly and properly taken. This Agreement and the Management Agreement have been duly executed and delivered by PSI, and each constitutes a valid and binding obligation of PSI, enforceable against PSI in accordance with its terms.

     (b) No consent, approval, order or authorization of, or registration, declaration or filing with any Federal, state or local governmental or any court, administrative or regulatory agency or commission ("Governmental Entity") is required by or with respect to PSI in connection with the execution and delivery of this Agreement by PSI or the consummation of the transactions contemplated by this Agreement, except: (i) the filing with the SEC of the Form S-4 and the Proxy Statement, and (ii) such filings with Governmental Entities as might be required to satisfy the applicable requirements of state securities or blue sky laws in connection with the transactions contemplated by this Agreement.

     Section 4.4. No Violation.

     Neither the execution and delivery by PSI of this Agreement nor the consummation of the transactions contemplated hereby violate or will violate any provision of law applicable to, or any provision of the Certificate of Incorporation or By-laws of, PSI or conflict with or will result in any breach of any term, condition or provision of, or constitute or will constitute (with due notice or lapse of time or both) a default under, or will result in the creation or imposition of any lien, charge or encumbrance upon any of PSI's assets, any mortgage, deed of trust or other agreement or instrument to which PSI is a party except to the extent PSI shall have obtained a waiver or release thereof.

     Section 4.5. SEC Documents; Undisclosed Liabilities.

     (a) PSI has filed with the SEC PSI's registration statement on Form SB-2 (the "PSI SB-2"), which became effective on August 9, 1995 (the "PSI SB-2 Effective Date"), and all required reports, schedules, forms, statements and other documents since PSI's SB-2 Effective Date (together with the PSI Form
SB-2, the "PSI SEC Documents"). As of their respective dates, the PSI SEC Documents complied as to form in all material respects with the requirements of the Securities Act, or the Exchange Act, as the case may be, and none of the PSI SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     (b) As of their respective dates, the financial statements of PSI included in the PSI SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present, in all material respects, the financial position of PSI as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

     (c) Attached hereto as Schedule 4.5 are the audited financial statements of PSI for the year ended December 31, 1996 ("PSI 1996 Financial Statements"). The PSI 1996 Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis and fairly present, in all material respects, the financial position of PSI as of such date and the results of its operations and cash flows for the period then ended.

     (d) Except as set forth in the filed PSI SEC Documents, or in Schedule 4.5, as of the date of this Agreement, PSI does not have any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by generally accepted accounting principles to be recognized or disclosed on a balance sheet of PSI or in the notes thereto and which, individually or in the aggregate, would have a material adverse effect on PSI.

     (e) None of the information contained in the Proxy Statement or any Other Filing shall, on the date the Proxy Statement is first mailed to stockholders or any such Other Filing is made, as the case may be, at the time of PSI Stockholders Meeting or on the Closing Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they will be made, not misleading. Notwithstanding the foregoing, PSI makes no representations or warranties with respect to any information supplied by Parent or Acquisition specifically for use in any of the foregoing documents. The Proxy Statement shall comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations promulgated thereunder and any Other Filings filed by PSI shall comply as to form in all material respects with all applicable requirements of law.

     Section 4.6. Inventory.

     Except as set forth on Schedule 4.6 hereto, all inventory set forth on the PSI 1996 Financial Statements, and all additions to inventory since December 31, 1996, consist of items of a quantity and quality usable or salable in the ordinary course of the business at prevailing market prices without discount. All inventories not written off have been priced at the lower of cost or market on a first in, first out basis. Except as set forth in Schedule 4.6 hereto, since December 31, 1996, no inventory items have been sold or disposed of except in the ordinary course of business. Schedule 4.6 sets forth the locations of all items of inventory.

     Section 4.7. Accounts Receivable.

     All accounts receivable as shown on the PSI 1996 Financial Statements or on the accounting records of PSI as of the date hereof are valid, genuine and subsisting, have arisen in the ordinary course of business from customers believed to be commercially responsible, and the reserves shown on PSI's 1996 Financial Statements are adequate and calculated consistent with past practice and consistent with generally accepted accounting principles. Since December 31, 1996, any proceeds collected on accounts receivable have been applied only to liabilities set forth on the PSI 1996 Financial Statements.

     Section 4.8. Material Contracts and Obligations.

     (a) Except for matters relating to real property listed on Schedule 4.9 hereto, Schedule 4.8(a) is a true, complete and accurate list prepared by PSI, categorized by subject matter, of the following contracts, agreements, commitments, options, liens, licenses, mortgages, other security interests, understandings or promises, whether written or oral ("Contract"), to which PSI is a party or by which it is or any of its properties or assets are bound:

          (i) purchase or sale orders and agreements to or with any one customer or supplier for the sale of products or services of an amount or value in excess of $5,000;

          (ii) all employment contracts with any officer, consultant, director or employee;

          (iii) all plans, contracts or arrangements providing for stock options or stock purchases, bonuses, pensions, deferred compensation, retirement payments, profit-sharing or the like;

          (iv) all contracts for construction or for the purchase of equipment, machinery and other items;

          (v) all contracts relating to the rental or use of equipment, other personal property or fixtures (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $5,000 and with terms of less than one year);

          (vi) all license agreements, either as licensor or licensee;

          (vii) all joint venture contracts and agreements involving a sharing of profits;

          (viii) all franchise agreements;

          (ix) all distributor, sales agency and other similar agreements;

          (x) all loan or guaranty agreements, credit agreements, notes or other evidences of indebtedness, indentures or instruments evidencing liens or secured transactions; and

          (xi) all other contracts, except those which: (i) are cancelable on 30 days' or less notice without any penalty or other financial obligation, or
     (ii) if not so cancelable, involve annual aggregate payments by or to PSI of $5,000 or less.

Each of the Contracts were entered into in the ordinary course of business, is valid, binding and enforceable by or against PSI and is in full force and effect. Except as set forth on Schedule 4.8(a), neither PSI nor (to the knowledge of PSI) any other party thereto is in default in any respect under the terms of any material Contract. PSI has delivered to Parent true and complete copies or descriptions of the Contracts required to be listed in
Schedule 4.8(a).

     (b) Neither the execution and delivery of this Agreement nor the consummation of any of the transactions contemplated hereby, nor compliance with the terms and provisions hereof, will result in the creation or imposition of any lien upon any of the property or assets of PSI, or conflict in any way with the provisions of or result in a breach of or termination of or a default or acceleration of any obligation under, or except as set forth on Schedule 4.8(b), require the consent of any person pursuant to, any such Contract.

     (c) There is no term or provision of any Contract to which PSI is a party or by which it or any of its properties are bound, or of any provision of any state, Federal or foreign law, judgment, decree, order, statute, rule or regulation applicable to or binding upon PSI or its properties, which materially adversely affects the business, condition, affairs or operations of PSI or any of its properties or assets.

     Section 4.9. Title to Real Property; Liens; Condition of Properties.

     (a) Schedule 4.9 contains an accurate legal description by categories of PSI's real estate and easements and other rights in real property, owned or leased by or to PSI. All such leases of real property are valid, binding and enforceable in accordance with their terms, and, except as set forth on Schedule 4.9, neither PSI nor, to PSI's knowledge, any other party thereto is in default thereunder.

     (b) To the best of PSI's knowledge PSI has all of the property and property rights used or necessary in the operation of the Business as presently conducted. Except for minor defects in title which do not materially affect their use or value, and except for leased assets set forth on Schedule 4.9, PSI owns good and marketable title to all of its real and personal property free and clear of all security interests, mortgages, pledges, liens, conditional sales agreements, leases, encumbrances, charges, or claims of third parties of any nature whatsoever except as set forth on Schedule 4.8(a) or 4.9 hereto, all of which shall be released and discharged prior to the Closing Date.

     (c) To PSI's knowledge, all real estate leased to PSI, and all machinery, equipment, leasehold improvements, furniture, furnishings, plant and office equipment and other fixed assets of PSI, and PSI's use of the same, comply in all material respects with all applicable ordinances and regulations and building, zoning or other laws. All such assets are and will be, as of the Closing Date, in good working order and condition and suitable for use in the operation of the business of PSI, subject to ordinary wear and tear.

     Section 4.10. Licenses.

     The licenses listed on Schedule 4.10 hereto (the "Licenses") constitute all licenses, permits, and governmental authorizations and approvals necessary for the operation of PSI's business. PSI has duly obtained and legally and validly holds all the Licenses, all of which are valid and in full force and effect. No proceeding (judicial, administrative, or otherwise) has been commenced or to PSI's knowledge threatened which could lead to a revocation, suspension, or limitation of the rights under any License, and PSI is in compliance with each of the Licenses and knows of no state of fact which could lead to any such revocation, suspension, or limitation. The Licenses expire on the dates set forth on Schedule 4.10, and PSI has no reason to believe that any of the Licenses will not be renewed, nor has any person or entity informed PSI that such person or entity intends to oppose any such renewal. PSI has delivered to Parent true and complete copies of each of the Licenses.

     Section 4.11. Arm's-Length Transactions, Conflicts of Interest.

     To the knowledge of PSI: (a) all transactions by PSI with parties other than PSI are and have been conducted on an arm's-length basis, and (b) neither the elected officers of PSI nor the key employees of PSI, or their respective spouses, have (or had during the past three fiscal years) any material direct or indirect ownership or profit participation in outside business enterprises with which PSI had material purchases, sales or business dealings.

     Section 4.12. Intellectual Property.

     There is set forth in Schedule 4.12 hereto a true and complete list of all domestic and foreign patents, copyrights, trademarks, trade names, and all registrations or applications with respect thereto, and all licenses or rights under the same relating to the Business presently owned by PSI. There is not outstanding with respect thereto any license or other permission granted by PSI to any other person, firm or corporation, except as set forth in Schedule 4.12. PSI owns or possesses adequate licenses or other rights (to the extent that the license fees provided for in the applicable license agreements have been paid) to use every item of intellectual property used in its business and the same are sufficient to conduct the business substantially as now conducted. There are no outstanding claims asserted against PSI alleging infringement of any patent, copyright, trademark, trade name, trade secret, license or other intellectual property right of any other person, firm or corporation, and PSI does not hold, nor is PSI aware that there exists any adversely held patent, copyright, trademark, trade name or license or other intellectual property right on which such a claim could reasonably be based. PSI does not know of any person, firm or corporation producing, selling or using products or services which constitute an infringement of any of PSI's intellectual property rights or other proprietary rights.

     Section 4.13. Absence of Certain Developments.

     Except as set forth on Schedule 4.13 attached hereto or on any other Schedule to the Agreement, since December 31, 1996, PSI has not:

          (i) entered into any contract, commitment or agreement under which PSI has outstanding indebtedness, obligation or liability for borrowed money or deferred purchase price of property in excess of $10,000 or has the right or obligation to incur such indebtedness, obligation or liability;

          (ii) discharged or satisfied any lien or paid any obligation or liability (absolute or contingent), other than in the ordinary course of business;

          (iii) mortgaged or pledged any of its assets, tangible or intangible, or subjected them to any lien, except liens for current property taxes not yet due and payable;

          (iv) sold, leased, subleased, assigned or transferred any of its tangible or intangible assets, except in the ordinary course of business, or canceled any debts or claims;

          (v) suffered any substantial losses on the sale or disposition of individual items of non-inventory property or waived any rights of material value (other than in connection with the cancellation of sales orders), whether or not in the ordinary course of business, or received notice of cancellation of any firm order in excess of $5,000;

          (vi) made any changes in employee compensation, vacation policies or fringe benefit plans, except in the ordinary course of business and consistent with past practices and not in excess of 5% of any employee's compensation level during its most recently completed fiscal year;

          (vii) entered into any other transaction other than in the ordinary course of business, or entered into any other material single transaction, whether or not in the ordinary course of business which involves payments by or to PSI in excess of $50,000 with respect to the purchase of raw materials, $50,000 with respect to the sale of inventory, and $50,000 with respect to other transactions:

          (viii) suffered damage, destruction or other casualty loss, or forfeiture of, any property or assets having a value in excess of $10,000, whether or not covered by insurance or which has had or may reasonably be expected to have a material adverse effect on its business, financial condition or prospects;

          (ix) made any capital expenditures, additions or improvements or commitments for the same, except those made in the ordinary course of business which in the aggregate do not exceed $20,000;

          (x)  made  any  voluntary   prepayments  of   indebtedness   or  lease
     obligations;

          (xi) made any change in accounting procedures or practices;

          (xii) authorized or effected any declaration, setting aside or payment of any dividends or other distribution (whether in cash, stock or property) with respect to any of PSI's capital stock;

          (xiii) authorized or effected any split, combination or reclassification of any of its capital stock or any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; or

          (xiv) entered into any agreement or understanding to do any of the foregoing.

     Section 4.14. Undisclosed Liabilities.

     Except as set forth on Schedule 4.14, PSI does not have any material liabilities or obligations, whether accrued, absolute, contingent or otherwise, and whether due or to become due, and PSI does not know of any basis for any claim against PSI for any such material liabilities or obligations, except: (i) to the extent set forth in this Agreement or in the Schedules hereto or shown in the PSI 1996 Financial Statements or (ii) liabilities or obligations incurred in the ordinary course of business since December 31, 1996.

     Section 4.15. Litigation; Compliance with Law.

     Except as set forth on Schedule 4.15, there are no actions, suits, claims, proceedings or investigations (whether or not purportedly on behalf of or against PSI) pending or, to PSI's knowledge, threatened against PSI at law or in equity, or before or by any Federal, state, municipal or other governmental court, department, commission, board, bureau, agency or instrumentality, domestic or foreign. PSI is not in default with respect to any order, writ, injunction or decree of any court or Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality. PSI has complied in all material respects with all laws, regulations and orders applicable to the Business, including, without limitation, all laws relating to the safe conduct of business and environmental protection and conservation. PSI has not received notification of any asserted past or present failure so to comply with any of such laws or with the Federal Occupational Safety and Health Act that has not been remedied. PSI has no knowledge of any pending or threatened litigation or government action which could prohibit or interfere with the performance of this Agreement.

     Section 4.16. Employee Claims against PSI.

     Except as set forth on Schedule 4.16, no officer or employee of PSI has any claim or claims against PSI, and PSI is not obligated or liable to any of such persons in any way or for any amounts, except current salaries, wages and current and accrued vacation pay and bonuses, severance obligations, reimbursable business expenses incurred in the ordinary course of business and incentive compensation.

     Section 4.17. Intentionally Omitted.

     Section 4.18. Employee Benefit Plans.

     (a) Schedule 4.18 contains a true and complete list as of the date of this Agreement of all employee benefit plans or arrangements applicable to the employees of PSI and all fixed or contingent liabilities or obligations of PSI with respect to any person now or formerly employed by PSI including, without limitation, pension or thrift plans, individual or supplemental pension or accrued compensation arrangements, contributions to hospitalization or other health or life insurance programs, incentive plans, bonus arrangements and vacation, sick leave, disability and termination arrangements or policies, including workers' compensation policies. Except as listed in Schedule 4.18, PSI maintains no other employee benefit plan or arrangement applicable to the employees of PSI and possesses no other fixed or contingent liabilities or obligations with respect to any person now employed by PSI. Schedule 4.18 also includes true and complete copies of all employee handbooks, rules and regulations.

     (b) PSI has furnished Parent with copies of all applicable plan documents, trust documents, insurance contract summary plan descriptions of the written plans and arrangements listed in Schedule 4.18 and with descriptions, in writing, of the unwritten plans and arrangements listed in Schedule 4.18.

     (c) PSI has no employee benefit plans that are tax qualified plans under Sections 401 et seq. of the Internal Revenue Code of 1986, as amended (the "Code").

     (d) All  employee  benefit  and  welfare  plans or  arrangements  listed in
Schedule 4.18 were established and have been executed, managed and administered in all material respects in accordance with all applicable requirements of the Code, of the Employee Retirement Income Security Act of 1974, as amended, and of other applicable laws. PSI is not aware of the existence of any governmental audit or examination of any of such plans or arrangements or of any facts which would lead it to believe that any such audit or examination is pending or threatened. There have been no federal pension law excise taxes assessed against any of the benefit or welfare plans, and PSI is not aware of any proceedings or events that could result in the assessment of such excise taxes.

     (e) There exists no action, suit or claim (other than routine claims for benefits) with respect to any of such plans or arrangements pending or, to the knowledge of PSI, threatened against any of such plans or arrangements, and PSI possesses no knowledge of any facts which could give rise to any such action, suit or claim. Except as set forth in Schedule 4.18, PSI is not a party to any multi-employer pension benefit or welfare plans.

     Section 4.19. Labor Relations.

     PSI is not a party to or subject to any collective bargaining agreements. Except as described in Schedule 4.8(a) hereto, PSI has no written or oral contracts of employment with any employee. PSI has provided Parent with true and complete copies of all such written contracts of employment and true and accurate memoranda of any such oral contracts.

     PSI has complied in all material respects with all applicable laws, rules and regulations relating to the employment of labor including, without limitation, those related to wages, hours, collective bargaining, occupational safety, discrimination, and the payment of social security and other payroll related taxes, and it has not received any notice alleging that it has failed to comply in any material respect with any of the foregoing. There are no material controversies, disputes or proceedings pending or, to the best of its knowledge, threatened, between PSI and PSI's employees (singly or collectively). In this regard, PSI is now in material compliance with all Federal, state and local laws respecting employment and employment practices, terms and conditions of employment, and wages and hours, and is not engaged in any unfair labor practice within the meaning of Section 8(a) of the Labor Management Relations Act of 1947. There are no claims or complaints pending or to PSI's knowledge threatened against PSI before any court or governmental agency involving allegedly unlawful employment practices relating to PSI, except as referred to in Schedule 4.19. To the knowledge of PSI, there are no union campaigns being conducted to solicit cards from employees to authorize any additional unions or to request a National Labor Relations Board certification election with respect to any of PSI's employees.

     Section 4.20. Insurance Policies.

     PSI has furnished Parent with a list, attached hereto as Schedule 4.20, which sets forth a brief description of all policies of fire, liability and other forms of insurance currently maintained in force by PSI in respect to PSI's business and assets.

     Section 4.21. Bank Accounts.

     Schedule 4.21 attached hereto sets forth the name and location of each bank in which PSI has an account, lock box or safe-deposit box and names of all persons authorized to draw thereon or have access thereto.

     Section 4.22. Capitalization.

     (a) The authorized capital of PSI consists of 30,000,000 shares of common stock, $.01 par value ("PSI Common Stock"). As of the close of business on September 30, 1997: (i) 8,101,521 shares of PSI Common Stock were issued and outstanding; (ii) no shares of PSI Common Stock were held by PSI in its treasury; (iii) 954,079 shares of PSI Common Stock were reserved for issuance pursuant to PSI's stock option plans; (iv) 365,820 shares of PSI Common Stock were reserved for issuance under bridge warrants exercisable through April 2000;
(v) 45,608 shares of PSI Common Stock were reserved for issuance under warrants issued in connection with 8% secured notes; (vi) 3,599,500 shares of PSI Common Stock were reserved for issuance under Class A Warrants exercisable through August 9, 2000; (vii) 359,950 shares of PSI Common Stock were reserved for issuance under an option exercisable through 2000; (viii) 359,950 shares of PSI Common Stock were reserved for issuance under Class A Warrants exercisable through 2000; and (ix) 432,303 shares of PSI Common Stock were reserved for issuance in connection with the principal portion of PSI Convertible Notes.

     (b) Except as set forth above, at the close of business on September 30, 1997, no shares of capital stock or other voting securities of PSI were issued, reserved for issuance or outstanding. From September 30, 1997 to the date of this Agreement, no shares of capital stock or other securities of PSI have been issued. PSI's outstanding convertible securities are set forth on Schedule 4.22. Except as set forth on Schedule 4.22, there are no other outstanding securities, options, warrants, rights, agreements, arrangements or undertakings of any kind, to which PSI is a party or by which it is bound, obligating PSI to issue, grant, extend or enter into any such security, option, warrant, right, agreement, arrangement or undertaking, and no events have occurred that would cause that would lower the exercise price or increase the number of shares of PSI Common Stock into which any such securities can be converted.

     Section 4.23. Disclosure.

     PSI has provided Parent with complete and accurate information as to PSI and its affairs. No representation or warranty made by PSI set forth herein, or in any Schedule hereto, in any supplement to any Schedule, in the Management Agreement, or in any certificate or other document delivered or to be delivered in connection with the transactions contemplated by this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make the statement not misleading in light of the circumstances in which it was made.

                                    ARTICLE V

            REPRESENTATIONS AND WARRANTIES BY PARENT AND ACQUISITION

     In order to induce PSI to enter into this Agreement and to consummate the transactions contemplated hereunder, each of Parent and Acquisition makes the following representations, warranties, covenants and agreements:

     Section 5.1. Corporate Existence and Qualification.

     Each of Parent and Acquisition is a corporation duly organized and validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own its properties and to carry on its business as it is now being conducted and as it will be conducted on the Closing Date. Parent is qualified to do business as a foreign corporation in all states where the conduct of its business so requires, including Rhode Island and New York. The only subsidiary of Parent is Acquisition.

     Section 5.2. Access's Corporate Documents.

     Copies of (i) the Restated Certificate of Incorporation and By-Laws, including the respective amendments thereto, of Parent, certified by the Assistant Secretary of Parent, and (ii) the Certificate of Incorporation and By-Laws of Acquisition, certified by the Assistant Secretary of Acquisition have been, or as of the Closing Date shall have been, delivered to PSI, and such copies are true, complete and correct.

     Section 5.3. Authorization of Agreement, Etc.

     (a) Each of Parent and Acquisition has all requisite corporate power to enter into this Agreement and to consummate the transactions contemplated hereby. Except for the Parent Stockholder Approval, all corporate and other actions required to be taken by each of Parent and Acquisition to authorize it to carry out this Agreement and the transactions contemplated hereby, have been, or as of the Closing Date shall have been, duly and properly taken. This Agreement has been duly executed and delivered by each of Parent and Acquisition, and constitutes a valid and binding obligation of each of Parent and Acquisition, enforceable against each of Parent and Acquisition, respectively, in accordance with its terms. The Management Agreement has been duly executed and delivered by Parent, and constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms. Neither the execution and delivery by each of Parent and Acquisition of this Agreement, the merger contemplated hereby nor the delivery of the Access Merger Shares, the Access Merger Warrants or the Series A Preferred Stock of the Surviving Corporation, violate or will violate any provision of law applicable to, or any provision of the corporate charter or by-laws of Parent or Acquisition, or conflict with or will result in any breach of any term, condition or provision of, or constitute or will constitute (with due notice or lapse of time or both) a default under, or will result in the creation or imposition of any lien, charge or encumbrance upon any property of Parent, Acquisition, or upon the Access Merger Securities or Preferred Stock Shares, pursuant to the terms of, any mortgage, deed of trust or other agreement or instrument to which either Parent or Acquisition is a party or by which or to which either Parent or Acquisition or the Access Merger Shares, the Access Merger Warrants or the Series A Preferred Stock of the Surviving Corporation, are subject or bound, except to the extent that Parent or Acquisition shall have obtained a waiver or release thereof.

     (b) The execution and delivery by each of Parent and Acquisition of this Agreement the merger contemplated hereby and the delivery of the Access Merger Shares, the Access Merger Warrants or the Series A Preferred Stock of the Surviving Corporation or any other transaction contemplated hereby require no consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity except as referenced in Section 5.8.

     Section 5.4. Absence of Certain Developments.

     Except as set forth in Schedule 5.4 attached hereto, since December 31, 1996, Parent has not: (i) had any change or changes in its condition, operations, business, properties, assets or liabilities of any character, whether or not in the ordinary course of business, that has had individually or in the aggregate, a material adverse effect; (ii) made any changes in accounting procedures or practices; (iii) authorized or effected any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of Parent's capital stock; or (iv) entered into any agreement or understanding to do any of the foregoing.

     Section 5.5. Undisclosed Liabilities.

     Neither Parent nor Acquisition have any material liabilities or obligations, whether accrued, absolute, contingent or otherwise, and whether due or to become due, and neither Parent nor Acquisition have any knowledge of any basis for any claim against Parent or Acquisition for any such material liabilities or obligations, except: (i) to the extent set forth in this Agreement or in the Schedules hereto or shown in Parent's December 31, 1996 unaudited financial statements or (ii) liabilities or obligations incurred in the ordinary course of business since December 31, 1996.

     Section 5.6. Litigation; Compliance with Law.

     There are no actions, suits, claims, proceedings or investigations pending or, to either Parent or Acquisition's knowledge, threatened against Parent or Acquisition at law or in equity, or before or by any Federal, state, municipal or other governmental court, department, commission, board, bureau, agency or instrumentality, domestic or foreign. Neither Parent nor Acquisition is in default with respect to any order, writ, injunction or decree of any court or Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality pertaining to it. Each of Parent and Acquisition has complied in all material respects with all laws, regulations and orders applicable to their respective businesses, including, without limitation, all laws relating to the safe conduct of business and environment protection and conservation. Neither Parent nor Acquisition have received notification of any asserted past or present failure so to comply with any of such laws or with the federal Occupational Safety and Health Act that has not been remedied. Neither Parent nor Acquisition have knowledge of any pending or threatened litigation or government action which would prohibit or interfere with their respective performance of this Agreement.

     Section 5.7. Capitalization; Status of Access Common Shares.

     (a) The authorized capital stock of Parent consists of 13,000,000 shares of Common Stock, par value $.01 per share, and 1,000,000 shares of preferred stock, par value $.01 per share. Except as set forth in the Prospectus dated November 16, 1996, previously delivered by Parent to PSI or as set forth on
Schedule 5.7 hereto, there are not, and on the Closing will not be, outstanding:
(i) any options, warrants or other rights to purchase any capital stock of Parent; (ii) any securities convertible into or exchangeable for shares of such stock; or (iii) any other commitments of any kind for the issuance of additional shares of capital stock or options, warrants or other securities of Parent.

     (b) The authorized capital stock of Acquisition consists of 1000 shares of Common Stock, par value $.01 per share, and 200,000 shares of preferred stock, par value $.01 per share.

     (c) Except as set forth above, no shares of capital stock or other voting securities of Parent or Acquisition are issued, reserved for issuance or outstanding. There are no other outstanding securities, options, warrants, rights, agreements, arrangements or undertakings of any kind, to which either Parent or Acquisition is a party or by which either is bound, obligating Parent or Acquisition to issue, grant, extend or enter into any such security, option, warrant, right, agreement, arrangement or undertaking.

     (d) The Access Merger Shares and the Access Merger Warrants to be delivered to the stockholders of PSI (or for their account) in connection with the transactions contemplated hereby will be, at the time of delivery, duly authorized, fully paid and non-assessable and free and clear of all liens, claims and encumbrances. At the time of delivery the Access Merger Shares and the Access Merger Warrants shall be free of any transfer restriction legends other than the legend provided for in Section 11.1 hereof.

     Section 5.8. SEC Filings.

     (a) Parent has filed with the SEC all reports and filings required to be filed with the SEC pursuant to the Securities Act, the Exchange Act, and any other applicable federal securities laws, including without limitation: (i) its Prospectus dated October 16, 1996, relating to its offering of 1,066,667 Units, each Unit consisting of two shares of common stock and one redeemable warrant;
(ii) its quarterly reports on Form 10-QSB for the quarterly periods ending September 30, 1996, December 31, 1996, and March 31, 1997, respectively; and
(iii) its annual report on Form 10-KSB for the fiscal year ending June 30, 1997.

     (b) All of the reports and filings referred to in subparagraph (a) and any that are filed prior to the Closing comply and will comply in all material respects as to form and substance with the applicable federal securities laws pursuant to which they were filed. To the best of Parent's knowledge, no such report or other filing, or any exhibit, schedule or attachment thereto (whether or not incorporated by reference) contains or will contain any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances in which such statements were made.

     (c) Except as may be disclosed in such reports and filings, there has not been any material adverse change in the business, operations or liabilities or prospects of Parent since June 30, 1997, and the filings and reports listed in the clauses (i), (ii) and (iii) inclusive, of subparagraph (a), fairly and accurately reflect such business, operations and liabilities and prospects as of the respective dates thereof. Without limiting the generality of the foregoing sentence, Parent has not filed a report on Form 8-K since June 30, 1997.

     Section 5.9. Information Supplied by Parent or Acquisition.

     None of the information supplied or to be supplied by Parent or Acquisition for inclusion or incorporation by reference in the Proxy Statement, in any other filing of PSI or in the Form S-4 will, at the time of the PSI Stockholder Meeting or on the Closing Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statement not misleading in light of the circumstances under which they were or will be made.

                                   ARTICLE VI

                            CONDUCT PRIOR TO CLOSING

     From and after the execution of this Agreement, and until the Closing Date:

     Section 6.1. Carry On in Ordinary Course.

     PSI shall carry on in the ordinary course of business and substantially in the same manner as heretofore, and shall not make or institute any unusual or novel methods of purchase, sale, lease, management, accounting or operation, or make any capital expenditures, or issue or agree to issue any convertible securities or PSI Common Stock (except upon conversion of any convertible securities listed on Schedule 4.22), or take any action other than in the ordinary course.

     Section 6.2. No General Increases.

     Without the prior written consent of Parent, PSI shall not grant any general or uniform increase in the rates of pay of its employees nor grant any general or uniform increase in the benefits under any bonus or pension plan or other contract or commitment relating to its employees; and except as approved in writing by Parent, PSI shall not increase the compensation payable or to become payable to officers or key salaried employees of PSI, or increase any bonus, insurance, pension or other benefit plan, payment or arrangement made to, for or with any of such officers, key salaried employees or agents of PSI.

     Section 6.3. Contracts and Commitments.

     PSI shall not enter into any contract or commitment or engage in any transaction not in the usual and ordinary course of business of and consistent with the business practices of PSI without the prior written consent of Parent; provided, however, that PSI shall be permitted to issue the PSI Preferred Stock to the holders of the PSI Convertible Notes in exchange for such PSI Convertible Notes.

     Section 6.4. Dispositions and Sale of Assets.

     PSI shall not sell or dispose of or agree to sell or dispose of, any of its assets (other than inventory in the ordinary course of business).

     Section 6.5. Preservation of Organization.

     PSI shall use its reasonable best efforts, provided that no material expenditure is required, to preserve intact its business organization, to keep available the services of current employees and to preserve its present relationships with its suppliers and customers and others having business relations with PSI.

     Section 6.6. No Default.

     PSI shall not knowingly do any act or omit to do any act, or (to the extent controllable by PSI) permit any act or omission to act, which will cause a breach of any material contract, commitment, judgment, order, injunction or obligation relating to PSI's assets or business.

     Section 6.7. Compliance with Laws.

     PSI shall duly comply with all applicable laws in all material respects as may be required for the operation of its business and for the valid and effective merger and the consummation of the transactions contemplated hereby.

     Section 6.8. Operation of Business.

     PSI shall take or suffer no action as shall render any warranty or representation contained in Article IV untrue, inaccurate or misleading at Closing.

     Section 6.9. Consents.

     PSI shall use its best efforts to obtain all written consents of third parties necessary to effectuate the Merger and transactions contemplated hereby, but shall not be obligated to make any payments to third parties in so doing unless PSI has heretofore agreed with any third party to make such payments.

     Section 6.10. Advisement of Changes.

     PSI, Parent or Acquisition, as the case may be, shall promptly advise the other party orally and in writing upon its becoming aware of: (i) any representation or warranty made by it in this Agreement being untrue or inaccurate as of the date made in any material respect, (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement or (iii) any change or event which would have a material adverse effect on such party or on the ability of the conditions set forth in Articles VII or VIII to be satisfied; provided however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement. Should either party become aware of a condition that requires a change in the Schedules to this Agreement to ensure they were accurate on the date made, PSI, Parent or Acquisition, as the case may be, will promptly deliver to the other party a supplement to such Schedules specifying such change.

     Section 6.11. No Solicitation.

     (a) PSI shall not, nor shall it authorize or permit any officer, director or employee of or any investment banker, attorney or other advisor or representative of, PSI, directly or indirectly: (i) solicit, initiate or knowingly encourage the submission of any takeover proposal (as defined below),
(ii) enter into any agreement providing for any takeover proposal or (iii) participate in any negotiations regarding, or furnish to any person any non-public information with respect to, or take any other action knowingly to facilitate the making of, any takeover proposal; provided, however, that if, at any time prior to the receipt of PSI Stockholder Approval, the Board of Directors of PSI determines in good faith that it is necessary to do so in order to comply with its fiduciary duties to PSI's stockholders under applicable law, as advised by outside counsel, PSI may, with respect to an actual or potential unsolicited takeover proposal and subject to compliance with Section 6.11: (x) furnish non-public information with respect to PSI to such person making such actual or potential unsolicited takeover proposal and (y) participate in negotiations regarding such proposal.

     (b) Neither the Board of Directors of PSI nor any committee  thereof shall:
(i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Acquisition, the approval or recommendation by such Board of Directors or any such committee of this Agreement or the Closing, (ii) approve or recommend or propose to approve or recommend, any takeover proposal or (iii) enter into any agreement with respect to any takeover proposal.

     (c) In addition to the  obligations  of PSI set forth in paragraphs (a) and
(b) of this Section 6.11, PSI shall promptly advise Parent orally and in writing of any request for information or of any takeover proposal or any inquiry with respect to or which could reasonably be expected to lead to any takeover proposal which, in any such case, is either: (i) in writing or (ii) made to any executive officer or director or representative of PSI, the identity of the person making any such request (to the extent practicable), takeover proposal or inquiry and all the material terms and conditions thereof. PSI will keep Parent fully informed of the status and details (including amendments or proposed amendments) of any such request, takeover proposal or inquiry.

     For purposes of this Agreement, the term takeover proposal shall mean any proposal for a merger, consolidation or other business combination involving PSI or any proposal or offer to acquire in any manner, directly or indirectly, an equity interest in, any voting securities of, or a substantial portion of the assets of PSI other than the transactions contemplated by this Agreement.

     Section 6.12. No Delaying Transactions.

     Between the date of this Agreement and the Closing Date, PSI, Parent and Acquisition will not enter into any transaction or enter into negotiations for any transaction that will delay the consummation of the transactions contemplated by this Agreement.

     Section 6.13. Lock-Up Agreements.

     Prior to the Closing, Parent shall use its reasonable best efforts to cause such of its shareholders who have executed so-called "lock-up" agreements to execute a new lock-up agreement containing a schedule substantially in the form of the schedule set forth in Exhibit D-1. If PSI is reasonably satisfied with the percentage of such shareholders of Parent who have executed such a lock-up agreement, then, following the Effective Date, in order to obtain the Merger Consideration as set forth in Section 2.4, PSI's shareholders shall execute and deliver a lock-up agreement substantially in the form of Exhibit D-1. Otherwise, PSI's shareholders shall execute and deliver a lock-up agreement substantially in the form of Exhibit D-2 (the form of lock-up agreement to be so executed and delivered by PSI's shareholders shall be referred to as the Lock-Up Agreement).

     Section 6.14. Best Efforts.

     Between the date of this Agreement and the Closing Date, PSI, Parent and Acquisition will each use its reasonable best efforts to cause the conditions in
Article VII and VIII to be satisfied.

                                   ARTICLE VII

               CONDITIONS TO OBLIGATIONS OF PARENT AND ACQUISITION

     The obligations of each of Parent and Acquisition to take the actions required to be taken by each of Parent and Acquisition, respectively, at the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Parent or Acquisition, in whole or in part):

     Section  7.1.  Compliance  by  PSI;   Correctness  of  Representations  and
Warranties of PSI.

     Except to the extent that PSI has delegated operational control of the Business to Parent pursuant to the Management Agreement, PSI shall have complied with and performed in all material respects all the terms, covenants and conditions of this Agreement to be complied with and performed (except as would not have a material adverse effect on the business or assets of PSI), and each of the representations and warranties made by PSI under this Agreement shall be true and correct in all material respects as of the date of this Agreement (other than those representations and warranties that expressly relate to an earlier date).

     Section 7.2. Certified Resolutions of PSI.

     PSI Stockholder Approval shall have been obtained, and PSI shall have delivered to Parent a certificate signed by the Secretary or Assistant Secretary of PSI under its corporate seal setting forth the votes constituting the authorization and approval of the board of directors and stockholders of PSI of the Merger contemplated hereby on the terms set forth herein.

     Section 7.3. Approval by Parent's and Acquisition's Counsel.

     All actions, proceedings, instruments and documents required to carry out this Agreement or incidental thereto and all other related legal matters have been approved by counsel for Parent and Acquisition, which approval will not be unreasonably withheld.

     Section 7.4. Opinions of Counsel for PSI.

     (a) Parent and Acquisition shall have received an opinion of Shereff, Friedman, Hoffman & Goodman, LLP, counsel for PSI, dated the Closing Date, in form and substance reasonably satisfactory to Parent, Acquisition and its counsel, to the effect that: (i) PSI is a corporation duly organized and validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority, to carry on its business as it is now being conducted and to own or hold under lease the properties and assets it now owns or holds under lease; (ii) PSI has all requisite corporate power and authority to enter into this Agreement, to merge with Acquisition as provided in this Agreement and to carry out any other transactions and agreements contemplated hereby; (iii) to such counsel's knowledge, Section 4.22 accurately sets forth the capitalization of PSI (except as to the PSI Preferred Stock which is to be issued after the date hereof); (iv) all corporate and other proceedings required to be taken by or on the part of PSI to authorize PSI to carry out this Agreement and for PSI to merge with Acquisition and enter into and perform its obligations under any other closing documents have been duly and properly taken including any necessary approval by the stockholders of PSI of the transactions contemplated by this Agreement; (v) this Agreement and other closing documents have been duly executed and delivered by PSI and constitute valid and binding obligations of PSI enforceable in accordance with their terms; (vi) the execution, delivery and performance of this Agreement will not contravene any applicable provision of law, any order of any court or other agency of government known to such counsel, the Certificate of Incorporation or By-Laws of PSI, or, to such counsel's knowledge, conflict with or result in any breach of the terms of, or constitute a default under, any indenture, agreement or other instrument to which PSI is a party or by which PSI or any of its assets is bound other than as would not have a material adverse effect on the business of PSI;
(vii) the execution and delivery of the Agreement and the consummation of the transactions contemplated by the Agreement do not require any authorization, consent, approval, exemption or other action by or notice to any court, arbitrator, administrative or governmental body pursuant to any applicable law, statute, ordinance, rule or regulation applicable to PSI other than as would not have a material adverse effect on the business of PSI; (viii) there are no agreements known to such counsel pursuant to which PSI has pledged its assets, or granted a lien, security interest or encumbrance on any of the assets of PSI except as set forth in Schedule 4.9; and (x) to the best of such counsel's knowledge, the information supplied by PSI in the Form S-4 (including any documents incorporated by reference therein) on the effective date of the Form S-4, the date of mailing of the Proxy Statement, and the date of the PSI Stockholder Meeting did not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     In delivering such opinion and to the extent specified in such opinion and deemed appropriate by such counsel and counsel to Parent and Acquisition, such counsel may rely, as to factual matters, upon certificates of the officers of PSI and upon opinions of associate counsel satisfactory to Parent and Acquisition and its counsel. Such opinion shall be limited to matters of New York law, Delaware law and federal law.

     (b) Parent and Acquisition shall have received an opinion of Cowan, Liebowitz & Latman, P.C., patent and trademark counsel to PSI, in form and substance reasonably satisfactory to Parent, Acquisition and their counsel.

     Section 7.5. Consents of Third Parties.

     All necessary consents, waivers or approvals of third parties required for the lawful consummation of the transactions contemplated by this Agreement as set forth on Schedule 4.8(b) shall have been obtained (and shown by evidence reasonably satisfactory to Parent) and shall be in full force and effect.

     Section 7.6. Certificate of Chief Executive Officer of PSI.

     PSI shall have delivered to Parent and Acquisition a certificate of its Chief Executive Officer, certifying, in such form as Parent and Acquisition may reasonably request, as to the fulfillment of the conditions set forth in Sections 7.1 and 7.5.

     Section 7.7. Approval of Governmental Authorities.

     No court or governmental authority shall have issued any order, writ, injunction or decree prohibiting Parent or Acquisition from consummating the transactions contemplated hereby or shall have commenced or threatened any lawsuit concerning such transactions or indicated its opposition to such transactions.

     Section 7.8. Corporate Authority.

     Parent shall have received all documents it shall have reasonably requested from PSI relating to the existence and corporate and tax good standing of PSI and the authority of PSI to enter into and consummate the transactions contemplated by this Agreement.

     Section 7.9. Exchange of PSI Convertible Notes.

     PSI shall have consummated the exchange of all of the PSI Convertible Notes for PSI Preferred Stock and shall have provided evidence thereof reasonably satisfactory to Parent and its counsel.

     Section 7.10. Approval of Parent Stockholders.

     If applicable pursuant to Section 3.1(c), the Parent Stockholder Approval shall have been obtained.

     Section 7.11. Form S-4 Effective.

     The Form S-4 shall have become effective, and, at the Closing Date, no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been instituted or shall be pending or contemplated by the SEC.

     Section 7.12. Termination of Certain Agreements.

     PSI shall have terminated and provided evidence to Parent thereof, without further obligation or recourse, on terms reasonably satisfactory to both PSI and Parent, (i) the Consulting Agreement between PSI and Stephen Kornfeld, (ii) the Employment Agreement between PSI and William Weiss, and (iii) the Underwriting Agreement and Merger and Acquisitions Agreement between PSI and A.R. Baron.

     Section 7.13. Certificate of Merger. Parent shall have received evidence of filing with the Secretary of State of the State of Delaware of the Certificate of Merger pursuant to Section 251 of the DGCL with respect to the Merger.

                                  ARTICLE VIII

                        CONDITIONS TO OBLIGATIONS OF PSI

     The obligation of PSI to take the actions required to be taken by PSI at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by PSI, in whole or in part):

     Section  8.1.   Compliance  by  Parent  and  Acquisition;   Correctness  of
Representations and Warranties.

     Each of Parent and Acquisition shall have complied with and performed in all material respects all the terms, covenants and conditions of this Agreement to be complied with and performed (except as would not have a material adverse effect on Parent or Acquisition), and all of the representations and warranties made by Parent or Acquisition under this Agreement shall be true and correct in all material respects as of the date of this Agreement (other than those representations and warranties that expressly relate to an earlier date).

     Section 8.2. Certified Resolutions of Parent and Acquisition.

     Each of Parent and Acquisition shall have delivered to PSI a certificate signed by its Secretary or Assistant Secretary, respectively, under its corporate seal, setting forth the votes or consents constituting the authorization and approval of the directors (and, if applicable pursuant to Section 3.1(c), the stockholders) of Parent and Acquisition of this Agreement and the transactions contemplated hereby on the terms set forth herein.

     Section 8.3. Approval by PSI's Counsel.

     All actions, proceedings, instruments and documents required to carry out this Agreement or incidental thereto, and all other related legal matters, shall have been approved by counsel for PSI, which approval will not be unreasonably withheld.

     Section 8.4. Opinion of Edwards & Angell.

     PSI shall have received an opinion of Edwards & Angell, counsel for Parent and Acquisition, dated the Closing Date, in form and substance reasonably satisfactory to PSI and its counsel to the effect that: (i) each of Parent and Acquisition is a corporation duly organized and existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to carry on its business as it is now being conducted and to own or hold under lease the properties and assets it now owns or holds under lease;
(ii) Parent is qualified to do business in Rhode Island and New Jersey; (iii) each of Parent and Acquisition has all requisite corporate power and authority to enter into this Agreement, to enter into the Merger transaction, to deliver the Access Merger Securities and the shares of Series A Preferred Stock of the Surviving Corporation and to carry out any of the transactions and agreements contemplated hereby; (iv) all corporate and other proceedings required to be taken on the part of each of Parent and Acquisition to authorize it to enter into this Agreement and to perform their respective obligations hereunder have been duly and properly taken; (v) this Agreement and the other closing documents have been duly executed and delivered by, and constitute the valid and binding obligations of each of, Parent and Acquisition enforceable in accordance with their terms; (vi) the execution, delivery and performance of this Agreement will not violate any provision of law, any order of any court or other agency of government known to such counsel, the corporate charter or By-Laws of either Parent or Acquisition, or to such counsel's knowledge, conflict with or result in any breach of the terms of, or constitute a default under, any indenture, agreement, or other instrument to which either Parent or Acquisition is a party or by which either or both of Parent or Acquisition or any of their respective assets are bound other than as would not have a material adverse effect on either or both of Parent or Acquisition; (vii) the execution and delivery of this Agreement and consummation of the transactions contemplated by the Agreement do not require any authorization, consent, approval, exemption or other action by or notice to any court, arbitrator, administrative or governmental body pursuant to any law, statute, ordinance, rule or regulation applicable to either or both of Parent or Acquisition other than as would not have a material adverse effect on Parent or Acquisition; (viii) to such counsel's knowledge, Section 5.7 accurately sets forth the capitalization of each of Parent and Acquisition; (ix) to the best of such counsel's knowledge, the information supplied by Parent in the Form S-4 (including documents incorporated by reference therein) on the effective date of the Form S-4, the date of mailing, and the date of the Parent Stockholder Meeting (if applicable) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; (x) Acquisition's corporate existence as a separate entity has ceased, and all of the issued and outstanding common stock of the Surviving Corporation is owned by Parent, and (xi) each of the Access Merger Securities and shares of Series A Preferred Stock delivered to the stockholders of PSI are duly authorized, fully paid and non-assessable, free and clear of liens, claims and encumbrances and any transfer restrictions and legends other than, with respect to the Access Merger Securities, the legend provided in Section 11.1 hereof and the Lock-Up Agreement, and, with respect to the shares of Series A Preferred Stock of the Surviving Corporation, any legends reflecting that such securities are not registered under the Securities Act or any state securities law.

     In delivering such opinion and to the extent specified in such opinion and deemed appropriate by such counsel and counsel to PSI, such counsel may rely, as to factual matters, upon certificates of the officers of Parent and Acquisition and, upon opinions of associate counsel satisfactory to PSI and its counsel. Such opinion shall be limited to matters of New York law, Delaware law and federal law.

     Section 8.5. Certificate of President of Parent and Acquisition.

     Each of Parent and Acquisition shall have delivered to PSI a certificate of its President certifying, in such form as PSI may reasonably request, as to the fulfillment of the conditions set forth in Section 8.1 hereof.

     Section 8.6. Approval of Governmental Authorities.

     No court or  governmental  authority  shall have  issued  any order,  writ, injunction or decree prohibiting PSI from consummating the transactions contemplated hereby, or shall have commenced or threatened any lawsuit concerning such transactions or indicated its opposition to such transactions.

     Section 8.7. Corporate Authority.

     PSI shall have received all documents it shall have reasonably requested from each of Parent and Acquisition relating to the existence and corporate and tax good standing of Parent and Acquisition.

     Section 8.8. Access Merger Securities.

     Parent shall have delivered certificates representing the Access Merger Securities to the Exchange Agent.

     Section 8.9. Form S-4 Effective.

     The Form S-4 shall have become effective, and on the Closing Date, no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been instituted or shall be pending or contemplated by the SEC.

     Section 8.10. Certificate of Merger.

     PSI shall have received evidence of filing with the Secretary of State of the State of Delaware of the Certificate of Merger pursuant to Section 251 of the DGCL with respect to the Merger.

     Section 8.11 Plan of Financing. Prior to the mailing of the Proxy Statement to PSI's shareholders, Parent shall have received and presented to PSI's Board of Directors a copy of a bona fide written third-party proposal for financing the Surviving Corporation for at least 12 months following the Merger, and PSI's Board of Directors shall be reasonably satisfied that the proposal is attainable. If, within 5 business days of its receipt of such proposal, PSI's Board of Directors does not object to the mailing of the Proxy Statement on the grounds that it has not received the proposal or is not reasonably satisfied that it is attainable, Parent shall be deemed to have presented a satisfactory plan of financing and PSI shall not thereafter have any rights under this
Section 8.11.


                                   ARTICLE IX

                                FEES AND EXPENSES

     Section 9.1. Fees and Expenses.

     Parent, Acquisition and PSI will pay their respective expenses, including the expenses of their legal and accounting representatives and management consultants, in connection with the origin, negotiation, execution and performance of this Agreement, provided, however, that if the Closing occurs, Parent and Acquisition shall assume and pay at the Closing PSI's reasonable expenses in connection therewith.

     Section 9.2. Termination Fee.

     PSI shall pay, or cause to be paid, in same day funds to Parent or Acquisition Seven Hundred Fifty Thousand Dollars ($750,000) (the "Termination Fee") upon demand if: (i) Parent, Acquisition or PSI terminates this Agreement pursuant to Section 10.1(g); or (ii) if Parent, Acquisition or PSI terminates this Agreement pursuant to Section 10.1(c) where there shall have been made public prior to the PSI Stockholder Meeting a takeover proposal involving PSI. PSI acknowledges that the agreement contained in this Section 9.2 is an integral part of the transactions contemplated by this Agreement, and that, without this agreement, Parent and Acquisition would not enter into this Agreement. Accordingly, if PSI fails promptly to pay the amount due pursuant to this
Section 9.2, and in order to obtain such payment, Parent or Acquisition commences a suit that results in a judgment against PSI for the Termination Fee, PSI shall pay to Parent or Acquisition its reasonable costs and expenses (including reasonable attorneys' fees) in connection with such suit, together with interest on the amount of the Termination Fee at the prime rate of Fleet National Bank in effect on the date such payment was required to be made.

                                    ARTICLE X

                             TERMINATION AND EFFECT

     Section 10.1. Termination of Agreement.

     This Agreement may be terminated by notice given prior to or at the Closing, whether before or after PSI Stockholder Approval or the Parent Stockholder Approval:

          (a) At the  election of PSI, if any one or more of the  conditions  in
     Article VIII to the obligation of PSI to Closing has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of PSI to comply with its obligations under this Agreement) and PSI has not waived such condition on or before the Closing Date;

          (b) At the election of Parent or Acquisition, if any one or more of the conditions in Article IX to the obligations of Parent or Acquisition to Closing has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Parent or Acquisition to comply with its obligations under this Agreement) and Parent or Acquisition has not waived such condition on or before the Closing Date;

          (c) At the election of PSI, Parent or Acquisition, if PSI Stockholders Meeting shall have concluded without PSI Stockholder Approval having been obtained;

          (d)  At  the  election  of  Parent  or  Acquisition,   if  the  Access
     Stockholder Meeting shall have concluded without the Access Stockholder Approval having been obtained (if applicable);

          (e) At the election of PSI or Access, if a breach of any provision of this Agreement has been committed by the other party which has a material adverse effect and such breach has not been waived;

          (f) At the election of Access or PSI, if the Closing shall not have taken place on or before January 31, 1998 (or such later date as may be agreed to in writing by Access and PSI), provided that the party exercising such right of termination shall not then be in default under its obligations hereunder;

          (g) At the election of PSI or Access, if the Board of Directors of PSI approves or recommends a bona fide takeover proposal to merge with or into PSI or to acquire, directly or indirectly, all or a substantial portion of the shares of PSI Common Stock then outstanding or all or substantially all of the assets of PSI and otherwise on terms that the Board of Directors of PSI determines in its good faith judgment to be more favorable to PSI's stockholders than the transactions contemplated by this Agreement; or

          (h) By mutual written consent of Access and PSI.

     Section 10.2. Effect of Termination.

     If this Agreement is terminated pursuant to Section 10.1, all further obligations of the parties under this Agreement will terminate, and this Agreement shall become null and void and of no further effect, except for the provisions of Sections 9 and 15.5, without any liability on the part of any party or any of its employees, representatives, agents, directors, officers or stockholders; provided, however, that if this Agreement is terminated by a party because of a willful breach of the Agreement by the other party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's willful failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination; and, provided, further, that recovery for any damages suffered shall be limited to actual out of pocket expenses incurred as a result of such breach; and provided, further, that if this Agreement is terminated due to failure to obtain the Access Director Approval or the Access Stockholder Approval (if applicable), or due to the failure of the condition contained in Section 8.11 of this Agreement, Access will amend the Convertible Promissory Note dated January 29, 1997, issued by PSI so as to extend the Maturity Date (as defined therein) to May 31, 1998. If a condition precedent to any party's obligation is not satisfied, nothing contained herein shall be deemed to require such party to terminate this Agreement, rather than to waive such condition and proceed with the Closing.

                                   ARTICLE XI

                             ACKNOWLEDGMENTS OF PSI

     Section 11.1. Restricted Securities.

     All certificates representing the Access Merger Securities shall be stamped with a legend in substantially the following form:

          The holder of this certificate has agreed, prior to [insert termination date of Lock-Up], not to directly or indirectly issue, offer to sell, sell, grant an option for the sale of, transfer, assign, hypothecate, pledge, or otherwise dispose of or encumber (either pursuant to Rule 144 of the regulations under the Securities Act of 1933, as amended, or otherwise), the securities represented by this certificate, whether or not beneficially owned or registered in the name of the holder, without the prior written consent of Access Solutions International, Inc. ("Company") and Joseph Stevens & Company, Inc., ("JSC"), except to the extent set forth in an agreement dated [__________, 1997] among the holder of this certificate, the Company and JSC and any subsequent agreement among the holder of this certificate, the Company and JSC.

     Section 11.2. Access to Information.

     PSI acknowledges receipt and review of Parent's Prospectus dated October 16, 1996, Forms 10-QSB for the quarterly periods ending September 30, 1996, December 31, 1996 and March 31, 1997, and Form 10-KSB for the fiscal year ending June 30, 1997. PSI is aware of the financial condition of Parent, has had ample opportunity to investigate and ask questions regarding same, and does not have any unanswered questions regarding same.

                                   ARTICLE XII

                              BROKERS' COMMISSIONS

     The parties hereby agree and warrant to each other that there are no claims for brokerage commissions, or placement or finders' fees in connection with the transactions contemplated by this Agreement, other than JSC, the expenses of which will be paid by Parent or Acquisition. Each of Parent and Acquisition hereby agrees to indemnify and hold PSI harmless from the commissions, fees or claims of any person, firm or corporation employed or retained or claiming to be employed or retained, by Access to bring about, or to represent it, in the transactions contemplated hereby. PSI hereby agrees to indemnify and hold each of Parent and Acquisition harmless from the commissions, fees or claims of any person, firm or corporation employed or retained or claiming to be employed or retained, by PSI or its agents to bring about, or to represent it, in the transactions contemplated hereby.

                                  ARTICLE XIII

                  ACCESS TO FACILITIES, PROPERTIES AND RECORDS

     From and after the date of this Agreement, each party hereto shall afford to the officers, attorneys, accountants and other authorized representatives of the other party hereto free and full access to the facilities, properties, books and records of business and such party in order that the other party may have full opportunity to make such investigation as it shall desire to make of the affairs of such party, provided that such investigation shall not unreasonably interfere with the operations of the business and shall at all times be governed by those certain Confidentiality Agreements between PSI and Parent dated November 7, 1996 ("Confidentiality Agreements") which agreements shall remain in full force and effect. Parent, Acquisition and PSI agree that the Confidentiality Agreements are hereby amended to include Acquisition as a party to each Agreement such that Acquisition is entitled to the same benefits and is subject to the same obligations as Parent.

                                   ARTICLE XIV

                           SURVIVAL OF REPRESENTATIONS

     PSI, Parent and Acquisition each agree that the representations and warranties contained in this Agreement shall terminate upon the Closing, and thereafter shall have no further force or effect.

                                   ARTICLE XV

                                  MISCELLANEOUS

     Section 15.1. Amendment to Agreement; Waivers; Procedure.

     (a) Each of Access and Acquisition may, by written notice to the other: (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations of the other party contained in this Agreement or in any document delivered pursuant to this Agreement, and (iii) waive any compliance with any of the covenants of the other party contained in this Agreement and waive performance of any of the obligations of the other party.

     (b) This Agreement may be amended by the parties at any time before or after PSI Stockholder Approval or the Access Stockholder Approval (if applicable); provided, however, that after any such approval, there shall not be made any amendment that by law requires further approval by the stockholders of PSI or Parent without first obtaining such further approval. Neither this Agreement nor any provisions hereof may be amended, modified or waived except by an instrument in writing signed on behalf of Parent, Acquisition and PSI.

     (c) In order to be effective,  a termination of this Agreement  pursuant to
Section 10.1, or an amendment, extension or waiver pursuant to this Section 15.1, shall require in the case of Parent, Acquisition or PSI, action by its Board of Directors or the duly authorized designee of its Board of Directors.

     Section 15.2. Binding Effect.

     This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither Access nor PSI may assign this Agreement in whole or in part without the prior written consent of the other party, which consent will not be unreasonably withheld or delayed.

     Section 15.3. Entire Agreement.

     This Agreement supersedes all prior agreements between the parties with respect to its subject matter (including (i) the Letter of Intent between PSI and Parent dated January 2, 1997, (ii) the letter from Parent to PSI dated March 26, 1997, (iii) the letter from PSI to Parent dated September 11, 1997, and (iv) the Asset Purchase Agreement). This Agreement and the Schedules and Exhibits referred to herein, along with the Management Agreement, the Shareholders' Agreements and the Confidentiality Agreements, contain the entire agreement of the parties hereto with respect to the merger and the other transactions contemplated herein, and any reference herein to this Agreement shall be deemed to include the Schedules and Exhibits hereto. In the event of any inconsistency between the statements in the body of this Agreement and those in the Schedules, the statements in the body of this Agreement will control.

     Section 15.4. Headings.

     The descriptive headings in the Agreement are inserted for convenience only and do not constitute a part of this Agreement.

     Section 15.5. Confidential Information; Publicity.

     Any confidential information obtained by any party hereto from any other party hereto shall not be disclosed or used by any such party should such transactions not be effected, and each party shall be bound by the terms and provisions of the Confidentiality Agreements (which shall remain in full force and effect) and return to the other all documents and written information obtained from such other party as such other party's counsel may request in writing. Except as in the reasonable opinion of counsel to a party may be required by law, the parties agree that they will not make any public disclosure of the transactions contemplated by this Agreement, including announcements to employees, without the prior written approval of the content of such disclosure from each other, which approval will not be unreasonably withheld.

     Section 15.6. Notices.

     Any notice, waiver, request, information or other document to be given hereunder to any of the parties by the other shall be in writing and will be deemed to have been duly given when: (a) delivered personally (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by certified mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case as follows:

     If to Parent or Acquisition, addressed to:

                  ACCESS SOLUTIONS INTERNATIONAL, INC.
                  650 Ten Rod Road
                  North Kingstown, RI   02852
                  Attention:  Robert H. Stone, President and CEO
                  Telecopy No.:  (401) 295-1851

     with a copy (which shall not constitute notice) to:

                  John E. Ottaviani, Esq.
                  Edwards & Angell
                  2700 Hospital Trust Tower
                  Providence, RI  02903
                  Telecopy No.:  (401) 276-6611

     If to PSI, addressed to:

                  PAPERCLIP SOFTWARE, INC.
                  Three University Plaza
                  Hackensack, NJ   07601
                  Attention: William Weiss, Chief Executive Officer Telecopy No.: (201) 487-0613

     with a copy (which shall not constitute notice) to:

                  Richard A. Goldberg, Esq.
                  Shereff, Friedman, Hoffman & Goodman, LLP
                  919 Third Avenue
                  New York, NY   10022
                  Telecopy No.:  (212) 758-9526

     Any party may change the address to which notices are to be sent to it by giving written notice of such change of address to the other parties in the manner herein provided for giving notice.

     Section 15.7. Indemnification and Insurance.

     (a) The certificate of incorporation of the Surviving Corporation shall contain the provisions with respect to the elimination of personal liability of directors of PSI to shareholders of PSI set forth in Article NINTH of the Certificate of Incorporation of PSI as in effect at the Effective Time, and such provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at the time of execution and delivery of this Agreement were directors, officers, employees or agents of PSI, unless such modification is required by law. To the extent permitted by applicable law, Acquisition and Parent agree that all rights to indemnification now existing in favor of the directors and officers of PSI as provided in PSI's certificate of incorporation and by-laws in effect on the date hereof shall survive the Merger and shall continue in full force and effect for a period of six (6) years from the Effective Time, and each of Parent and Acquisition agrees that it will honor, or cause to be honored, all such rights to indemnification.

     (b) PSI shall, to the fullest extent permitted under applicable law or under PSI's certificate of incorporation or by-laws and regardless or whether the Merger becomes effective, indemnify and hold harmless, and after the
Effective Time, Parent and the Surviving Corporation shall, to the fullest extent permitted under applicable law or under PSI's certificate of incorporation or by-laws, indemnify and hold harmless, each present and former director, officer, employee, fiduciary and agent of PSI (collectively, the "Indemnified Parties") against any costs or expenses (including attorneys'
fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to any action or omission occurring prior to the Effective Time (including, without limitation, any claim, action, suit, proceeding or investigation arising out of or pertaining to the transactions contemplated by this Agreement) for a period of six (6) years after the date hereof and in the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) PSI or Parent or the Surviving Corporation, as the case may be, shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to PSI or the Surviving Corporation, promptly after statements therefor are received, (ii) PSI and the Surviving Corporation will cooperate in the defense of any such matter, and (iii) any determination required to be made with respect to whether an Indemnified Party's conduct complies with the standards set forth under the DGCL and PSI's or the Surviving Corporation's certificate of incorporation or by-laws shall be made by independent counsel mutually acceptable to the Surviving Corporation and the Indemnified Party; provided, however, that none of PSI, Parent or the Surviving Corporation shall be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld) and provided further that, in the event any claim or claims for indemnification are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until the disposition of any and all such claims. The Indemnified Parties as a group may retain only one law firm to represent them with respect to any such matter unless there is, under applicable standards of professional conduct, a conflict of any significant issue between the positions of any two or more Indemnified Parties.

     Section 15.8. Counterparts.

     This Agreement may be executed in two or more counterparts, and each such counterpart hereof shall be deemed to be an original instrument, and all such counterparts together shall be deemed to constitute but one agreement.

     Section 15.9. No Benefit to Others.

     The representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the parties hereto and their successors and permitted assigns, and they shall not be construed as conferring any rights on any other persons, except, if and to the extent that Parent fails to deliver the Merger Consideration to the Exchange Agent, the holders of PSI's common stock may enforce such obligation against Parent.

     Section 15.10. Governing Law.

     This Agreement shall be governed by and construed in accordance with the laws of the State of New York (without regard to the conflicts of law principles thereof).

     Section 15.11. No Waiver.

     Unless otherwise expressly stated, the rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.

     Section 15.12. Severability.

     If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in force and effect to the extent not held invalid or unenforceable.

     Section 15.13. Time of Essence.

     With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.


                         [Signatures on Following Page]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

                                      PAPERCLIP SOFTWARE, INC.


                                      By:/s/William Weiss
                                          --------------------------------------
                                         William Weiss, Chief Executive Officer


                                      ACCESS SOLUTIONS INTERNATIONAL, INC.


                                      By:/s/Robert H. Stone
                                         ---------------------------------------
                                         Robert H. Stone, President and CEO


                                      PAPERCLIP ACQUISITION CORP.


                                      By:/s/Robert H. Stone
                                         ---------------------------------------
                                         Robert H. Stone, President and CEO

                         LIST OF SCHEDULES AND EXHIBITS

                                Schedules

Schedule 2.6                    PSI Convertible Note Holders
Schedule 4.1                    Where PSI is Qualified as a Foreign Corporation
Schedule 4.5                    PSI 1996 Financial Statements
Schedule 4.6                    Exceptions to Inventory
Schedule 4.8(a)                 Contracts
Schedule 4.8(b)                 Required Consents
Schedule 4.9                    Real Property, Liens
Schedule 4.10                   Permits and Licenses
Schedule 4.12                   Intellectual Property
Schedule 4.13                   Certain Developments Since December 31, 1996
Schedule 4.14                   Other Liabilities
Schedule 4.15                   Litigation
Schedule 4.16                   Employee Claims Against PSI
Schedule 4.18                   Employee Benefit Plans
Schedule 4.20                   Insurance
Schedule 4.21                   Deposits
Schedule 4.22                   Outstanding Convertible Securities
Schedule 5.4                    Certain Developments Since December 31, 1996
Schedule 5.7                    Changes to Parent Capitalization

                                Exhibits

Exhibit A                       Form of Certificate of Merger
Exhibit B                       PSI Preferred Stock
Exhibits C-1 and C-2            Forms of Lock-Up Agreement

                 FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER

     THIS AMENDMENT is made as of the 8th day of January, 1998, by and between ACCESS SOLUTIONS INTERNATIONAL, INC., a Delaware corporation ("Parent"),
PAPERCLIP SOFTWARE, INC., a Delaware corporation ("PSI"), and PAPERCLIP ACQUISITION CORP., a Delaware corporation and wholly-owned subsidiary of Parent ("Acquisition"). Parent and Acquisition are hereinafter sometimes referred to collectively as "Access."

                                   W I T N E S S E T H:

     WHEREAS,  Parent,  Acquisition  and PSI  executed  and  delivered a certain
Agreement and Plan of Merger dated as of November 12, 1997 (the "Merger Agreement"), pursuant to which Acquisition will merge with and into PSI on the terms and conditions set forth therein; and

     WHEREAS, the parties hereto now desire to amend the Merger Agreement to reflect their agreements: (i) that, as a condition to the Closing (as defined in the Merger Agreement), Parent shall have received at least two million dollars in gross proceeds in a private placement or other financing, (ii) that the deadline for Closing be extended to February 21, 1998 (or such later date as may be agreed to in writing by Access and PSI), and (iii) that the escrow arrangement be eliminated from the Merger Agreement, and to reflect other agreements among the parties.

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1. Section 8.11 of the Merger Agreement is hereby amended by deleting the existing Section 8.11 and by substituting the following paragraph therefor:

          "Section 8.11. Financing. Parent shall have received at least two million dollars ($2,000,000) in gross proceeds (before deduction of expenses or placement fees or commissions) from a private placement of Parent's securities or other source of financing."

     2.  Section   10.1(f)  of  the  Merger   Agreement  is  hereby  amended  by
substituting "February 21, 1998" for "January 31, 1998."

     3. Section 6.11 of the Merger Agreement is hereby amended by adding the following subparagraph (d) thereto:

          "(d) Notwithstanding the other provisions of this Section 6.11, from and after the date of this Amendment, PSI, and its officers, directors, employees and representatives, shall be permitted to solicit proposals for (but not to enter into any agreements for) financing PSI and to furnish public and non-public information in connection therewith, in the eventuality that the Merger Agreement is terminated due to failure of the condition set forth in Section 8.11."

     4. The fourth and fifth sentences of Section 2.4(a) are hereby amended by deleting the existing sentences and substituting the following sentences therefor:

     "Each holder of a Certificate, upon proper surrender thereof to the Exchange Agent in accordance with the instructions in such notice, shall be entitled to receive in exchange therefor (subject to any taxes required to be withheld), the Merger Consideration, without interest, determined pursuant to
Section 2.1(a). Until properly surrendered, from and after the Effective Time, each such Certificate shall be deemed for all purposes to evidence only the right to receive the Merger Consideration determind pursuant to Section 2.1(a)."

     5. Section 2.4(e) is hereby amended by deleting said section and by substituting the following therefor:

     "(e) Intentionally omitted."

     6. Except as modified and amended hereby, the Merger Agreement shall remain in full force and effect and is in all other respects ratified and confirmed.

                          [SIGNATURES ON FOLLOWING PAGE]

 IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year indicated above.

                                     ACCESS SOLUTIONS INTERNATIONAL, INC.


                                     By:
                                        ----------------------------------------
                                           Robert H. Stone, President and CEO


                                     PAPERCLIP SOFTWARE, INC.



                                     By:
                                        ----------------------------------------
                                         William Weiss, Chief Executive Officer



                                     PAPERCLIP ACQUISITION CORP.


                                     By:
                                        ----------------------------------------
                                        Robert H. Stone, President and CEO

                                                                      Exhibit B

                     AMENDMENT TO ARTICLES OF INCORPORATION


  PROPOSAL TO APPROVE AN AMENDMENT TO PAPERCLIP'S CERTIFICATE OF INCORPORATION
   TO AUTHORIZE A NEW CLASS OF NON-VOTING PREFERRED STOCK OF PAPERCLIP WHICH
            WILL BE EXCHANGED FOR PAPERCLIP'S 12% CONVERTIBLE NOTES

     RESOLVED, that the Board of Directors is authorized to file an amendment to PaperClip's Certificate of Incorporation following this proposal to authorize a new class of non-voting preferred stock of PaperClip which will be exchanged for PaperClip's 12% Convertible Notes.

AMENDMENT TO
PAPERCLIP'S CERTIFICATE OF INCORPORATION

     PaperClip's Certificate of Incorporation is amended to authorize a new class of non-voting preferred stock of PaperClip which will be exchanged for PaperClip's 12% Convertible Notes by amending ARTICLE FOURTH of the Certificate of Incorporation, in its entirety, to read as follows:

     FOURTH. A. AUTHORIZED SHARES. The total number of shares of all classes of stock which the Corporation shall have authority to issue is 31,000,000 shares, consisting of (i) 30,000,000 shares of common stock, $.01 par value per share (hereinafter referred to as "Common Stock"), and (ii) 1,000,000 shares of non-voting preferred stock, $.01 par value per share (hereinafter referred to as "Preferred Stock").

     B. TERMS OF THE PREFERRED STOCK SHALL BE AS FOLLOWS:

     1. RANK. The Preferred Stock shall rank, with respect to dividend rights and rights on liquidation, winding up and dissolution, prior to all Junior Securities (as hereinafter defined) of the Corporation. (All equity securities of the Corporation other than the Preferred Stock, including the Common Stock, are collectively referred to herein as "Junior Securities".)

     2. DIVIDENDS.

          (i) The holders of the shares of Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors of the Corporation out of funds legally available for the payment of dividends, cumulative dividends at the initial annual rate of 12% per share (expressed as a percentage of the $.30 per share liquidation preference) (the "Dividend Rate"). Such dividends shall be payable quarterly on the last day of January, April, July and October of each year (each of such dates being a "dividend payment date"), commencing April 30, 1998. Such dividends shall be paid to the holders of record at the close of business on the date specified by the Board of Directors of the Corporation at the time such dividend is declared; PROVIDED, HOWEVER, that such date shall not be more than sixty (60) days nor less than ten (10) days prior to the applicable dividend payment date. Each of such quarterly dividends (whether payable in cash or stock as hereinafter provided) shall be fully cumulative and shall accrue (whether or not declared), without interest, from the first day of the quarter in which such dividend may be payable as herein provided, except that with respect to the first quarterly dividend on each share of Preferred Stock, such dividend shall accrue from the date the Preferred Stock is first issued. All dividend payments shall be made in cash or stock, at the option of the holder. If any dividend payment date is not a business day, such dividend payment date shall be the next succeeding business day.

          (ii) The amount and form of all dividends paid with respect to shares of the Preferred Stock pursuant to paragraph (2)(i) shall be paid pro rata to the holders entitled thereto.

          (iii) (a) Holders of shares of the Preferred Stock shall be entitled to receive the dividends provided for in paragraph (2)(i) hereof in preference to, and in priority over, any dividends upon any of the Junior Securities.

                (b) So long as any shares of the Preferred Stock are outstanding, the Corporation shall not declare, pay or set apart for payment, any dividend on any of the Junior Securities or make any payment on account of, or set apart for payment, money for a sinking or other similar fund for, the purchase, redemption or other retirement of, any of the Junior Securities or any warrants (other than the Class A Warrants exercisable through August 9, 2000, the option and warrants issued to A.R. Baron, exercisable through 2000, and the ASI mandatorily convertible notes to be issued on or about February 1998 in connection with raising capital in an amount ranging between $500,000 and $2,000,000), rights, calls or options exercisable for or convertible into any of the Junior Securities, or make any distribution in respect thereof, either directly or indirectly, and whether in cash, obligations or shares of the Corporation or other property, UNLESS prior to, or concurrently with, such declaration, payment, setting apart for payment, purchase, redemption or distribution, as the case may be, all accrued and unpaid dividends on shares of the Preferred Stock not paid on the dates provided for in paragraph 2(i) hereof shall have been paid in full in cash. Holders of shares of Preferred Stock shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of full cumulative dividends, as herein provided.

          (iv) Each fractional share of Preferred Stock outstanding shall be entitled to a ratably proportionate amount of all dividends accruing with respect to each outstanding share of Preferred Stock pursuant to paragraph
(2)(i) hereof, and all such dividends with respect to such outstanding fractional shares shall be fully cumulative and shall accrue (whether or not declared), without interest, and shall be payable in the same manner and at such times as provided for in paragraph (2)(i) hereof with respect to dividends on each outstanding share of Preferred Stock.

     3. LIQUIDATION PREFERENCE.

     In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, the holders of shares of Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders an amount in cash equal to $.30 for each share outstanding, plus an amount in cash equal to all accrued but unpaid dividends thereon to the date fixed for liquidation, dissolution or winding up, without interest, before any payment shall be made or any assets distributed to the holders of any of the Junior Securities. Except as provided in the preceding sentence, holders of Preferred Stock shall not be entitled to any distribution in the event of liquidation, dissolution or winding up of the affairs of the Corporation. If the assets of the Corporation are not sufficient to pay in full the liquidation payments payable to the holders of outstanding shares of the Preferred Stock, then the holders of all such shares shall share ratably in such distribution of assets. The Corporation shall mail written notice of such liquidation, dissolution or winding up, not less than twenty (20) days prior to the payment date stated therein, to each record holder of Preferred Stock.

          (ii) For the purposes of this paragraph 3, neither (a) the voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Corporation, nor (b) the consolidation or merger of the Corporation with one or more other corporations shall be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary.

          (iii) The liquidation payment with respect to each outstanding fractional share of Preferred Stock shall be equal to a ratably proportionate amount of the liquidation payment with respect to each outstanding share of Preferred Stock.

     4. PUT OPTION.

     Subject to applicable law, at any time commencing on or after the date which is eighteen months after the closing of the transaction (the "Closing") contemplated by the Agreement and Plan of Merger dated as of November 12, 1997, among the Corporation, Access Solutions International, Inc. ("ASI") and PaperClip Acquisition Corp. ("Acquisition"), any holder of the Preferred Stock will have the option to put all or part of the shares of Preferred Stock owned by any such holder, to the Corporation or to ASI for cash or shares of ASI's common stock and ASI's Class B Warrants, at the option of the holder; PROVIDED, HOWEVER, that in the event (i) of any liquidation, dissolution or winding up of the affairs of ASI, (ii) there shall be filed against ASI a voluntary or involuntary petition under any bankruptcy, reorganization or insolvency law of any jurisdiction, whether now or hereafter in effect, (iii) ASI shall admit in writing its inability to pay its debts as they mature, or (iv) ASI shall make a general assignment for the benefit of creditors, any holder of the Preferred Stock shall have the option to put all or part of the shares of Preferred Stock owned by any such holder to the Corporation or to ASI for cash or shares of ASI's common stock and ASI's Class B Warrants, at the option of the holder, at any time after the issuance of the Preferred Stock. The put price for each share of Preferred Stock will be equal to (i) in the event of payment by shares of ASI's common stock, (a) such fraction of a share of ASI's common stock, $.01 par value per share, as is equal to the Conversion Ratio (as defined below), plus
(b) an equivalent number of ASI's Class B Warrants, plus (c) such number of shares of ASI's common stock as is equal to (x) the amount of any accrued but unpaid dividends to the date fixed for the put, (y) divided by $.30, and (z) the result multiplied by the Conversion Ratio, or (ii) in the event of payment by cash, the liquidation preference value, in the amount of $.30 per share, of the Preferred Stock, plus any accrued but unpaid dividends to the date fixed for the put. In the case of shares of Preferred Stock called for redemption by the Corporation, the put rights will expire at the close of business on the date fixed for redemption by the Corporation.

          (ii) Any holder of Preferred Stock electing to exercise its put option in connection with such shares, or any portion thereof, in accordance with subparagraph (i) of this paragraph 4 shall deliver the certificates therefor to the principal executive offices of the Corporation or ASI, duly endorsed or accompanied by proper instruments of transfer, with a form of notice of election to exercise its option to put the shares, fully completed and duly executed, and pay any required taxes. Such notice shall also state: (a) the manner of payment that the holder wishes to receive for its shares of Preferred Stock (i.e., whether in cash or in shares of ASI's common stock and ASI's Class B Warrants), and (b) the address or addresses to which the payment for the shares is to be transmitted. The put right with respect to any such shares of Preferred Stock shall be deemed to have been exercised at the date upon which the holder satisfies the last of such requirements and the person or persons entitled to receive shares of ASI's common stock and ASI's Class B Warrants issuable upon such put exercise, if applicable, shall be treated for all purposes as the record holder or holders of ASI's common stock and ASI's Class B Warrants upon said date. If a holder fails to notify the Corporation or ASI of the number of shares which such holder wishes to put, such holder shall be deemed to have elected to put all shares represented by the certificate or certificates surrendered.

     5. REDEMPTION.

          (i) Subject to applicable law, at any time commencing on or after the date which is thirty months after the Closing, the Corporation will have the right to redeem in whole, or from time to time in part, the Preferred Stock for cash or shares of ASI's common stock and ASI's Class B Warrants in the amount determined below. The redemption price for each share of Preferred Stock will be equal to (i) in the event of payment by shares of ASI's common stock, (a) such fraction of a share of ASI's common stock, $.01 par value per share, as is equal to the Conversion Ratio (as defined below), plus (b) an equivalent number of ASI's Class B Warrants, plus (c) such number of shares of ASI's common stock as is equal to (x) the amount of any accrued but unpaid dividends to the date fixed for the redemption, (y) divided by $.30, and (z) the result multiplied by the Conversion Ratio, or (ii) in the event of payment by cash, the liquidation preference value, in the amount of $.30 per share, of the Preferred Stock, plus any accrued but unpaid dividends to the date fixed for the redemption. Redemptions shall be effected in the manner provided below. Notwithstanding the foregoing, unless full cumulative dividends on all outstanding shares of Preferred Stock shall have been paid or contemporaneously are declared and paid for all past dividend periods, none of the shares of Preferred Stock shall be redeemed unless all outstanding shares of Preferred Stock are simultaneously redeemed.

          (ii) In the event that fewer than all the outstanding shares of Preferred Stock are to be redeemed, the number of shares to be redeemed shall be determined by the Board of Directors and the shares to be redeemed shall be selected on a pro rata basis.

          (iii) In the event the Corporation or ASI shall redeem shares of Preferred Stock, notice of such redemption shall be given not less than thirty
(30) days nor more than sixty (60) days prior to the redemption date, to each holder of record of the shares to be redeemed at such holder's address as the same appears on the stock register of the Corporation; provided, however, that no failure to give such notice nor any defect therein shall affect the validity of the proceeding for the redemption of any shares of Preferred Stock to be redeemed except as to the holder to whom the Corporation or ASI has failed to give said notice or except as to the holder whose notice was defective.

          (iv) Notice having been mailed as aforesaid, from and after the redemption date dividends on the shares of Preferred Stock so called for redemption shall cease to accrue, and said shares shall no longer be deemed to be outstanding and shall have the status of authorized but unissued shares of Preferred Stock, undesignated as to series, and all rights of the holders thereof as stockholders of the Corporation (except the right to receive from the Corporation or ASI the redemption price and any accrued and unpaid dividends) shall cease. Upon surrender in accordance with said notice of the certificates for any shares so redeemed (properly endorsed or assigned for transfer), such shares shall be redeemed by the Corporation or ASI at the redemption price aforesaid. In case fewer than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

     6. PAYMENT WITH ASI'S COMMON STOCK OR ASI'S CLASS B WARRANTS.

     (i) The term "Conversion Ratio" shall mean 1,544,438 (as adjusted pursuant to the terms set forth below) divided by the number of shares of the Corporation's Common Stock issued and outstanding (other than treasury shares) immediately prior to the time that the Corporation and Acquisition file a certificate of merger.

          (ii) No fractional shares of ASI's common stock or ASI's Class B Warrants or scrip representing fractional shares thereof shall be issued upon the exercise of a put option or redemption of shares of Preferred Stock. In lieu of any fractional shares of ASI's common stock or ASI's Class B Warrants which would otherwise be issuable upon the exercise of a put option or redemption of any shares of Preferred Stock, the Corporation or ASI shall pay a cash adjustment based upon the fair market value of ASI's common stock or ASI's Class B Warrants as determined in good faith by the Board of Directors.

          (iii) All shares of ASI's common stock or ASI's Class B Warrants which may be issued upon the exercise of a put option or redemption of the shares of Preferred Stock shall be validly issued, fully paid and nonassessable.

          (iv) In case ASI shall issue any shares of its common stock as a stock dividend, subdivide the number of outstanding shares of its common stock into a greater number of shares either through a stock split or otherwise, reclassify or recapitalize its outstanding shares, or implement any other extraordinary change to the capitalization of ASI, then in any such case the Board of Directors shall, in good faith, adjust the Conversion Ratio in effect at the time of such action in an equitable manner. If ASI shall offer to its stockholders a right to purchase new common stock of ASI or issue other convertible security to all of its stockholders, in either such case at a price below the then current market price thereof, then in any such case the Board of Directors shall, in good faith, adjust the Conversion Ratio in effect at the time of such action in an equitable manner.

          (v) The Board of Directors shall have the power to resolve in good faith any ambiguity or correct any error in this paragraph 6 and to authorize the filing of a Certificate of Correction with respect to any such ambiguity or error.

     7. MERGER, ETC. In case of any consolidation or merger to which the Corporation or ASI is party (other than a merger or consolidation in which the Corporation or ASI is the surviving entity and which does not result in any reclassification of, or change in, outstanding shares of Common Stock or ASI's common stock), or in case of any reclassification pursuant to which all of the outstanding shares of Common Stock or ASI's common stock are converted into other securities or property, the Corporation, ASI or the surviving company, as the case may be, shall make appropriate provisions so that holders of shares of Preferred Stock then outstanding shall have the right thereafter to convert such shares into the kind and amount of securities or other property or assets (including cash) which such holders would have had the right to receive upon such consolidation, merger or reclassification had such shares been converted immediately prior to the effective date of such consolidation, merger or reclassification. Neither the Corporation nor ASI shall effect any such transaction unless the provisions of this subparagraph have been complied with. The above provisions shall similarly apply to successive consolidations, mergers or reclassifications.

     8. VOTING.

          (i) Except as otherwise provided herein and as otherwise required by law, the Preferred Stock shall have no voting rights.

          (ii) The Corporation shall not amend, alter or repeal the preferences, special rights or other powers of the Preferred Stock so as to affect adversely such series, without the written consent or affirmative vote of the holders of at least 66.66% of the then outstanding shares of Preferred Stock given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class. For this purpose, without limiting the generality of the foregoing, the authorization or issuance of any series of Preferred Stock which is on a parity with or has preference or priority over the Preferred Stock as to the right to receive either dividends or amounts distributable upon liquidation, dissolution or winding up of the Corporation shall be deemed to affect adversely the Preferred Stock.

     9. REGISTRATION OF TRANSFER. The Corporation shall keep at its principal office a register for the registration of the Preferred Stock. Upon the surrender of any certificate representing the Preferred Stock, the Corporation shall, at the request of the record holder of such certificate, execute and deliver (at the Corporation's expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of shares of the Preferred Stock represented by the surrendered certificate. Each such new certificate shall be registered in such name and shall represent such number of shares of the Preferred Stock as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate, and dividends shall accrue on the Preferred Stock represented by such new certificate from the date to which dividends have been fully paid on such Preferred Stock represented by the surrendered certificate.

     10. REPLACEMENT. Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing shares of any series of the Preferred Stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the holder is a financial institution or other institutional investor its own agreement shall be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of such series represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate, and dividends shall accrue on the Preferred Stock represented by such new certificate from the date to which dividends have been fully paid on such lost, stolen, destroyed or mutilated certificate.

     11. NOTICES. Except as otherwise expressly provided hereunder, all notices referred to herein shall be in writing and shall be delivered by registered or certified mail, return receipt requested and postage prepaid, or by reputable overnight courier service, charges prepaid, and shall be deemed to have been given when so mailed or sent (i) to the Corporation, at its principal executive offices, and (ii) to any stockholder, at such holder's address as it appears in the stock records of the Corporation (unless otherwise indicated by any such holder).

     and further

     RESOLVED, that following the effectiveness of this amendment, certificates for the shares of Preferred Stock shall be issued pursuant to procedures adopted by PaperClip's Board of Directors; and further

     RESOLVED, that the Board of Directors of PaperClip may amend and/or restate PaperClip's Certificate of Incorporation pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware without approval of the stockholders of PaperClip, and may direct the officers of PaperClip to take all other acts as they deem necessary to effectuate the foregoing.

                                                                      Exhibit C


                                APPRAISAL RIGHTS

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to the provisions of subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with the provisions of subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to ss.228 of this Chapter shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections (b) and (c) of this Section. As used in this Section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a non-stock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a non-stock corporation; and the words "depository receipt" means a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Sections 251, 252, 254, 257, 258, 263 or 264 of this Chapter;

     (1) Provided, however, that no appraisal rights under this Section shall be available for the shares of any class or series of stock which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either
(i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held or record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this Chapter.

     (2) Notwithstanding the provisions of subsection (b)(1) of this Section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement or merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this Chapter to accept for such stock anything except (i) shares of stock of the corporation surviving or resulting from such merger or consolidation (or depository receipts in respect thereof); (ii) shares of stock of any other corporation for depository receipts in respect thereof which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders; (iii) cash in lieu of fractional shares or fractional depository receipts described in the foregoing clauses (i) and (ii); or (iv) any combination of the shares of stock, depository receipts and cash in lieu of fractional shares, or fractional depository receipts described in the foregoing clauses (i), (ii) and (iii) of this subsection.

     (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this Chapter is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this Section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this Section, including those set forth in subsections (d) and
(e), shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

     (1) If a proposed merger or consolidation for which appraisal rights are provided under this Section is to be submitted for approval at a meeting to stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this Section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with the provisions of this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation as become effective; or

     (2) If the merger or consolidation  was approved pursuant to Section 228 or
Section 253 of this Chapter, the surviving or resulting corporation, either before the effective date of the merger or consolidation or within 10 days thereafter, shall notify each of the stockholders entitled to appraisal rights of the effective date of the merger or consolidation and that appraisal rights are available for any or all of the shares of the constituent corporation, and shall include in such notice a copy of this Section. The notice shall be sent by certified or registered mail, return receipt requested, addressed to the stockholder at his address as it appears on the records of the corporation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of the notice, demand in writing from the surviving or resulting corporation the appraisal of his shares. Such demand will be sufficient it if reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with the provisions of subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such as duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by one or more publications at least one week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publications as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with the provisions of this Section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this Section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this Section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and in the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any other state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all of the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this Section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this Section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this Section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation into which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                    PART III
                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a)       Exhibits.

     2.4       Form of Stockholders Agreement of certain PaperClip stockholders

     2.5 Form of Amendment to Merger Agreement dated as of January 8, 1998 (included in Exhibit A of the Proxy Statement - Prospectus)

     2.6       Letter of Intent with JSC dated December 30, 1997

     4.2       Form of Class B Warrant Agreement (with form of Class B Warrant attached)

     4.3       Forms of Lock-Up Agreement

     5         Opinion of Edwards & Angell as to legality

     10.11 Letter Agreement dated November 20, 1997 between Malcolm G. Chace and ASI and Secured Line of Credit Note dated November 20, 1997, and First Amendment to Loan Agreement and Promissory Note dated as of January 5, 1997

     10.12     Letter Agreement dated December 10, 1997, between Malcolm G.
                 Chace and ASI, and Secured Line of Credit Note dated December 10, 1997

`    10.13     Letter Agreement dated December 30, 1997 between Malcolm G. Chace and ASI, and Secured Line of Credit Note dated December 30,
                  1997

     23.1      Consent of Price Waterhouse LLP

     23.2      Consent of Arthur Andersen LLP

     23.3      Consent of Edwards & Angell (included in Exhibit 5)

     27        Financial Data Schedule

     (b)       Financial Statement Schedules.

     Not Applicable.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Providence, State of Rhode Island, on January 12, 1998.

                             ACCESS SOLUTIONS INTERNATIONAL, INC.

                             BY /S/ ROBERT H. STONE
                             ____________________________________
                                    Robert H. Stone
                                    President

     Pursuant to the requirements of the Securities Act of 1933, this amendment to the Registration Statement has been signed by the following persons in the capacities indicated on January 12, 1998.

SIGNATURE                          TITLE

              *                    Director
-----------------------------
Malcolm G. Chace

/s/ Robert H. Stone                President, Chief Executive Officer
-----------------------------      and Director
Robert H. Stone

/s/ Denis L. Marchand              Vice President-Finance and Administration
-----------------------------        Cheif Accounting Officer
Denis L. Marchand

                                   Director,  Acting Chairman of the Board
             *                       and Chief Financial Officer
-----------------------------
Thomas E. Gardner

             *                     Director
-----------------------------
Howard W. Yenke

             *                     Director
-----------------------------
Adrian Hancock

*By /s/ Robert H. Stone
----------------------------       Robert H. Stone
As Attorney-in-fact